 As filed with the Securities and Exchange Commission on January 30, 1994.

                                                       Registration No. 33-57033
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                              AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                           WESTAMERICA BANCORPORATION
             (Exact name of registrant as specified in its charter)

   California                           6025                   94-2156203
(State or other                  (Primary Standard          (I.R.S. Employer
 jurisdiction of                    Industrial            Identification No.)
 incorporation or               Classification Code
 organization)                        Number)

                                ________________

        1108 Fifth Avenue, San Rafael, California 94901, (415) 257-8000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ________________

                                 DAVID L. PAYNE
                Chairman, President and Chief Executive Officer
                           Westamerica Bancorporation
                               1108 Fifth Avenue
                          San Rafael, California 94901
                                 (415) 257-8000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                ________________

                                   Copies to:

       JONATHAN D. JOSEPH, ESQ.                   JAMES E. TOPINKA, ESQ.
     GABRIELLA A. LOMBARDI, ESQ.                   LAWRENCE B. LOW, ESQ.
      Pillsbury Madison & Sutro                       Pettit & Martin
            P.O. Box 7880                          101 California Street
 San Francisco, California 94120-7880         San Francisco, California 94111
            (415) 983-1000                             (415) 434-4000

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ________________


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                           WESTAMERICA BANCORPORATION

Cross-Reference Sheet pursuant to Item 501(b) of Regulation S-K showing the location in the Proxy Statement/Prospectus of the information required by Part I of Form S-4.

         Form S-4 Caption                        Location in Proxy Statement/Prospectus
         ----------------                        --------------------------------------
A.       INFORMATION ABOUT THE TRANSACTION.
         ---------------------------------

Item 1   Forepart of Registration Statement      Outside front cover page; facing page
         and Outside Front Cover Page of
         Prospectus

Item 2   Inside Front and Outside Back           Available Information; Incorporation
         Cover Pages of Prospectus               of Certain Documents by Reference;
                                                 Table of Contents

Item 3   Risk Factors, Ratio of                  Summary; The Meeting; Certain
         Earnings to Fixed Charges and Other     Considerations; The Merger;
         Information                             Dissenters' Rights of Appraisal;
                                                 Market Price and Dividend Information

Item 4   Terms of the Transaction                Summary; The Meeting; The Merger;
                                                 Dissenters' Rights of Appraisal;
                                                 Market Price and Dividend
                                                 Information; Management's Discussion
                                                 and Analysis of Financial Condition
                                                 and Results of Operations of
                                                 CapitolBank; Certain Differences in
                                                 Rights of Shareholders; Description
                                                 of Westamerica Capital Stock and
                                                 Indebtedness; Description of
                                                 CapitolBank Capital Stock

Item 5   Pro Forma Financial                     Summary; Pro Forma Combined Financial
         Information                             Information

Item 6   Material Contracts with the             Summary; The Meeting; Certain
         Company Being Acquired                  Considerations; The Merger

Item 7   Additional Information                  Not Applicable
         Required for Reoffering by Persons
         and Parties Deemed to be Underwriters

Item 8   Interests of Named Experts              Not Applicable
         and Counsel

Item 9   Disclosure of Commission                Not Applicable
         Position on Indemnification for
         Securities Act Liabilities

B.       INFORMATION ABOUT THE REGISTRANT.
         --------------------------------

Item 10  Information with Respect to             Incorporation of Certain Documents by
         S-3 Registrants                         Reference

Item 11 Incorporation of Certain                 Incorporation of Certain Documents by
        Information by Reference                 Reference


         Form S-4 Caption                        Location in Proxy Statement/Prospectus
         ----------------                        --------------------------------------
Item 12  Information with Respect to             Not Applicable
         S-2 or S-3 Registrants








Item 13  Incorporation of Certain                Not Applicable
         Information by Reference

Item 14  Information with Respect to             Not Applicable
         Registrants Other Than S-3 or S-2
         Registrants

C.       INFORMATION ABOUT THE COMPANY BEING ACQUIRED.
         --------------------------------------------

Item 15  Information with Respect to             Not Applicable
         S-3 Companies

Item 16  Information with Respect to             Available Information; Incorporation
         S-2 or S-3 Companies                    of Certain Documents by Reference;
                                                 Summary; Information about
                                                 CapitolBank; Supplemental Historical
                                                 Information; Market Price and
                                                 Dividend Information; Management's
                                                 Discussion and Analysis of Financial
                                                 Condition and Results of Operations
                                                 of CapitolBank; Description of
                                                 CapitolBank Capital Stock; Index to
                                                 Financial Statements

Item 17  Information with Respect to             Not Applicable
         Companies Other Than S-2 or S-3
         Companies

D.       VOTING AND MANAGEMENT INFORMATION.
         ---------------------------------

Item 18  Information if Proxies, Consents        Incorporation of Certain Documents by
         or Authorizations are to be             Reference; Summary; Introduction;
         Solicited                               Information about Westamerica;
                                                 Information about CapitolBank; The
                                                 Meeting; The Merger; Dissenters'
                                                 Rights of Appraisal; Solicitation of
                                                 Proxies; Proposals of Security Holders

Item 19  Information if Proxies,                 Not Applicable
         Consents or Authorizations are not
         to be Solicited or in an Exchange
         Offer

                                                          February __, 1995

   Dear Shareholder:

        You are cordially invited to attend a Special Meeting of the Shareholders of CapitolBank Sacramento ("CapitolBank") to be held at 300 Capitol Mall, Sacramento, California, at 5:00 p.m., local time, on March 9, 1995 (the "Meeting").

        At the Meeting, CapitolBank shareholders will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Reorganization dated as of November 17, 1994 (the "Agreement"), by and between Westamerica Bancorporation ("Westamerica") and CapitolBank, an Agreement of Merger among Westamerica, CapitolBank and Westamerica Merger Subsidiary, a wholly-owned subsidiary of Westamerica ("Merger Sub") (collectively, the "Agreements"), and the transactions contemplated thereby, including the merger of Merger Sub with and into CapitolBank (the "Merger"), as more fully described in the accompanying Proxy Statement/Prospectus. Copies of the Agreements are attached to the Proxy Statement/Prospectus as Annex A. Shortly after the Merger, it is anticipated that CapitolBank will be merged with and into Westamerica Bank, a wholly owned subsidiary of Westamerica. No other business is expected to be transacted at the Meeting other than matters incidental to the conduct of the Meeting.

        As a result of the Merger, each share of CapitolBank common stock ("CapitolBank Common Stock") outstanding at the effective time of the Merger (other than shares with respect to which dissenters' rights are perfected) will be converted into .0938 of a share of Westamerica common stock, without par value ("Westamerica Common Stock"), subject to certain potential downward adjustments described in the Agreement and the accompanying Proxy Statement/Prospectus. No fractional shares of Westamerica Common Stock shall be issued to holders of shares of CapitolBank Common Stock, and, in lieu thereof, cash will be paid to CapitolBank shareholders in accordance with the Agreement.

        Under the California General Corporation Law, the approval and adoption of the Agreements and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of CapitolBank Common Stock. The proposed Merger is also subject to certain regulatory approvals and satisfaction of the conditions contained in the Agreement.

        THE CAPITOLBANK BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ALL DIRECTORS, HAS APPROVED THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL
                                                                   ---
   AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AT THE MEETING.

        The accompanying Notice and Proxy Statement/Prospectus describe the matters to be acted upon at the Meeting. Shareholders are urged to review carefully the attached Proxy Statement/Prospectus, including the annexes thereto. Such documents contain a detailed description of the Merger, its terms and conditions and the transactions contemplated thereby.

        Your continuing interest in the business of CapitolBank is appreciated, and we hope you will attend the Meeting in person. It is important that your shares be represented at the Meeting. Accordingly, whether or not you plan to attend the Meeting, please sign, date and return the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendation of your Board of Directors, it is not necessary to specify your choices; you may merely sign, date and return the enclosed Proxy.

                                       Sincerely,


                                       Thayer T. Prentice
                                       Vice Chairman of the Board

                             CAPITOLBANK SACRAMENTO

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON MARCH 9, 1995


        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of CapitolBank Sacramento ("CapitolBank") will be held at 300 Capitol Mall, Sacramento, California, on March 9, 1995 at 5:00 p.m., local time (the "Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:

        To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Reorganization dated as of November 17, 1994 (the "Agreement"), by and between Westamerica Bancorporation ("Westamerica") and CapitolBank, an Agreement of Merger among Westamerica, CapitolBank and Westamerica Merger Subsidiary, a wholly-owned subsidiary of Westamerica ("Merger Sub") (collectively, the "Agreements") and the transactions contemplated thereby, including the merger of Merger Sub with and into CapitolBank (the "Merger").

        The Agreements are set forth in Annex A to the accompanying Proxy Statement/Prospectus.

        No other business will be transacted at the Meeting other than matters incidental to the conduct of the Meeting.

               THE BOARD OF DIRECTORS OF CAPITOLBANK UNANIMOUSLY
               RECOMMENDS THAT YOU VOTE FOR THE MERGER.
                                        ---

        The CapitolBank Board of Directors has fixed the close of business on January 13, 1995, as the record date for the Meeting. Only CapitolBank shareholders of record at the close of business on such date are entitled to notice of and to vote at the Meeting. Approval of the Merger requires the affirmative vote of the holders of not less than a majority of the outstanding shares of CapitolBank common stock.

        Your vote is important regardless of the number of shares you own. Each shareholder, even though he or she may not plan to attend the Meeting in person, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present in person at the Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Meeting.

                                            By Order of the Board of Directors,



                                            Lawrence D. McGovern
                                            Corporate Secretary

   February __, 1995
   Sacramento, California

                  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND
           RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                             CAPITOLBANK SACRAMENTO
                                PROXY STATEMENT

      For Special Meeting of Shareholders to be held on March 9, 1995
                                ________________
                           WESTAMERICA BANCORPORATION
                                   PROSPECTUS

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to shareholders of CapitolBank Sacramento ("CapitolBank") in connection with the solicitation of Proxies by the Board of Directors of CapitolBank for use at the Special Meeting of Shareholders of CapitolBank to be held at 300 Capitol Mall, Sacramento, California, on March 9, 1995 at 5:00 p.m., local time, and at any adjournments or postponements thereof (the "Meeting").

      At the Meeting, the shareholders of record of CapitolBank common stock ("CapitolBank Common Stock" or "CapitolBank Shares"), as of the close of business on January 13, 1995, will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization dated as of November 17, 1994 (the "Agreement"), by and between Westamerica Bancorporation ("Westamerica") and CapitolBank, an Agreement of Merger among Westamerica, CapitolBank and Westamerica Merger Subsidiary, a wholly-owned subsidiary of Westamerica ("Merger Sub") (collectively, the "Agreements"), the merger of Merger Sub with and into CapitolBank (the "Merger") and the transactions contemplated thereby as more fully described herein. Copies of the Agreements are attached to this Proxy Statement/Prospectus as Annex A. Pursuant to the Agreements, upon consummation of the Merger, each share of CapitolBank Common Stock outstanding at the Effective Time (as defined herein) of the Merger (other than fractional shares and shares with respect to which dissenters' rights have been perfected) will be converted into .0938 of a share (the "Exchange Ratio") of common stock of Westamerica, without par value (the "Westamerica Common Stock" or "Westamerica Shares"), subject to potential downward adjustments under certain circumstances. Shortly thereafter, it is anticipated that CapitolBank will be merged with and into Westamerica's principal banking subsidiary, Westamerica Bank. The Exchange Ratio will be adjusted downward pursuant to formulas set forth in the Agreement if (i) the average of the closing price per share of Westamerica Common Stock quoted on the Nasdaq National Market (the "NNM") for the twenty consecutive trading days prior to two business days prior to the effective date of the Merger (the "Determination Date") (such average price, the "Average Price") is more than $33.00; or (ii) certain Significant Liabilities (as defined herein under "The Merger--Exchange Ratio; Conversion of Shares of CapitolBank Common Stock," and "--Possible Adjustments to Exchange Ratio or Termination of the Agreement") arise prior to the Determination Date, in which case, a maximum adjustment not to exceed .0077 of a Westamerica Share could result, as more fully described herein. If the Average Price on the Determination Date is less than $30.20, CapitolBank may accept the Exchange Ratio, as adjusted for Significant Liabilities, or the parties have the right, but not the obligation, to renegotiate the Exchange Ratio. Should CapitolBank fail to accept the Exchange Ratio, as adjusted, or should the parties fail to renegotiate the Exchange Ratio, the Agreement may be terminated by CapitolBank.

     Based on the closing price on the NNM of Westamerica Common Stock on January __, 1995 of $_____ per share, each holder of CapitolBank Common Stock would receive the equivalent of $______ per share for each share of CapitolBank Common Stock, assuming the Average Price on the Determination Date is $_____ if there is no adjustment for Significant Liabilities, and $_____ per share if the maximum Significant Liabilities adjustment occurs. See "Certain Considerations-- Tyler v. Wickland."

     This Proxy Statement/Prospectus and the accompanying letter of the Vice Chairman of the Board, Notice of Special Meeting and Proxy are first being mailed to shareholders of CapitolBank on or about February __, 1995.

     This Proxy Statement/Prospectus also serves as a prospectus for Westamerica under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of shares of Westamerica Common Stock (including the associated Westamerica Common Stock purchase rights described under "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan" with respect to such shares) in the Merger. On ___________, 1995, the closing price of Westamerica Common Stock on the NNM was $_____. There have been no trades of CapitolBank Common Stock in 1995 to the date hereof. The last trade occurred on December 21, 1994 at $2.00 per share. Preceding this sale, CapitolBank Common Stock was traded on December 15, 1994 at $2.50 per share. See "Market Price and Dividend Information."

THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.
                        -------------------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES TO BE ISSUED IN THE MERGER ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                         -----------------------------

        The date of this Proxy Statement/Prospectus is February ___, 1995

                               TABLE OF CONTENTS

                                    Page
                                    ----
AVAILABLE INFORMATION..............   1
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE.....................   2
SUMMARY............................   4
  Information about the Parties....   4
  The Meeting and Vote Required....   5
  Certain Considerations...........   5
  Reasons for the Merger;
   Recommendation of the Board of
   Directors.......................   5
  Opinions of CapitolBank's
   Financial Advisors..............   6
  Effective Date of the Merger.....   6
  Exchange Ratio; Possible
   Adjustments to Exchange Ratio...   6
  Treatment of Stock Options.......   7
  Conditions and Regulatory
   Approvals.......................   8
  Stock Option Agreement...........   8
  Noncompetition Agreements........   9
  Certain Tax Consequences.........   9
  Amendment and Termination........   9
  Expenses.........................  10
  Accounting Treatment.............  10
  Dissenters' Rights of Appraisal..  11
  Market Price and Dividend Data...  11
  Differences in Applicable Law
   and Rights of Shareholders......  12
  Westamerica Unaudited Summary of
   Results for the Year Ended
   December 31, 1994...............  12
  Selected Historical and Pro Forma
   Financial Data..................  12
INTRODUCTION.......................  17
INFORMATION ABOUT WESTAMERICA......  17
  Recent and Pending Acquisitions..  18
INFORMATION ABOUT CAPITOLBANK......  19
THE MEETING........................  19
  Matters to be Considered at the
   Meeting.........................  19
  Benefical Ownership of Stock.....  20
  Certain Agreements...............  20
CERTAIN CONSIDERATIONS.............  20
  Tyler v. Wickland................  21
  Shares Eligible for Future Sale;
   Dilution........................  21
  Interests of CapitolBank
   Officers and Directors in the
   Merger..........................  22
  Real Estate Lending Activities;
   Nonperforming Assets............  22
  Organizational Structure and
   Operations After the Merger.....  23
  Effect of Shareholder Rights
   Plan............................  23
  Legislative and Regulatory
   Environment.....................  23
THE MERGER.........................  24
  Background of the Merger.........  24
  Reasons for the Merger;
   Recommendation of the Board of
   Directors.......................  25
  Opinions of CapitolBank's
   Financial Advisors..............  26
  Effective Date of the Merger.....  37
  Exchange Ratio; Conversion of
   Shares of CapitolBank Common
   Stock...........................  37
  Possible Adjustments to Exchange
   Ratio or Termination of the
   Agreement.......................  37
  Exchange of CapitolBank Stock
   Certificates; Fractional
   Interests.......................  39
  Treatment of Stock Options.......  40
  Covenants of Westamerica and
   CapitolBank; Conduct of Business
   Prior to the Merger.............  41
  Management and Operations
   Following the Merger............  42
  Representations and Warranties;
   Conditions to the Merger........  43

                                    Page
                                    ----
  Required Regulatory Approvals....  44
  Trading Markets for Stock........  45
  Stock Option Agreement...........  45
  Noncompetition Agreements........  48
  Certain Tax Consequences.........  49
  Amendment; Termination...........  50
  Expenses.........................  52
  Accounting Treatment.............  52
  Resales of Westamerica Common
   Stock...........................  52
DISSENTERS' RIGHTS OF APPRAISAL....  52
PRO FORMA COMBINED FINANCIAL
 INFORMATION.......................  54
SUPPLEMENTAL HISTORICAL
 INFORMATION.......................  63
MARKET PRICE AND DIVIDEND
 INFORMATION.......................  65
  Market Quotations................  65
  Dividends and Dividend Policy....  67
MANAGEMENT'S  DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS
  OF CAPITOLBANK...................  68
  Results of Operations............  68
  Commitments and Letters of
   Credit..........................  77
  Liquidity........................  78
  Interest Rate Sensitivity........  78
  Capital..........................  79
  Investment Securities............  80
  Deposits.........................  81
  Selected Ratios..................  81
CERTAIN DIFFERENCES IN RIGHTS OF
 SHAREHOLDERS......................  81
  General..........................  81
  Certain Anti-Takeover Measures...  82
  Quorum Requirements..............  82
  Indemnification of Directors and
   Executive Officers..............  82
  Shareholder Meetings and Action
   by Written Consent..............  84
  Amendment of Bylaws..............  84
  Meetings Called by the
   Superintendent..................  85
  Filling Vacancies on the Board
   of Directors....................  85
  Notice of Shareholder Business...  85
  Notice of Director Nominations...  86
  Westamerica "Interested Person"
   Provision.......................  86
DESCRIPTION OF WESTAMERICA CAPITAL
 STOCK AND INDEBTEDNESS............  87
  Common Stock.....................  87
  Preferred Stock and Class B
   Common Stock....................  87
  Debt Agreements..................  87
  Shareholder Rights Plan..........  88
DESCRIPTION OF CAPITOLBANK CAPITAL
 STOCK.............................  89
  Common Stock.....................  89
EXPERTS............................  90
LEGAL MATTERS......................  90
SOLICITATION OF PROXIES............  90
PROPOSALS OF SECURITY HOLDERS......  90
INDEX TO CAPITOLBANK'S FINANCIAL
 STATEMENTS........................ F-1

 Annex A Agreement and Plan of Reorganization and Agreements of Merger Annex B Fairness Opinion of Hoefer & Arnett Incorporated
 Annex C  Fairness Opinion of Smith & Crowley Inc.
 Annex D  Stock Option Agreement
 Annex E  California General Corporation Law Chapter 13-Dissenters' Rights

        NO PERSON IS AUTHORIZED BY WESTAMERICA OR CAPITOLBANK TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN ANY INFORMATION OR REPRESENTATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH A SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

        NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF WESTAMERICA OR CAPITOLBANK SINCE THE DATE HEREOF.


                             AVAILABLE INFORMATION

        Westamerica is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Westamerica files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Westamerica with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. and at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        Westamerica, PV Financial, a bank holding company headquartered in Modesto, California ("PV Financial"), and PV Financial's wholly-owned subsidiary, Pacific Valley National Bank, a national banking association ("Pacific Valley National Bank"), entered into an Agreement and Plan of Reorganization (as amended) dated as of July 25, 1994, whereby the parties thereto agreed to merge PV Financial into Westamerica (the "PV Financial Merger"). The PV Financial Merger was effective January 31, 1995. PV Financial is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by PV Financial with the Commission can be inspected and copied at, and copies obtained from, the public reference facilities maintained by the Commission at the above addresses at prescribed rates.


        Westamerica, North Bay Bancorp, a bank holding company headquartered in Novato, California ("North Bay"), and North Bay's wholly-owned subsidiary, Novato National Bank, a national banking association ("Novato National Bank"), have entered into an Agreement and Plan of Reorganization dated as of December 8, 1994, whereby the parties thereto agreed to merge North Bay into Westamerica (the "North Bay Merger"). It is anticipated that the North Bay Merger will be consummated in the second half of 1995 upon the receipt of regulatory and shareholder approval and the satisfaction of certain other conditions. North Bay is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by North Bay with the Commission can be inspected and copied at, and copies obtained from, the public reference facilities maintained by the Commission at the above addresses at prescribed rates.


        CapitolBank is subject to the informational requirements of the Exchange Act administered by the Federal Deposit Insurance Corporation (the "FDIC"). In accordance therewith, CapitolBank files reports, proxy statements and other information with the FDIC. Such reports, proxy statements and other information can be inspected at, and copies obtained from, the Registration and Disclosure Section of the FDIC, 1776 F Street N.W., Room 643, Washington, D.C. 20429, at prescribed rates. These documents may also be inspected at the Federal Reserve Bank of San Francisco, 101 Market Street, San Francisco, California. Westamerica has filed with the Commission a Current Report on Form 8-K which contains reports, proxy statements and other information about CapitolBank including its articles of incorporation, as amended, and bylaws, as amended. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at the above addresses. Although to Westamerica's knowledge the information concerning CapitolBank included in such Current Report on Form 8-K is accurate, Westamerica has not verified either its accuracy or its completeness. Westamerica does not warrant that there have not occurred events, not yet publicly disclosed by CapitolBank, which would affect either the accuracy or the completeness of the information concerning CapitolBank included in such Current Report on Form 8-K.

        Westamerica has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended relating to the shares of Westamerica Common Stock to be issued in connection with the Merger (together with any amendments thereto, the "Registration Statement"). This Proxy Statement/Prospectus also constitutes the Prospectus of Westamerica filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. The Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

        Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference herein relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY WESTAMERICA (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM MARY ANN BELL, ASSISTANT CORPORATE SECRETARY, WESTAMERICA BANCORPORATION, 1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA 94901 (TELEPHONE (415) 257-
      8000). THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY CAPITOLBANK (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM LAWRENCE D. McGOVERN, CORPORATE SECRETARY, CAPITOLBANK, 300 CAPITOL MALL, SACRAMENTO, CALIFORNIA 95814 (TELEPHONE
      (916) 449-8300). THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY PV FINANCIAL (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM SYLVIA J. RUDY, CORPORATE SECRETARY, PV FINANCIAL, 1524 McHENRY AVENUE, MODESTO, CALIFORNIA 95350 (TELEPHONE (209) 575-2900). THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY NORTH BAY (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM NANCY R. DESOUSA , CORPORATE SECRETARY, NORTH
      BAY BANCORP, 350 IGNACIO BOULEVARD, NOVATO, CALIFORNIA 94949 (TELEPHONE
      (415)883-2265).IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY REQUEST SHOULD BE MADE BY MARCH 2, 1995.

        The following documents of Westamerica are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of those documents: Westamerica's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; Westamerica's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; Westamerica's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994; Westamerica's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994; Westamerica's Current Report on Form 8-K dated July 29, 1994; Westamerica's Current Report on Form 8-K dated November 23, 1994; Westamerica's Current Report on Form 8-K dated December 12, 1994; Westamerica's Current Report on Form 8-K dated December 19, 1994; the financial statements of PV Financial as contained in. Westamerica's Registration Statement on Form S-4 (No. 33-55417), the Financial Statements of North Bay as contained in Westamerica's Registration Statement on Form S-4 (No. 33-57411); and all other reports and documents filed by Westamerica pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering of Westamerica Common Stock to which this Proxy Statement/Prospectus relates.


        The following documents of CapitolBank, filed with the Commission by Westamerica under cover of a Current Report on Form 8-K filed December 19, 1994, are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of those documents: CapitolBank's Annual Report on Form F-2 for the fiscal year ended December 31, 1993; CapitolBank's Quarterly Report on Form F-4 for the quarter ended March 31, 1994; CapitolBank's Quarterly Report on Form F-4 for the quarter ended June 30, 1994; CapitolBank's Quarterly Report on Form F-4 for the quarter ended September 30, 1994; CapitolBank's Proxy Statement, dated May 25, 1994; and all other reports and documents filed by CapitolBank with the FDIC pursuant to 12 C.F.R.
      Part 335 et seq, and subsequently filed by Westamerica with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering of Westamerica Common Stock to which this Proxy Statement/Prospectus relates.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that such statement is modified or replaced by a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Proxy Statement/Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Proxy Statement/Prospectus.

        All information contained in this Proxy Statement/Prospectus relating to Westamerica has been supplied by Westamerica, and all information relating to CapitolBank has been supplied by CapitolBank. Neither Westamerica nor CapitolBank warrants the accuracy or completeness of information relating to the other party. Westamerica makes no representation as to the accuracy or completeness of any CapitolBank documents filed by Westamerica with the Commission pursuant to the Exchange Act.

                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Shareholders are urged to read carefully this Proxy Statement/Prospectus and the attached Annexes in their entirety. Certain capitalized terms which are used but not defined in this Summary are defined elsewhere in this Proxy Statement/Prospectus.


      Information about the Parties

         Westamerica is a bank holding company, headquartered in San Rafael, California, incorporated under the laws of the State of California and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Westamerica's banking subsidiaries, Westamerica Bank, Napa Valley Bank and Bank of Lake County, are California state-chartered banks insured by the Federal Deposit Insurance Corporation (the "FDIC"). Westamerica Bank is a member of the Federal Reserve System.
      Westamerica's subsidiary banks presently operate 48 banking offices in eleven counties in Northern California. Westamerica's subsidiary, Community Banker Services Corporation ("CBSC"), provides centralized services to Westamerica's banking subsidiaries. CBSC's subsidiary, Weststar Mortgage Corporation, a California corporation, also conducts mortgage servicing activities. Westamerica also owns all of the capital stock of Westcore, an inactive California corporation ("Westcore"). The Federal Reserve Bank of San Francisco recently approved Westamerica's application to commence an employee benefit consulting business through Westcore.

         Westamerica, PV Financial, a bank holding company headquartered in Modesto, California, with approximately $173 million in assets at September 30, 1994 ("PV Financial"), and PV Financial's banking subsidiary, Pacific Valley National Bank, a national banking association ("Pacific Valley National Bank"), entered into an Agreement and Plan of Reorganization (as amended) dated as of July 25, 1994, whereby the parties thereto agreed to merge PV Financial into Westamerica (the "PV Financial Merger") and merge Pacific Valley National Bank with and into Westamerica Bank with Westamerica Bank as the surviving entity. The PV Financial Merger was effective January 31, 1995.

         On December 8, 1994, Westamerica, North Bay Bancorp, a bank holding company headquartered in Novato, California, with approximately $108 million in assets at September 30, 1994 ("North Bay"), and North Bay's banking subsidiary, Novato National Bank, a national banking association ("Novato National Bank"), entered into an Agreement and Plan of Reorganization dated as of December 8, 1994, whereby the parties thereto agreed to merge North Bay into Westamerica (the "North Bay Merger"). The North Bay Merger is subject to regulatory and shareholder approval and the satisfaction of certain other conditions. It is anticipated that shortly after completion of the North Bay Merger, Novato National Bank will be merged with and into Westamerica Bank.

         At September 30, 1994, Westamerica had consolidated assets of approximately $2.05 billion, deposits of approximately $1.71 billion and shareholders' equity of approximately $163 million. Westamerica's principal executive offices are located at 1108 Fifth Avenue, San Rafael, California 94901, and Westamerica's telephone number at that location is
      (415) 257-8000.

         CapitolBank is a California state-chartered bank, headquartered in Sacramento, California. At September 30, 1994, CapitolBank had consolidated assets of approximately $138 million, deposits of approximately $126 million and shareholders' equity of approximately $9 million. CapitolBank's principal executive offices are located at 300 Capitol Mall, Sacramento, California 95814, and CapitolBank's telephone number at that location is (916) 449-8300.

      The Meeting and Vote Required

         The Meeting (including any adjournments or postponements thereof) will be held at 300 Capitol Mall, Sacramento, California, on March 9, 1995, at 5:00 p.m., local time. At the Meeting, holders of CapitolBank Common Stock will consider and vote upon a proposal to adopt and approve the Agreements and the transactions contemplated thereby, including the Merger. Only holders of record of CapitolBank Common Stock at the close of business on January 13, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. See "The Meeting."

         The approval of the Merger by the CapitolBank shareholders will constitute approval and adoption of the Agreements and each of the transactions contemplated thereby, including the Merger, as more fully described herein. The affirmative vote of the holders of a majority of the outstanding shares of CapitolBank Common Stock entitled to vote at the Meeting is required to adopt and approve the Agreements and the transactions contemplated thereby, including the Merger. Such approval is a condition to, and required for, consummation of the Merger. See "The Meeting" and "The Merger--Representations and Warranties; Conditions to the Merger."

         As of the Record Date, there were 4,080,302 shares of CapitolBank Common Stock outstanding, of which 1,029,459 shares were beneficially owned by directors of CapitolBank and their respective affiliates. The directors of CapitolBank have agreed to vote the shares of CapitolBank Common Stock held by them (which includes all shares as to which the directors have sole or shared voting power) for the approval of the Merger. To Westamerica's knowledge, as of the Record Date, directors and executive officers of Westamerica did not beneficially own any shares of CapitolBank Common Stock. Accordingly, approval of the Merger at the Meeting is expected to require the affirmative vote of an additional 1,010,693 shares of CapitolBank Common Stock outstanding on the Record Date voted by the remaining shareholders of CapitolBank.

         Approval of the Agreements and the Merger by Westamerica's shareholders is not required.

         A CapitolBank shareholder giving a Proxy has the power to revoke that Proxy prior to its exercise. See "The Meeting--Matters to be Considered at the Meeting."


      Certain Considerations

         See "Certain Considerations" for a discussion of certain factors that should be carefully considered by CapitolBank shareholders in deciding whether to vote for approval of the Agreements and the Merger. Such section discusses the Tyler v. Wickland lawsuit, Westamerica Shares eligible for future sale which may have a dilutive effect, interests of CapitolBank officers and directors in the Merger, real estate lending activities, organizational structure and management, operations after the Merger, the effect of the Westamerica shareholder rights plan and the legislative and regulatory environment.



         CapitolBank's Vice Chairman and Chief Executive Officer, Thayer T. Prentice, and President and Chief Operating Officer, William J. Martin, are parties to employment agreements with CapitolBank which provide that, in the event such officers are terminated upon a reorganization of CapitolBank, CapitolBank shall be obligated to pay, among other things, their respective salaries through the date of termination, any bonus which was earned but not paid on the date of such termination and $150,000 to Mr. Prentice and $125,000 to Mr. Martin, the equivalent of one year's salary for each.

         In addition, pursuant to their employment agreements, Messrs. Prentice and Martin were granted options to purchase shares of CapitolBank Common Stock exercisable at $1.50 per share. The Stock Option Committee of the CapitolBank Board of Directors has fully vested the options of Messrs. Prentice and Martin so that such options may be exercised in full subject the occurrence of the Merger on the Effective Date, using the share withholding method.

         CapitolBank maintains a directors' and officers' liability insurance policy covering all of its directors and certain executive officers and has entered into separate indemnification agreements with each director and certain executive officers. See "Certain Differences in Rights of Shareholders -- Indemnification of Directors and Executive Officers." Pursuant to the Agreement, the CapitolBank directors and officers may also obtain insurance coverage for claims made within one year after the Effective Date, arising from facts or events (other than the Tyler v. Wickland litigation) which occurred prior to such date. Upon the merger of CapitolBank with and into Westamerica Bank, Westamerica Bank shall be deemed to assume the liabilities of CapitolBank under its director and officer indemnification agreements and shall be responsible and liable for all of the liabilities and obligations of CapitolBank. See "Certain Considerations --Interests of CapitolBank Officers and Directors in the Merger."

      Reasons for the Merger; Recommendation of the Board of Directors

         The Board of Directors of CapitolBank believes that the Merger is in the best interests of the shareholders of CapitolBank and offers the best opportunity available for shareholders of CapitolBank to realize the value of their CapitolBank Shares.

         In evaluating the recommendations of CapitolBank's Board of Directors, shareholders of CapitolBank should carefully consider the matters described under "Certain Considerations," "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."


      Opinions of CapitolBank's Financial Advisors

         Each of CapitolBank's investment advisors, Hoefer & Arnett Incorporated ("Hoefer") and Smith & Crowley Inc. ("Smith & Crowley"), has concluded that the Exchange Ratio, as it may be adjusted pursuant to the Agreement, is fair from a financial point of view to CapitolBank's shareholders.

         The texts of the fairness opinions, which set forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer and Smith & Crowley are attached to this Proxy Statement/Prospectus as Annexes B and C, respectively. CapitolBank shareholders are urged to read the fairness opinions in their entirety. The Agreement does not require that such fairness opinions be updated prior to the Effective Date. See "The Merger--Opinions of CapitolBank's Financial Advisors," which also contains a discussion of the fees to be paid to Hoefer and Smith & Crowley. A significant portion of the fees to be paid to Hoefer are generally contingent upon consummation of the Merger.


      Effective Date of the Merger

         The Merger will be effective upon the date of the filing with the California Secretary of State of a duly executed Merger Agreement and the officers' certificates prescribed by Section 1103 of the California General Corporation Law (the "GCL") or upon any subsequent date specified in the Merger Agreement (the "Effective Time"). The date on which the Merger is effective as specified in the Merger Agreement is referred to herein as the "Effective Date." It is presently anticipated that the Merger will be consummated on or prior to May 31, 1995. However it is possible that the Effective Date may extend beyond such date.


      Exchange Ratio; Possible Adjustments to Exchange Ratio

         On the Effective Date, each issued and outstanding share of CapitolBank Common Stock (except for fractional shares and shares as to which dissenters' rights have been perfected) shall be converted into .0938 of a share (the "Exchange Ratio") of Westamerica Common Stock subject to potential downward adjustments in certain circumstances. Based on a closing price of Westamerica Common Stock of $_____ on January ___, 1995 (and assuming this is the Average Price, as defined below), the Exchange Ratio would be .____ (the equivalent of $____ per share of CapitolBank Common Stock) if there is not an adjustment for Significant Liabilities, as defined below and .____ (the equivalent of $____ per shares of CapitolBank Common Stock) if the maximum adjustment for Significant Liabilities occurs.


         The Exchange Ratio will be adjusted downward for any Significant Liabilities (regardless of whether the price or Westamerica Common Stock changes) if in the aggregate these Significant Liabilities total more than $150,000. As of the date hereof, certain expenses and costs associated with bonuses payable to CapitolBank employees in the amount of $60,000 would constitute Significant Liabilities if the minimum threshold of $150,000 is attained due to other liabilities or expenses being identified as Significant Liabilities by Westamerica or CapitolBank prior to the Effective Date. See "Certain Considerations--Tyler v. Wickland." "Significant Liabilities" mean those liabilities or expenses (whether operating or capital in nature) relating to those categories and events described in the next sentence which have not been reflected as reductions to CapitolBank's consolidated book value pursuant to generally accepted accounting principles as of September 30, 1994; provided, however, that any individual component of the $150,000 aggregate amount must reasonably be estimated to exceed

      $25,000. Significant Liabilities consist of the following categories or events to which Westamerica has not consented in writing: (i) new or extended contractual obligations; (ii) new or extended leases of real or personal property; (iii) acquisition of capital assets (or commitments to do so); (iv) new or expanded contingent liabilities based upon threatened or pending litigation or other proceedings or hazardous or toxic substances and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business (as defined in the Agreement); (vi) any new, expanded or accelerated pension or other benefits, including employment contracts and severance payments, whether or not vested; and (vii) the aggregate amount of the difference between the per share exercise price of any stock options or stock appreciation rights granted after June 30, 1994, by CapitolBank and $3.00.

         The amount of Significant Liabilities in the case of the arrangements described in (i), (ii), and (vi) above shall (a) equal any payment that could be made as of the Effective Date that would terminate the arrangement without further liability or expense to CapitolBank or Westamerica, or (b) if the arrangement does not provide for such a payment, the present value of the amount of the remaining payments payable pursuant to the arrangement after the Effective Date using a discount rate equivalent to Westamerica's then current cost of funds. The amount of Significant Liabilities in the case of (iii) above will equal the amount expended or required to be expended under binding commitments for a capital asset, minus the amount for which the capital asset could actually be sold on a liquidation basis. Significant Liabilities do not include fees of CapitolBank's financial advisors or CapitolBank's legal fees directly attributable to this Merger. Significant Liabilities shall not include approximately $200,000 already accrued for CapitolBank's 1994 bonus pool, approximately $116,000 for CapitolBank's employee retention contracts and certain amounts payable to Thayer T. Prentice and William J. Martin including $150,000 and $125,000, respectively, pursuant to their respective employment agreements with CapitolBank. CapitolBank does not intend to pay Messrs. Prentice and Martin bonuses attributable to their employment during 1995, however, pursuant to their respective employment agreements, it is expected they will be paid bonuses of $60,000 and $50,000, respectively, attributable to their 1994 employment. As a result of any Significant Liabilities through the close of business on the day preceding the Effective Date, the Exchange Ratio shall be reduced to an amount calculated as follows, provided that not more than $1,000,000 of such Significant Liabilities shall be taken into account (the "Adjusted Exchange Ratio"):

                     (Significant Liabilities)
        Exchange  -  ------------------------- = Adjusted Exchange Ratio
          Ratio             $130 Million

         If, as of two business days preceding the Effective Date, the average of the closing price of Westamerica Common Stock quoted on the Nasdaq National Market (the "NNM") (calculated by taking an average of the closing prices quoted on the NNM as reported in The Wall Street Journal on each of the twenty consecutive trading days prior to two business days prior to the Effective Date, rounded to four decimal places, whether or not trades occurred on those days) (the "Average Price") is below $30.20, CapitolBank may accept the Exchange Ratio as adjusted for Significant Liabilities, if any, or Westamerica and CapitolBank shall have the right, but not the obligation, to renegotiate the Exchange Ratio. Should CapitolBank fail to accept the Exchange Ratio as described in the preceding sentence or should the parties fail to renegotiate the Exchange Ratio, CapitolBank may terminate the Agreement. To the extent required by applicable law, if the Average Price is below $30.20 and CapitolBank accepts the Exchange Ratio (.0938) as it may be adjusted for any Significant Liabilities or renegotiates the Exchange Ratio, CapitolBank will seek approval from its shareholders at a new meeting of shareholders.


           If the Average Price is above $33.00, the Exchange Ratio, as adjusted for any Significant Liabilities, will also be adjusted downward by one-half of the amount by which the Average Price is above $33.00, according to a formula provided in the Agreement. There is no limit to the downward adjustment of the Exchange Ratio where the Average Price exceeds $33.00. There will be no adjustment to the Exchange Ratio (except for Significant Liabilities) if the Average Price is between $30.20 and $33.00. Shareholders are urged to carefully review the description of the Merger under the captions "The Merger--Exchange Ratio; Conversion of Shares of CapitolBank Common Stock" and "--Possible Adjustments to Exchange Ratio or Termination of the Agreement" and the Agreements attached as Annex A hereto.

           Immediately following consummation of the Merger, based on the number of shares of Westamerica Common Stock and CapitolBank Common Stock outstanding on the Record Date, the former shareholders of CapitolBank will hold approximately 4% of the shares of the issued and outstanding common stock of Westamerica assuming the Exchange Ratio remains at .0938. Each share of Westamerica Common Stock issued and outstanding immediately prior to consummation of the Merger will remain outstanding and unchanged as a result of the Merger. See "The Merger--Exchange Ratio; Conversion of Shares of CapitolBank Common Stock."

      Treatment of Stock Options

           As of September 30, 1994, options to purchase 319,167 shares of CapitolBank Common Stock were outstanding under the CapitolBank Sacramento 1992 Stock Option Plan (the "CapitolBank Stock Option Plan"). Following the Effective Date, any then outstanding and unexercised options under the CapitolBank Stock Option Plan will be replaced by options for shares of Westamerica Common Stock in accordance with the terms of the Agreement. The Agreement provides that, following the Effective Date, all outstanding options under the CapitolBank Stock Option Plan will be replaced by options for an equivalent number of shares of Westamerica Common Stock with an equivalent exercise price, calculated in accordance with the Exchange Ratio, but otherwise on terms and conditions that are consistent with the terms and conditions of the existing CapitolBank Stock Option Plan options. See "The Merger--Treatment of Stock Options."

      Conditions and Regulatory Approvals

           The respective obligations of Westamerica and CapitolBank to effect the Merger are subject to various conditions described in "The Merger-- Representations and Warranties; Conditions to the Merger."

           The Merger will occur only if all required government approvals are in effect or have been obtained (without the imposition of any materially burdensome conditions as determined by Westamerica in its reasonable judgment), the Agreements are approved by the majority of the outstanding shares of CapitolBank Common Stock, the representations and warranties of the parties are true and correct in all material respects on and as of the Effective Date, and certain other conditions are satisfied.

           Consummation of the Merger is subject to satisfaction of certain other conditions or the waiver of such conditions by the party entitled to do so. Such conditions include, among other things, the following: (i) except as disclosed to Westamerica in writing prior to November 17, 1994, the absence of a material adverse change since December 31, 1993, in the business, financial condition or results of operations of either party;
      (ii) the receipt of a letter from legal counsel to CapitolBank to the effect that the expenses and other costs arising out of the Tyler v. Wickland litigation would likely be covered by directors' and officers' liability insurance; (iii) the absence of significant legal impediments to the Merger; (iv) the effectiveness of a registration statement with respect to the Westamerica Shares to be issued to CapitolBank shareholders as a result of the Merger; (v) the receipt of a tax ruling or opinion of legal counsel to Westamerica to the effect that, among other things, under federal and state tax laws, the Merger will not result in any recognized gain or loss to Westamerica or CapitolBank and, except for cash received in lieu of fractional shares, no gain or loss will be recognized by holders of CapitolBank Common Stock who receive Westamerica Common Stock in exchange for the CapitolBank Common Stock which they hold; (vi) receipt of letters and reports from CapitolBank's independent public accountants relating to the Registration Statement and CapitolBank's unaudited financial statements; (vii) receipt by CapitolBank of a fairness opinion from each of its financial advisors; and (viii) receipt of a letter from Westamerica's independent public accountants to the effect that the Merger will qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles.



           In addition, certain other conditions must be satisfied, or must be waived by Westamerica, in order for Westamerica to be obligated to consummate the Merger, including but not limited to the conditions that
      (i) the aggregate number of shares of CapitolBank Common Stock held by persons who have taken all of the steps required to perfect their right (if any) to be paid the fair market value of such shares as dissenting shares under the GCL shall not exceed 9% of the outstanding shares of CapitolBank Common Stock; (ii) CapitolBank has received all consents of third parties which are required to be received by it, if any; and (iii) the percentage determined by dividing Classified Loans (as defined in the Agreement) by the sum of equity capital (excluding adjustments required by Financial Accounting Standards Board Bulletin No. 115 ("FASB No. 115")) plus reserves for loan losses as of December 31, 1994, at the month end immediately preceding the Effective Date and two days prior to the Effective Date, shall be no greater than 42%.

      Stock Option Agreement

           Immediately following the execution of the Agreement, CapitolBank, as a condition to, and in consideration for entering into, the Agreement, granted Westamerica an option, exercisable only in the event certain triggering events occur, to purchase 9.9% of the then issued and outstanding shares of CapitolBank Common Stock without giving effect to the issuance of shares pursuant to an exercise of such stock option and which, as of the Record Date, would involve the issuance of 403,949 fully paid and nonassessable shares of CapitolBank Common Stock at an exercise price, subject to certain adjustments, of $2.27 per share. See "The Merger--Stock Option Agreement."

      Noncompetition Agreements

           As a condition to consummation of the Merger under the Agreement, the nonemployee directors of CapitolBank have each entered into a noncompetition agreement (collectively, the "Noncompetition Agreements") with Westamerica. Pursuant to the Noncompetition Agreements signed by
      J. Al Wickland, Jr. and John A. Wickland III, those directors are not permitted, without Westamerica's prior written consent, to engage in activities within Sacramento County in the State of California which are similar or competitive with the activities now engaged in by CapitolBank. The Noncompetition Agreements signed by each of the other directors provide that without the prior written consent of Westamerica, each such director will not engage in soliciting or making loans to or attracting or soliciting insured financial institution deposits from customers of, or otherwise contacting individuals or entities doing business with, CapitolBank. The Noncompetition Agreements expire two years after the Effective Date.

           In addition, each of the Noncompetition Agreements requires the directors to treat as confidential all information concerning the records, properties, books, contracts, commitments and affairs of Westamerica, CapitolBank or their respective subsidiaries, even if a Noncompetition Agreement is terminated or expires. See "The Merger--Noncompetition Agreements."


      Certain Tax Consequences

           It is anticipated that the principal federal income tax consequences of the Merger will be as follows: (a) the Merger will be part of a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended; (b) no gain or loss will be recognized by the shareholders of CapitolBank who receive Westamerica Common Stock in exchange for the CapitolBank Common Stock which they hold, except in respect of cash received for fractional shares; (c) the holding period of the Westamerica Common Stock in the hands of the former CapitolBank shareholders will generally include the holding period of their exchanged CapitolBank Common Stock; and (d) the tax basis of the shares of Westamerica Common Stock received by the shareholders of CapitolBank will be the same as the tax basis of their exchanged CapitolBank Common Stock. In order to satisfy one of the conditions to consummation of the Merger (see "The Merger--Representations and Warranties; Conditions to the Merger"), Westamerica and CapitolBank each expects to receive a tax ruling or an opinion of Westamerica's legal counsel to the effect that the Merger will have the foregoing and certain other tax consequences. For a detailed discussion of the income tax consequences of the Merger, see "The Merger-- Certain Tax Consequences." CapitolBank shareholders should consult their personal tax advisors as to the consequences of the Merger to them under United States federal, state or local law, or applicable foreign tax laws.


      Amendment and Termination

           The Agreement may be amended by Westamerica and CapitolBank at any time prior to the Effective Date without the approval of the shareholders of Westamerica or the shareholders of CapitolBank with respect to any of its terms except the terms relating to the form or amount of consideration to be delivered to the CapitolBank shareholders in the Merger. The Agreements may be terminated by the mutual consent of the Boards of Directors of both Westamerica and CapitolBank at any time prior to the consummation of the Merger.

           The Agreement may be terminated by Westamerica as follows: (i) on or after July 31, 1995, if (A) any of the conditions to which the obligations of Westamerica are subject has not been fulfilled, or (B) such conditions have been fulfilled or waived by Westamerica and CapitolBank shall have failed to complete the Merger; (ii) if (A) Westamerica has become aware of any facts or circumstances of which it was not aware on the date of the Agreement and which materially adversely affect CapitolBank or its properties, operations, financial condition or prospects, (B) a materially adverse change shall have occurred since December 31, 1993, in the business, financial condition, results of operations or properties of CapitolBank, (C) there has been a failure (including any anticipatory breach) on the part of CapitolBank to comply with its obligations under the Agreement, or any failure

      (including any anticipatory breach) to comply with any of the conditions to closing set forth in Section 7 of the Agreement, or (D) based on the continuing fiduciary duties of the CapitolBank Board of Directors to the shareholders of CapitolBank, CapitolBank fails to act or refrains from doing any act required of CapitolBank pursuant to the Agreement as a result of a bona fide offer for a Business Combination (as such term is defined in the Agreement); (iii) if Westamerica determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate, the Merger by reason of any significant legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding; or (iv) if any person (other than Westamerica or any subsidiary thereof) shall become the beneficial owner of 20% or more of the then outstanding shares of CapitolBank or any person (other than Westamerica or a subsidiary thereof) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of CapitolBank.

           The Agreement may be terminated by CapitolBank as follows: (i) on or after July 31, 1995, if (A) any of the conditions to which the obligations of CapitolBank are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived but Westamerica shall have failed to complete the Merger; provided, however, that if Westamerica is engaged at the time in litigation relating to an attempt to obtain one or more of the government approvals which are required to consummate the Merger or if Westamerica shall be contesting in good faith any litigation which seeks to prevent consummation of the Merger, such nonfulfillment shall not give CapitolBank the right to terminate the Agreements until the earlier of (X) 12 months after the date of the Agreement or (Y) 60 days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto; or (ii) if on or before the Effective Date (A) CapitolBank has become aware of any facts or circumstances of which it was not aware on November 17, 1994 and which can or do materially adversely affect Westamerica and its subsidiaries (taken as a whole) or its properties, operations, financial condition, or prospects (taken as a whole) (B) a materially adverse change shall have occurred since December 31, 1993, in the business, financial condition, results of operations or assets of Westamerica and its subsidiaries (taken as a whole), (C) there has been a failure (including any anticipatory breach) on the part of Westamerica to comply with its obligations under the Agreement or any failure (including any anticipatory breach) to comply with any condition set forth in Section 8 of the Agreement, or (D) Westamerica shall make any offer to any third party or accept any offer from any third party regarding a Business Combination (as such term is defined in the Agreement) of Westamerica with any other entity that is not conditioned upon performance by Westamerica or its successor of the obligations of Westamerica under the Agreement; or (iii) the Average Price of Westamerica Common Stock is less than $30.20 and CapitolBank has not accepted the Exchange Ratio, as adjusted for Significant Liabilities, if any, or the parties fail to renegotiate the Exchange Ratio.


      Expenses

           Westamerica and CapitolBank have each agreed to pay their own costs incurred incident to the performance of their obligations under the Agreements. See "The Merger--Expenses" and "--Amendment; Termination." The following reflects Westamerica and CapitolBank estimated Merger related expenses as of September 30, 1994.

                                Westamerica     North Bay         Total
                                -----------     ---------         -----
     Financial advisory.......        $   0         $ 225         $ 225
     Professional fees........          110           170           280
     Printing and other.......           20            10            30
                                      -----         -----         -----
       Total..................        $ 130         $ 405         $ 535
                                      -----         -----         -----

      Accounting Treatment

           The Merger is expected to be accounted for as a pooling of interests, and it is a condition to Westamerica's obligation to consummate the Merger that Westamerica shall have received a letter from KPMG Peat Marwick LLP, Westamerica's independent public accountants, to the effect that the Merger will qualify for such accounting treatment. Among other things, the Agreement provides that in the event the holders of 9% or more of the shares of CapitolBank Common Stock outstanding immediately prior to the Effective Date have taken all of the steps required to perfect dissenters' rights under the GCL with respect to such shares, the Merger will not be consummated if Westamerica is unable to receive, as a result of such action, a letter from its accountants to the effect that the Merger will qualify for pooling of interests accounting treatment. See "The Merger-- Representations and Warranties; Conditions to the Merger" and "-- Accounting Treatment."

      Dissenters' Rights of Appraisal

           Shareholders of CapitolBank Common Stock who exercise dissenters' rights with respect to the Merger in accordance with the statutory procedures prescribed in the GCL may be entitled to receive cash for their stock if such shareholders did not vote "FOR" the approval and adoption
                                     ---
      of the Agreements and the transactions contemplated thereby and otherwise act to perfect their rights as dissenting shareholders pursuant to the GCL. If a holder of CapitolBank Common Stock votes "FOR" the approval and adoption of the Agreements, including the Merger, and the transactions contemplated thereby, (including by executing and returning a proxy to CapitolBank with no voting instructions indicated thereon) such holder will lose any dissenters' rights that may exist with respect to the subject shares. For a description of dissenters' rights under the GCL and the method of perfecting such rights, see "The Meeting" and "Dissenters' Rights of Appraisal."


      Market Price and Dividend Data

           Westamerica Common Stock is listed and traded on the NNM under the symbol "WABC." There is a limited trading market for CapitolBank Common Stock which is traded on the over-the-counter market and quoted on the "pink sheets" published by the National Quotation Bureau, Inc. (the "Pink Sheets"). Hoefer, who has been engaged by CapitolBank in connection with the Merger, is one of only two market makers in CapitolBank Common Stock. See "The Merger--Opinions of CapitolBank's Financial Advisors."


           The following table sets forth the average of the last reported bid and asked price per share for CapitolBank Common Stock as quoted on the Pink Sheets and the last reported sales price of Westamerica Common Stock on the NNM, on November 17, 1994, the trading date prior to the public announcement of the Merger, and on _________, 1995, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, and equivalent per share prices for CapitolBank Common Stock based on the prices of Westamerica Common Stock.

                                           Historical            Equivalent
                                          Market Value            Pro Forma
                                           Per Share           Market Value(1)
                                   --------------------------  ---------------
                                   CapitolBank    Westamerica    CapitolBank
                                   -----------    -----------  ---------------
Last Trade Prior to:
         November 17, 1994.......      $1.88        $30.50          $2.86
         January  ___ 1995.......

- -----------------------------------

(1) The equivalent pro forma market value per share of CapitolBank Common Stock represents the last reported sales price per share of Westamerica Common Stock multiplied by the Exchange Ratio of .0938. The Exchange Ratio is subject to downward adjustment as provided in the Agreement. See "The Merger--Possible Adjustments to Exchange Ratio or Termination of the Agreement."

     Following the Merger, no shares of CapitolBank Common Stock will be outstanding, and Westamerica Common Stock will continue to be traded on the NNM.

     Westamerica has paid quarterly cash dividends since it commenced operations on January 1, 1973. Westamerica's Board of Directors considers the advisability and amount of proposed dividends each quarter. Westamerica's primary source of funds for the payment of dividends is its principal banking subsidiary, Westamerica Bank, whose ability to pay dividends to Westamerica is subject to various legal and regulatory restrictions. See "Market Price and Dividend Information--Dividends and Dividend Policy." Westamerica is subject to certain restrictions on its ability to pay dividends under the terms of certain of its debt agreements. See "Description of Westamerica Capital Stock and Indebtedness--Debt Agreements."

     CapitolBank was incorporated in 1975 and has not paid dividends since
1981. The ability of CapitolBank to pay dividends is subject to various legal and regulatory restrictions, and CapitolBank is currently prohibited from paying dividends. See "Market Price and Dividend Information--Dividends and Dividend Policy."

Differences in Applicable Law and Rights of Shareholders

     Westamerica and CapitolBank are both organized under the California General Corporation Law ("GCL") and, while similarities in rights exist for shareholders of Westamerica and CapitolBank, there are significant differences in the laws applicable to each company and in their respective charter documents. The primary difference is that Westamerica is a bank holding company which principally operates within the framework of the BHC Act and is regulated by the Federal Reserve System, while CapitolBank is a commercial bank which operates within the framework of the California Financial Code and the Federal Deposit Insurance Act. CapitolBank's primary regulators are the California Superintendent of Banks and the FDIC. See "Certain Considerations--Legislative and Regulatory Environment," and "Certain Differences in Rights of Shareholders."


Westamerica Unaudited Summary of Results for the Year Ended December 31, 1994


     During the year ended December 31, 1994, on an unaudited basis, Westamerica generated net income of $24.7 million, or $3.06 per share, a 161% increase over 1993 net income of $9.5 million, or $1.17 per share. Earnings in 1993 were impaired due to charges related to the April 15, 1993 acquisition of Napa Valley Bancorp. Return on assets for 1994 increased to 1.21% from 0.48% in 1993. Return on equity in 1994 increased to 15.6% from 6.5% in 1993. Net interest income
(FTE) increased to $98.4 million, or a margin of 5.31%, compared to $97.5 million in 1993, or a margin of 5.48%. The loan loss provision was reduced 38% to $5.9 million in 1994 compared to $9.5 million in 1993. Noninterest income and noninterest expense declined to $19.4 million and $71.1 million in 1994 compared to $23.9 million and $96.7 million in 1993, respectively. The 1993 loan loss provision, noninterest income and noninterest expense include charges, income and costs related to the Napa Valley Bancorp acquisition.

     Nonperforming assets were reduced to $14.9 million at December 31, 1994, down 26% from $20.1 million at September 30, 1994 and down 45% from $27.3 million at December 31, 1993. Net loan losses totaled $1.2 million during the fourth quarter of 1994, equal to 0.42% of average loans on an annualized basis. Net loan losses totaled $3.9 million during 1994, equal to 0.36% of average loans. At December 31, 1994, the reserve for loan losses totaled $27.6 million, or 2.5% of loans, compared to $25.6 million, or 2.3% of loans, at December 31, 1993.

     Total assets at December 31, 1994 were $2.0 billion, up 1% from December 31, 1993. At December 31, 1994, deposits totaled $1.7 billion and loans totaled $1.1 billion. Shareholders' equity was $166.2 million at December 31, 1994, up 9% from $152.4 million at December 31, 1993. Westamerica's risk-based total capital ratio rose to 15.3% at December 31, 1994 compared to 14.4% at December 31, 1993.

Selected Historical and Pro Forma Financial Data

     The following tables present selected historical and pro forma combined consolidated financial information for Westamerica (including its pending acquisitions of PV Financial and North Bay) and CapitolBank. The following financial data should be read in conjunction with the historical consolidated financial statements, the unaudited interim historical consolidated financial statements, and the unaudited pro forma combined consolidated financial information and the notes to such statements, certain of which are included elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein. The unaudited pro forma combined financial information presents selected financial information based on the historical financial statements of the parties, giving effect to the proposed Merger under the pooling of interests method of accounting and the assumptions and adjustments described in the notes thereto. See "Pro Forma Combined Financial Information." The unaudited pro forma combined and pro forma equivalent financial statements do not indicate the results or financial position that would have occurred if the Merger had been in effect on the dates or for the periods indicated or that may occur in the future.

                     Westamerica, PV Financial and North Bay
            Unaudited Historical Consolidated Financial Information

                                             Nine Months Ended
                                               September 30,                           Year Ended December 31,
                                         ------------------------  ----------------------------------------------------------------
                                            1994(1)      1993(1)      1993(1)      1992(1)      1991(1)       1990(1)      1989(1)
                                         -----------  -----------  -----------  -----------  -----------  ------------  -----------
                                                              (In thousands, except ratios and per share data)
Results of operations:
 Interest income.......................  $  115,283   $  117,638   $  155,992   $  174,975   $  199,683   $   210,442   $  201,954
 Interest expense......................      34,796       37,291       48,487       66,670       97,896       109,796      103,906
 Net interest income...................      80,487       80,347      107,506      108,305      101,787       100,646       98,048
 Provision for loan losses.............       4,944        8,381       10,145        7,890       11,134         8,498        8,557
 Noninterest income....................      19,552       25,258       33,650       30,420       27,612        24,158       21,016
 Noninterest expense...................      65,069       90,100      114,803      103,288       96,043        90,849       90,398
 Net income............................      20,286        5,448       11,708       17,904       14,551        17,124       13,682

Balance sheet (end of period):
 Total assets..........................  $2,332,633   $2,294,673   $2,305,455   $2,257,082   $2,218,068    $2,148,788   $2,101,035
 Net loans.............................   1,251,464    1,287,682    1,289,040    1,344,384    1,419,073     1,445,336    1,420,036
 Deposits..............................   1,959,802    1,991,523    1,998,451    2,033,612    2,011,370     1,925,812    1,908,845
 Other borrowed funds..................     138,424       75,073       73,563       16,535       13,168        36,148       22,987
 Shareholders' equity..................     191,670      171,903      179,427      168,737      151,817       139,787      125,629

Financial ratios:
 Total capital to
  risk-adjusted assets.................       15.12%       12.31%       14.20%       12.20%       11.04%        10.65%        9.51%
 Tier 1 capital to average
  total assets.........................        8.30         7.68         7.84         7.70         7.00          6.58         6.34
 Reserve for loan losses to
  total loans..........................        2.38         2.15         2.17         2.05         1.87          1.46         1.26
 Return on average assets..............        1.17         0.33         0.52         0.80         0.67          0.81         0.69
 Return on average equity..............       14.75         4.28         6.84        11.17         9.90         12.92        12.08
 Nonperforming assets to
  total assets.........................        0.99         1.63         1.30         2.36         2.53          1.88         1.32

Per share:
 Net income............................  $     2.10   $     0.57   $     1.21   $     1.89   $     1.55    $     1.85   $     1.49
 Dividends declared....................  $     0.43   $     0.40   $     0.54   $     0.36   $     0.37    $     0.41   $     0.36
 Book value............................       19.86        17.84        18.60        17.76        16.41         15.32        13.86
 Average shares outstanding............       9,651        9,614        9,665        9,494        9,393         9,271        9,161

                                  Westamerica
            Unaudited Historical Consolidated Financial Information

                                             Nine Months Ended
                                               September 30,                           Year Ended December 31,
                                            ------------------        ----------------------------------------------------------
                                            1994          1993        1993         1992        1991          1990           1989
                                            ----          ----        ----         ----        ----          ----           ----
Results of operations:
 Interest income.......................  $   99,866   $  103,453   $  136,916   $  154,753   $  176,552   $   187,550   $  181,645
 Interest expense......................      30,288       32,586       42,271       58,892       87,357        98,653       94,021
 Net interest income...................      69,578       70,867       94,645       95,861       89,195        88,897       87,624
 Provision for loan losses.............       4,680        7,847        9,452        7,005       10,418         8,138        7,958
 Noninterest income....................      14,752       18,937       23,946       23,827       23,976        22,339       19,121
 Noninterest expense...................      53,110       77,153       96,645       89,604       84,943        81,641       82,242
 Net income............................      18,303        4,074        9,455       15,222       11,977        14,619       11,542

Balance sheet (end of period):
 Total assets..........................  $2,052,084   $2,012,699   $2,004,419   $1,981,349   $1,966,081    $1,920,405   $1,903,758
 Net loans.............................   1,063,123    1,089,955    1,089,152    1,166,205    1,242,108     1,277,417    1,274,900
 Deposits..............................   1,714,977    1,741,003    1,731,228    1,789,918    1,789,301     1,723,099    1,734,713
 Other borrowed funds..................     133,654       71,195       69,064       12,038        9,570        35,099       21,982
 Shareholders equity...................     163,023      145,735      152,447      143,674      129,420       119,811      107,726

Financial ratios:
 Total capital to
  risk-adjusted assets.................       15.17%       12.16%       14.40%       12.01%       10.82%        10.55%        9.24%
 Tier 1 capital to average
  total assets.........................        8.04         7.41         7.57         7.43         6.69          6.26         5.98
 Reserve for loan losses to
  total loans..........................        2.53         2.25         2.30         2.08         1.88          1.47         1.24
 Return on average assets..............        1.20         0.28         0.48         0.77         0.62          0.77         0.64
 Return on average equity..............       15.68         3.77         6.51        11.16         9.52         12.87        12.02
 Nonperforming assets to
  total assets.........................        0.98         1.69         1.36         2.55         2.69          2.09         1.46

Per share:(2)
 Net income (loss).....................       $2.27        $0.51        $1.17        $1.92        $1.52         $1.89        $1.51
 Dividends declared....................       $0.47        $0.42        $0.57        $0.38        $0.39         $0.43        $0.38
 Book value............................      $20.19       $18.04       $18.87       $17.96       $16.49        $15.44       $13.98
 Average shares outstanding............       8,075        8,051        8,054        7,933        7,855         7,736        7,633

                                  CapitolBank
            Unaudited Historical Consolidated Financial Information

                                          Nine Months Ended
                                            September 30,                     Year Ended December 31,
                                        --------------------  ------------------------------------------------------
                                           1994       1993       1993       1992        1991        1990       1989
                                        ---------  ---------  ---------  ----------  ---------  ---------  ---------
                                                       (In thousands, except ratios and per share data)
      Results of operations:
        Interest income...............  $  7,500   $  6,622   $  8,951    $  9,125    $ 12,488   $ 13,290   $ 11,363
        Interest expense..............     1,868      2,037      2,671       3,281       5,337      6,453      5,609
        Net interest income...........     5,632      4,585      6,280       5,844       7,151      6,837      5,754
        Provision for loan losses.....       285        336        436         520       1,067        525        250
        Noninterest income............       778        975      1,213       1,290       1,671      2,121      1,222
        Noninterest expense...........     5,789      5,034      6,663       8,478       7,473      6,693      5,744
        Net income (loss).............       281        164        315      (1,864)        211      1,656        956

      Balance sheet (end of period):
        Total assets..................  $137,969   $122,598   $123,393    $119,946    $148,762   $150,448   $129,845
        Net loans.....................    87,511     75,365     74,503      63,228      68,618     80,683     61,168
        Deposits......................   126,026    110,751    111,063     108,188     133,621    135,404    117,292
        Other borrowed funds..........     1,719      2,338      2,734       2,521       3,805      3,490      2,871
        Shareholders' equity..........     9,272      9,066      9,217       8,902      10,766     10,555      8,899

      Financial ratios:
        Total capital to
         risk-adjusted assets.........     11.04%     12.38%     12.90%      14.58%      13.97%     12.84%     10.22%
        Tier 1 capital to average
         total assets.................      6.93       7.37       7.55        7.18        7.89       7.67       7.54
        Reserve for loan losses to
         total loans..................      2.03       1.72       1.83        1.80        1.61       1.42       1.29
        Return on average assets......      0.30       0.13       0.26       (1.50)       0.16       1.21       0.82
        Return on average equity......      3.03       2.11       3.57      (21.65)       1.95      18.29      11.65
        Nonperforming assets to
         total assets.................      1.64       0.72       1.10        2.73        2.36       1.63       2.29

      Per share:
        Net income (loss).............  $   0.07   $   0.04   $   0.08    $  (0.46)   $   0.05   $   0.41   $   0.23
        Dividends declared............  $   0.00   $   0.00   $   0.00    $   0.00    $   0.00   $   0.00   $   0.00
        Book value....................  $   2.27   $   2.22   $   2.26    $   2.18    $   2.64   $   2.59   $   2.18
        Average shares outstanding....     4,080      4,080      4,080       4,080       4,080      4,080      4,080

              Westamerica, PV Financial, North Bay and CapitolBank Unaudited Pro Forma Combined Consolidated Financial Information


                             Nine Months Ended
                               September 30,                                  Year Ended December 31,
                         ------------------------      ---------------------------------------------------------------------
                          1994(1)        1993(1)        1993(1)        1992(1)        1991(1)        1990(1)        1989(1)
                         ---------      ---------      ---------      ---------      ---------      ---------      ---------
                                                  (In thousands, except ratios and per share data)
Results of
operations:
  Interest income....  $  122,782     $  124,260     $  164,943     $  184,100     $  212,171     $  223,731     $  213,317
  Interest expense...      36,664         39,328         51,157         69,951        103,233        116,249        109,515
  Net interest income      86,118         84,932        113,786        114,149        108,938        107,482        103,802
  Provision for loan
   losses............       5,229          8,717         10,581          8,410         12,201          9,023          8,807
  Noninterest income.      20,330         26,233         34,862         31,710         29,283         26,279         22,238
  Noninterest expense      70,857         95,134        121,466        111,765        103,516         97,542         96,142
  Net income ........      20,567          5,612         12,024         16,040         14,762         18,780         14,638

Balance sheet (end
 of period):
  Total assets.......  $2,470,602     $2,417,271     $2,428,848     $2,377,028     $2,366,830     $2,299,216     $2,230,880
  Net loans..........   1,338,975      1,363,047      1,363,543      1,407,612      1,487,691      1,526,019      1,481,204
  Deposits...........   2,085,828      2,112,274      2,109,514      2,141,800      2,144,991      2,061,216      2,026,137
  Other borrowed
   funds.............     140,143         77,411         76,297         19,056         16,973         39,638         25,858
  Shareholders'
   equity............     199,217        180,969        188,644        177,639        162,583        150,342        134,527

Financial ratios:
  Total capital to
   risk-adjusted
   assets............       14.88%         12.32%         14.13%         12.30%         11.18%         10.78%          9.54%
  Tier 1 capital to
   average total
   assets............        8.22           7.66           7.83           7.67           7.05           6.64           6.41
  Reserve for loan
   losses to total
   loans.............        2.36           2.13           2.15           2.03           1.85           1.46           1.26
  Return on average
   assets............        1.12           0.32           0.51           0.68           0.64           0.83           0.70
  Return on average
   equity............       14.23           4.27           6.72           9.49           9.35          13.26          12.05
  Nonperforming
   assets to total
   assets............        1.03           1.58           1.29           2.38           2.52           1.86           1.38

Per share:(2)(3)
  Net income ........  $     2.05     $     0.56     $     1.20     $     1.62     $     1.51     $     1.95     $     1.53
  Dividends declared.  $     0.42     $     0.38     $     0.52     $     0.34     $     0.36     $     0.39     $     0.34
  Book value.........  $    20.03     $    18.06     $    18.81     $    17.97     $    16.88     $    15.81     $    14.24
  Average shares
   outstanding.......      10,034          9,997         10,048          9,877          9,776          9,654          9,544

Equivalent pro forma
  CapitolBank per
   share:(4)
  Net income.........     $0.19            $0.05          $0.11          $0.15          $0.14          $0.18          $0.14
  Dividends declared.     $0.04            $0.04          $0.05          $0.03          $0.03          $0.04          $0.03
  Book value.........     $1.88            $1.69          $1.76          $1.69          $1.58          $1.48          $1.34

(1) The financial data for Westamerica, PV Financial and North Bay and for Westamerica, PV Financial, North Bay and CapitolBank (pro forma combined) reflects restatements for Westamerica's acquisition of PV Financial which was effective January 31, 1995 and its pending acquisition of North Bay, which is expected to be completed in the second half of 1995, on a pooling of interests basis.

(2) The pro forma combined per share data for net income has been calculated using pro forma combined average shares outstanding. Westamerica, PV Financial and North Bay pro forma combined average shares outstanding has been calculated using the average number of shares of Westamerica Common Stock outstanding during the periods presented, increased by the maxiumum number of shares of Westamerica Common Stock issuable to PV Financial and North Bay shareholders using exchange ratios of .5450 and .3600 of a share of Westamerica Common Stock, respectively, for each of the average shares of PV Financial and North Bay common stock outstanding during each of the periods presented as if these shares were outstanding during each of the periods presented. Such Westamerica, PV Financial and North Bay pro forma per share data assumes no dissenting PV Financial or North Bay shareholders and no exercise of outstanding Westamerica, PV Financial or North Bay stock options or stock appreciation rights. The exchange ratio used in connection with the North Bay Merger is subject to potential downward adjustments in certain circumstances as provided in the North Bay agreement. The exchange ratio for the PV Financial Merger was .5348.

      See "The Merger--Exchange Ratio; Conversion of Shares of CapitolBank Common Stock" and "--Possible Adjustments to Exchange Ratio or Termination of the Agreement." See also "Pro Forma Combined Financial
      Information."

(3) The pro forma combined per share data for net income has been calculated using pro forma combined average shares outstanding. Westamerica, PV Financial, North Bay and CapitolBank pro forma combined average shares outstanding has been calculated using the average number of Westamerica, PV Financial and North Bay pro forma combined average shares outstanding (assuming the same exchange ratios as stated in the preceding paragraph) during the periods presented, increased by the shares of Westamerica Common Stock expected to be issued to CapitolBank shareholders using an Exchange Ratio of .0938 of a share of Westamerica Common Stock for each of the average shares of CapitolBank Common Stock outstanding during each of the periods presented as if these shares were outstanding during each of the periods presented. Such pro forma per share data assumes no dissenting CapitolBank shareholders and no exercise of outstanding CapitolBank stock options. The Exchange Ratio is subject to potential downward adjustments in certain circumstances as provided in the Agreement.

      See "The Merger--Exchange Ratio; Conversion of Shares of CapitolBank Common Stock" and "--Possible Adjustments to Exchange Ratio or Termination of the Agreement." See also "Pro Forma Combined Financial
      Information."

(4) The equivalent pro forma CapitolBank per share information has been calculated by multiplying the pro forma combined per share data by the Exchange Ratio.

                                  INTRODUCTION

           This Proxy Statement/Prospectus is being furnished to shareholders of CapitolBank Sacramento ("CapitolBank") in connection with the solicitation of Proxies by the CapitolBank Board of Directors for use at the special meeting of shareholders of CapitolBank to be held at 300 Capitol Mall, Sacramento, California, on March 9, 1995 at 5:00 p.m., local time, and at any adjournments or postponements thereof (the "Meeting").

           At the Meeting, the shareholders of record of CapitolBank common stock ("CapitolBank Common Stock" or "CapitolBank Shares"), as of the close of business on January 13, 1995 (the "Record Date"), will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of November 17, 1994 (the "Agreement"), between Westamerica Bancorporation ("Westamerica") and CapitolBank, an Agreement of Merger (the "Merger Agreement") among Westamerica, CapitolBank and Westamerica Merger Subsidiary, a wholly-owned subsidiary of Westamerica ("Merger Sub") (collectively, the "Agreements") and the transactions contemplated thereby, including the Merger, as defined below. Copies of the Agreements are attached as Annex A hereto and more fully described herein. The Agreements provide, among other things, that Merger Sub will merge with and into CapitolBank (the "Merger") and, except as described herein, each share of CapitolBank Common Stock will be converted into .0938 (the "Exchange Ratio") of a fully paid and nonassessable share of Westamerica common stock, without par value ("Westamerica Common Stock" or "Westamerica Shares"), subject to certain potential downward adjustments as set forth in the Agreement. See "The Merger--Exchange Ratio; Conversion of Shares of CapitolBank Common Stock," "--Possible Adjustments to Exchange Ratio or Termination of the Agreement" and "--Treatment of Stock Options." Shortly after the Merger, it is anticipated that CapitolBank will merge with and into Westamerica Bank. The date on which this Proxy Statement/Prospectus is first being sent to shareholders of CapitolBank is on or about February ___, 1995.

           This Proxy Statement/Prospectus also serves as a prospectus for Westamerica under the Securities Act of 1933, as amended (the "Securities Act"), for the Westamerica Common Stock and certain common stock purchase rights associated therewith to be issued in connection with the consummation of the Merger.


                         INFORMATION ABOUT WESTAMERICA

           Westamerica is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and was incorporated in the State of California in 1972. At September 30, 1994, Westamerica had total consolidated assets of approximately $2.05 billion, deposits of approximately $1.71 billion and shareholders' equity of approximately $163 million. Westamerica's banking subsidiaries, Westamerica Bank, Napa Valley Bank and Bank of Lake County, are California state-chartered banks, with 48 banking offices in eleven counties in Northern California.

           Westamerica was formed pursuant to a plan of reorganization among three previously unaffiliated banks: Bank of Marin, Bank of Sonoma County and First National Bank of Mendocino County (formerly First National Bank of Cloverdale). Subsequent to its incorporation, Westamerica acquired the Bank of Lake County (1974), Gold Country Bank (1979) and Vaca Valley Bank
      (1981). In 1983, Westamerica merged all of its banking subsidiaries into a single commercial bank known as "Westamerica Bank, N.A." In 1988, Westamerica created a new national bank called Bank of Lake County, N.A., which it promptly sold to Napa Valley Bancorp, a bank holding company headquartered in Napa, California ("Napa Valley Bancorp"). In 1992, Westamerica acquired John Muir National Bank and merged it with and into Westamerica Bank. In 1993, Westamerica acquired by merger Napa Valley Bancorp and its wholly-owned banking subsidiaries, Napa Valley Bank and Suisun Valley Bank, and Napa Valley Development, a California corporation which owned, developed and marketed real estate and provided real estate consulting services to Napa Valley Bancorp. Napa Valley Development's activities have been discontinued. Suisun Valley Bank was subsequently merged with and into Westamerica Bank. In addition, as part of the Napa Valley Bancorp merger, Westamerica reacquired Bank of Lake County, N.A., and acquired a majority interest in Sonoma Valley Bank, which was subsequently sold. In 1993, Westamerica Bank, N.A., was converted to a California state-chartered bank and became a member of the Federal Reserve System. In 1994, Bank of Lake County, N.A., was converted to a California state-chartered bank.

            Westamerica's subsidiary, Community Banker Services Corporation ("CBSC"), provides centralized services to Westamerica's banking subsidiaries. Through its subsidiary, Weststar Mortgage Corporation, CBSC conducts mortgage servicing activities. Westamerica also owns all of the capital stock of Westcore, an inactive California corporation ("Westcore"). The Federal Reserve Bank of San Francisco (the "FRBSF") has recently approved Westamerica's application to commence an employee benefit consulting business through Westcore. It is anticipated that Westcore will commence business during 1995.

           Westamerica, through its banking subsidiaries, provides checking and savings deposit services as well as commercial, real estate and personal loans. In addition, most branches offer safe deposit facilities, automated teller units, collection services and other investment services.

           Westamerica's principal executive offices are located at 1108 Fifth Avenue, San Rafael, California 94901, and its telephone number at that location is (415) 257-8000.

      Recent and Pending Acquisitions

           Westamerica, PV Financial, a bank holding company headquartered in Modesto, California ("PV Financial"), and PV Financial's wholly-owned subsidiary, Pacific Valley National Bank, a national banking association ("Pacific Valley National Bank"), entered into an Agreement and Plan of Reorganization (as amended) dated as of July 25, 1994, whereby the parties thereto agreed to merge PV Financial into Westamerica (the "PV Financial Merger"). The PV Financial Merger was effective on January 31, 1995. It is currently contemplated that Pacific Valley National Bank will be merged with and into Westamerica Bank with Westamerica Bank as the surviving entity during February or March 1995. At September 30, 1994, PV Financial had approximately $173 million in assets, $152 million in deposits and $19 million of shareholders' equity. Pacific Valley National Bank operates five branches in the Central California cities of Modesto, Ceres, and Turlock. As a result of the PV Financial Merger, Westamerica will be issuing approximately 1.18 million new shares of Westamerica Common Stock during the first quarter of 1995.

           Pacific Valley National Bank, one of its directors and an employee thereof are defendants in a lawsuit, filed in the United States District Court, Eastern District of California, which claims that they and certain other defendants violated the Sherman Antitrust Act of 1890, as amended (the "Sherman Antitrust Act"), and the federal RICO statute. Pacific Valley National Bank (and its director and employee) has denied all allegations by the plaintiffs and has advised Westamerica that it will vigorously defend against the claims. A motion by Pacific Valley National Bank to dismiss the Sherman Antitrust Act and RICO claims was denied by order dated April 14, 1993; however, by stipulation, in June of 1993 the parties dismissed state common law claims for fraud, intentional interference with a contractual relationship, unfair and deceptive trade practices and civil conspiracy. The plaintiffs are seeking compensatory damages, treble and punitive damages and attorneys' fees and costs. Pacific Valley National Bank has filed a motion for summary judgment and the plaintiffs have filed a motion seeking court approval to file a second amended complaint alleging new state law claims for negligence, conversion and an accounting. The motion for summary judgment and the motion by the plaintiffs to introduce the new state law claims is scheduled to be heard by the court in May 1995. Upon the merger of Pacific Valley National Bank with and into Westamerica Bank, as successor to Pacific Valley National Bank, Westamerica Bank would be responsible for any liabilities awarded by a court to the plaintiffs. Westamerica intends to vigorously defend against all claims and to exercise any and all rights available to it in defense of this action.

           On December 9, 1994, Westamerica announced the signing of a definitive agreement by and between Westamerica and North Bay Bancorp, a bank holding company headquartered in Novato, California ("North Bay"), whereby the parties thereto agreed to merge North Bay into Westamerica (the "North Bay Merger"). Upon completion of the North Bay Merger, the shares of North Bay common stock, no par value, will be converted into shares of Westamerica Common Stock. At September 30, 1994, North Bay had approximately $108 million in assets, $92 million in deposits and $9.8 million in shareholders' equity. North Bay's wholly-owned subsidiary, Novato National Bank, operates three branches in Novato and Santa Rosa, California. The North Bay Merger will result not capitalized in the issuance of approximately 386,000 new shares of Westamerica common stock. The North Bay Merger is subject to regulatory and shareholder approval and the satisfaction of certain other conditions. It is anticipated that the North Bay Merger will be consummated in the second half of 1995. Shortly after the North Bay Merger, it is anticipated that Novato National Bank will be merged with and into Westamerica Bank.

           For additional information relating to Westamerica and the combined company that would result from the Merger and its pending acquisitions, see "The Merger--Management and Operations Following the Merger" and "Pro Forma Combined Financial Information."


                         INFORMATION ABOUT CAPITOLBANK

           CapitolBank was incorporated under the laws of the State of California on December 31, 1975, and was licensed by the California State Banking Department and commenced operations as a California state-chartered bank on April 22, 1976. At September 30, 1994, CapitolBank had total assets of approximately $138 million, total deposits of approximately $126 million and shareholders' equity of approximately
      $9 million.

           CapitolBank engages in commercial banking services, including the acceptance of checking and savings deposits and the making of commercial, real estate, home improvement, consumer and other installment and term loans. Inventory and accounts receivable financing, fixture and equipment financing and short-term operating loans are also provided. CapitolBank also offers a full service trust department and safe deposit, night depository, wire transfer and other customary bank services to its customers. At September 30, 1994, CapitolBank's trust department had trust assets under management totaling approximately $172 million.

           At September 30, 1994, CapitolBank had 81 full-time-equivalent employees.

           CapitolBank's executive offices are located at 300 Capitol Mall, Sacramento, California 95814, and its telephone number is (916) 449-8300.

           Additional information regarding CapitolBank, including its management, management's compensation, directors and certain transactions, is included in CapitolBank's Proxy Statement dated May 25, 1994 and Annual Report on Form F-2 for the fiscal year ended December 31, 1993. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                  THE MEETING

      Matters to be Considered at the Meeting

           At the Meeting, holders of record of CapitolBank Common Stock will consider and vote upon a proposal to approve and adopt the Agreements and the transactions contemplated thereby, including the Merger.

           THE CAPITOLBANK BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT CAPITOLBANK SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

           Only holders of record of CapitolBank Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 4,080,302 shares of CapitolBank Common Stock outstanding. Each CapitolBank Share will entitle the holder thereof to one vote per share held.

           Under the California General Corporation Law (the "GCL"), the approval and adoption of the Agreements and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of a majority of the outstanding shares of CapitolBank Common Stock. Holders of at least a majority of the outstanding shares of CapitolBank Common Stock must be represented, either in person or by proxy, at the Meeting for a quorum to be present.

           Each properly completed Proxy returned in time for voting at the Meeting, unless revoked by the CapitolBank shareholder, will be voted in accordance with the instructions indicated on the Proxy, or, if no instructions are provided, will be voted "FOR" approval and adoption of the Agreements and the transactions contemplated thereby. No matters other than those referred to in this Proxy Statement/Prospectus will be brought before the Meeting, except for matters incidental to the conduct of the Meeting. CapitolBank has agreed in the Agreement that neither CapitolBank nor any member of the CapitolBank Board of Directors will submit any other matters for approval at the Meeting, except with Westamerica's prior approval. The grant of a Proxy will also confer discretionary authority on the persons named in the Proxy to vote on matters incident to the conduct of the Meeting, including any adjournment or postponement thereof.

           A CapitolBank shareholder may revoke a Proxy at any time before it is exercised by filing with the Corporate Secretary of CapitolBank, 300 Capitol Mall, Sacramento, California 95814, a written instrument revoking the Proxy, by submitting a duly executed Proxy bearing a later date or by attending the Meeting and voting in person.

           CapitolBank Shares which abstain from voting and "broker nonvotes" (shares as to which brokerage firms have not received voting instructions from their clients and therefore do not have the authority to vote the shares at the Meeting) will be counted for purposes of determining a quorum. Because the affirmative vote of at least a majority of the outstanding shares of CapitolBank Common Stock is required to approve the Merger, both abstentions and broker nonvotes will have the same legal effect as votes against the Merger. See "Dissenters' Rights of Appraisal."

           CAPITOLBANK SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF CAPITOLBANK STOCK CERTIFICATES WILL BE MAILED TO EACH CAPITOLBANK SHAREHOLDER AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE MERGER.

           On the Record Date, the directors of CapitolBank and their respective affiliates as a group beneficially owned an aggregate of 1,029,459 shares of the then outstanding shares of CapitolBank Common Stock, or approximately 25.23% of the shares of CapitolBank Common Stock then outstanding and entitled to vote at the Meeting. Each CapitolBank director has entered into an agreement with Westamerica to vote all of the CapitolBank Common Stock as to which such director has sole or shared voting power for approval and adoption of the Agreements and the transactions contemplated thereby. Accordingly, approval and adoption of the Agreements, the Merger and the transactions contemplated thereby at the Meeting is expected to require the affirmative vote of an additional 1,010,693 shares of CapitolBank Common Stock, or approximately 24.78% of the shares of CapitolBank Common Stock outstanding on the Record Date, voted by the remaining shareholders of CapitolBank.


        Information regarding principal shareholders of CapitolBank Common Stock and CapitolBank Common Stock beneficially owned by officers and directors of CapitolBank is set forth below:

                                                           Common Stock of
                                                             CapitalBank
                                                        Beneficially Owned on
                                                          the Record Date(1)
                                       Year First    --------------------------
                                        Elected or                 Percentage
                                       Appointed a   Number of   of Outstanding
                                Age      Director      Shares        Shares
                                ---    -----------   ---------   --------------
Ralph Andersen.................  55        1994          2,500           0.06%
Louis G. Fifer.................  46        1991            500           0.01
Thomas J. Hammer, Jr. .........  62        1991          1,500           0.04
Robert T. Jenkins..............  51        1991          1,000           0.02
William J. Martin(2)...........  48        1994         27,042           0.66
Thayer T. Prentice(3)..........  56        1994         31,250           0.77
Carolyn G. Reid................  56        1991          3,000           0.07
J. Al Wickland, Jr. ...........  74        1986        839,254          20.57
John A. Wickland, III..........  50        1989        180,705           4.43
Directors and Principal
  Officers as a Group (15
  persons)(4)(5)...............                      1,106,107          27.11%

- -------------------------

(1) Unless otherwise indicated and subject to community property laws, each of the above Directors holds sole voting and investment power as to all shares owned.
(2) Includes 26,042 shares which may be acquired under stock options exercisable within 60 days of the Record Date.
(3) Includes 31,250 shares which may be acquired under stock options exercisable within 60 days of the Record Date.
(4) "Principal officer" means a Chairman of the Board of Directors, Vice Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents, Corporate Secretary, Vice President, and any other person who participates in major policy-making functions of CapitolBank.
(5) Includes 73,192 shares which may be acquired under stock options exercisable within 60 days of the Record Date.

      Principal Shareholders

           The following table sets forth certain information regarding all shareholders who beneficially own more than 5% of the outstanding shares of Common Stock of CapitolBank (only class outstanding) as of the Record Date.

                                         Number of Shares       Percentage of
                                           Directly or           Outstanding
Name and Address of Beneficial Owner    Beneficially Owned          Shares
- ------------------------------------    ------------------      -------------
J. Al Wickland, Jr.
3640 American River Drive
Sacramento, California 95853                 839,254(1)            20.57%

- ----------------------------

(1) Mr. Wickland, a Director of CapitolBank, holds sole voting and investment power with respect to all of his shares.

      Benefical Ownership of Stock

           Information regarding beneficial ownership of Westamerica Common Stock by officers and directors of Westamerica and principal shareholders of Westamerica may be found in Westamerica's 1994 Proxy Statement. See "Available Information."

      Certain Agreements

           Pursuant to the Agreement, the members of CapitolBank's Board of Directors each have entered into agreements with Westamerica in which they have confirmed to Westamerica that they have voted in favor of the Agreements in their capacities as directors, agreed to use their reasonable efforts to cause the shareholders of CapitolBank to approve the transactions contemplated by the Agreements and agreed to vote all CapitolBank Shares as to which such director has sole or shared voting power for approval and adoption of the Agreements and the transactions contemplated thereby, including of the Merger.

           Westamerica has the right to terminate the Agreement and not complete the Merger if any of the directors of CapitolBank who signed such agreements fails to perform and comply in all material respects with all of the terms and conditions contained in such agreements. See "The Merger--Amendment; Termination."


                             CERTAIN CONSIDERATIONS

           In deciding whether to approve the Merger, CapitolBank shareholders should carefully consider the following factors, in addition to the other matters set forth or incorporated by reference herein:

      Tyler v. Wickland

           Three directors of CapitolBank are defendants in a lawsuit, pending in the Sacramento County Superior Court, by shareholders of CapitolBank claiming, among other things, that such directors breached their fiduciary duties by failing to approve an alleged cash offer to purchase CapitolBank in 1991 for approximately $3.50 per share of CapitolBank Common Stock. The three directors have denied all allegations of wrongdoing and have denied liability. Although CapitolBank is not a defendant in such litigation, pursuant to the CapitolBank Bylaws (as defined herein) and indemnification agreements between CapitolBank and the defendant directors entered into prior to the filing of the lawsuit, CapitolBank is obligated to indemnify such directors with respect to legal fees, expenses (including amounts paid in settlement) and judgments related to the claims made in the lawsuit, subject to certain limitations in the indemnification agreements and under applicable law, including but not limited to circumstances under which the directors are found to have acted in bad faith, engaged in intentional or reckless misconduct or derived an improper personal benefit. CapitolBank has made a claim under its directors' and officers' liability insurance policy for reimbursement for any payments made by it to the directors under its Bylaws and the relevant indemnification agreements arising out of the alleged acts that gave rise to the claims in the lawsuit. The insurer is investigating the claim and has reserved its rights with regard thereto. Based on information currently available to CapitolBank, it believes that it will be reimbursed by the insurer for payments made to the directors pursuant to its Bylaws and the relevant indemnification agreements. If CapitolBank is not reimbursed by the insurer pursuant to the directors' and officers' liability insurance policy for payments it makes to the directors pursuant to its Bylaws and the indemnification agreements, Westamerica may have the right to terminate the Agreements. See "The Merger--Possible Adjustments to Exchange Ratio or Termination of the Agreement," "--Representations and Warranties; Conditions to the Merger," and "--Amendment; Termination." See also "Certain Differences in Rights of Shareholders--Indemnification of Directors and Executive Officers."


      Shares Eligible for Future Sale; Dilution

           Shares of Westamerica Common Stock eligible for future sale could have a dilutive effect on the market for Westamerica Common Stock and could adversely affect the market price. The Articles of Incorporation of Westamerica authorize the issuance of 20,000,000 shares of Westamerica Common Stock of which 8,074,857 shares were outstanding at September 30, 1994. Pursuant to its stock option plans, at September 30, 1994, Westamerica had outstanding restricted performance shares and options to purchase an aggregate of 492,993 shares of Westamerica Common Stock. Such options have exercise prices of between $8.50 and $28.06 per share. As of September 30, 1994, 167,209 shares of Westamerica Common Stock remained available for option grants under Westamerica's stock option plans. Sales of substantial amounts of Westamerica Common Stock in the public market following the Merger could adversely affect the market price of Westamerica Common Stock. There are no restrictions in the Agreement preventing Westamerica from issuing additional shares.

           Westamerica has previously announced its intention to pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by Westamerica to enhance shareholder value or satisfy other strategic objectives of Westamerica, including its recent acquisition of PV Financial and its recently announced proposed acquisition of North Bay. Westamerica is also engaged in active negotiations with several potential financial institution acquisition targets. Other acquisitions, if any, could be accomplished by the issuance of additional shares of Westamerica Common Stock (as is the case in Westamerica's recent acquisition of PV Financial and proposed acquisitions of CapitolBank and North Bay) or other securities convertible into or exercisable for such Westamerica Common Stock. Westamerica intends to seek shareholder approval at its 1995 annual meeting of shareholders (currently expected to be held in April 1995) to increase the authorized number of shares of Westamerica Common Stock to 50,000,000. See "Pro Forma Combined Financial Information" and "Description of Westamerica Capital Stock and Indebtedness."

           There can be no assurance given as to the market value of Westamerica Common Stock after the Merger which may be affected by future acquisitions, if any, and other factors, including but not limited to, general economic conditions and fluctuating interest rates.

      Interests of CapitolBank Officers and Directors in the Merger

           CapitolBank's Vice Chairman and Chief Executive Officer, Thayer T. Prentice, and President and Chief Operating Officer, William J. Martin, are parties to employment agreements with CapitolBank dated as of March 30, 1994 and April 2, 1994, respectively. Under the terms of the employment agreements, in the event that Messrs. Prentice and Martin are terminated upon a reorganization of CapitolBank, CapitolBank will be obligated to pay Messrs. Prentice and Martin: (i) their respective salaries through the date of termination; (ii) any bonus which was earned but not paid on the date of such termination; (iii) an amount equal to all accrued but unused paid vacation through the date of such termination;
      (iv) their respective unreimbursed expenses; and (v) Mr. Prentice $150,000 and Mr. Martin $125,000, the equivalent of one year's salary for each. As discussed below, the Merger is a reorganization as such term is defined in the employment agreements and, therefore, CapitolBank will pay the foregoing amounts to Messrs. Prentice and Martin. CapitolBank does not intend to pay Messrs. Prentice and Martin bonuses attributable to their employment during 1995, however, pursuant to their respective employment agreements, it is expected they will be paid bonuses of $60,000 and $50,000, respectively, attributable to their 1994 employment.


           In addition, pursuant to their employment agreements, Messrs. Prentice and Martin were granted options to purchase 125,000 and 104,167 shares, respectively, of CapitolBank Common Stock exercisable at $1.50 per share. The options were granted under CapitolBank's 1992 Stock Option Plan (the "CapitolBank Stock Option Plan") and were evidenced by stock option agreements. Under the terms of the CapitolBank Stock Option Plan, the Stock Option Committee of the CapitolBank Board of Directors (the "Committee") has the power to interpret the CapitolBank Stock Option Plan and agreements made thereunder and to accelerate the vesting schedule with the consent of the optionee. The Committee exercised its discretion under the CapitolBank Stock Option Plan to fully vest the options of Messrs. Prentice and Martin so that such options may be exercised in full, subject to the occurrence of the Merger on the Effective Date, using the share withholding method. When Messrs. Prentice and Martin exercise their options and the payment of taxes is made using the share withholding method, CapitolBank will hold the net remaining shares until the Effective Date, at which time the CapitolBank Shares will be exchanged for the appropriate number of Westamerica Shares based on the Exchange Ratio. The Westamerica Shares received by Messrs. Prentice and Martin may be resold subject to applicable securities laws but no earlier than 30 days after combined results of operations are released to the public.

           CapitolBank maintains a directors' and officers' liability insurance policy covering all of its directors, including Messrs. Prentice and Martin and certain executive officers and has entered into separate indemnification agreements with each director and certain executive officers. See "Certain Differences in Rights of Shareholders-- Indemnification of Directors and Executive Officers." Pursuant to the Agreement, the CapitolBank directors and officers may also obtain insurance coverage for claims made within one year after the Effective Date, arising from facts or events (other than the Tyler V. Wickland litigation) which occurred prior to such date. Upon the merger of CapitolBank with and into Westamerica Bank, Westamerica Bank shall be deemed to assume the liabilities of CapitolBank under its director and officer indemnification agreements and shall be responsible and liable for all of the other liabilities and obligations of CapitolBank.


      Real Estate Lending Activities; Nonperforming Assets

           The loan portfolios of Westamerica and CapitolBank are dependent on real estate. At September 30, 1994, real estate served as the principal source of collateral with respect to approximately 71% of CapitolBank's loan portfolio, 58% of Westamerica's loan portfolio (as combined with PV Financial and North Bay's loan portfolios), and 59% of pro forma combined Westamerica and CapitolBank loan portfolio. A worsening of current economic conditions and rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans and the value of real estate and other collateral securing loans as well as Westamerica's financial condition in general and the market value for Westamerica Common Stock. Acts of nature, including earthquakes, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact Westamerica's financial condition.

           CapitolBank's nonperforming assets were $2.3 million or 1.64% of total assets at September 30, 1994, as compared to $1.4 million or 1.10% of total assets at December 31, 1993, $3.6 million or 2.73% of total assets at December 31, 1992, and $3.5 million or 2.36% of total assets at December 31, 1991. Westamerica's nonperforming assets were $20.2 million or 0.98% of total assets at September 30, 1994, as compared to $27.3 million or 1.36% of total assets at December 31, 1993, $50.6 million or 2.55% of total assets at December 31, 1992, and $52.9 million or 2.69% of total assets at December 31, 1991. There are no assurances that nonperforming assets will not increase and adversely affect the financial condition of CapitolBank and/or Westamerica. The Agreement provides that a condition to Westamerica's obligation to consummate the Merger is that at the month end immediately preceding the Effective Date and two business days prior to the Effective Date, the percentage determined by dividing Classified Loans (as defined in the Agreement) by the sum of equity capital (excluding adjustments required by Financial Accounting Standards Board Bulletin No. 115 ("FASB No. 115")) plus reserves for loan losses as of December 31, 1994 shall be no greater than 42%. At December 31, 1994, such percentage was 32%, however, there are no assurances that CapitolBank will be successful in satisfying this condition prior to the Effective Date. See "The Merger--Reasons for the Merger; Recommendation of the Board of Directors," "--Representations and Warranties; Conditions to the Merger," "Management's Discussion and Analysis of Financial Condition and Results of Operations of CapitolBank," and "Incorporation of Certain Documents by Reference."


      Organizational Structure and Operations After the Merger

           Upon the consummation of the Merger, the separate corporate existence of Merger Sub will cease and Merger Sub will be merged with and into CapitolBank, and CapitolBank will be a subsidiary of Westamerica. Subject to receipt of regulatory approvals, it is anticipated that shortly after the Effective Date, CapitolBank will be merged with and into Westamerica Bank.

           Westamerica anticipates that after the Effective Date, a significant percentage of CapitolBank's existing employees and customers will be retained. Messrs. Prentice and Martin will not continue as employees of Westamerica Bank following the merger of CapitolBank with and into Westamerica Bank. There are no assurances, however, that CapitolBank customers will not move their banking relationships to other financial institutions and that a greater than anticipated number of CapitolBank employees will not remain employed by Westamerica Bank after the Merger. In addition, while Westamerica expects to achieve operating cost savings through the consolidation of certain operations, the elimination of duplicative corporate and administrative expenses and the elimination of certain positions at CapitolBank, there can be no assurance that Westamerica will be able to realize such cost savings. See "The Merger-- Covenants of Westamerica and CapitolBank; Conduct of Business Prior to the Merger" and "--Management and Operations Following the Merger."


      Effect of Shareholder Rights Plan

           Westamerica has a Shareholder Rights Plan which is implemented pursuant to an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement") that could discourage potential takeover attempts and which could eliminate the possibility that Westamerica shareholders might realize a premium of the kind which often results from actual or rumored takeover attempts. The Amended and Restated Rights Agreement entitles the holders of each share of Westamerica Common Stock to the right (each, a "Right") to purchase from Westamerica one share of Westamerica Common Stock at a price of $65 per share, subject to adjustment in certain circumstances. A Right is attached to each share of Westamerica Common Stock. The Rights only become exercisable and trade separately from Westamerica Common Stock following the earlier of (i) a public announcement that a person or group of affiliated or associated persons has become the beneficial owner of Westamerica securities having 15% or more of Westamerica's voting power (an "Acquiring Person") or (ii) 10 days following the commencement of, or a public announcement of an intention to make, a tender or exchange offer which would result in any person having beneficial ownership of securities having 15% or more of such voting power. Each holder of a Right (other than an Acquiring Person whose rights will thereupon become null and void) will, for at least a 60-day period thereafter, have the right, upon payment of the exercise price of $65, to receive upon exercise the number of shares of Westamerica Common Stock equal to the number obtainied by dividing the exercise price of the Right by one-half the market price of one share of Westamerica Common Stock. For example, if the price of Westamerica Common Stock was $32.50 on the date the Rights were exercisable, a holder of a Right would be entitled to receive 4 shares of Westamerica Common Stock upon payment of $65 ($65/ ($32.50/2)). See " Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan."

      Legislative and Regulatory Environment

           The banking and financial services businesses in which Westamerica and CapitolBank engage are highly regulated. The laws and regulations affecting such businesses are under constant review by Congress and applicable regulatory agencies and may be changed dramatically in the future. Such changes could affect the business of bank holding companies and banks. For example, in September 1994, the President signed legislation amending the BHC Act, and the Federal Deposit Insurance Act (the "FDI Act") to provide for interstate banking and branching. Such changes may affect the competitive environment in which Westamerica Bank and CapitolBank operate and may affect the amount of capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. It is not certain what changes will occur or the effect that any such changes would have on the profitability of the combined company, its ability to achieve certain cost savings or compete effectively or its ability to take advantage of new opportunities after the Merger. See "The Merger-- Management and Operations Following the Merger," "Supplemental Historical Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations of CapitolBank--Results of Operations," and "Incorporation of Certain Documents by Reference."

           Westamerica and CapitolBank are both organized under the corporate law of California. While similarities in rights exist for shareholders of Westamerica and CapitolBank, there are significant differences in the laws applicable to each company and in their respective charter documents. The primary difference is that Westamerica is a bank holding company which principally operates within the framework of the BHC Act and is regulated by the Federal Reserve System, while CapitolBank is a commercial bank which operates within the framework of the California Financial Code and the FDI Act. CapitolBank's primary regulators are the Superintendent of Banks of the State of California (the "Superintendant") and the FDIC. See "Certain Differences in Rights of Shareholders."


                                   THE MERGER

      Background of the Merger

           The following is a brief summary of the events that led to the execution of the Agreement and the accompanying Stock Option Agreement between CapitolBank and Westamerica, dated as of November 17, 1994, which is attached to this Proxy Statement/Prospectus as Annex D (the "Stock Option Agreement").

           As reported to shareholders of CapitolBank at the last annual meeting of shareholders in May 1994, the CapitolBank Board of Directors has been considering various alternatives to increase the value of CapitolBank and provide a return to its shareholders. CapitolBank has not paid a cash or stock dividend since 1981, and the stock of CapitolBank has been essentially illiquid with potential selling shareholders unable to sell their stock immediately.

           To assist in exploring possible alternatives for increasing the value of CapitolBank, the CapitolBank Board of Directors retained Hoefer & Arnett Incorporated ("Hoefer") in February 1994. To execute the CapitolBank Board of Directors' plan to increase shareholder value, the CapitolBank Board of Directors hired new executive management, including Thayer T. Prentice, Vice Chairman and Chief Executive Officer, in March 1994. The CapitolBank Board of Directors requested that Mr. Prentice explore possible merger candidates for CapitolBank. At various times during the first half of 1994, Mr. Prentice met informally with numerous different local banks to discuss the feasibility of their combining with CapitolBank. The intent was to form a larger institution with a larger shareholder base and stronger competitive ability in order to create shareholder value and stock liquidity. One of the institutions with which Mr. Prentice met delivered a letter dated July 11, 1994 expressing an interest in acquiring CapitolBank.

           After reviewing such letter, the CapitolBank Board of Directors requested that Hoefer investigate whether other financial institutions may have an interest in acquiring CapitolBank. Hoefer approached Westamerica regarding the possibility of acquiring CapitolBank. Westamerica expressed an interest in making a proposal to acquire CapitolBank and executed a confidentiality agreement dated July 26, 1994. On July 27, 1994, the other institution sent a proposed draft of a letter of intent to acquire CapitolBank. In response to the active interest of both institutions and its determination that a business combination with one of the prospective acquirors was in the best interest of CapitolBank and its shareholders, the CapitolBank Board of Directors met on August 4, 1994, appointed a committee to pursue negotiations (the "Negotiating Committee") and instructed Hoefer to continue negotiations with both institutions.

           In the weeks that followed the August 4, 1994 CapitolBank Board of Directors meeting, Hoefer continued to develop the terms of potential transactions with both Westamerica and the other institution. During the week of August 15, 1994, Westamerica performed limited due diligence on CapitolBank. On September 16, 1994, CapitolBank engaged Financial Institutions Analysts and Consultants, Inc., to perform due diligence on both possible acquirors. During the third week of September, 1994, the Chairman and Vice Chairman of CapitolBank met with the Chairman of Westamerica to discuss terms of a potential agreement. At approximately the same time, Hoefer requested that the other institution perform on-site due diligence of CapitolBank.

           From August 4, to October 31, 1994, the Negotiating Committee met eight times and the CapitolBank Board of Directors met ten times to review the status of negotiations and to discuss the relative advantages of the proposals received. At its October 3, 1994 meeting, the CapitolBank Board of Directors decided to obtain a draft merger agreement from Westamerica, and on October 13, 1994, representatives of Westamerica and CapitolBank met to discuss and review a preliminary draft of a merger agreement. As a result of that meeting, a number of material issues remained unresolved, and the CapitolBank Board of Directors directed management and its advisors to solicit from both Westamerica and the other institution by November 4, 1994, final offers which addressed issues deemed important by the CapitolBank Board of Directors, including price, break-up fees, conditions, termination provisions and treatment of the Tyler v. Wickland litigation.

           On November 4, 1994, CapitolBank received final offers from both institutions, and on November 7, 1994, the CapitolBank Board of Directors met to evaluate the offers in detail. Even though the other institution offered cash and stock consideration with a potentially higher per share value than the consideration offered by Westamerica (based on the then current stock prices of such institutions), the CapitolBank Board of Directors concluded, based on advice from Hoefer, that the trading volume of such other institution's stock relative to that of Westamerica might not enhance the ability of the shareholders of CapitolBank to realize full value for their shares. The CapitolBank Board of Directors was also concerned that regulatory agreements applicable to such other institution could significantly delay consummation of any transaction with it or make regulatory approval of such transaction impossible. To address such concern, the CapitolBank Board of Directors directed Hoefer to seek an agreement from the other institution to appropriately compensate CapitolBank for the risk it would assume that the transaction might be delayed or not close due to the regulatory agreements. While the other institution offered some compensation, it refused to agree to the compensation deemed appropriate by the CapitolBank Board of Directors to cover the risk. After attempting unsuccessfully to obtain further concessions to address other concerns, the CapitolBank Board of Directors decided to proceed to negotiate a definitive agreement with Westamerica.


           On November 10, 1994, CapitolBank engaged Smith & Crowley Inc. ("Smith & Crowley") to act as a second investment advisor and render a fairness opinion regarding the proposals to acquire it. On November 16, 1994, the CapitolBank Board of Directors approved the Agreement and a Stock Option Agreement (see "--Stock Option Agreement") with Westamerica. On November 17, 1994, Hoefer rendered to the CapitolBank Board of Directors a fairness opinion to the effect that the Exchange Ratio in the proposed Westamerica offer was fair from a financial point of view to the shareholders of CapitolBank. The Agreement and the Stock Option Agreement were executed on November 17, 1994.

           See "--Reasons for the Merger; Recommendation of the Board of Directors" and "--Opinions of CapitolBank's Financial Advisors."


      Reasons for the Merger; Recommendation of the Board of Directors

           The CapitolBank Board of Directors believes that the Merger is fair and in the best interests of the shareholders of CapitolBank. In reaching its conclusion to approve the Merger, the CapitolBank Board of Directors considered numerous factors, including the following:

           (1) the fact that CapitolBank management and Hoefer identified and contacted a number of banking organizations regarding a combination with of CapitolBank; that of those contacted, only two expressed serious interest in proceeding within a reasonable time; that of the two, Westamerica had the best chance of receiving regulatory approval to consummate the transaction and offered the best opportunity for shareholders to realize the value of their CapitolBank Common Stock;

           (2) the opinions of Hoefer and Smith & Crowley that the Exchange Ratio is fair from a financial point of view to the shareholders of CapitolBank; in this regard, the CapitolBank Board of Directors considered the premium represented by the consideration offered to shareholders in relation to the book value per share of CapitolBank Common Stock;

           (3) the CapitolBank Board of Directors' review of the provisions of the Agreements and related documents with Hoefer and CapitolBank's legal advisors;

           (4) the fact that the Merger will be tax-free for federal income tax purposes to the holders of CapitolBank Common Stock (other than in respect to cash paid in lieu of fractional shares and for dissenters' rights) whereas the other offer of part cash would have resulted in taxable income;

           (5) the market liquidity and dividend history of Westamerica Common Stock; and

           (6) the current financial condition and prospects of CapitolBank as an independent community bank.

      THE CAPITOLBANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AGREEMENTS AND TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, BE ADOPTED AND APPROVED BY THE SHAREHOLDERS OF CAPITOLBANK.



      Opinions of CapitolBank's Financial Advisors

      Hoefer & Arnett

          The CapitolBank Board of Directors retained Hoefer to render financial advisory and investment banking services in connection with the Merger. Hoefer has rendered a written opinion (the "Fairness Opinion") to the CapitolBank Board of Directors to the effect that the Exchange Ratio in the Agreement, as it may be adjusted for Significant Liabilities (as defined herein), is fair to the holders of CapitolBank Common Stock from a financial point of view. No limitations were imposed by the CapitolBank Board of Directors upon Hoefer with respect to the investigations made or procedures followed in rendering the Fairness Opinion.

          A copy of the Fairness Opinion, dated as of November 17, 1994, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer, is attached hereto as Annex B. The shareholders of CapitolBank are urged to read the Fairness Opinion in its entirety. The following summary of the procedures and analysis performed and assumptions used by Hoefer is qualified in its entirety by reference to the text of such Fairness Opinion. Hoefer's Fairness Opinion is directed to the CapitolBank Board of Directors only and is directed only to the Exchange Ratio and does not constitute a recommendation to any shareholder of CapitolBank as to how such shareholder should vote at the Meeting.

          The financial projections and underlying assumptions included herein were derived by Hoefer based partially upon information provided by CapitolBank and Westamerica as well as Hoefer's own assessment of general economic and market conditions. No other experts named elsewhere herein have been involved in or consulted with respect to said projections and assumptions.

          In arriving at its opinion, Hoefer reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of CapitolBank and Westamerica and Annual Reports on Form 10-K of Westamerica for the three years ended December 31, 1993, December 31, 1992 and December 31, 1991; (iii) Quarterly Reports on Form 10-Q of Westamerica and Federal Deposit Insurance Corporation ("FDIC") Call Reports for CapitolBank for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; (iv) certain other publicly available financial and other information concerning CapitolBank and Westamerica and the trading markets for the publicly traded securities of CapitolBank and Westamerica; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Hoefer believed relevant to its inquiry; and (vi) evaluations and analyses prepared and presented to the CapitolBank Board of Directors or a committee thereof in connection with the business combination with Westamerica. Hoefer also held discussions with senior management of CapitolBank and of Westamerica concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

          Hoefer reviewed with senior management of CapitolBank earnings projections for 1995 through 1998 prepared by CapitolBank for CapitolBank, assuming the Merger did not occur. Hoefer reviewed with the senior management of Westamerica earnings projections for 1995 through 1998 for Westamerica as a stand-alone entity, assuming the Merger did not occur, as well as possible operating cost savings potentially attainable in each such year resulting from the Merger. Such projections were prepared by Hoefer based partially upon discussions with Westamerica senior management and Hoefer's own assessment of the operating cost savings realizable in the

      Merger. Certain pro forma financial projections for the years 1995 through 1998 for the combined entity were derived by Hoefer based upon the information discussed above, as well as Hoefer's assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included the possible operating cost savings believed by Hoefer to be realizable in the Merger.

          In conducting its review and in arriving at its opinion, Hoefer relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Hoefer relied upon the managements of CapitolBank and Westamerica as to the reasonableness of the financial and operating forecasts, information and possible operating cost savings (and the assumptions and bases therefor) provided to it, and Hoefer assumed that such forecasts, information and possible operating cost savings reflected the best currently available estimates and judgments of the applicable managements. Hoefer also assumed, without independent verification, that the aggregate allowances for loan losses for CapitolBank and Westamerica are adequate to cover such losses. Hoefer did not make or obtain any evaluations or appraisals of the properties of CapitolBank or Westamerica, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling of interest) described in the Agreement. Hoefer's opinion is limited to the fairness, from a financial point of view, to the holders of CapitolBank Common Stock of the Exchange Ratio, as it may be adjusted, in the Merger and does not address CapitolBank's underlying business decision to proceed with the Merger.

          As more fully discussed below, Hoefer considered such financial and other factors as Hoefer deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of CapitolBank and Westamerica, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the allowance for loan losses, all as set forth in the financial statements for CapitolBank and for Westamerica; (ii) the assets and liabilities of CapitolBank and Westamerica, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and
      (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. Hoefer also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer's opinion is necessarily based upon conditions as they existed and could be evaluated on the date of the Fairness Opinion and the information made available to it through that date.

          In connection with rendering its Fairness Opinion to the CapitolBank Board of Directors, Hoefer performed certain financial analyses, which are summarized below. Hoefer believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying Hoefer's Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of CapitolBank and Westamerica. Any estimates contained in Hoefer's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by Hoefer was assigned a greater significance by Hoefer than any other.

          Financial forecasts and projections of CapitolBank and Westamerica prepared by Hoefer were based on information provided by the respective companies as well as Hoefer's own assessment of general economic, market and financial conditions. All such information was reviewed with the respective managements of CapitolBank and Westamerica. Neither CapitolBank nor Westamerica publicly discloses internal management financial forecasts and projections of the type provided to Hoefer in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections, and possible operating cost savings prepared by Hoefer were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

          Set forth below is a brief summary of the analyses performed by Hoefer in preparation of the Fairness Opinion. Hoefer assumed for purposes of its opinion that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles. Unless otherwise noted in this summary, Hoefer used an Exchange Ratio of .0938 times the level at which CapitolBank Common Stock would be exchanged if the Effective Time (as defined herein) were the same as the date of the Fairness Opinion. The Exchange Ratio and possible adjustments to the Exchange Ratio were developed pursuant to extensive negotiations between CapitolBank and Westamerica. Hoefer analyzed certain effects of the Merger assuming Exchange Ratios, among others, of .0938 and .0861, the latter representing the fully adjusted Exchange Ratio assuming the maximum adjustment for Significant Liabilities. An Exchange Ratio of .0861 does not necessarily reflect the lowest possible Exchange Ratio under the terms of the Agreement, and there can be no assurance that the Exchange Ratio as finally determined in accordance with the Agreement will not be lower than .0861. The analysis also focused on core financial and operating projections and statistics which were not specifically adjusted for nonrecurring charges, unless otherwise stated.

          Pro Forma Merger and Contribution Analysis. Hoefer compared the changes in the amount of earnings, book value and dividends attributable to one share of CapitolBank Common Stock before the Merger with the amounts attributable to the shares of Westamerica Common Stock for which such shares of CapitolBank would be exchanged under the Agreement. The following assumptions regarding earnings and dividends underlie the pro forma results.

          The analysis assumes, unless otherwise stated, Merger-related operating cost savings estimates prepared by Hoefer based partially upon discussions with the senior management of Westamerica and Hoefer's own assessment of the cost savings realizable in the Merger, assuming the Merger is completed during the first half of 1995. These possible operating cost savings represent approximately 20% of CapitolBank's projected noninterest expense in 1994 on a pre-tax basis. The possible operating cost savings, expressed as a percentage of CapitolBank's projected noninterest expense, is within the range of operating cost savings, expressed as a percentage of the acquiree's projected noninterest expense announced in similar transactions reviewed by Hoefer.

          Hoefer performed pro forma merger analyses assuming the stated earnings projections for Westamerica and CapitolBank and the Merger-related projected operating cost savings by Westamerica. In addition, Hoefer analyzed certain pro forma merger scenarios in order to assess the impact on CapitolBank of different levels of projected earnings as well as various degrees of projected Merger-related operating cost savings.

          The impact on CapitolBank of volatility in Westamerica's earnings and the level of Merger-related operating cost savings was shown by calculating pro forma results assuming Westamerica's earnings as projected, as well as 75% and 125% of Westamerica's projected earnings. In order to measure the impact on CapitolBank of volatility of CapitolBank's earnings to the pro forma results, Hoefer also examined the earnings impact on CapitolBank resulting at those levels of Westamerica earnings if CapitolBank achieved 75% and 125% of its projected earnings. The .0938 Exchange Ratio was used to make the calculations in each case, unless otherwise stated.

          In order to assess the impact on CapitolBank shareholders of variability of the possible operating cost savings projected by Hoefer to be realizable in the Merger, Hoefer compared the earnings, book value and dividends attributable to one share of CapitolBank Common Stock before the Merger with the earnings, book value and dividends attributable to the shares of Westamerica Common Stock for which such shares of CapitolBank would be exchanged, assuming 75% and 50% of the possible operating cost savings are realized. In general, failure to fully realize the projected operating cost savings in the Merger does not significantly affect the conclusions of the analysis, although the changes in earnings, book value and indicated dividends attributable to one share of CapitolBank Common Stock as a result of the Merger are less favorable than those shown for the analysis assuming full realization of the possible operating cost savings.

     Hoefer concluded that changes in earnings per share, dividends and book value attributable to one share of CapitolBank Common Stock as a result of the Merger are favorable compared to those of CapitolBank as a stand-alone entity.

     The following table presents the results of an analysis of differences in earnings, book value and dividends attributable to one share of CapitolBank Common Stock before the Merger and attributable to the portion of a share of Westamerica Common Stock for which such shares of CapitolBank would be exchanged using Exchange Ratios of .0938 and .0861, under the above described methodologies:



            Projected Changes in Book Value and Earnings Per Share
                            (Exchange Ratio .0938)

                                   Comparative changes in projected earnings
Percentage of Projected               (stand-alone compared to pro forma)
Earnings Achieved By:              ----------------------------------------
CapitolBank/Westamerica             1995        1996        1997      1998
- -----------------------            ------      ------      ------    ------
100% / 100%
Change in book value                (6.24)%     (1.34)%      3.03%     6.72%
Change in earnings per share       172.24      149.56      126.87    110.06
Change in dividend                  $0.07       $0.08       $0.09     $0.09

75% / 125%
Change in book value                 1.66%      11.63%      21.89%    32.34%
Change in earnings per share       379.78      372.09      358.25    348.29
Change in dividend                  $0.07       $0.08       $0.09     $0.10

125% / 75%
Change in book value               (13.78)%     (13.30)%   (13.75)%  (15.17)%
Change in earnings per share        60.30        33.81      15.97      3.48
Change in dividend                  $0.07        $0.08      $0.08     $0.09

            Projected Changes in Book Value and Earnings Per Share
                            (Exchange Ratio .0861)

                                             Comparative changes in projected earnings
Percentage of Projected                         (stand-alone compared to pro forma)
Earnings Achieved By:                  ---------------------------------------------------------
CapitolBank/Westamerica                  1995            1996             1997             1998
- -----------------------                -------         -------          -------          -------
100% / 100%
Change in book value                   (13.64)%          (9.12)%          (5.10)%         (1.70)%
Change in earnings per share           154.09           126.87           114.26           94.31
Change in dividend                      $0.07            $0.07            $0.08           $0.09

75% / 125%
Change in book value                    (6.37)%           2.82%           12.27%          21.90%
Change in earnings per share           341.90           328.18           320.06          306.78
Change in dividend                      $0.07            $0.07            $0.08           $0.09

125% / 75%
Change in book value                   (20.58)%         (20.15)%         (20.56)%        (21.86)%
Change in earnings per share            46.36            22.66             7.05           (7.22)
Change in dividend                      $0.07            $0.07            $0.08           $0.08

    Analysis of Other Merger Transactions. Hoefer analyzed other bank and bank holding company merger and acquisition transactions in California completed during the period from January 1, 1988 to November 30, 1994 where the total consideration paid had a value between $5 million and $100 million. Hoefer compared price to earnings, price to book value and price to tangible book value multiples of the assumed Exchange Ratio to the high, median and low multiples of all transactions. California-specific transactions were reviewed due to the difference in the economic climate between California and the rest of the country and as a comparison with non-California transactions could be misleading. Hoefer assumed a Westamerica stock price of $30.50, the closing market price at November 17, 1994, and CapitolBank's annualized earnings and book value for or at the period ended September 30, 1994.

     Set forth below is certain information relating to the Exchange Ratio described above, and the high, median and low transaction multiples summarized above:

                                    California transactions greater                   Proposed Westamerica/
                                     than $5 million and less than                      CapitolBank Merger
                                   $100 million from January 1, 1988              Exchange              Exchange
                                         to November 30, 1994                   Ratio .0938x*         Ratio .0861x
                            -----------------------------------------------   ----------------    ---------------------
                                  High           Median          Low
                                 ------          ------        -------
Price to earnings                48.35x          16.13x        (2.94)x             32.00x                 23.82x

Price to book value               2.98            1.66          0.61                1.30                   1.15

Price less tangible book
  value to total deposits        14.82%           6.63%        (5.38)%              2.20%                  1.13%

- ---------------------------------------

* Not adjusted for potential Significant Liabilities as set forth in the Agreement.

     The bank merger and acquisition transactions for the period from January 1, 1988 to November 17, 1994 included in the above multiples are set forth below. Except as otherwise noted, the acquiror and the acquiree are both located in the State of California.

         Acquiror                                  Acquiree
- -----------------------------            -----------------------------
Westamerica Bancorp                      PV Financial
Comerica Inc. (Michigan)                 University National
First Interstate Bancorp                 Levy Bancorp
Business & Professional Bank             Sacramento First National
ValliCorp Holdings                       Bank One Fresno
Natl. Bank of the Redwoods               Codding Bank
ValliCorp Holdings                       Mineral King Bancorp
SJNB Financial Corp.                     Business Bancorp
Mid Peninsula Bancorp                    San Mateo County Bancorp
California Bancshares                    Bank of Livermore
California State Bank                    Bank of Anaheim
CVB Financial                            Western Industrial National Bank
Trico Bancshares                         Country National Bank
California Bancshares                    MBC Corp.
First Interstate Bancorp                 First State Bank of the Oaks
First Interstate Bancorp                 Cal Rep Bancorp
Westamerica Bancorp                      Napa Valley Bancorp
CVB Financial                            Fontana First National Bank
ValliCorp Holdings                       Pacific Bancorporation
Westamerica Bancorp                      John Muir National Bank

         Acquiror                                  Acquiree
- -----------------------------            -----------------------------

El Dorado Bancorp                        San Clemente Bancorp
Wells Fargo & Co                         Citizens Holdings
Bank of Fresno                           Madera Valley Bank
Home Interstate Bancorp                  Torrance National Bank
Citicorp                                 DeAnza Bank
California State Bank                    Empire Bancorp
Comerica Inc. (Michigan)                 InBancshares
Security Pacific                         Santa Clarita National Bank
City National                            Warner Center Bank
Pacific Capital Bancorp                  Pajaro Valley Bancorp
Security Pacific                         La Jolla Bancorp
Bank of the West                         Central Banking System
Wells Fargo & Co                         Torrey Pines Group. Inc.
Wells Fargo & Co                         Valley National Bank
Alameda Bancorp                          Westside Bank
Commerce Bancorp                         California City Bank
Security Pacific                         Southwest Bank
Commercial Bank of Pasadena              Bank of Redlands
First Interstate Bancorp                 Alex Brown Financial

     Discounted Cash Flow Analysis. Hoefer examined the results of a discounted cash flow analysis designed to compare the present value, under certain assumptions, of cash flows that would be attained if CapitolBank remained independent through 1998, with the present value of the earnings projected to be achieved by the combined entities during the same period. The results produced in the analysis did not purport to be indicative of actual values or expected values of CapitolBank or the shares of CapitolBank Common Stock.

     In calculating the present values through the discounted cash flow analysis, Hoefer analyzed the effect of possible earnings variability and possible Merger-related operating cost savings variability, among other items, by assuming varying levels of projected earnings for CapitolBank and Westamerica. The three cases examined were: (1) CapitolBank earnings as projected and Westamerica earnings as projected; (2) CapitolBank earnings at 75% of projected earnings and Westamerica earnings at 125% of projected earnings; and (3) CapitolBank earnings at 125% of projected earnings and Westamerica earnings at 75% of projected earnings. Pro forma combined cash flows were calculated assuming the combinations of the cash flows in each of these cases and were compared to the cash flows of CapitolBank on a stand-alone basis as well as to the cash flows of CapitolBank acquired in 1998 by a larger financial institution. All cases were analyzed assuming realization of the operating cost savings, prepared by Hoefer, in the amounts and time periods previously indicated, unless otherwise stated. See "--Pro Forma Merger and Contribution Analysis."

     The discount rates used ranged from 10.0% to 18.0%. For the CapitolBank stand-alone analyses, the terminal price multiples applied to 1998 estimated book value ranged from 1.00x to 2.00x. The lower levels of the price/book value multiples range reflected an estimated future trading range of CapitolBank, while the higher levels of the price/book value multiples range were more indicative of a future sale of CapitolBank's stock to a larger financial institution. For the pro forma combined analyses, the terminal price/book multiples also ranged from 1.00x to 2.00x.

     For the CapitolBank stand-alone analyses, the cash flows were comprised of the projected stand-alone dividends per share in years 1994 through 1998 plus the terminal value of CapitolBank's Common Stock at year-end 1998 (calculated by applying each one of the assumed terminal price/book value multiples as stated above to 1998 projected CapitolBank book value per share). For the pro forma combined analyses, the cash flows were comprised of the projected pro forma combined dividends per share in years 1994 through 1998 plus the terminal value of the pro forma combined entity's stock at year-end 1998 (calculated by applying each one of the assumed terminal price/book value multiples as stated above to 1998 projected pro forma combined book value per share).

The discount rates described above were then applied to these cash flows to obtain the present values per share of CapitolBank Common Stock.

     The following table presents the results of the discounted cash flow analysis described above using a discount rate of 14%, the mid-point of the range of discount rates employed in the analysis:


               Projected Present Value of Discounted Cash Flows
                            (Exchange Ratio .0938)*

Percentage of Projected         Percentage of Possible Cost Savings Realized
Earnings Achieved by          ------------------------------------------------
CapitolBank/Westamerica        1.50x Book Value              2.00x Book Value
- -----------------------       ------------------            ------------------

100%/100%
   CapitolBank stand-alone          $2.32                         $3.09
   Pro forma combined                2.71                          3.54
   Percentage change
      in CapitolBank                16.81%                        14.56%

75%/125%
   CapitolBank stand-alone          $2.15                         $2.87
   Pro forma combined                3.09                          4.04
   Percentage change
      in CapitolBank                43.72%                        40.77%

125%/75%
   CapitolBank stand-alone          $2.52                         $3.36
   Pro forma combined                2.37                          3.08
   Percentage change
      in CapitolBank                (5.95)%                       (8.33)%


* Not adjusted for Potential Significant liabilities as set forth in the Agreement.

                Projected Present Value of Discounted Cash Flows
                             (Exchange Ratio .0861)




Percentage of Projected         Percentage of Possible Cost Savings Realized
Earnings Achieved by         ---------------------------------------------------
CapitolBank/Westamerica       1.50x Book Value                 2.00x Book Value
- -----------------------      ------------------               ------------------
100%/100%
   CapitolBank stand-alone          $2.32                           $3.09
   Pro forma combined                2.50                            3.26
   Percentage change
      in CapitolBank                 7.76%                           5.50%

75%/125%
   CapitolBank stand-alone          $2.15                           $2.87
   Pro forma combined                2.85                            3.72
   Percentage change
      in CapitolBank                32.56%                          29.62%

125%/75%
   CapitolBank stand-alone          $2.52                           $3.36
   Pro forma combined                2.18                            2.84
   Percentage change
      in CapitolBank               (13.49)%                        (15.48)%



     The analysis showed that use of a higher (lower) level of projected Westamerica earnings raised (lowered) the resulting present value for a given level of CapitolBank earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price/book value multiple raised (lowered) the calculated present values. In all cases, for a given discount rate and a given price/book value multiple, the analysis showed that the financial terms of the Merger offered a higher present value per share of CapitolBank Common Stock than if CapitolBank remained independent through 1998 or was acquired in 1998 by a larger financial institution. However, the examples shown above do not necessarily indicate that a direct comparison of the present values obtained using the same terminal price/book value multiple and/or discount rate for the CapitolBank stand-alone, CapitolBank acquired in 1998 by a larger financial institution, and pro forma combined entity cash flows, are the only comparisons which can be made.

     Comparable Company Analysis. Hoefer examined recent historical data on CapitolBank and Westamerica based upon information from the companies' 1993 Annual Reports to Shareholders and subsequent quarterly information. Hoefer analyzed certain credit and operating statistics for CapitolBank and Westamerica, comparing these statistics to data for a peer group of California banks using the publicly published Hoefer California Independent Bank Index (the "Index"), comprised of 48 institutions. Both Westamerica and CapitolBank are participants in the Index. The comparisons made are as of or for the period ending September 30, 1994, unless otherwise noted. The following table presents the results of the comparable company analysis described above:

                          Comparable Company Analysis
                          (as of September 30, 1994)

                                           Westamerica    CapitolBank   Index Median
                                           -----------    -----------   ------------

Total assets...........................     $2,052,084      $138,060       $230,517
Market capitalization..................     $  244,264       $10,201        $18,311
Price to tangible equity per share.....           1.50x         1.09x          0.95x
Tangible equity to tangible assets.....           7.94%         6.78%          8.31%
Risk based capital ratio...............          15.17         11.04          13.55
Nonperforming assets to total assets...           0.98          1.64           1.69
Loan loss reserve to nonperforming
  assets...............................         136.75         79.89          69.79
Return on assets.......................           1.23          0.66           0.99
Return on equity.......................          15.65          9.53          11.45
Net interest margin....................           4.95          6.63           6.11
Noninterest expense to average earning
  assets...............................           3.43          5.92           4.73


     Hoefer concluded based on the comparable company analysis that the attributes of ownership of shares of Westamerica Common Stock as a result of the Merger are more favorable than the attributes of ownership of shares of CapitolBank Common Stock as a stand-alone entity.

     Hoefer is an investment banking firm continually engaged in the valuation of businesses and securities, including financial institutions and their securities, in connection with mergers and acquisitions, negotiated underwritings, private offerings of securities, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes.

      As a normal part of its business, Hoefer analyzes securities of financial institutions for the purposes of providing, among other things, transactional advice and assistance, investment research and capital financing activities. Hoefer currently conducts dealer markets in the shares of more than 120 independent financial institutions, including Westamerica and CapitolBank. In addition, the principals of Hoefer have substantial experience in investment and commercial banking, some of which may be deemed applicable to the Fairness Opinion. Hoefer has not previously provided services to either Westamerica or CapitolBank, however, Hoefer and certain of its principals own approximately 0.1% of Westamerica's Common Stock.

     Financial Advisory Fees. CapitolBank has agreed to pay Hoefer for merger advisory and other services, including its Fairness Opinion, as follows:

     (a)    $50,000 payable upon the signing of the Agreement;

     (b) An additional fee equal to 1.50% of the aggregate consideration paid; such additional fee to be reduced by the amount payable under the immediately preceding clause (a).

     CapitolBank has also agreed to reimburse Hoefer for all out-of-pocket expenses which may be incurred by it in connection with the rendering of the Fairness Opinion, not to exceed $25,500 without the consent of CapitolBank, and to indemnify Hoefer against certain liabilities. No portion of the fee is contingent upon the conclusions reached in the Fairness Opinion.

Smith & Crowley

     Pursuant to an engagement letter dated November 10, 1994, CapitolBank engaged Smith & Crowley to act as a financial advisor in connection with its evaluation of strategic alternatives, including the possible merger of CapitolBank with Westamerica or another potential purchaser. Smith & Crowley is an investment banking firm specializing in commercial banks, savings and loan associations, savings banks and other financial intermediaries, and, as part of its investment banking activities, is called upon to advise clients in mergers, acquisitions, valuations and business activities involving financial institutions. CapitolBank selected Smith & Crowley as its financial advisor on the basis of this experience and the expertise of Smith & Crowley and its principals in transactions similar to this Merger.

     Immediately prior to the November 17, 1994 meeting of the CapitolBank Board of Directors, the management of CapitolBank presented the Exchange Ratio to Smith & Crowley, upon which Smith & Crowley delivered its verbal opinion, subsequently confirmed in writing as of the date hereof, that the Exchange Ratio, including any adjustments thereto pursuant to the Agreements, is fair to CapitolBank and its shareholders from a financial point of view. No limitations were imposed by CapitolBank on Smith & Crowley with respect to the investigations made or procedures followed in rendering its opinion. The full text of Smith & Crowley's written opinion to the CapitolBank Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review by Smith & Crowley, is attached hereto as Annex C and is incorporated herein by reference and should be read carefully and in its entirety in connection with this Proxy Statement/Prospectus. Smith & Crowley's opinion is addressed to the CapitolBank Board of Directors only and does not constitute a recommendation to any shareholder of CapitolBank as to how such shareholder should vote at the Meeting.

     In connection with its opinion, Smith & Crowley, among other things:
(i) reviewed certain publicly available financial and other data with respect to CapitolBank and Westamerica, including the annual audited consolidated financial statements for 1989 through 1993, unaudited interim periods to September 30, 1994, and certain other relevant financial and operating data relating to CapitolBank and Westamerica made available to Smith & Crowley from published sources and from the internal records of CapitolBank and Westamerica; (ii) reviewed the form of the Agreement and made inquiries regarding and discussed the Merger, the Agreement and other matters related thereto with CapitolBank's management and counsel; in addition, Smith & Crowley analyzed the Exchange Ratio of .0938 and the effect of adjustments in the Exchange Ratio potentially attributable to Significant Liabilities as defined in the Agreement, including the effect of the maximum Significant Liabilities adjustment, which would reduce the Exchange Ratio to .0861; (iii) compared CapitolBank and Westamerica from a financial point of view with certain other companies and groups of companies in the banking industry that Smith & Crowley deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry, which Smith & Crowley deemed to be comparable, in whole or in part, to the Merger; (v) reviewed and discussed with representatives of the management of CapitolBank certain information of a business and financial nature regarding CapitolBank, furnished to Smith & Crowley by CapitolBank, including legal matters, lease agreements, credit quality data, financial forecasts and related assumptions of CapitolBank; (vi) reviewed and discussed with representatives of the management of Westamerica certain information of a business and financial nature regarding Westamerica, furnished to Smith & Crowley by Westamerica concerning the holding company and its principal subsidiaries, including current financial condition, credit quality data, other pending transactions, and general business plans; (vii) reviewed the price history, trading volume and valuation of Westamerica Common Stock and, subject to more limited availability of information, that of CapitolBank as well; (viii) met with various officers and other members of management of CapitolBank and Westamerica to discuss the foregoing, as well as other matters Smith & Crowley viewed as relevant to its analysis; and (ix) considered such other information, financial data and analyses, and economic and market criteria and performed such other analyses and examinations as Smith & Crowley deemed appropriate.

     In connection with its review, Smith & Crowley did not assume any responsibility for independent verification of any of the foregoing information, and relied on all such information and assumed all such information was complete and accurate in all material respects. With respect to financial forecasts for CapitolBank provided to Smith & Crowley by CapitolBank's management, Smith & Crowley assumed for purposes of its opinion that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of CapitolBank's management at the time of preparation as to the future financial performance of CapitolBank and provided a reasonable basis upon which Smith & Crowley could form its opinion. Smith & Crowley also assumed that there were no material changes in CapitolBank's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Smith & Crowley. Smith & Crowley is not expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and assumed for purposes of its opinion that such allowances for CapitolBank are in the aggregate adequate to cover such losses. In addition, Smith & Crowley did not review any individual credit files, did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of CapitolBank, and was not furnished with any such appraisals. Further, Smith & Crowley's opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Smith & Crowley as of, the date of the opinion, and on the assumption that the Merger will be consummated in accordance with its terms, without any amendment thereto and without waiver by Westamerica or CapitolBank of any of the conditions to their obligations thereunder.

     Set forth below is a brief summary of the analysis made by Smith & Crowley in conjunction with its opinion, which has been delivered in written form as of the date hereof and which is expected to be confirmed in writing as of the date of the Meeting.

     Comparable Company Analysis. Using public and other available information, including FDIC call report data, Smith & Crowley compared certain financial ratios of CapitolBank (including the ratio of net income to average total assets, "return on average assets" or "ROA," the ratio of net income to average total equity, "return on average equity" or "ROE," certain capital adequacy ratios, certain credit quality ratios, net interest margin, certain cost control ratios and percentage dependence on certain large denomination deposit sources) for 1992, 1993, and 1994 ending June 30, 1994, to five proxy groups:

     (a) a representative sampling of the commercial banking industry nationally;

     (b)  360 independent California banks;

     (c) 197 California banks with total assets of between $50 million and $200 million;

     (d)  89 Northern California banks with assets of $50 to $200 million;
          and

     (e)  10 Sacramento-based commercial banks.

Analysis of profitability (ROA and ROE) showed that CapitolBank trailed all proxy group averages in all three time periods, except in 1993 when, because of the weakness of the economy and bank profitability in Southern California, CapitolBank's profitability (ROA of 0.26% and ROE of 3.57%) modestly exceeded both the statewide average ROA and ROE of the 360 independent California banks (ROA of 0.15% and ROE of 1.69%) and the similar statewide averages of 197 California banks with total assets of between $50 and $200 million (ROA of 0.07% and ROE of 0.75%). However, its performance continued to lag the national proxy group (ROA of 1.13% and ROE of 14.61%), the group of 89 Northern California banks (ROA of 0.77% and ROE of 7.37%) and the

Sacramento-based commercial bank proxy group, in which it ranked seventh among ten in both ROA and ROE. In terms of capital adequacy measures (Tier 1 Capital/Risk Assets, Total Capital/Risk Assets, Leverage Ratio, and Average Equity/Average Capital), CapitolBank's capital ratios were satisfactory, but slightly below the averages for most proxy groups in most of the periods examined. Analysis of CapitolBank's key credit quality ratios (the ratio of net loan loss charge-offs to average loans, allowance for loan losses as a percentage of total loans, nonperforming assets as a percentage of total loans plus other real estate owned, and allowance for loan losses as a percentage of loans on which interest is not being accrued) showed CapitolBank to be comparable with the national proxy group and generally better than the California proxy groups in most categories. An exception was CapitolBank's below average comparison with the Sacramento proxy group in 1992. CapitolBank's net interest margin was ahead of proxy group averages in 1993 and 1994, but lagged the other averages in 1992. Expense ratio comparisons for all periods and against all proxy groups showed CapitolBank to have quite high comparative noninterest expense ratios in the periods examined. No company used in the analysis is identical to CapitolBank, and there are differences between CapitolBank and the proxy groups. The analyses necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

     Analysis of Selected Bank Merger Transactions. Smith & Crowley reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. While Smith & Crowley reviewed the median and average terms of 1,034 transactions involving acquisitions of banks in the United States announced since year-end 1991 (the "National Bank Transactions") and of 86 transactions involving acquisitions of banks in the Western Region of the United States ("Western Bank Acquisitions") announced since year-end 1991, Smith & Crowley believes that factors unique to California, particularly the comparatively weak economic, business and financial environment, have impacted the value of bank merger transactions; therefore, Smith & Crowley placed particular emphasis on 13 transactions involving acquisitions of California banks, announced since year-end 1991 and subsequently completed or currently pending, for which key financial terms are publicly disclosed (the "California Bank Transactions"). For each bank acquired or to be acquired in such transactions, Smith & Crowley compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of book value) to core deposits, purchase price to book value and purchase price to latest twelve-months ("LTM") earnings.

     The figures for the National Bank Transactions, the Western Bank Transactions and the California Bank Transactions produced: (i) a median percentage of premium (purchase price in excess of book value) to core deposits of 6.34%, 5.57% and 4.77%, respectively; (ii) an average purchase price to book value of 164%, 163% and 130%, respectively; (iii) a median purchase price to LTM earnings of 14.7x, 19.1x and 30.3x, respectively. In comparison, assuming as of November 17, 1994, that the consideration to be paid in the Merger for each share of CapitolBank Common Stock equals $2.91, Smith & Crowley determined that the consideration to be received by the holders of the CapitolBank Common Stock in the Merger represented a percentage premium to core deposits of 2.21%, a purchase price to book value of 128% and a purchase price to LTM earnings of 27.5x.

     No other company or transaction used in the above analysis as a comparison is identical to CapitolBank or the Merger. Accordingly, any analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which CapitolBank and the Merger are being compared.

     The summary set forth above does not purport to be a complete description of the analyses performed by Smith & Crowley. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Smith & Crowley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of these analyses and factors would create an incomplete view of the process underlying the analyses. In addition, Smith & Crowley may have given certain analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Smith & Crowley's view of the actual value of CapitolBank or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, Smith & Crowley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CapitolBank. The analyses performed by Smith & Crowley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Smith & Crowley's analysis of the consideration to be received by the CapitolBank shareholders in the Merger. The analyses do not purport to be appraisals or to reflect the prices at which shareholdings of the company might be sold or the prices at which any securities may trade at the present time or any time in the future.

     As described above, Smith & Crowley's verbal fairness opinion received by the CapitolBank Board of Directors was among the many factors taken into consideration by the CapitolBank Board of Directors in making its determination to approve the Merger.

     CapitolBank has agreed to pay Smith & Crowley $17,500 for rendering its opinion as to the fairness of the Merger from a financial point of view to the shareholders of CapitolBank. CapitolBank has also agreed to reimburse Smith & Crowley for its reasonable out-of-pocket expenses and has agreed to indemnify Smith & Crowley, its directors, officers, agents, employees and owners against certain liabilities.

     Smith & Crowley has had no prior business relationships with either party to this transaction; however, certain principals of Smith & Crowley, in former positions as senior officers of investment banking and commercial banking companies, did, in the course of their activities in past years, have direct contact with Westamerica, its management, and banks that were owned or were subsequently acquired by Westamerica.


      Effective Date of the Merger

     The Agreement provides that the Merger will be effective upon the date of the filing with the California Secretary of State of a duly executed Merger Agreement and officers' certificates prescribed by Section 1103 of the GCL or upon any subsequent date set forth in the Merger Agreement (the "Effective Time"). The date on which the Merger is effective as specified in the Merger Agreement is referred to herein as the Effective Date. Although the parties have not adopted any formal timetable, it is presently anticipated that the Merger will be consummated on or prior to May 31, 1995, assuming all the conditions set forth in the Agreement are theretofore satisfied or waived; however, it is possible that the Effective Date may extend beyond such date.


      Exchange Ratio; Conversion of Shares of CapitolBank Common Stock

     At the Effective Time, by virtue of the Merger and without any action on the part of the holders of CapitolBank Shares, each issued and outstanding CapitolBank Share (other than fractional shares or any shares as to which dissenters' rights have been perfected) will be converted into .0938 of a fully paid, nonassessable and registered Westamerica Share, subject to certain potential downward adjustments. See "--Possible Adjustments to Exchange Ratio or Termination of the Agreement." All such CapitolBank Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the Westamerica Shares into which such CapitolBank Shares have been converted. Certificates previously representing CapitolBank Shares shall be exchanged for certificates representing whole shares of Westamerica Common Stock issued in consideration therefor upon the surrender of such certificates. Cash will be paid in lieu of any fractional share of Westamerica Common Stock. See "--Exchange of CapitolBank Stock Certificates; Fractional Interests." From and after the Effective Date, the holders of certificates formerly representing CapitolBank Shares shall cease to have any rights with respect thereto other than any dissenters' rights they may perfect pursuant to Chapter 13 of the GCL. See "Dissenters' Rights of Appraisal."


Possible Adjustments to Exchange Ratio or Termination of the Agreement

     The Agreement provides that the Exchange Ratio may be adjusted as more fully described below. The effect of the adjustments would be to reduce the Exchange Ratio below .0938.

     The Exchange Ratio shall also be adjusted downward for any Significant Liabilities (as defined below) if in the aggregate these Significant Liabilities total more than $150,000. As of the date hereof, Westamerica and CapitolBank have identified Significant Liabilities, which total approximately $60,000. "Significant Liabilities," as used in the Agreement, mean those liabilities or expenses (whether operating or capital in nature) relating to those categories and events described in the next sentence which have not been reflected as reductions to CapitolBank's consolidated book value pursuant to generally accepted accounting principles as of September 30, 1994; provided, however, that any individual component of the $150,000 aggregate amount must reasonably be estimated to exceed $25,000. Significant Liabilities consist of the following categories or events, provided that Significant Liabilities will not include any of the following to which Westamerica has consented in writing: (i) new or extended contractual obligations; (ii) new or extended leases of real or personal property; (iii) acquisition of capital assets (or commitments to do so); (iv) new or expanded contingent liabilities based upon threatened or pending litigation or other proceedings or hazardous or toxic substances and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business (as defined in Section 3.2(h)(i) of the Agreement); (vi) any new, expanded or accelerated pension or other benefits, including employment contracts and severance payments, whether or not vested; and (vii) the aggregate amount of the difference between the per share exercise price of any stock options or stock appreciation rights granted after June 30, 1994, by CapitolBank and $3.00.

     There can be no assurance that Westamerica or CapitolBank will not identify other liabilities or expenses prior to the Effective Date which would constitute Significant Liabilities. The amount of the Significant Liabilities in the case of the arrangements described in (i), (ii), and (vi) above shall (a) equal any payment that could be made as of the Effective Date that would terminate the arrangement without further liability or expense to CapitolBank or Westamerica or (b) if the arrangement does not provide for such a payment, the present value of the amount of the remaining payments payable pursuant to the arrangement after the Effective Date using a discount rate equivalent to Westamerica's then current cost of funds. The amount of Significant Liabilities in the case of (iii) above will equal the amount expended or required to be expended under binding commitments for a capital asset, minus the amount for which the capital asset could actually be sold on a liquidation basis. Significant Liabilities shall not include fees of CapitolBank's financial advisors or CapitolBank's legal fees directly attributable to this Merger. Significant Liabilities do not include approximately $200,000 already accrued for CapitolBank's 1994 bonus pool, approximately $116,000 for CapitolBank's employee retention contracts and certain amounts payable to Thayer T. Prentice and William J. Martin totaling $150,000 and $125,000, respectively, pursuant to their respective employment agreements with CapitolBank dated as of March 30, 1994 and April 2, 1994, respectively. See "Certain Considerations--Interests of CapitolBank Officers and Directors in the Merger." As a result of any Significant Liabilities through the close of business on the day preceding the Effective Date, the Exchange Ratio shall be reduced to an amount calculated as follows, provided that not more than $1,000,000 of such Significant Liabilities shall be taken into account (the "Adjusted Exchange Ratio"):

                        (Significant Liabilities)
      Exchange Ratio -  ------------------------- = Adjusted Exchange Ratio
                               $130 Million

     It is anticipated that CapitolBank, as of the Effective Date, will have incurred an expense of $260,000 pursuant to its 1994 bonus pool ($60,000 more than the $200,000 currently accrued and excluded from the definition of Significant Liabilities). The following table illustrates a range of possible Exchange Ratios assuming Significant Liabilities between $150,000 and $1,000,000 and certain possible Exchange Ratios from the above table.


                                        Level of Significant Liabilities
     Certain Possible      -----------------------------------------------------
      Exchange Ratios        $150,000  $362,500  $575,000  $787,500   $1,000,000
- -------------------------  ----------  --------  --------  --------   ----------
         .0938                .0938     .0910     .0894     .0877        .0861
         .0934                .0934     .0906     .0890     .0873        .0857
         .0931                .0931     .0903     .0887     .0870        .0854
         .0928                .0928     .0900     .0884     .0867        .0851
         .0924                .0924     .0896     .0880     .0863        .0847
         .0921                .0921     .0893     .0877     .0860        .0844
         .0918                .0918     .0890     .0874     .0857        .0841
         .0914                .0914     .0886     .0870     .0853        .0837
         .0911                .0911     .0883     .0867     .0850        .0834
         .0908                .0908     .0880     .0864     .0847        .0831
         .0905                .0905     .0877     .0861     .0844        .0828
         .0902                .0902     .0874     .0858     .0841        .0825
         .0899                .0899     .0871     .0855     .0838        .0822

     If the average of the closing price of Westamerica Common Stock quoted on the Nasdaq National Market (the "NNM") (calculated by taking an average of the closing prices quoted on the NNM as reported in The Wall Street Journal for each of the twenty consecutive trading days prior to two business days prior to the Effective Date, rounded to four decimal places, whether or not trades occurred on those days (the "Average Price")) is above $33.00 (with no adjustment if the Average Price is between $30.20 and $33.00), the Exchange Ratio or the Adjusted Exchange Ratio will be adjusted downward by one-half of the amount by which the Average Price is above $33.00, according to the following formula:

                                   (Average Price + $33.00)/2
           Exchange Ratio       x  --------------------------
    (or Adjusted Exchange Ratio)         Average Price

     There is no ceiling in the Agreement which would limit the amount of the Average Price in the above formula nor is there any limit to the downward adjustment of the Exchange Ratio where the Average Price exceeds $33.00. The following table illustrates a range of possible Exchange Ratios assuming Average Prices of Westamerica Common Stock between $33.00 and $36.00 per share and no adjustment for Significant Liabilities.

                  Average Price of
              Westamerica Common Stock            Exchange Ratio
              ------------------------            --------------
                      33.00                           .0938
                      33.25                           .0934
                      33.50                           .0931
                      33.75                           .0928
                      34.00                           .0924
                      34.25                           .0921
                      34.50                           .0918
                      34.75                           .0914
                      35.00                           .0911
                      35.25                           .0908
                      35.50                           .0905
                      35.75                           .0902
                      36.00                           .0899

     If the Average Price is below $30.20 as of two business days preceding the Effective Date, CapitolBank may accept the Exchange Ratio as adjusted for any Significant Liabilities or Westamerica and CapitolBank will have the right, but not the obligation, to renegotiate the Exchange Ratio. Should CapitolBank fail to accept the Exchange Ratio as described in the preceding sentence or should the parties fail to renegotiate the Exchange Ratio, CapitolBank may terminate the Agreement. There will be no adjustment to the Exchange Ratio (except for Significant Liabilities) if the Average Price is between $30.20 and $33.00. To the extent required by applicable law, if the Average Price is below $30.20 and CapitolBank accepts the Exchange Ratio (.0938) as it may be adjusted for any Significant Liabilities or renegotiates the Exchange Ratio, CapitolBank will seek approval from its shareholders at a new meeting of shareholders. See "-- Amendment; Termination."

Exchange of CapitolBank Stock Certificates; Fractional Interests

     Prior to the Effective Date, Westamerica has agreed to appoint Chemical Trust Company of California or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to CapitolBank and Westamerica, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the CapitolBank Shares, and at and after the Effective Date, Westamerica will issue and deliver to the Exchange Agent certificates representing the Westamerica Shares to be delivered to holders of CapitolBank Shares. As soon as practicable after the Effective Date, each holder of CapitolBank Shares, upon surrender to the

Exchange Agent of one or more certificates for such CapitolBank Shares for cancellation, will be entitled to receive a certificate representing the number of Westamerica Shares into which such number of CapitolBank Shares will have been converted and a payment in cash with respect to fractional shares, if any. Each certificate representing Westamerica Shares will bear a notation incorporating the terms of the Amended and Restated Rights Agreement by reference and will evidence the Rights as set forth in and subject to the terms of the Amended and Restated Rights Agreement. Certificates issued for the Westamerica Shares shall be deemed to be certificates for Rights. For a discussion of the Amended and Restated Rights Agreement, see "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan."

     No dividends or other distributions of any kind which are declared payable to shareholders of record of the Westamerica Shares on or after the Effective Date will be paid to persons entitled to receive such certificates for Westamerica Shares until such persons surrender their certificates representing CapitolBank Shares. Upon surrender of certificates representing CapitolBank Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Westamerica Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

     If any certificate for Westamerica Shares is to be issued in a name other than that in which the certificate for CapitolBank Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Westamerica Shares in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Westamerica and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

     All dividends or distributions, and any cash to be paid in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing CapitolBank Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Westamerica, and after such time any holder of a certificate representing CapitolBank Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Westamerica for payment or delivery of such Westamerica Shares and dividends or distributions or cash, as the case may be.

     No fractional shares of Westamerica Common Stock shall be issued to holders of CapitolBank Shares. In lieu thereof, each such holder entitled to a fraction of a share of Westamerica Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder's CapitolBank Shares, an amount in cash equal to the Average Price multiplied by the fraction of a share of Westamerica Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.


Treatment of Stock Options

     Each person holding one or more options to purchase CapitolBank Shares pursuant to the CapitolBank Sacramento 1992 Stock Option Plan (the "CapitolBank Stock Option Plan") will have the right, in his or her discretion, to:

            (i) exercise any vested options granted under the CapitolBank Stock Option Plan to acquire CapitolBank Shares prior to the Effective Date and CapitolBank will facilitate the exercise of those options by allowing the options to be exercised and taxes paid by CapitolBank withholding the appropriate number of shares from the shares subject to the options or by any other method permitted by applicable law; and/or

            (ii) have any options, whether or not vested, that are not exercised converted into options to purchase shares of Westamerica Common Stock.

     Following the Effective Date, shares of Westamerica Common Stock will be substituted under the options for CapitolBank Shares based on the Exchange Ratio (as may be further adjusted for any Significant Liabilities), as applicable, in a form acceptable to Westamerica. Specifically, each option will be deemed to continue as an option to purchase the number of shares of Westamerica Common Stock equal to the Exchange Ratio, as adjusted, multiplied by the number of CapitolBank Shares previously covered by such option at an option exercise price for each such share of Westamerica Common Stock equal to the previous option exercise price for each CapitolBank Share divided by the Exchange Ratio. Each CapitolBank stock option will otherwise continue on terms and conditions that are consistent with those that were applicable immediately before the Effective Date.

     Notwithstanding the foregoing, the Stock Option Committee of the CapitolBank Board of Directors exercised its discretion under the CapitolBank Stock Option Plan to fully vest the options of Thayer T. Prentice and William J. Martin so that such options may be exercised in full, subject to the occurrence of the Merger on the Effective Date, using the share withholding method. Following the exercise of the options and the payment of taxes using the share withholding method, CapitolBank will hold the net remaining shares until the Effective Date, at which time the CapitolBank Shares will be exchanged for the appropriate number of shares of Westamerica Common Stock, based on the Exchange Ratio. The Westamerica shares will be delivered to Messrs. Prentice and Martin with legends affixed with the resale restrictions of Rule 145 of the Securities Act.

     Subsequent to the Effective Date, Westamerica intends to register the CapitolBank Stock Option Plan under the Securities Act by filing a Form S-8 Registration Statement with the Commission. The CapitolBank Stock Option Plan may be terminated as of the Effective Date, but options granted pursuant to the CapitolBank Stock Option Plan and outstanding on or prior to the Effective Date which are converted into options to purchase Westamerica Shares will continue to be governed by terms and conditions consistent with said CapitolBank Stock Option Plan.

     As of the Record Date, options to acquire 319,167 shares of CapitolBank Common Stock were outstanding under the CapitolBank Stock Option Plan. See "Certain Considerations--Interests of CapitolBank Officers and Directors in the Merger."


Covenants of Westamerica and CapitolBank; Conduct of Business Prior to the
Merger

     The Agreement contains covenants of Westamerica and CapitolBank concerning, among other things, (i) the cooperation of each party to obtain all necessary or appropriate government approvals in order to cause the Merger to be consummated; (ii) the prompt notification by either party of any event which would cause or constitute a breach of any of the representations, warranties or covenants of that party; (iii) the right of each party to review the other party's books and records and the delivery of financial statements; (iv) the cooperation by both parties in the issuance of any press releases; (v) restrictions on either party to enter into a merger, consolidation, or other takeover proposal involving any third party; (vi) restrictions on the payment of dividends; (vii) the termination, modification or merger of CapitolBank's employee welfare benefits plan into Westamerica's employee welfare benefits plan; and (viii) the outsourcing of various CapitolBank banking functions (which will include, but are not limited to, item processing, data processing, loan documentation, facilities management, investment portfolio management, loan review, internal audit and account servicing) to Westamerica.

     The Agreement provides that CapitolBank shall conduct its business in the ordinary course as such business was conducted prior to entering into the Agreement. The Agreement further provides that CapitolBank will not, without the prior written consent of Westamerica, among other things, (i) commit to any loan with a principal amount in excess of $50,000; (ii) purchase any investment security with a maturity in excess of two years, or sell any investment security in which a gain is recognized; (iii) issue any certificate of deposit with a rate of interest in excess of 6%; (iv) commit to new capital commitments or expenditures in excess of $25,000; (v) commit to any new contract or extend any existing contract that would obligate CapitolBank for an aggregate amount over time in excess of $25,000; (vi) accelerate the vesting of pension or other benefits; (vii) grant any new stock options or accelerate the vesting of any existing stock options; and (viii) make or approve any increase in the compensation payable to any director, officer, employee or agent with an annual salary in excess of $40,000.

     Except with the prior written consent of Westamerica, CapitolBank has agreed to not amend its Articles of Incorporation or Bylaws; make any change in its respective authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character to do so; grant or issue any stock option relating to, or right to acquire, or security convertible into, shares of its capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, capital stock or other equity securities, or agree to do any of the foregoing.

     CapitolBank has agreed to promptly notify Westamerica in writing upon becoming aware of the occurrence of any of the following: (i) the classification of any loan as substandard, doubtful or loss; (ii) the filing or commencement of any legal action or other proceeding or investigation against CapitolBank (or any director or executive officer); or (iii) the monthly pre-tax earnings of CapitolBank are less than $50,000.

     Business Combination. Subject to the fiduciary obligations of CapitolBank's Board of Directors, CapitolBank has agreed that it will not prior to the Effective Time, make any offer to any third party or accept any offer from any third party regarding a business combination ("Business Combination"), acquire or agree to acquire any of their own capital stock or the capital stock or assets of any other entity, or commence any proceedings for winding up and dissolution affecting either of them other than the transactions explicitly contemplated by the Agreements. In addition, neither CapitolBank nor any officer, director or affiliate thereof, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by CapitolBank, will (i) solicit or encourage or take any other actions to facilitate or enter into any Business Combination; (ii) disclose any nonpublic information to any corporation or entity concerning the business and properties of CapitolBank or afford any such party access to the properties, books or records of CapitolBank; or (iii) furnish or cause to be furnished any information concerning the business, financial condition, operations, property or prospects of CapitolBank to another person having any actual or prospective role with respect to any such transaction. The Agreement also requires CapitolBank to notify Westamerica within two business days of the receipt by it of any indication of interest in any Business Combination, as such term is defined in the Agreement.

     In the event the Board of Directors of CapitolBank receives a bona fide offer for a Business Combination and reasonably determines that its duty to act or refrain from acting pursuant to the Agreement is inconsistent with its continuing fiduciary duties to the shareholders of CapitolBank, its duty to act or refrain from acting pursuant to the Agreement is excused and will not constitute a breach of the Agreement, or create any claim or cause of action asserting any liability against any member of the Board of Directors of CapitolBank. In the event CapitolBank fails to act or refrains from doing any act as contemplated by the Agreement, Westamerica is entitled to terminate the Agreement without any liability to CapitolBank and CapitolBank shall pay to Westamerica, on demand, the sum of $600,000.

     CapitolBank has also agreed to make available to Westamerica, upon request, a list of its shareholders and their addresses, a list showing all transfers of CapitolBank Common Stock and such other information as Westamerica reasonably requests regarding both ownership and prior transfers of such stock.


Management and Operations Following the Merger

     On the Effective Date, CapitolBank will be merged with and into Merger
Sub, at which time CapitolBank will become a wholly-owned subsidiary bank of Westamerica. All rights, franchises and interests of Merger Sub will be assumed by and vested in CapitolBank. The Articles of Incorporation and Bylaws of CapitolBank in effect immediately prior to the Effective Date shall be and continue to be the Articles of Incorporation and Bylaws of CapitolBank following the Merger, and the directors and officers of Westamerica Bank prior to the Effective Date will be the directors and officers of CapitolBank following the Merger.

     As soon as practical following the Effective Date, Westamerica intends to merge CapitolBank into Westamerica Bank. Subject to regulatory approval, the office of CapitolBank will become a branch of Westamerica Bank and serve as the Sacramento regional headquarters of Westamerica Bank. In furtherance of this objective, Westamerica Bank intends to file applications with the Superintendent and the FRBSF seeking permission to merge CapitolBank into Westamerica Bank. Westamerica

Bank is a California state-chartered member of the Federal Reserve System. It is expected that the Sacramento region will be managed by Westamerica's current Regional Market Manager, Randall E. Reynoso.

     CapitolBank has agreed that CapitolBank's employee benefit plans, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, may be terminated, modified or merged into Westamerica's employee benefit plans before, on or after the Effective Date, as determined by Westamerica in its sole discretion, subject to compliance with applicable law. CapitolBank has also agreed that the CapitolBank 401(k) Plan may be terminated, frozen, modified or merged into the Westamerica 401(k) Plan immediately before, on or after the Effective Date, as determined by Westamerica in its sole discretion, subject to compliance with applicable law.

     It is expected that all data processing, check processing, bookkeeping, consumer lending, residential real estate lending, accounting, internal auditing and all other administrative functions of CapitolBank, except for branch functions and regional management functions described above, will be centralized with Westamerica Bank's other similar functions.


Representations and Warranties; Conditions to the Merger

     The Agreement contains representations and warranties by Westamerica and CapitolBank regarding, among other things, their respective organization, authorization to enter into the Agreements, corporate power to carry out the terms of the Agreements, capitalization and the accuracy of their respective financial statements. CapitolBank has made further representations and warranties to Westamerica regarding regulatory proceedings, the timely filing of tax returns, title to its real property, certain environmental liabilities, employment contracts and benefits and various aspects of its loans and other assets.

     The Merger will occur only if all required government approvals are in effect or have been obtained (without the imposition of any materially burdensome conditions as determined by Westamerica in its reasonable judgment) (see "--Required Regulatory Approvals"), the Agreements are approved by the majority of the outstanding shares of CapitolBank Common Stock and the representations and warranties of the parties are true and correct in all material respects on and as of the Effective Date.

     Consummation of the Merger is subject to satisfaction of certain other conditions or the waiver of such conditions by the party entitled to do so. Such conditions include, among other things, the following: (i) except as disclosed to Westamerica in writing prior to November 17, 1994, the absence of a material adverse change since December 31, 1993, in the business, financial condition or results of operations of either party; (ii) the receipt of a letter from legal counsel to CapitolBank to the effect that CapitolBank will be reimbursed for expenses and other costs arising out of the Tyler v. Wickland litigation (see "Certain Considerations--Tyler v. Wickland"); (iii) the absence of significant legal impediments to the Merger; (iv) the effectiveness of a registration statement with respect to the Westamerica Shares to be issued to CapitolBank shareholders as a result of the Merger; (v) the receipt of a tax ruling or opinion of legal counsel to Westamerica to the effect that, among other things, under federal and state tax laws, the Merger will not result in any recognized gain or loss to Westamerica or CapitolBank and, except for any cash received in lieu of any fractional shares, no gain or loss will be recognized by holders of CapitolBank Common Stock who receive Westamerica Common Stock in exchange for the CapitolBank Common Stock which they hold (see "--Certain Tax Consequences");
(vi) receipt of letters and reports from CapitolBank's independent public accountants relating to the Registration Statement and CapitolBank's unaudited financial statements; (vii) receipt by CapitolBank of a fairness opinion from each of its financial advisors; and (viii) receipt of a letter from Westamerica's independent public accountants to the effect that the Merger will qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles (see "--Accounting Treatment").


     In addition, certain other conditions must be satisfied, or be waived by Westamerica, in order for Westamerica to be obligated to consummate the Merger, including but not limited to the conditions that (i) the aggregate number of shares of CapitolBank Common Stock held by persons who have taken all of the steps required to perfect their right (if any) to be paid the fair market value of such shares as dissenting shares under the GCL shall not exceed 9% of the outstanding shares of CapitolBank Common Stock; (ii) CapitolBank has delivered to Westamerica an opinion of its loan review examiner, acceptable to Westamerica, to the effect that all loan losses in excess of $25,000 have been identified; (iii) CapitolBank has received all consents of third parties which are required to be received by it, if any; and (iv) the percentage determined by dividing Classified Loans (as defined in the Agreement) by the sum of equity capital (excluding adjustments required by FASB No. 115) plus reserves for loan losses as of December 31, 1994, at the month end immediately preceding the Effective Date and two business days prior to the Effective Date, shall be no greater than 42%.


Required Regulatory Approvals

     The Merger must be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the provisions of the BHC Act. This federal statute provides that no transaction may be approved which would result in a monopoly or (i) which would be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting a review of any application for a merger, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the companies and the banks concerned and the convenience and needs of the community to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the requirements of the Community Reinvestment Act of 1977, as amended, are not satisfied.

     Westamerica filed a final application to merge CapitolBank into Westamerica on January 12, 1995. Receipt of final regulatory approval by the Federal Reserve Board is a pre-condition to the consummation of the Merger under the terms of the Agreement. See "--Representations and Warranties; Conditions to the Merger." Westamerica expects that the Federal Reserve Board will act on and approve its application in the first or second quarter of 1995.

     A transaction approved by the Federal Reserve Board may not be consummated for at least 30 days (in some circumstances a 15 day waiting period is allowed) after such approval. During such period, the Department of Justice may commence a legal action challenging the transaction under federal antitrust laws. If the Department of Justice does not commence a legal action during such 30-day (in some circumstances a 15 day waiting period is allowed) period, it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act.

     The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to an application for approval under the BHC Act and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger.

     Based on current precedents, the respective managements of Westamerica and CapitolBank believe that the Merger will be approved by the Federal Reserve Board and the Merger will not be subject to challenge by the Department of Justice under federal antitrust laws. However, no assurance can be provided that the Federal Reserve Board or the Department of Justice will concur in this assessment or that, in connection with the grant of any approval by the Federal Reserve Board, any action taken, or statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, will not contain conditions which are materially burdensome to Westamerica within the meaning of the Agreement. If a materially burdensome condition is imposed in connection with a government approval, a condition to Westamerica's obligation to consummate the Merger will be deemed not to have occurred and Westamerica would have the right to terminate the Agreement. If the Agreement is terminated by Westamerica due to a materially burdensome condition imposed in connection with a government approval or because of a failure to obtain all government approvals for whatever reason, upon demand and subject to CapitolBank's cooperation in all reasonable respects to obtain the government approvals, Westamerica will pay CapitolBank $1,200,000.

     The Merger must also be approved by the Superintendent of Banks of the State of California (the "Superintendent") pursuant to the California Financial Code (the "Financial Code"). Under the Financial Code, the Agreement and an application for approval of the same must be filed with the Superintendent. The Merger shall not become effective until the Agreement has been approved in writing by the Superintendent. The Agreement and the application will be filed with the Superintendent during early 1995. The parties anticipate that the Superintendent will act on and approve the application in the second quarter of 1995.

     The Federal Deposit Insurance Corporation (the "FDIC") must approve the merger of Merger Sub with and into CapitolBank. A notice of the proposed acquisition is expected to be filed with the FDIC in February 1995. Based on the foregoing filing date, the FDIC will have at least 60 days to approve or disapprove the acquisition.

Trading Markets for Stock

     The Westamerica Common Stock is listed on the NNM. Westamerica intends to cause the shares of Westamerica Common Stock to be issued in the Merger and the shares of Westamerica Common Stock to be reserved for issuance upon the exercise of existing CapitolBank stock options to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Date.

     There is a limited trading market for CapitolBank Common Stock which is currently traded on the over-the-counter market and quoted on the "pink sheets" published by the National Quotation Bureau, Inc. (the "Pink Sheets"). If the Merger is consummated, Westamerica will take appropriate action to cause the CapitolBank Common Stock to cease to be quoted on the Pink Sheets and public trading of such shares will cease.


Stock Option Agreement

     The following is a summary of the material provisions of the Stock Option Agreement entered into between Westamerica and CapitolBank immediately following the execution of the Agreement (the "Stock Option Agreement"), a copy of which is attached hereto as Annex D to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the text of the Stock Option Agreement set forth in Annex D. Certain capitalized terms which are used but not defined in this subsection are defined in the Stock Option Agreement.

     Shares Subject to the Option. The Stock Option Agreement provides for the purchase by Westamerica of up to 403,949 shares, subject to certain adjustments, of CapitolBank Common Stock (the "Option Shares") at an exercise price, subject to certain adjustments, of $2.27 per share, payable in cash (the "Stock Option"). The Option Shares, if issued pursuant to the Stock Option Agreement, would represent approximately 9.9% of the issued and outstanding shares of CapitolBank's Common Stock without giving effect to the issuance of any shares pursuant to an exercise of the Stock Option, and in no event will the number of Option Shares exceed 9.9% of the issued and outstanding shares of CapitolBank Common Stock.

     Adjustment of Number of Shares Subject to the Option. The number of shares of CapitolBank Common Stock subject to the Stock Option will be increased to the extent that CapitolBank issues additional shares of CapitolBank Common Stock (other than pursuant to an exercise of the Stock Option) such that the number of Option Shares will continue to equal 9.9% of the then issued and outstanding shares of CapitolBank Common Stock without giving effect to the issuance of shares pursuant to an exercise of the Stock Option.

     Exercise of Option. The Option is exercisable only if both an Initial Triggering Event and a Subsequent Triggering Event occur prior to the termination of the Option.

     "Initial Triggering Event" is defined as the occurrence of any of the following events:

     (i) CapitolBank or any of its subsidiaries, without Westamerica's prior written consent, enters into an agreement with any person or group (other than Westamerica or any subsidiary thereof) to engage in, or the CapitolBank Board of Directors recommends that the shareholders of CapitolBank Common Stock approve or accept (other than as contemplated by the Agreement) (x) a merger or consolidation, or similar transaction, involving CapitolBank or any significant subsidiary of CapitolBank, (y) the purchase, lease, or other acquisition representing 15% or more of the consolidated assets of CapitolBank and its subsidiaries, or (z) the purchase, lease or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of any class of securities of CapitolBank (each of the transactions described in the preceding clauses (x), (y) and (z) being referred to herein as an "Acquisition Transaction");

     (ii) CapitolBank or any of its subsidiaries, without having received Westamerica's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Westamerica or a subsidiary thereof, or the CapitolBank Board of Directors shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, its recommendation that the shareholders of CapitolBank approve the transactions contemplated by the Agreement;

     (iii) any person or group (other than Westamerica, any subsidiary thereof or any CapitolBank subsidiary acting in a fiduciary capacity) shall acquire beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of CapitolBank Common Stock;

     (iv) any person or group (other than Westamerica or any subsidiary thereof) shall make a bona fide proposal to CapitolBank or its shareholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction;

     (v) a third party shall make a proposal to CapitolBank or its shareholders to engage in an Acquisition Transaction, followed by CapitolBank breaching any covenant or obligation contained in the Agreement, such breach entitling Westamerica to terminate the Agreement, and such breach shall not be cured prior to the date that Westamerica sends notice of its exercise of the Stock Option to CapitolBank; or

     (vi) any person or group (other than Westamerica or any subsidiary thereof), other than in connection with a transaction to which Westamerica has given its prior written consent, shall file an application or notice with the Superintendent or the FDIC or other federal or state bank regulatory authority, which application or notice has been accepted for processing for approval to engage in an Acquisition Transaction.

     "Subsequent Triggering Event" is defined as either (A) the acquisition by any person or group of beneficial ownership of 20% or more of the then outstanding shares of CapitolBank Common Stock, or (B) the occurrence of the Initial Triggering Event described in clause (i) above, except that the percentage referenced in subclause (z) thereof shall be 20%.

     Termination of the Option. The Stock Option Agreement terminates (i) at the Effective Time of the Merger, (ii) upon termination of the Agreement in accordance with the terms thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, or (iii) 12 months after termination of the Agreement following the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event occurs after or continues beyond such termination, the Stock Option will terminate 12 months from the expiration of the last Initial Triggering Event, but in no event more than 18 months after such termination).

     Notwithstanding any other provision of the Stock Option Agreement, if a Holder, the owner of the Option Shares from time to time (the "Owner"), or certain related parties offer or propose to engage in an Acquisition Transaction (other than as contemplated by the Merger Agreement) without the prior written consent of CapitolBank, then (i) in the case of a Holder or related party thereof, the Stock Option held by it will immediately terminate and be of no further force or effect and (ii) in the case of an Owner or any related party thereof, the Option Shares held by it will be repurchasable by CapitolBank immediately at the then applicable Stock Option exercise price.

     If the Stock Option terminates under certain circumstances as described in the Stock Option Agreement, Westamerica (or any subsequent Holder) may have as many as 30 days subsequent to such termination to exercise the Stock Option (or Substitute Option (as hereinafter defined)) in connection with the resale of CapitolBank Common Stock or other securities pursuant to a registration statement as provided in the Stock Option Agreement.

     Registration Rights. Within 30 days (subject to extension as provided in the Stock Option Agreement) after a Subsequent Triggering Event and prior to the termination of the Stock Option, Westamerica (on behalf of itself or any subsequent Holder) may demand that the Stock Option and the related Option Shares be registered under the Securities Act. Upon such demand, CapitolBank must promptly prepare, file and keep current with the Superintendent the equivalent of a shelf registration subject to certain exceptions. Westamerica is entitled to two such registrations so long as the second request is within 18 months of the first request.

           Repurchase at Option of Westamerica. Within 30 days (subject to extension as provided in the Stock Option Agreement) after a Subsequent Triggering Event and prior to an Exercise Termination Event, subject to regulatory approval and applicable law, CapitolBank is required (i) at the request of the Holder, to repurchase the Stock Option from the Holder at a price (the "Option Repurchase Price") equal to (A) the amount by which (x) the "market/offer price" (as hereinafter defined) exceeds (y) the then applicable Stock Option exercise price, multiplied by the number of shares for which the Stock Option may then be exercised plus (B) Westamerica's Out-of-Pocket Expenses (as hereinafter defined) to the extent not previously reimbursed; and (ii) at the request of the Owner, to repurchase such number of Option Shares from the Owner as the Owner designates at a price per share (the "Option Share Repurchase Price") equal to (A) the "market/offer price" multiplied by the number of Option Shares so designated plus (B) Westamerica's Out-of-Pocket Expenses to the extent said expenses exceed $600,000 and were not previously reimbursed. "Out-of-Pocket Expenses" means Westamerica's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including legal, accounting, and investment banking fees. "Market/offer price" means the highest of (C) the highest price per share of CapitolBank Common Stock at which a tender offer or exchange offer therefor has been made, (D) the price per share of CapitolBank Common Stock to be paid by any third party pursuant to an agreement with CapitolBank, (E) the highest closing price for shares of CapitolBank Common Stock quoted on the Pink Sheets or other principal trading market, if applicable, within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Stock Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (F) in the event of a sale representing 15% or more of CapitolBank's net assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of CapitolBank as determined by a nationally recognized investment banking firm, selected by the Holder or the Owner, as the case may be, divided by the number of shares of CapitolBank Common Stock outstanding at the time of such sale.

           Substitute Option. In the event that, prior to an Exercise Termination Event, CapitolBank enters into an agreement (i) to consolidate with or merge into any entity other than Westamerica or any subsidiary thereof and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any entity other than Westamerica or any subsidiary thereof to merge into CapitolBank with CapitolBank as the continuing or surviving corporation, but in connection therewith the then outstanding shares of CapitolBank are changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of CapitolBank Common Stock after such merger represent less than 50% of the outstanding shares or share equivalents of the merged company, or (iii) to sell or transfer all or substantially all of its assets to any entity other than Westamerica or any subsidiary thereof, then the Stock Option will be converted into, or exchanged for, an option (a "Substitute Option") to purchase shares of common stock of, at the Holder's option, either the continuing or surviving corporation of a merger or a consolidation, the transferee of all or substantially all of CapitolBank's assets, or the person controlling such continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Stock Option Agreement. To the extent possible, the Substitute Option will contain other terms and conditions that are the same as those in the Stock Option Agreement (after giving effect to the provisions described in the following paragraph).

           Repurchase of Substitute Option or Shares. Subject to regulatory approval and applicable law, the issuer of a Substitute Option will be required to repurchase such option at the request of the holder thereof and to repurchase any shares ("Substitute Shares") of such issuer's common stock ("Substitute Common Stock") issued upon exercise of a Substitute Option at the request of the owner thereof. The repurchase price for a Substitute Option will equal the amount by which (A) the "Highest Closing Price" (as hereinafter defined) exceeds (B) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may be exercised, plus Westamerica's Out-of-Pocket Expenses to the extent said expenses exceed $600,000 and were not previously reimbursed. The repurchase price for Substitute Shares shall equal the "Highest Closing Price" multiplied by the number of Substitute Shares to be repurchased, plus Westamerica's Out-of-Pocket Expenses to the extent said expenses exceed $600,000 and were not previously reimbursed. As used herein, "Highest Closing Price" means the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Substitute Option or the Owner gives notice of the required repurchase of Substitute Shares, as the case may be.

           Assignability. Neither Westamerica nor CapitolBank may assign any of its respective rights and obligations under the Stock Option Agreement or the Stock Option to any other person without the other party's written consent, except that if a Subsequent Triggering Event occurs prior to termination of the Stock Option, within 30 days thereafter (subject to extension as provided in the Stock Option Agreement), Westamerica, subject to the Stock Option Agreement, may assign in whole or in part its rights and obligations thereunder. In addition, until 30 days after the Superintendent or the FDIC approves an application by Westamerica to acquire the Option Shares, Westamerica may not assign its rights under the Stock Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of CapitolBank, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on Westamerica's behalf, or (iv) any other manner approved by the Superintendent or the FDIC.

           Notice of Exercise. In the event Westamerica (or any subsequent Holder) wishes to exercise the Stock Option, it must send to CapitolBank a written notice (the date of which is referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a "Closing Date" not less than three nor more than 60 days from the Notice Date. If the purchase and sale of the Stock Option cannot be consummated because of an applicable judgment, decree, order, law or regulation, the period of time referred to in this paragraph shall run from the date that the restriction on consummation lapses. If prior notification to or approval by the Superintendent or the FDIC is required, Westamerica (or any subsequent Holder) will promptly file the required notice or application. In such a case, the period of time referred to in this paragraph will run from the date the notification period expires or any necessary approval is granted.

           The rights and obligations of Westamerica under the Stock Option Agreement are subject to receipt of any required regulatory approval. Generally, without the prior approval of the Federal Reserve Board, Westamerica may not acquire more than 5% of the outstanding Common Stock of CapitolBank. Westamerica intends to file an application for such approval as soon as practicable. See "--Required Regulatory Approvals."

           The Stock Option could have the effect of discouraging persons who now or prior to the Effective Time might be interested in acquiring all of or a significant interest in CapitolBank from considering or proposing such an acquisition, even if such persons were prepared to pay more consideration per share for CapitolBank Common Stock than the consideration per share payable under the Agreement.


      Noncompetition Agreements

           Each nonemployee director of CapitolBank has entered into a noncompetition agreement (collectively, the "Noncompetition Agreements") with Westamerica. Under the Noncompetition Agreements signed by J. Al Wickland, Jr. and John A. Wickland III, as of the Effective Time, except as a director, officer or employee of Westamerica or any subsidiary thereof, J. Al Wickland, Jr. and John A. Wickland III have each agreed that, without the prior written consent of Westamerica, they will not at any time within the two-year period immediately following the consummation of the Merger (i) directly or indirectly, within Sacramento County in the State of California, whether or not for compensation, engage in, or have any material interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, shareholder holding, directly or indirectly, 5% or more of the voting securities thereof, partner, consultant, adviser, holder of any substantial beneficial ownership interest or otherwise) that engages in any activity within Sacramento County which is the same as, similar to, or competitive with any activity now engaged in by CapitolBank as long as CapitolBank, Westamerica, or any transferee of all or substantially all of the assets of Westamerica, CapitolBank or their subsidiaries or any other successor thereof shall engage in such activity, except that nothing shall prohibit any of such CapitolBank directors from providing professional services, such as legal or accounting advice, to clients; or (ii) induce any employee of CapitolBank to leave the employ of Westamerica or any subsidiary thereof. In addition, the Noncompetition Agreements signed by each of the other nonemployee directors provide that, without the prior written consent of Westamerica, each such director will not at any time within the two-year period immediately following the consummation of the Merger, directly or indirectly, within Sacramento County in the State of California, whether or not for compensation, engage in, or have any material interest in any person, firm, corporation or business which engages in soliciting or making loans to or attracting or soliciting insured financial institution deposits from customers of, or otherwise contacting individuals or entities doing business with, CapitolBank regarding CapitolBank's banking or trust business as of November 17, 1994 as long as CapitolBank, Westamerica, or any transferee of all or substantially all of the assets of Westamerica, CapitolBank or their subsidiaries or any successor thereof shall engage in such activity.

           Each nonemployee director has also agreed to treat as confidential all information concerning the records, properties, books, contracts, commitments and affairs of Westamerica, CapitolBank or their respective subsidiaries, including but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers, customer lists and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public. If a Noncompetition Agreement is terminated or expires, each nonemployee director shall continue to treat all such information as confidential and shall return such documents and any electronic storage media containing such information as shall reasonably be requested by Westamerica.


      Certain Tax Consequences

           In order to satisfy one of the conditions to consummation of the Merger (see "--Representations and Warranties; Conditions to the Merger"), Westamerica and CapitolBank each expects to receive, with respect to United States federal income tax law and California state tax law, an opinion from Westamerica's counsel, based upon the assumptions and understandings contained in the opinion, to the effect that the Merger will be part of a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "IRC"), and that, accordingly, for United States federal income tax, California personal income and California franchise tax purposes:

                (i) the Merger will not result in any recognized gain or loss to Westamerica or CapitolBank;

                (ii) no gain or loss will be recognized by holders of CapitolBank Common Stock who receive solely Westamerica Common Stock in exchange for the CapitolBank Common Stock which they hold;

                (iii) the holding period of Westamerica Common Stock exchanged for CapitolBank Common Stock will include the holding period of the CapitolBank Common Stock for which it is exchanged, assuming the shares of CapitolBank Common Stock are capital assets in the hands of the holder thereof at the Effective Date;

                (iv) a holder of CapitolBank Common Stock receiving cash in the exchange in lieu of a fractional interest in Westamerica Common Stock will be treated as if such holder actually received such fractional share interest which was subsequently redeemed by Westamerica, resulting in the cash such holder receives in lieu of such fractional share interest being treated as having been received as full payment in exchange for stock redeemed as provided in section 302(a) of the IRC; and

                (v) the basis of the Westamerica Common Stock received in the exchange will be the same as the basis of the CapitolBank Common Stock for which it was exchanged, less any basis attributable to fractional shares for which cash is received.

           Westamerica and CapitolBank believe that each person who on the Effective Date holds an unexercised option to acquire CapitolBank Common Stock pursuant to the CapitolBank Stock Option Plan and who receives an option to acquire Westamerica Common Stock in exchange therefor will not recognize any gain or loss at the time of the exchange. In addition, Westamerica and CapitolBank believe that any such unexercised option to acquire CapitolBank Common Stock which was an "incentive stock option" prior to the Merger should remain an "incentive stock option" after its conversion into an option to acquire Westamerica Common Stock.

           In general, if the CapitolBank Common Stock is held as a capital asset on the Effective Date, a dissenting shareholder will recognize a capital gain or loss measured by the difference between the amount of cash received and the basis of the CapitolBank Common Stock. However, if such dissenting shareholder owns, directly or constructively through application of section 318 of the IRC, any shares of CapitolBank Common Stock as to which dissenters' rights are not exercised and perfected, or otherwise directly or constructively holds Westamerica Common Stock, such shareholder may be treated as having received a dividend in the amount of cash paid to the shareholder in exchange for the shares as to which dissenters' rights are perfected. The constructive ownership rules of section 318 of the IRC apply in certain specified circumstances to attribute ownership of stock of a corporation from the shareholder actually owning the stock, whether an individual, a trust, a partnership or a corporation, to certain members of the individual's family or to certain individuals, trusts, partnerships or corporations in which that shareholder has an ownership or beneficial interest, or which have an ownership or beneficial interest in that shareholder; a shareholder is also considered under these rules to own any stock with respect to which that shareholder holds exercisable options. Each shareholder who intends to dissent from the Merger should consult such shareholder's own tax advisor with respect to the application of the constructive ownership rules to the shareholder's particular circumstances.

           THE UNITED STATES FEDERAL INCOME TAX, CALIFORNIA PERSONAL INCOME TAX AND CALIFORNIA FRANCHISE TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH CAPITOLBANK SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.


      Amendment; Termination

           The Agreement may be amended by Westamerica and CapitolBank at any time prior to the Effective Date without the approval of the shareholders of Westamerica or the shareholders of CapitolBank with respect to any of its terms except the terms relating to the form or amount of consideration to be delivered to the CapitolBank shareholders in the Merger. The Agreements may be terminated by the mutual consent of the Boards of Directors of both Westamerica and CapitolBank at any time prior to the consummation of the Merger.

           The Agreement may be terminated by Westamerica as follows: (i) on or after July 31, 1995, if (A) any of the conditions to which the obligations of Westamerica are subject has not been fulfilled, or (B) such conditions have been fulfilled or waived by Westamerica and CapitolBank shall have failed to complete the Merger; (ii) if (A) Westamerica has become aware of any facts or circumstances of which it was not aware on the date of the Agreement and which materially adversely affect CapitolBank or its properties, operations, financial condition or prospects, taken as a whole, (B) a materially adverse change shall have occurred since December 31, 1993, in the business, financial condition, results of operations or properties of CapitolBank, (C) there has been failure (including any anticipatory breach) on the part of CapitolBank to comply with its obligations under the Agreement, or any failure (including any anticipatory breach) to comply with any of the conditions to closing set forth in Section 7 of the Agreement, or (D) based on the continuing fiduciary duties of the CapitolBank Board of Directors to the shareholders of CapitolBank, CapitolBank fails to act or refrains from doing any act required of CapitolBank pursuant to the Agreement as a result of a bona fide offer for a Business Combination (as such term is defined in the Agreement); (iii) if Westamerica determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate, the transactions contemplated in the Agreement, by reason of any significant legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding; or
      (iv) if any person (other than Westamerica or any subsidiary thereof) shall become the beneficial owner of 20% or more of the then outstanding shares of CapitolBank or any person (other than Westamerica or a subsidiary thereof) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of CapitolBank. See "Certain Considerations -- Tyler v Wickland;" and "-- Real Estate Lending Activities; Nonperforming Assets," for a discussion of certain circumstances that currently exist which could cause the conditions to Westamerica's obligations to consummate the Merger not to be fulfilled and therefore give Westamerica the right to terminate the Aggreement.

           The Agreement may be terminated by CapitolBank as follows: (i) on or after July 31, 1995, if (A) any of the conditions to which the obligations of CapitolBank are subject has not been fulfilled, or (B) such conditions have been fulfilled or waived but Westamerica shall have failed to complete the Merger; provided, however, that if Westamerica is engaged at the time in litigation relating to an attempt to obtain one or more of the government approvals which are required to consummate the Merger or if Westamerica shall be contesting in good faith any litigation which seeks to prevent consummation of the Merger, such nonfulfillment shall not give CapitolBank the right to terminate the Agreements until the earlier of (X) 12 months after the date of the Agreement or (Y) 60 days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto; or (ii) if on or before the Effective Date (A) CapitolBank has become aware of any facts or circumstances of which it was not aware on November 17, 1994 and which can or do materially adversely affect Westamerica and its subsidiaries (taken as a whole) or its properties, operations, financial condition or prospects (taken as a whole), (B) a materially adverse change shall have occurred since December 31, 1993, in the business, financial condition, results of operations or assets of Westamerica and its subsidiaries (taken as a whole), (C) there has been failure (including any anticipatory breach) on the part of Westamerica to comply with its obligations under the Agreement or any failure (including any anticipatory breach) to comply with any condition set forth in Section 8 of the Agreement, or (D) Westamerica shall make any offer to any third party or accept any offer from any third party regarding a Business Combination of Westamerica with any other entity that is not conditioned upon performance by Westamerica or its successor of the obligations of Westamerica under the Agreement; or (iii) the Average Price of Westamerica Common Stock is less than $30.20 and CapitolBank has not accepted the Exchange Ratio, as adjusted for Significant Liabilities, if any, or the parties have failed to renegotiate the Exchange Ratio, all as provided for in Section 2.1(c) of the Agreement.

           The right to terminate the Agreement may be exercised by Westamerica or CapitolBank, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

           If there has been a material breach by either party in the performance of any obligations under the Agreement, which shall not have been cured within ten business days after written notice thereof has been given to the defaulting party, the nondefaulting party will have the right to terminate the Agreement upon written notice to the other party. In any event, the nondefaulting party will have no obligation to consummate any transaction or take any further steps toward such consummation contemplated under the Agreement until such breach is cured.

           Termination of the Agreement does not terminate or affect the obligations of Westamerica or CapitolBank to pay expenses (see "--Expenses"), to maintain the confidentiality of the other party pursuant to the Agreement, to make certain termination payments as described below, or to comply with the notice, attorneys' fees, governing law and third party beneficiary provisions of the Agreement and shall not affect any agreement after such termination.

           CapitolBank shall pay to Westamerica, on demand, the sum of $600,000 if the Agreement is terminated by Westamerica for reasons relating to a Business Combination by CapitolBank or the acquisition by a third party of 20% or more of CapitolBank Common Stock, or if any of the events specified in Section 12(b)(iv) of the Agreement occurs within 12 months following termination of the Agreement (relating to the acquisition by a third party of 20% or more of CapitolBank Common Stock) for any of the reasons stated in Section 12(b) of the Agreement (provided that such termination for a reason stated in Section 12(b) of the Agreement results from the interference of a third party or group who thereafter attempts to acquire CapitolBank).

           If the Agreement is terminated by CapitolBank for reasons relating to a Business Combination by Westamerica, Westamerica will pay to CapitolBank, on demand, the sum of $600,000. In addition, Westamerica shall pay to CapitolBank the sum of $1,200,000 if the Agreement is terminated by Westamerica pursuant to Section 12(b)(ii) of the Agreement or by CapitolBank pursuant to Section 12(b)(vi) of the Agreement because of a failure to satisfy the conditions set forth in Sections 7(i) or 8(h) of the Agreement relating to Westamerica's obtaining necessary government approvals, subject to CapitolBank's compliance with Section 3.2(c) of the Agreement relating to CapitolBank's cooperation with Westamerica to obtain such approvals.

      Expenses

           Westamerica and CapitolBank have each agreed to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by the Agreements shall be consummated, their own costs incurred incident to the performance of their obligations under the Agreements, including without limitation, costs incident to the preparation of the Agreements and this Proxy Statement/Prospectus (including the audited financial statements of CapitolBank contained herein) and incident to the consummation of the Merger and of the other transactions contemplated in the Agreements, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Notwithstanding the foregoing, Westamerica shall be solely responsible for all fees payable pursuant to state securities laws, fees related to obtaining a revenue ruling or tax opinion and the fee required to be paid to the Commission to register the Westamerica Shares.

           CapitolBank shall bear its own costs of printing and distributing (including postage) this Proxy Statement/Prospectus and other information relating to these transactions to its shareholders.


      Accounting Treatment

           CapitolBank and Westamerica expect that the Merger will qualify for pooling of interests accounting treatment. Under this method of accounting, Westamerica's prior period financial statements will be restated on a combined basis with those of CapitolBank, with all intercompany accounts being eliminated and all expenses relating to the Merger being deducted from combined income.

           It is a condition to Westamerica's obligation to consummate the Merger that, among other things, Westamerica receive a letter from KPMG Peat Marwick LLP ("KPMG"), its independent public accountants, to the effect that KPMG believes that the Merger will qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the Commission. In addition, it also is a condition to such obligation of Westamerica that no determination will have been made by any court, tribunal, regulatory agency or other governmental entity that the Merger fails or will fail to qualify for pooling of interests accounting treatment and holders of no more than 9% of the shares of CapitolBank Common Stock immediately prior to the Effective Date have sought to perfect dissenters' rights under the GCL with respect to their shares.

           CapitolBank's independent public accountants for the most recently completed fiscal year are KPMG. Representatives of KPMG, as accountants of CapitolBank, are expected to be present at the Meeting and available to respond to questions.


      Resales of Westamerica Common Stock

           The Westamerica Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any CapitolBank shareholder who may be deemed to be an "affiliate" of Westamerica or CapitolBank for purposes of Rule 145 under the Securities Act. Each director of CapitolBank is deemed to be such an affiliate. It is expected that each such director and each other person deemed to be an affiliate will enter into an agreement with Westamerica providing that such person will not transfer any Westamerica Common Stock received in the Merger, except in compliance with the Securities Act and applicable rules thereunder. See "--Representations and Warranties; Conditions to the Merger."


                        DISSENTERS' RIGHTS OF APPRAISAL

           If the Agreement is approved by the required vote of CapitolBank shareholders and is not abandoned or terminated, shareholders of CapitolBank who did not vote "FOR" the Merger may be entitled to certain dissenters' appraisal rights under Chapter 13 of the GCL.

           The following discussion is not a complete statement of the GCL relating to dissenters' rights, and is qualified in its entirety by reference to sections 1300 through 1312 of the GCL attached to this Proxy Statement/Prospectus as Annex E and incorporated herein by reference. This discussion and sections 1300 through

      1312 of the GCL should be reviewed carefully by any CapitolBank shareholder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

           If the Merger is consummated, those shareholders of CapitolBank who elect to exercise their dissenters' rights and who in a timely and proper fashion perfect such rights will be entitled to receive the "fair market value" of their shares in cash. Pursuant to section 1300(a) of the GCL, such "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the proposed Merger, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter. CapitolBank believes that such "fair market value" is equal to the average of the bid and asked prices of CapitolBank Common Stock as reported on the Pink Sheets for November 17, 1994, or $1.88.

           Shares of CapitolBank Common Stock must satisfy each of the following requirements to qualify as dissenting shares ("Dissenting Shares") under the GCL: (i) the shares of CapitolBank Common Stock must have been outstanding on the Record Date (and, therefore, shares acquired after such Record Date upon exercise of options to purchase CapitolBank Common Stock may not constitute Dissenting Shares); (ii) the shares of CapitolBank Common Stock must not have been voted "FOR" approval and adoption of the Agreements and the transactions contemplated thereby, including the Merger; and (iii) the holder of such shares of CapitolBank Common Stock must submit certificates for endorsement as described below. If a holder of CapitolBank Common Stock votes "FOR" the approval and adoption of the Agreements, including the Merger, and the transactions contemplated thereby (including by executing and returning a proxy to CapitolBank with no voting instructions indicated thereon) such holder will lose any dissenters' rights that may exist with respect to the subject shares.


           If the Merger is approved at the Meeting, CapitolBank will, within ten days after such approval, mail to any shareholder who may have a right to require CapitolBank to purchase his or her shares for cash as a result of making such a demand (as described below), a notice that the required shareholder approval and adoption of the Agreements and the transactions contemplated thereby, including the Merger, was obtained (the "Notice of Approval") accompanied by a copy of sections 1300 through 1304 of the GCL. The Notice of Approval will set forth the price determined by CapitolBank to represent the "fair market value" of any Dissenting Shares (which shall constitute an offer by CapitolBank to purchase such Dissenting Shares at such stated price) and will set forth a brief description of the procedures to be followed by such shareholders who wish to exercise their dissenters' rights.

           Within 30 days after the date on which the Notice of Approval was mailed: (i) CapitolBank or its transfer agent must receive the demand of the dissenting shareholder which is required by law to contain a statement concerning the number and class of shares of CapitolBank Common Stock held of record by such dissenting shareholder which the dissenting shareholder demands that CapitolBank purchase and a statement of what such dissenting shareholder claims to be the fair market value of the Dissenting Shares as of November 17, 1994, the day before the announcement of the proposed Merger (the statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the Dissenting Shares at such price); and (ii) the dissenting shareholder must submit share certificate(s) representing the Dissenting Shares to CapitolBank at CapitolBank's principal office or at the office of its transfer agent. The certificate(s) will be stamped or endorsed with a statement that the shares are Dissenting Shares or will be exchanged for certificates of appropriate denomination so stamped or endorsed. If the price contained in the Notice of Approval is acceptable to the dissenting shareholder, the dissenting shareholder may demand the same price. This would constitute an acceptance of the offer by CapitolBank to purchase the dissenting shareholder's stock at the price stated in the Notice of Approval.

           If CapitolBank and a dissenting shareholder agree upon the price to be paid for the Dissenting Shares, upon the dissenting shareholder's surrender of the certificates representing the Dissenting Shares, such price (together with interest thereon at the legal rate on judgments from the date of the agreement between CapitolBank and the dissenting shareholder) is required by law to be paid to the dissenting shareholder within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to the surrender of the certificates therefor.

           If CapitolBank and a dissenting shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such Dissenting Shares are entitled to be classified as Dissenting Shares, such holder may, within six months after the Notice of Approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any pending action brought by any other dissenting shareholder. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable, but must be assessed against CapitolBank if the appraised value as determined by the court exceeds the price offered by CapitolBank.

           The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the Merger. Furthermore, no shareholder who has appraisal rights under Chapter 13 of the GCL has any right to attack the validity of the Merger or to have the Merger set aside or rescinded except in an action to test whether the number of shares required to authorize or approve the Merger has been legally voted in favor of the Merger.

           Dissenting Shares may lose their status as such and the right to demand payment will terminate if (i) the Merger is abandoned (in which case CapitolBank shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith as provided under Chapter 13 of the GCL all necessary expenses and reasonable attorneys' fees incurred in such proceedings); (ii) the Dissenting Shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class; (iii) the dissenting shareholder and CapitolBank do not agree upon the status of the shares as Dissenting Shares or upon the price of such shares and the dissenting shareholder fails to file suit against CapitolBank or intervene in a pending action within six months following the date on which the Notice of Approval was mailed to the shareholder; or
      (iv) the dissenting shareholder withdraws his or her demand for the purchase of the Dissenting Shares with the consent of CapitolBank.


                    PRO FORMA COMBINED FINANCIAL INFORMATION

           The following Unaudited Pro Forma Combined Financial Statements give effect to the Merger on a pooling of interests basis. Additionally, the Unaudited Pro Forma Combined Financial Statements give effect to Westamerica's recent acquisition of PV Finanial and pending acquisition of North Bay on a pooling of interests basis. See "Information About Westamerica--Recent and Pending Acquisitions." The Unaudited Pro Forma Combined Statements of Income assume the Merger and Westamerica's recent and pending acquisitions were effective as of the beginning of each of the nine months ended September 30, 1994 and 1993 and each of the years ended December 31, 1993, 1992 and 1991. The Unaudited Pro Forma Combined Balance Sheet assumes the Merger and Westamerica's recent and pending acquisitions were effective September 30, 1994. For a description of the pooling of interests accounting with respect to the Merger, see "The Merger-- Accounting Treatment." This pro forma financial data and the accompanying notes should be read in conjunction with and are qualified in their entirety by the historical consolidated financial statements of Westamerica, PV Financial, CapitolBank and North Bay, including the respective notes thereto, and the unaudited condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference.

           As described in the Notes to Unaudited Pro Forma Combined Financial Statements, the effect of expenses incurred or expected to be incurred by Westamerica, PV Financial, CapitolBank and North Bay in connection with the Merger and recent and pending acquisitions has been reflected in the Unaudited Pro Forma Combined Balance Sheet; however, since such expenses are nonrecurring, they have not been reflected in the Unaudited Pro Forma Consolidated Statements of Income. The pro forma financial data do not give effect to any cost savings which might result from the Merger and recent and pending acquisitions.

           The pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the future operating results or future financial position that would have occurred had the Merger and recent and pending acquisitions been consummated as of the date or the beginning of the periods indicated or that may be obtained in the future.

           Summary Unaudited Pro Forma Combined Statements of Income
                     (In thousands, except per share data)

                                                   Nine Months
                                                      Ended
                                                   September 30,                         Year Ended December 31,
                                        ---------------------------------  ------------------------------------------------------
                                        1994(1)(3)(4)(5) 1993(1)(3)(4)(5)  1993(1)(3)(4)(5)    1992(1)(3)(4)(5)  1991(1)(3)(4)(5)
                                        ---------------- ----------------  ----------------    ----------------  ----------------
      Interest Income
        Interest and fees on loans.......   $   88,619      $   93,171         $ 123,028           $  139,453        $  167,071
        Interest and dividends on
         investment securities...........       33,384          30,126            40,623               41,676            41,214
        Trading account interest.........            1               6                 6                    4                54
        Other interest income............          778             957             1,286                2,967             3,832
                                            ----------      ----------         ---------           ----------        ----------
         Total interest income...........      122,782         124,260           164,943              184,100           212,171

      Interest Expense
        Interest on deposits.............       30,933          36,584            47,115               66,749            98,625
        Interest on funds purchased and
         other short-term borrowings.....        3,670           1,248             2,026                  840             1,997
        Interest on long-term debt.......        2,061           1,496             2,016                2,362             2,611
                                            ----------      ----------         ---------           ----------        ----------
         Total interest expense..........       36,664          39,328            51,157               69,951           103,233
                                            ----------      ----------         ---------           ----------        ----------

      Net Interest Income................       86,118          84,932           113,786              114,149           108,938
      Loan loss provision................        5,229           8,717            10,581                8,410            12,201
                                            ----------      ----------         ---------           ----------        ----------
      Net Interest Income After Loan
        Loss Provision...................       80,889          76,215           103,205              105,739            96,737

      Noninterest Income
        Service charges on deposit.......        9,775          10,458            13,939               13,562            13,094
        Net investment securities gains..          500             351               351                1,385             2,083
        Other............................       10,055          15,424            20,572               16,763            14,106
                                            ----------      ----------         ---------           ----------        ----------
         Total noninterest income........       20,330          26,233            34,862               31,710            29,283

      Noninterest Expense
        Salaries and related benefits....       34,353          37,689            49,322               50,358            48,913
        Premises and equipment...........       12,015          14,863            19,377               17,731            17,388
        FDIC insurance and other
         assessments.....................        3,639           3,780             5,001                4,796             4,259
        Other............................       20,850          38,802            47,766               38,880            32,956
                                            ----------      ----------         ---------           ----------        ----------
         Total noninterest expense.......       70,857          95,134           121,466              111,765           103,516
                                            ----------      ----------         ---------           ----------        ----------

      Income Before
        Income Taxes.....................       30,362           7,314            16,601               25,684            22,504
        Provision for income taxes.......        9,795           1,702             4,578                9,661             7,872
                                            ----------      ----------         ---------           ----------        ----------
      Net Income Before
        Extraordinary Item...............       20,567           5,612            12,023               16,023            14,632
         Extraordinary item tax
         benefit on net operating loss
         carryforward....................            0               0                 0                   17               130
                                            ----------      ----------         ---------           ----------        ----------
      Net Income.........................   $   20,567      $    5,612         $  12,023           $   16,040        $   14,762
                                            ==========      ==========         =========           ==========        ==========
      Average shares outstanding(2)......       10,034           9,997            10,048                9,877             9,776
      Net income from continuing
        operations per share(2)..........   $     2.05      $     0.56         $    1.20           $     1.62        $     1.51

         See Notes to Unaudited Pro Forma Combined Financial Statements

                Unaudited Pro Forma Combined Statements of Income
                     (In thousands, except per share data)

                                                         Nine Months Ended September 30, 1994(3)(4)(5)
                               -------------------------------------------------------------------------------------------------
                                                                                                                     Westamerica,
                                                               Westamerica               Westamerica,               PV Financial,
                                                                 and PV                  PV Financial                CapitolBank
                                                                Financial               and CapitolBank             and North Bay
                                                  PV            Pro Forma                  Pro Forma                  Pro Forma
                               Westamerica    Financial(1)     Combined(1)   CapitolBank   Combined(1)  North Bay(1)  Combined(1)
                               -----------    ------------    ------------   -----------   --------     ---------     --------
Interest Income
 Interest and fees on loans..  $    69,189   $     9,500      $    78,689     $   6,032    $  84,721   $   3,898      $ 88,619
 Interest and dividends on
  investment securities......       30,676           478           31,154         1,275       32,429         955        33,384
 Trading account interest....            1             0                1             0            1           0             1
 Other interest income.......            0           291              291           193          484         294           778
                               -----------   -----------      -----------     ---------    ---------   ---------      --------
  Total interest income......       99,866        10,269          110,135         7,500      117,635       5,147       122,782

Interest Expense
 Interest on deposits........       24,659         2,744           27,403         1,827       29,230       1,703        30,933
 Interest on funds purchased
  and other short-term
  borrowings.................        3,568             0            3,568            41        3,609          61         3,670
 Interest on long-term debt..        2,061             0            2,061             0        2,061           0         2,061
                               -----------   -----------      -----------     ---------    ---------   ---------      --------
  Total interest expense.....       30,288         2,744           33,032         1,868       34,900       1,764        36,664
                               -----------   -----------      -----------     ---------    ---------   ---------      --------

Net Interest Income..........       69,578         7,525           77,103         5,632       82,735       3,383        86,118
 Loan loss provision.........        4,680           184            4,864           285        5,149          80         5,229
                               -----------   -----------      -----------     ---------    ---------   ---------      --------
Net Interest Income After
 Loan
 Loss Provision..............       64,898         7,341           72,239         5,347       77,586       3,303        80,889

Noninterest Income
 Service charges on deposit..        8,909           498            9,407            74        9,481         294         9,775
 Net investment securities
  gains (losses).............          539           (99)             440            82          522         (22)          500
 Other.......................        5,304           642            5,946           622        6,568       3,487        10,055
                               -----------   -----------      -----------     ---------    ---------   ---------      --------
  Total noninterest income...       14,752         1,041           15,793           778       16,571       3,759        20,330

Noninterest Expense
 Salaries and related
  benefits...................       26,077         2,598           28,675         2,998       31,673       2,680        34,353
 Premises and equipment......        8,940           894            9,834         1,135       10,969       1,046        12,015
 FDIC insurance and other
  assessments................        2,963           252            3,215           197        3,412         227         3,639
 Other.......................       15,130         1,603           16,733         1,454       18,192       2,658        20,850
                               -----------   -----------      -----------     ---------    ---------   ---------      --------
  Total noninterest expense..       53,110         5,347           58,457         5,789       64,246       6,611        70,857
                               -----------   -----------      -----------     ---------    ---------   ---------      --------

Income Before Income Taxes...       26,540         3,035           29,575           336       29,911         451        30,362
  Provision for income taxes.        8,237         1,334            9,571            55        9,626         169         9,795
                               -----------   -----------      -----------     ---------    ---------   ---------      --------
Net Income Before
 Extraordinary Item..........       18,303         1,701           20,004           281       20,285         282        20,567
 Extraordinary item tax
  benefit on net operating
   loss carryforward.........            0             0                0             0            0           0             0
                               -----------   -----------      -----------     ---------    ---------   ---------      --------
Net Income...................  $    18,303   $     1,701      $    20,004     $     281    $  20,285   $     282      $ 20,567
                               ===========   ===========      ===========     =========    =========   =========      ========
Average shares outstanding(2).       8,075         2,175            9,260         4,080        9,643       1,087        10,034
Net income from continuing
  operations per share(2)..... $      2.27   $      0.78      $      2.16     $    0.07    $    2.10   $    0.26      $   2.05

         See Notes to Unaudited Pro Forma Combined Financial Statements

         Unaudited Pro Forma Combined Consolidated Statements of Income
                     (In thousands, except per share data)

                                                                     Nine Months Ended September 30, 1993 (3)(4)(5)
                                         ------------------------------------------------------------------------------------------
                                                                                                                       Westamerica,
                                                                    Westamerica              Westamerica,             PV Financial,
                                                                      and PV                 PV Financial              CapitolBank
                                                                     Financial              and CapitolBank           and North Bay
                                                          PV         Pro Forma                 Pro Forma                Pro Forma
                                        Westamerica   Financial(1)   Combined(1)  CapitolBank  Combined(1) North Bay(1) Combined(1)
                                       ------------- -------------  ------------  -----------  ----------- ------------ -----------
 Interest Income
  Interest and fees on loans...........   $ 75,902      $8,321        $ 84,223       $4,866     $ 89,089     $ 4,082    $ 93,171
  Interest and dividends on
   investment securities...............     27,246         444          27,690        1,632       29,322         804      30,126
  Trading account interest.............          6           0               6            0            6           0           6
  Other interest income................        299         311             610          124          734         223         957
                                          --------      ------        --------       ------     --------     -------    --------
   Total interest income...............    103,453       9,076         112,529        6,622      119,151       5,109     124,260

 Interest Expense
  Interest on deposits.................     29,911       2,828          32,739        2,005       34,744       1,840      36,584
  Interest on funds purchased and
   other short-term borrowings.........      1,179           0           1,179           32        1,211          37       1,248
  Interest on long-term debt...........      1,496           0           1,496            0        1,496           0       1,496
                                          --------      ------        --------       ------     --------     -------    --------
   Total interest expense..............     32,586       2,828          35,414        2,037       37,451       1,877      39,328
                                          --------      ------        --------       ------     --------     -------    --------

 Net Interest Income...................     70,867       6,248          77,115        4,585       81,700       3,232      84,932
  Loan loss provision..................      7,847         384           8,231          336        8,567         150       8,717
                                          --------      ------        --------       ------     --------     -------    --------
 Net Interest Income After Loan
  Loss Provision.......................     63,020       5,864          68,884        4,249       73,133       3,082      76,215

 Noninterest Income
  Service charges on deposit accounts..      9,627         417          10,044           97       10,141         317      10,458
  Net investment securities gains......         68           0              68          283          351           0         351
  Other................................      9,242         600           9,842          595       10,437       4,987      15,424
                                          --------      ------        --------       ------     --------     -------    --------
   Total noninterest income............     18,937       1,017          19,954          975       20,929       5,304      26,233

 Noninterest Expense
  Salaries and related benefits........     30,118       2,298          32,416        2,560       34,976       2,713      37,689
  Premises and equipment...............     11,673         817          12,490        1,053       13,543       1,320      14,863
  FDIC insurance and other
   assessments.........................      3,089         252           3,341          209        3,550         230       3,780
  Other................................     32,273       1,337          33,610        1,212       34,822       3,980      38,802
                                          --------      ------        --------       ------     --------     -------    --------
   Total noninterest expense...........     77,153       4,704          81,857        5,034       86,891       8,243      95,134
                                          --------      ------        --------       ------     --------     -------    --------

 Income Before Income Taxes............      4,804       2,177           6,981          190        7,171         143       7,314
 Income tax provision..................        730         903           1,633           26        1,659          43       1,702
                                          --------      ------        --------       ------     --------     -------    --------
 Net Income Before
  Extraordinary Item...................      4,074       1,274           5,348          164        5,512         100       5,612
  Extraordinary item tax benefit on net
    operating loss carryforward........          0           0               0            0            0           0           0
                                          --------      ------        --------       ------     --------     -------    --------
 Net Income............................   $  4,074      $1,274        $  5,348       $  164     $  5,512     $   100    $  5,612
                                          ========      ======        ========       ======     ========     =======    ========
 Average shares outstanding(2).........      8,051       2,150           9,222        4,080        9,605       1,089       9,997
 Net income from continuing
  operations per share(2)..............   $   0.51      $ 0.59        $   0.58       $ 0.04     $   0.57     $  0.09    $   0.56

         See Notes to Unaudited Pro Forma Combined Financial Statements

         Unaudited Pro Forma Combined Consolidated Statements of Income
                     (In thousands, except per share data)

                                                                 Year Ended December 31, 1993(3)(4)(5)
                                  ------------------------------------------------------------------------------------------------
                                                                                                                       Westamerica,
                                                                                                                      PV Financial,
                                                                  Westamerica               Westamerica,               CapitolBank
                                                                    and PV                  PV Financial                   and
                                                                   Financial               and CapitolBank              North Bay
                                                        PV         Pro Forma                  Pro Forma                 Pro Forma
                                    Westamerica     Financial(1)   Combined(1)  CapitolBank  Combined(1)  North Bay(1)  Combined(1)
                                   -------------   -------------  ------------  -----------  -----------  ------------ ----------
 Interest Income
  Interest and fees on loans.....    $ 99,607        $11,285        $110,892     $6,680      $117,572        $ 5,456    $123,028
  Interest and dividends on
   investment securities.........      37,005            584          37,589      1,988        39,577          1,046      40,623
  Trading account interest.......           6              0               6          0             6              0           6
  Other interest income..........         298            419             717        283         1,000            286       1,286
                                     --------        -------        --------     ------      --------        -------    --------
   Total interest income.........     136,916         12,288         149,204      8,951       158,155          6,788     169,943

 Interest Expense
  Interest on deposits...........      38,318          3,729          42,047      2,631        44,678          2,437      47,115
  Interest on funds purchased and
   other short-term borrowings...       1,937              0           1,937         40         1,977             49       2,026
  Interest on long-term debt.....       2,016              0           2,016          0         2,016              0       2,016
                                     --------        -------        --------     ------      --------        -------    --------
   Total interest expense........      42,271          3,729          46,000      2,671        48,671          2,486      51,157
                                     --------        -------        --------     ------      --------        -------    --------

 Net Interest Income.............      94,645          8,559         103,204      6,280       109,484          4,302     113,786
  Loan loss provision............       9,452            543           9,995        436        10,431            150      10,581
                                     --------        -------        --------     ------      --------        -------    --------
 Net Interest Income After Loan
  Loss Provision.................      85,193          8,016          93,209      5,844        99,053          4,152     103,205

 Noninterest Income
  Service charges on deposit
   accounts......................      12,809            574          13,383        129        13,512            427      19,939
  Net investment securities gains          68              0              68        283           351              0         351
  Other..........................      11,069          1,095          12,164        801        12,965          7,607      20,572
                                     --------        -------        --------     ------      --------        -------    --------
   Total noninterest income......      23,946          1,669          25,615      1,213        26,828          8,034      34,862

 Noninterest Expense
  Salaries and related benefits..      39,007          3,175          42,182      3,379        45,561          3,761      49,322
  Premises and equipment.........      14,820          1,090          15,910      1,799        17,709          1,668      19,377
  FDIC insurance and other
   assessments...................       4,079            336           4,415        280         4,695            306       5,001
  Other..........................      38,739          1,846          40,585      1,205        41,790          5,976      47,766
                                     --------        -------        --------     ------      --------        -------    --------
   Total noninterest expense.....      96,645          6,447         103,092      6,663       109,755         11,711     121,466
                                     --------        -------        --------     ------      --------        -------    --------

 Income Before Income Taxes......      12,494          3,238          15,732        394        16,126            475      16,602
  Provision for income taxes.....       3,039          1,280           4,319         79         4,398            180       4,578
                                     --------        -------        --------     ------      --------        -------    --------
 Net Income Before Extraordinary
  Item...........................       9,455         18,190          11,413        315        11,728            295      12,024
  Extraordinary item.............           0              0               0          0             0              0           0
                                     --------        -------        --------     ------      --------        -------    --------
 Net Income......................    $  9,455        $ 1,958        $ 11,413     $  315      $ 11,728        $   295    $ 12,023
                                     ========        =======        ========     ======      ========        =======    ========
 Average shares outstanding(2)...       8,054          2,237           9,273      4,080         9,656          1,089      10,048
 Net income from continuing
  operations per share(2)........    $   1.17        $  0.88        $   1.23     $ 0.08      $   1.21        $  0.27    $   1.20

         See Notes to Unaudited Pro Forma Combined Financial Statements

         Unaudited Pro Forma Combined Consolidated Statements of Income
                     (In thousands, except per share data)

                                                                     Year Ended December 31, 1992(3)(4)(5)
                                  ------------------------------------------------------------------------------------------------
                                                                                                                       Westamerica,
                                                                  Westamerica              Westamerica,               PV Financial,
                                                                    and PV                 PV Financial                CapitolBank
                                                                   Financial              and CapitolBank             and North Bay
                                                        PV         Pro Forma                 Pro Forma                  Pro Forma
                                    Westamerica     Financial(1)   Combined(1)  CapitolBank  Combined(1) North Bay(1)  Combined(1)
                                   -------------   -------------  ------------  -----------  ----------- ------------  -----------
 Interest Income
  Interest and fees on loans.....   $115,357       $10,565         $125,922      $ 6,334    $132,256     $   7,197       $139,453
  Interest and dividends on
   investment securities.........     37,647           877           38,524        2,268      40,792           884         41,676
  Trading account interest.......          4             0                4            0           4             0              4
  Other interest income..........      1,745           366            2,111          523       2,634           333          2,967
                                    --------       -------         --------      -------    --------      --------       --------
   Total interest income.........    154,753        11,808          166,561        9,125     175,686         8,414        184,100

 Interest Expense
  Interest on deposits...........     55,832         4,560           60,392        3,240      63,632         3,117         66,749
  Interest on funds purchased and
   other short-term borrowings...        698            31              729           41         770            70            840
  Interest on long-term debt.....      2,362             0            2,362            0       2,362             0          2,362
                                    --------       -------         --------      -------    --------      --------       --------
   Total interest expense........     58,892         4,591           63,483        3,281      66,764         3,187         69,951
                                    --------       -------         --------      -------    --------      --------       --------

 Net Interest Income.............     95,861         7,217          103,078        5,844     108,922         5,227        114,149
  Loan loss provision............      7,005           490            7,495          520       8,015           395          8,410
                                    --------       -------         --------      -------    --------      --------       --------
 Net Interest Income After Loan
  Loss Provision.................     88,856         6,727           95,583        5,324     100,907         4,832        105,739

 Noninterest Income
  Service charges on deposit
   accounts......................     12,437           517           12,954          223      13,177           385         13,562
  Net investment securities gains      1,066            50            1,116          269       1,385             0          1,385
  Other..........................     10,324         1,029           11,353          798      12,151         4,612         16,763
                                    --------       -------         --------      -------    --------      --------       --------
   Total noninterest income......     23,827         1,596           25,423        1,290      26,713         4,997         31,710

 Noninterest Expense
  Salaries and related benefits..     40,826         2,853           43,679        3,360      47,039         3,319         50,358
  Premises and equipment.........     13,826         1,033           14,859        1,856      16,715         1,016         17,731
  FDIC insurance and other
   assessments...................      4,021           264            4,285          258       4,543           253          4,796
  Other..........................     30,931         1,428           32,359        3,004      35,363         3,517         38,880
                                    --------       -------         --------      -------    --------      --------       --------
   Total noninterest expense.....     89,604         5,578           95,182        8,478     103,660         8,105        111,765
                                    --------       -------         --------      -------    --------      --------       --------

 Income (Loss) Before Income
  Taxes..........................     23,079         2,745           25,824       (1,864)     23,960         1,724         25,684
  Provision for income taxes.....      7,874         1,110            8,984            0       8,984           677          9,661
                                    --------       -------         --------      -------    --------      --------       --------
 Net Income (Loss) Before
  Extraordinary Item.............     15,205         1,635           16,840       (1,864)     14,976         1,047         16,023
  Extraordinary item.............         17             0               17            0          17             0             17
                                    --------       -------         --------      -------    --------      --------       --------
 Net Income (Loss)...............   $ 15,222       $ 1,635         $ 16,857      $(1,864)   $ 14,993      $  1,047       $ 16,040
                                    ========       =======         ========      =======    ========      ========       ========
 Average shares outstanding(2)...      7,933         2,147            9,103        4,080       9,486         1,086          9,877
 Net income (loss) from
  continuing operations per
  share(2).......................      $1.92         $0.76            $1.85       $(0.46)      $1.58      $   0.96       $  1.62

        See Notes to Unaudited Pro Forma Combined Financial Statements

         Unaudited Pro Forma Combined Consolidated Statements of Income
                     (In thousands, except per share data)

                                                              Year Ended December 31, 1991(3)(4)(5)
                                  -------------------------------------------------------------------------------------------------
                                                                                                                       Westamerica,
                                                                  Westamerica               Westamerica,              PV Financial,
                                                                    and PV                 PV Financial                CapitolBank
                                                                   Financial              and CapitolBank             and North Bay
                                                        PV         Pro Forma                 Pro Forma                  Pro Forma
                                    Westamerica     Financial(1)  Combined(1)   CapitolBank  Combined(1) North Bay(1)  Combined(1)
                                   -------------    ------------  -----------   -----------  ----------- ------------  -----------
Interest Income
  Interest and fees on loans......   $137,656       $11,966        $149,622      $ 8,881    $158,503     $  8,568       $167,071
  Interest and dividends on
   investment securities..........     36,651         1,384          38,035        2,739      40,774          440         41,214
  Trading account interest........         54             0              54            0          54            0             54
  Other interest income...........      2,191           199           2,390          868       3,258          574          3,832
                                     --------       -------        --------      -------    --------     --------       --------
   Total interest income..........    176,552        13,549         190,101       12,488     202,589        9,582        212,171

Interest Expense
  Interest on deposits............     83,069         5,744          88,813        5,250      94,063        4,562         98,625
  Interest on funds purchased and
   other short-term borrowings....      1,677           149           1,826           87       1,913           84          1,997
  Interest on long-term debt......      2,611             0           2,611            0       2,611            0          2,611
                                     --------       -------        --------      -------    --------     --------       --------
   Total interest expense.........     87,357         5,893          93,250        5,337      98,587        4,646        103,233
                                     --------       -------        --------      -------    --------     --------       --------
Net Interest Income...............     89,195         7,656          96,851        7,151     104,002        4,936        108,938
  Loan loss provision.............     10,418            93          10,511        1,067      11,578          623         12,201
                                     --------       -------        --------      -------    --------     --------       --------
Net Interest Income After
  Loan Loss Provision.............    606,595        46,447          86,340        6,084      92,424        4,313         96,737

Noninterest Income
  Service charges on deposit
   accounts.......................     12,056           467          12,523          227      12,750          344         13,094
  Net investment securities
   gains (losses).................      1,742          (108)          1,634          449       2,083            0          2,083
  Other...........................     10,178           448          10,626          995      11,621        2,485         14,106
                                     --------       -------        --------      -------    --------     --------       --------
   Total noninterest income.......     23,976           807          24,783        1,671      26,454        2,829         29,283

Noninterest Expense
  Salaries and related benefits...     40,252         3,007          43,259        3,186      46,445        2,468         48,913
  Premises and equipment..........     13,923           893          14,816        1,764      16,580          808         17,388
  FDIC insurance and other
   assessments....................      3,545           246           3,791          258       4,049          210          4,259
  Other...........................     27,223         1,479          28,702        2,265      30,967        1,989         32,956
                                     --------       -------        --------      -------    --------     --------       --------
   Total noninterest expense......     84,943         5,625          90,568        7,473      98,041        5,475        103,516
                                     --------       -------        --------      -------    --------     --------       --------
Income Before Income Taxes........     17,810         2,745          20,555          282      20,837        1,667         22,504
  Provision for income taxes......      5,919         1,127           7,046          115       7,161          711          7,872
                                     --------       -------        --------      -------    --------     --------       --------
Net Income Before Extraordinary
  Item............................     11,891        12,868          13,509          167      13,676          956         14,632
  Extraordinary item..............         86             0              86           44         130            0            130
                                     --------       -------        --------      -------    --------     --------       --------
Net Income........................   $ 11,977       $ 1,618        $ 13,595      $   211    $ 13,806     $    956       $ 14,762
                                     ========       =======        ========      =======    ========     ========       ========
Average shares outstanding(2).....      7,855         2,103           9,001        4,080       9,384        1,089          9,776
Net income from continuing
  operations per share(2).........      $1.52         $0.77           $1.51        $0.05    $   1.47     $   0.88       $   1.51

           See Notes to Unaudited Pro Forma Combined Financial Statements

                   Unaudited Pro Forma Combined Balance Sheet
                                 (In thousands)

                                                                                 At September 30, 1994
                                         ------------------------------------------------------------------------------------------


                                                                                        Westamerica
                                                                                          and PV
                                                                                         Financial
                                                               PV         Pro Forma      Pro Forma                   Pro Forma
                                           Westamerica     Financial(1) Adjustments(3)   Combined(1)  CapitolBank  Adjustments(4)
                                          -------------   ------------- --------------  ------------  -----------  --------------

Assets
 Cash and cash equivalents........       $  115,532         $ 14,629                     $  130,161     $ 29,995
 Interest bearing deposits in
  other banks.....................              250                0                            250            0
 Trading account securities.......                0                0                              0            0
 Investment securities available-
  for-sale........................          169,807           14,182                        183,989       17,606
 Investment securities held-to-
  maturity........................          618,523            6,996                        625,519            0
 Loans, net of reserve for
  loan losses.....................        1,063,123          132,904                      1,196,027       87,511
 Other real estate owned and
  loan collateral substantively
   foreclosed.....................           12,830              154                         12,984            0
 Premises and equipment, net......           23,834            1,000                         24,834        1,294
 Interest receivable and
  other assets....................           48,185            3,124                         51,309        1,563
                                         ----------         --------     ----------      ----------     --------    ----------
   Total Assets...................       $2,052,084         $172,989     $        0      $2,225,073     $137,969    $        0
                                         ==========         ========     ==========      ==========     ========    ==========

Liabilities
 Deposits:
  Noninterest bearing.............       $  374,705         $ 32,087                     $  406,792     $ 32,868
  Interest bearing................        1,340,272          120,342                      1,460,614       93,158
                                         ----------         --------     ----------      ----------     --------    ----------
   Total deposits.................        1,714,977          152,429     $        0       1,867,406      126,026    $        0
 Funds purchased and other
  short-term borrowings...........          133,654                0                        133,654        1,719
 Other liabilities................           40,430            1,724            730          42,884          952           535
                                         ----------         --------     ----------      ----------     --------    ----------
  Total Liabilities...............        1,889,061          154,153            730       2,043,944      128,697           535

Shareholders' Equity..............          163,023           18,836           (730)        181,129        9,272          (535)
                                         ----------         --------     ----------      ----------     --------    ----------
  Total Liabilities and
   Shareholders' Equity...........       $2,052,084         $172,989     $        0      $2,225,073     $137,969    $        0
                                         ==========         ========     ==========      ==========     ========    ==========

                                                                                      Westamerica,
                                                                                     PV Financial,
                                        Westamerica,                                  CapitolBank
                                        PV Financial                                      and
                                       and CapitolBank                                 North Bay
                                          Pro Forma                    Pro Forma       Pro Forma
                                         Combined(1)   North Bay(1)  Adjustments(5)   Combined(1)
                                         -----------   ------------  --------------   -----------

Assets
 Cash and cash equivalents........      $  160,156       $ 13,669                      $  173,825
 Interest bearing deposits in
  other banks.....................             250          3,563                           3,813
 Trading account securities.......               0              0                               0
 Investment securities available-
  for-sale........................         201,595            501                         202,096
 Investment securities held-to-
  maturity........................         625,519         28,292                         653,811
 Loans, net of reserve for
  loan losses.....................       1,283,538         55,437                       1,338,975
 Other real estate owned and
  loan collateral substantively
   foreclosed.....................          12,984              0                          12,984
 Premises and equipment, net......          26,128          3,479                          29,607
 Interest receivable and
  other assets....................          52,872          2,619                          55,491
                                        ----------       --------    ----------        ----------
   Total Assets...................      $2,363,042       $107,560    $        0        $2,470,602
                                        ==========       ========    ==========        ==========

Liabilities
 Deposits:
  Noninterest bearing.............      $  439,660       $ 14,733                      $  454,393
  Interest bearing................       1,553,772         77,663                       1,631,435
                                        ----------       --------    ----------        ----------
   Total deposits.................       1,993,432         92,396    $        0         2,085,828
 Funds purchased and other
  short-term borrowings...........         135,373          4,770                         140,143
 Other liabilities................          44,371            583           460            45,414
                                         ---------       --------    ----------        ----------
  Total Liabilities...............       2,173,176         97,749           460         2,271,385

Shareholders' Equity..............         191,131          9,811          (460)          199,217
                                         ---------       --------    ----------        ----------
  Total Liabilities and
   Shareholders' Equity...........      $2,363,042       $107,560    $        0        $2,470,602
                                        ==========       ========    ==========        ==========

         See Notes to Unaudited Pro Forma Combined Financial Statement

           Notes to Unaudited Pro Forma Combined Financial Statements

      (1) Westamerica, PV Financial and Pacific Valley National Bank entered into an Agreement and Plan of Reorganization (as amended) dated as of July 25, 1994, whereby the parties thereto agreed to merge PV Financial into Westamerica (the "PV Financial Merger"). The PV Financial Merger was effective January 31, 1995. Westamerica, North Bay and Novato National Bank have entered into an Agreement and Plan of Reorganization dated as of December 8, 1994, whereby the parties thereto agreed to merge North Bay into Westamerica (the "North Bay Merger"). Subsequent thereto, Novato National Bank, North Bay's banking subsidiary, will be merged with and into Westamerica Bank. See "Information About Westamerica--Pending Acquisitions." It is anticipated that the North Bay Merger will be consummated in the second half of 1995. The transactions will be accounted for as poolings of interests and, accordingly, the Unaudited Pro Forma Combined Consolidated Statements of Income include the results of PV Financial and North Bay for the periods presented and the Unaudited Pro Forma Combined Balance Sheet includes the financial condition of PV Financial and North Bay on September 30, 1994.

           The Unaudited Pro Forma Combined Statements of Income do not include any pro forma adjustments as none are necessary to account for the Merger and Westamerica's pending acquisitions on a pooling of interests basis.

      (2) The pro forma combined per share data for net income has been calculated using pro forma combined average shares outstanding. Westamerica, PV Financial, North Bay and CapitolBank pro forma combined average shares outstanding has been calculated using the average number of shares of Westamerica Common Stock outstanding during the periods presented increased by the maximum number of shares of Westamerica Common Stock issuable to PV Financial, North Bay and CapitolBank shareholders using exchange ratios of .5450, .3600 and .0938 of a share of Westamerica Common Stock, respectively, for each of the average shares of PV Financial, North Bay and CapitolBank common stock outstanding during each of the periods presented as if these shares were outstanding during each of the periods presented. Such Westamerica, PV Financial and North Bay pro forma per share data assumes no dissenting PV Financial, North Bay or CapitolBank shareholders and no exercise of outstanding Westamerica, PV Financial, North Bay or CapitolBank stock options or stock appreciation rights. The exchange ratio used in connection with the North Bay Merger is subject to potential downward adjustments in certain circumstances as provided in the North Bay agreement. The final exchange ratio for the PV Financial Merger was .5348. The Exchange Ratio is subject to potential downward adjustments as provided in the Agreement.

           See "The Merger--Exchange Ratio; Conversion of Shares of CapitolBank Common Stock" and "--Possible Adjustments to Exchange Ratio or Termination of the Agreement."

      (3) The following table reflects all remaining nonrecurring Westamerica and PV Financial estimated merger related expenses not accrued as of September 30, 1994. These expenses are not included in the Unaudited Pro Forma Combined Statements of Income but are included on the Unaudited Pro Forma Combined Balance Sheet as a reduction to shareholders' equity. Such estimated merger related expenses are summarized below on an after tax basis (in thousands):

                                      Westamerica  PV Financial        Total
                                      -----------  ------------        -----

                Financial advisory..         $  0          $500         $500
                Professional fees...          110            90          200
                Printing and other..           20            10           30
                                             ----          ----         ----
                  Total.............         $130          $600         $730
                                             ----          ----         ----

      (4) The following table reflects all remaining nonrecurring Westamerica and CapitolBank estimated Merger related expenses not accrued as of September 30, 1994. These expenses are not included in the Unaudited Pro Forma Combined Statements of Income but are included on the Unaudited Pro Forma Combined Balance Sheet as a reduction to shareholders' equity. Such estimated Merger related expenses are summarized below on an after tax basis (in thousands):

                                      Westamerica  CapitolBank         Total
                                      -----------  -----------         -----

                Financial advisory..         $  0         $225          $225
                Professional fees...          110          170           280
                Printing and other..           20           10            30
                                             ----         ----          ----
                  Total.............         $130         $405          $535
                                             ----         ----          ----

      (5) The following table reflects all remaining nonrecurring Westamerica and North Bay estimated merger related expenses not accrued as of September 30, 1994. These expenses are not included in the Unaudited Pro Forma Combined Statements of Income but are included on the Unaudited Pro Forma Combined Balance Sheet as a reduction to shareholders' equity. Such estimated merger related expenses are summarized below on an after tax basis (in thousands):

                                      Westamerica  North Bay         Total
                                      -----------  ---------         -----

                Financial advisory..         $  0       $200          $200
                Professional fees...          110        120           230
                Printing and other..           20         10            30
                                             ----       ----          ----
                  Total.............         $130       $330          $460
                                             ----       ----          ----

                      SUPPLEMENTAL HISTORICAL INFORMATION

           The following unaudited tables provide certain additional historical and pro forma combined financial information for Westamerica (including its recent acquisition of PV Financial and pending acquisition of North
      Bay) and CapitolBank. The unaudited pro forma combined financial information assumes that the Merger is accounted for as a pooling of interests and gives effect to the Merger as if the Merger had occurred on September 30, 1994. The information presented below should be read in conjunction with the financial information set forth in "Summary--Selected Historical and Pro Forma Financial Data," "Pro Forma Combined Financial Information," and the historical financial statements of Westamerica and CapitolBank and the notes thereto incorporated herein by reference or included elsewhere herein. This Supplemental Historical Information is presented for informational purposes only and should not be considered to be indicative of actual results or financial position after the Merger.

           At September 30, 1994, the loan portfolio of the combined entity is shown in the following table on a pro forma basis:

                      Unaudited Pro Forma Types of Loans,
                           Net of Unearned Fee Income
                               September 30, 1994

                                                                                       Westamerica,                Westamerica,
                                                               Westamerica             PV Financial               PV Financial,
                                                                   and                     and                   CapitolBank and
                                                              PV Financial             CapitolBank                  North Bay
                                                               Pro Forma                Pro Forma                   Pro Forma
                                  Westamerica   PV Financial   Combined   CapitolBank   Combined     North Bay      Combined
                                  ------------  ------------  ----------  -----------  ----------    ---------   ---------------
                                                             (In thousands)

Commercial loans................    $  563,973      $ 84,351  $  648,324      $22,390  $  670,714     $26,952       $697,666
Real estate--construction.......        38,906         7,221      46,127       27,763      73,890       3,071         76,961
Real estate--residential
 mortgage.......................       186,822         9,635     196,457       35,891     232,348      18,855        251,203
Installment and personal........       274,631         4,629     279,260            0     279,260       7,678        286,938
Agricultural....................        26,344        28,916      55,260        3,279      58,539           0         58,539
Lease financing.................             0             0           0            0           0           0              0
                                    ----------      --------  ----------      -------  ----------     -------     ----------
 Total loans....................     1,090,676       134,752   1,225,428       89,323   1,314,751      56,556      1,371,307
Less:  Reserve for loan losses..        27,553         1,848      29,401        1,812      31,213       1,119         32,332
                                    ----------      --------  ----------      -------  ----------     -------     ----------
 Total loans, net...............    $1,063,123      $132,904  $1,196,027      $87,511  $1,283,538     $55,437     $1,338,975
                                    ==========      ========  ==========      =======  ==========     =======     ==========

           At September 30, 1994, nonperforming assets of the combined entity are shown in the following table on a pro forma basis:

                    Unaudited Pro Forma Nonperforming Assets
                              September 30, 1994

                                                                                                             Westamerica,
                                                                                     Westamerica,            PV Financial,
                                                            Westamerica              PV Financial             CapitolBank
                                                                and                      and                      and
                                                           PV Financial              CapitolBank               North Bay
                                                            Pro Forma                 Pro Forma                Pro Forma
                               Westamerica    PV Financial   Combined   CapitolBank   Combined     North Bay    Combined
                               -----------    -------------  ---------  ------------  ---------    ---------  ------------
                                                          (In thousands)

Loans 90 or more days past
 due and still accruing
 interest.....................     $   146        $ 1,240    $ 1,386        $    0    $ 1,386       $     0     $  1,386
Nonaccrual loans:
 Performing...................       2,132              0      2,132             0      2,132             0        2,132
 Nonperforming................       5,040            570      5,610         2,164      7,774         1,095        8,869
                                   -------        -------    -------        ------    -------       -------     --------
  Total nonaccrual loans......       7,172            570      7,742         2,164      9,906         1,095       11,001
                                   -------        -------    -------        ------    -------       -------     --------
 Total nonperforming loans....       7,318          1,810      9,128         2,164     11,292         1,095       12,387

Loan collateral substantively
 repossessed..................       2,006              0      2,006             0      2,006             0        2,006
Other real estate owned.......      10,824            154     10,978           103     11,081             0       11,081
                                   -------        -------    -------        ------    -------       -------     --------
 Total nonperforming assets...     $20,148        $ 1,964    $22,112        $2,267    $24,379       $ 1,095     $ 25,474
                                   =======        =======    =======        ======    =======       =======     ========
Reserve for loan losses as
 a percentage of nonperforming
 loans........................      377.00%        102.00%    322.00%        84.00%    276.00%       102.00%      261.00%
Nonperforming loans as a
 percentage of total loans....        0.67           1.34       0.74          2.42       0.86          1.94         0.90
Nonperforming assets as a
 percentage of total assets...        0.98           1.14       0.99          1.64       1.03          1.02         1.03

     The following tables present the regulatory capital positions of each of Westamerica and CapitolBank as of September 30, 1994, and a pro forma combined regulatory capital position giving effect to the Merger and recent and pending acquisitions:

                Unaudited Pro Forma Regulatory Capital Position
                           As of September 30, 1994

                                                                                 Westamerica                         Westamerica,
                                                                                     and                             PV Financial
                                                                                 PV Financial                      and CapitolBank
                                                                                  Pro Forma                            Pro Forma
                               Westamerica              PV Financial              Combined         CapitolBank         Combined
                        --------------------------  ----------------------  ------------------  ----------------  ------------------

                          Amount         Ratio       Amount      Ratio        Amount    Ratio    Amount   Ratio     Amount    Ratio
                        -----------  -------------  --------  ------------  ----------  ------  --------  ------  ----------  ------

                                                                       (In thousands)

Tier 1 Capital(1)....   $  163,856         12.39%  $ 18,922        12.81%  $  182,778  12.44%  $  9,497   9.78%  $  192,275  12.27%
Minimum requirement..       52,880          4.00      5,906         4.00       58,786   4.00      3,886   4.00       62,672   4.00
                        ----------         -----   --------        -----   ----------  -----   --------  -----   ----------  -----
Excess...............   $  110,967          8.39%  $ 13,016         8.81%  $  123,992   8.44%  $  5,611   5.78%  $   129,603   8.27%
                        ==========         =====   ========        =====   ==========  =====   ========  =====   ==========  =====

Total Capital........   $  200,517         15.17%  $ 20,768        14.07%  $  221,285  15.06%  $ 10,719  11.04%  $  232,004  14.81%
Minimum requirement..      105,759          8.00     11,813         8.00      117,572   8.00      7,771   8.00      125,343   8.00
                        ----------         -----   --------        -----   ----------  -----   --------  -----   ----------  -----
Excess...............   $   94,758          7.17%  $  8,955         6.07%  $  103,713   7.06%  $  2,948   3.04%  $  106,661   6.81%
                        ==========         =====   ========        =====   ==========  =====   ========  =====   ==========  =====

Risk-adjusted assets.   $1,321,989                 $147,657                $1,469,646          $ 97,143          $1,566,789
                        ==========                 ========                ==========          ========          ==========

Tier 1 Capital(2)....   $  163,856          7.98%  $ 18,922        11.15%  $  182,778   8.23%  $  9,497   6.93%  $  192,275   8.15%
Minimum leverage
 requirement.........       82,092          4.00      6,786         4.00       88,878   4.00      5,485   4.00       94,363   4.00
                        ----------         -----   --------        -----   ----------  -----   --------  -----   ----------  -----
Excess...............   $   81,764          3.98%  $ 12,136         7.15%  $   93,900   4.23%  $  4,012   2.93%  $   97,912   4.15%
                        ==========         =====   ========        =====   ==========  =====   ========  =====   ==========  =====

Average total assets.   $2,052,306                 $169,643                $2,221,949          $137,128          $2,359,077
                        ==========                 ========                ==========          ========          ==========


                                                     Westamerica,
                                                    PV Financial,
                                                     CapitolBank
                                                    and North Bay
                                 North Bay        Pro Forma Combined
                            -----------------     ------------------

                            Amount      Ratio      Amount      Ratio
                            ------      -----      ------      -----

                                          (In thousands)

Tier 1 Capital(1)....       $9,811      15.28%     $202,086    12.39%
Minimum requirement..        2,568       4.00        65,240     4.00
                            ------      -----     ---------     ----
Excess...............       $7,243      11.28%     $136,846     8.39%
                            ======      =====     =========     ====

Total Capital........      $10,617      16.54%     $242,621    14.88%
Minimum requirement..        5,136       8.00       130,479     8.00
                            ------      -----     ---------     ----
Excess...............      $ 5,481       8.54%     $112,142     6.88%
                            ======      =====     =========     ====

Risk-adjusted assets.      $64,206               $1,630,995
                            ======               ==========

Tier 1 Capital(2)....      $ 9,811       8.72%     $202,086     8.18%
Minimum leverage
 requirement.........        4,502       4.00        98,865     4.00
                            ------      -----     ---------     ----
Excess...............      $ 5,309       4.72%   $  103,221     4.18%
                            ======      =====     =========     ====

Average total assets.     $112,555               $2,471,632
                           =======                =========

(1)  The ratio shown is Tier 1 Capital to Risk-adjusted assets.
(2)  The ratio shown is Tier 1 Capital to Average total assets.

                     MARKET PRICE AND DIVIDEND INFORMATION

Market Quotations

     Westamerica Common Stock is listed and traded on the NNM and CapitolBank Common Stock is traded on the over-the-counter market and quoted on the Pink Sheets. As of the Record Date, there were approximately 5,127 holders of record of Westamerica Common Stock and approximately 1,048 holders of record of CapitolBank Common Stock.

     The following table sets forth for Westamerica Common Stock the high and low closing prices for the quarters indicated. The table sets forth for CapitolBank Common Stock the approximate high and low bid prices of which CapitolBank is aware, which prices reflect interdealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                       Westamerica           CapitolBank
                                       Common Stock          Common Stock
                                   --------------------  -------------------
                                    High       Low           High       Low
                                   ------  ------------  ------------  -----

      1993
         First Quarter...........  $30.25        $22.13         $1.50  $1.25
         Second Quarter..........   28.75         23.88          1.50   1.25
         Third Quarter...........   28.50         25.13          1.75   1.25
         Fourth Quarter..........   28.50         25.75          1.75   1.50

      1994
         First Quarter...........  $29.00        $25.88         $1.75  $1.50
         Second Quarter..........   32.50         27.25          2.00   1.75
         Third Quarter...........   33.25         29.25          2.25   2.00
         Fourth Quarter..........   33.25         29.38          2.50   2.00

      1995
         First Quarter through
             January _, 1995.....   _____         _____          ____   ____

     On November 17, 1994, the trading day prior to the first public announcement of the Merger, the high, low and closing prices for Westamerica Common Stock on the NNM were $30.50, $29.75 and $30.50, respectively.

     On November 17, 1994, the last day on which trades in CapitolBank Common Stock were quoted on the Pink Sheets prior to the first public announcement of the Merger, the bid and asked prices for CapitolBank Common Stock, as quoted on the Pink Sheets, were $1.75 and $2.00, respectively.

     There have been no trades of CapitolBank Common Stock to date in 1995. The last trade occurred on December 21, 1994 at $2.00 per share. Preceding this sale, CapitolBank Common Stock was traded on December 15, 1994 at $2.50 per share.

      Dividends and Dividend Policy

           The following table sets forth the per share cash dividends declared by Westamerica and CapitolBank during each quarter since January 1, 1993.


                           Westamerica   CapitolBank
                           Common Stock  Common Stock
                           ------------  ------------

      1993
         First Quarter...         $0.14         $0.00
         Second Quarter..          0.14          0.00
         Third Quarter...          0.14          0.00
         Fourth Quarter..          0.15          0.00

      1994
         First Quarter...         $0.15         $0.00
         Second Quarter..          0.15          0.00
         Third Quarter...          0.17          0.00
         Fourth Quarter..          0.17          0.00

      1995
         First Quarter...         $0.17         $0.00

           Westamerica has paid quarterly cash dividends since it commenced operations on January 1, 1973. Westamerica and CapitolBank are subject to certain regulatory and contractual restrictions on their respective ability to pay dividends. Holders of Westamerica Common Stock and CapitolBank Common Stock are entitled to receive dividends as and when declared by the Board of Directors of Westamerica and CapitolBank, respectively, out of funds legally available therefor under the laws of the State of California. The GCL provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The GCL further provides that in the event sufficient retained earnings are not available for the proposed distribution a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, it meets two conditions, which generally stated are as follows: (i) the corporation's assets must equal at least 125% of its liabilities; and (ii) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.

           Westamerica is also subject to certain restrictions on its ability to pay dividends under the terms of a certain debt agreement. See "Description of Westamerica Capital Stock and Indebtedness--Debt Agreements."

           CapitolBank was incorporated in 1975 and has not paid dividends since 1981. Under the California Financial Code, CapitolBank may not pay cash dividends without the prior approval of the Superintendent until such time as the deficit in CapitolBank's undivided profits is restored and there are sufficient earnings to cover any proposed dividend.

           The Agreement prohibits Westamerica from paying any dividends other than its regular quarterly dividend in amounts substantially equivalent to dividends paid in the pattern of declarations and payments established in the 18 months prior to November 17, 1994. A declaration by Westamerica of a quarterly dividend up to two cents per share per quarter higher (on a cumulative basis) than the most recent previous quarterly dividend will be deemed to meet this 18-month standard. The Agreement also prohibits CapitolBank from paying any dividends.

                   MANAGEMENT'S  DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CAPITOLBANK

           The following analysis of CapitolBank's financial condition and results of operations for the years ended December 31, 1993, 1992 and 1991 and the nine months ended September 30, 1994 and 1993 should be read in conjunction with CapitolBank's audited financial statements and related notes thereto and the unaudited interim historical financial statements of CapitolBank appearing elsewhere in this Proxy Statement/Prospectus and incorporated herein by reference. Average balances, including balances used in calculating certain financial ratios, are generally comprised of average daily balances. Amounts shown are consolidated unless stated otherwise.


      Results of Operations

      Net Income

           CapitolBank's net income was $315,121 for the year ended December 31, 1993, representing earnings per share of $0.08. This represents improvement over the 1992 loss of $1,863,569 ($0.46 loss per share) and a 49.1% increase from 1991 earnings of $211,360 ($0.05 per share). The increase in net income during 1993 when compared to 1992 was principally due to increases in the size of CapitolBank's loan portfolio, an improvement in the net interest margin due primarily to reduced interest expense while maintaining loan interest rates constant, and reductions in other real estate owned, legal fees and other expenses. Results in 1992 were also negatively impacted by a one-time charge to income of $1,060,000 resulting from the divestiture of a real estate joint venture undertaken in 1990 by Capitol Commerce Development Company VI, a wholly-owned subsidiary of CapitolBank.

           Consolidated net income for the nine months ended September 30, 1994 and 1993 was $281,000 and $164,000, respectively. Net earnings per share for the nine months ended September 30, 1994 and 1993 was $0.07 and $0.04, respectively. The increase in net income is primarily due to an increase in loan volume and a higher prime lending rate.

           Return on average equity for the years ended December 31, 1993, 1992 and 1991 was 3.57%, (21.66)% and 1.95%, respectively. CapitolBank's risk-based capital ratio at December 31, 1993 was 12.90% compared to 14.58% at December 31, 1992. These ratios are in excess of the Federal Reserve Board's requirement of 8.00%.

      Net Interest Income

           Net interest income, the primary component of bank revenue, is the difference between interest and loan fees earned by CapitolBank on its earning assets and the interest expense paid on its interest-bearing deposit liabilities and other borrowed funds. Net interest income, expressed as a percentage of average total earning assets, is referred to as net interest margin.

           CapitolBank's net interest income of $6,279,701 in 1993 represented a $435,607 (7.5%) increase when compared to 1992. This increase resulted from the combination of a $3,936,000 (6.0%) increase in average loans, a $5,257,000 (24.0%) reduction in average time deposits and a 15.3% decrease in the average cost of funds. The decrease in time deposits results from of CapitolBank's management's efforts to shift its deposit mix from time deposits to interest-bearing transaction accounts. The decrease in the average cost of funds resulted from the shift in the deposit mix combined with a general decline in deposit interest rates.

           During 1992, net interest income declined 18.28% to $5,844,094 from $7,151,037 in 1991. This was due to a combination of decreasing interest rates and a decreasing loan portfolio. The average prime rate for the year ended December 31, 1992 was 6.29% compared to 8.46% for the year ended December 31, 1991. These two factors contributed to the decrease in the yield on interest-earning assets from 10.08% in 1991 to 8.17% in 1992.

           The rate paid on interest-bearing liabilities decreased from 5.54% in 1991 to 3.67% in 1992. This decrease was due primarily to repricing of deposits periodically throughout the year in response to decreases in CapitolBank's prime lending rate and market conditions affecting the financial industry.

           Net interest income increased to $5,632,000 for the nine months ended September 30, 1994, from $4,585,000 for the same period for 1993. The net increase was composed of increased total interest income of $878,000 and a decrease in total interest expense of $169,000. The increase in interest income is primarily due to the increase in loan volume and a higher prime rate.

           The tables below set forth consolidated average daily balances of each principal category of assets, liabilities and shareholders' equity, interest on interest-earning assets, and interest on interest-bearing liabilities, and the average yields earned or rates paid thereon for the periods indicated. The tables also show the net interest earnings and the net yield on average earning assets.

                                                                   Consolidated Average Daily Balances

                                                                          Year Ended December 31,
                                        -------------------------------------------------------------------------------------------
                                                     1993                           1992                           1991
                                        -----------------------------  -----------------------------  -----------------------------
                                                   Interest   Rates               Interest   Rates               Interest   Rates
                                         Average   Income/   Earned/    Average   Income/   Earned/    Average   Income/   Earned/
                                         Balance   Expense     Paid     Balance   Expense     Paid     Balance   Expense     Paid
                                        ---------  --------  --------  ---------  --------  --------  ---------  --------  --------
                                                                               (In thousands)

Federal funds sold....................  $  5,910     $  162     2.7%   $  4,683     $  147     3.14%  $  4,121    $   248     6.02%
Interest-bearing deposits with
 other financial institutions.........     3,023        121     4.00      5,706        377     6.61      8,490        620     7.30
Investment securities.................
 U.S. Treasury securities.............    24,375      1,548     6.35     23,241      1,575     6.78     21,729      1,660     7.64
 U.S. Government Agencies.............     6,045        390     6.45      5,728        445     7.77     10,507        904     8.60
 Other securities.....................     1,323         50     3.78      6,385        247     3.87      3,378        174     5.15
Loans(1)(2)...........................    69,954      6,680     9.55     66,018      6,334     9.59     75,638      8,882    11.74
                                        --------     ------            --------     ------            --------    -------

 Total Interest-Earning Assets........   110,630      8,951     8.09%   111,761      9,125     8.17%   123,863     12,488    10.08%
                                                     ------                         ------                        -------


Cash and due from banks...............     8,587                          8,664                          7,302
Furniture, fixtures and equipment.....     1,636                          1,982                          2,157
Interest receivable and other assets..     2,508                          3,536                          3,700
Allowance for loan losses.............    (1,268)                        (1,400)                        (1,306)
                                        --------                       --------                       --------

 Total Assets.........................  $122,093                       $124,543                       $135,716
                                        ========                       ========                       ========

Interest-bearing transaction
 accounts.............................  $ 63,781      1,869     2.93%  $ 62,670      2,090     3.33%  $ 60,234      2,971     4.93%
Savings accounts......................     4,133        128     3.10      4,216        154     3.65      2,196        115     5.24
Time accounts.........................    16,324        634     3.88     21,498        996     4.63     31,897      2,164     6.78
Other borrowed funds..................     1,614         40     2.48      1,092         41     3.75      2,084         87     4.17
                                        --------     ------            --------     ------            --------    -------

 Total Interest-Bearing
 Liabilities..........................    85,852      2,671     3.11%    89,476      3,281     3.67%    96,411      5,337     5.54%

Demand accounts.......................    26,889                         25,444                         27,685
Accrued expenses and other
 liabilities..........................       527                          1,017                            781
Shareholders' equity..................     8,825                          8,606                         10,839
                                        --------                       --------                       --------

 Total Liabilities and
 Shareholders' Equity.................  $122,093                       $124,543                       $135,716
                                        ========                       ========                       ========

Net Interest Income...................               $6,280                         $5,844                        $ 7,151
                                                     ======                         ======                        =======

Net Interest Margin...................                          4.98%                          4.50%                          4.54%

      (1) Nonaccruing loans not yet charged off have been included in average loan balances.

      (2)  Loan fees of $798,000 in 1993, $723,000 in 1992, and $1,048,000 in
           1991 were included in interest income for loans.

                                           Consolidated Average Daily Balances

                                                           Nine Months Ended September 30,
                                             -----------------------------------------------------------
                                                         1994                           1993
                                             -----------------------------  ----------------------------
                                                       Interest    Rates              Interest    Rates
                                              Average   Income/   Earned/    Average   Income/  Earned/
                                              Balance   Expense    Paid      Balance   Expense    Paid
                                             ---------  -------  ---------  ---------  -------  --------
                                                                   (In thousands)

      Federal funds sold...................  $  6,123    $  193      4.16%  $  6,028    $  124     2.72%
      Interest-bearing deposits in
        other banks........................       120         5      5.49      2,895       110     5.10
      Securities (taxable).................    30,613     1,270      5.47     32,374     1,522     6.20
      Loans(1)(2)..........................    79,964     6,032      9.95     66,103     4,866     9.84
                                             --------    ------     -----   --------    ------     ----
        Total Interest-Earning Assets......   116,820     7,500      8.47%   107,400     6,622     8.13%

      Cash and due from banks..............     9,080                          9,873
      Allowance for loan losses............    (1,573)                        (1,243)
      Premises & equipment.................     1,387                          1,672
      Other assets.........................       958               3,684          0
                                             --------               -----   --------
        Total Assets.......................  $126,672                       $121,386
                                             ========                       ========

      Interest bearing demand deposits.....  $ 65,092     1,314      2.66%  $ 64,020     1,421     2.97%
      Savings deposits.....................     4,228        95      2.96      4,201        98     3.12
      Other time deposits..................    14,864       417      3.71     16,262       486     4.00
      Federal funds purchased..............        11         1      4.44          0         0        0
      Short term debt......................     1,899        41      2.85      1,708        32     2.50
                                             --------    ------     -----   --------    ------     ----
        Total interest bearing
         liabilities.......................    86,094     1,868      2.86%    86,191     2,037     3.16%

      Non interest bearing deposits........    30,183                         26,533
      Other Liabilities....................     1,117                            904
      Shareholders' Equity.................     9,278                          7,758
                                             --------                       --------

      Total Liabilities and Shareholders'
        Equity.............................  $126,672                       $121,386
                                             ========                       ========
      Net Interest Income..................             $  5,632                        $4,585
                                                        ========                        ======
      Net Interest Margin..................                             5.61%                      4.97%


     --------------------------------------
      (1) Nonaccruing loans not yet charged off have been included in average loan balances.

      (2) Loan fees of $854 for the nine months ended September 30, 1994 and $548 for the nine months ended September 30, 1993 were included in interest income for loans.

           Rate and Volume Variances. The following table sets forth a summary of the changes in average assets and liability balances (volume) and changes in average interest rates (rate) for the periods indicated. Changes not solely attributable to volume or rate have been allocated to volume.


                                                                              Year Ended December 31,
                                  Nine Months          -----------------------------------------------------------------------------
                               Ended September 30,
                                  1994 over 1993                    1993 over 1992                         1992 over 1991
                             ------------------------  ---------------------------------------  ------------------------------------

                             Volume    Rate    Total     Volume      Rate          Total            Volume         Rate      Total
                             -------  ------  -------  ----------  ---------  ----------------  ---------------  --------  ---------

                                                                       (In thousands)
Increase (decrease) in
 interest and
  fee income:
Federal funds sold.........   $  29   $  40   $   69        $ 39   $    (24)  $            15   $           34   $  (135)   $  (101)

Interest-bearing deposits
 with other financial
  institutions.............    (104)     (1)    (105)       (177)       (79)             (256)            (203)      (40)      (243)

Investment securities:
 U.S. Treasury securities..    (150)    (87)    (237)         77       (104)              (27)             116       (201)      (85)

 U.S. Government Agencies..      43     (45)      (2)         26        (80)              (54)            (411)      (49)      (460)

 Other securities..........     (26)     13      (13)       (197)        (1)             (198)             155       (81)        74
Loans......................     909     257    1,166         378        (32)              346           (1,130)   (1,418)    (2,548)
                              -----   -----   ------        ----   --------   ---------------   --------------   -------   --------
 Total.....................     701     177      878         146       (320)             (174)          (1,439)   (1,924)    (3,363)


Increase (decrease) in
 interest expense:
Deposits:
Interest-bearing
 transaction
  accounts.................      22    (129)    (107)         37       (257)             (220)             120    (1,001)      (881)

Savings accounts...........       0      (3)      (3)         (3)       (23)              (26)             106       (68)        38
Time accounts..............     (40)    (28)     (68)       (240)      (123)             (363)            (705)     (462)    (1,167)

Other borrowed funds.......       4       5        9          20        (21)               (1)             (42)       (4)       (46)
                              -----   -----   ------        ----   --------   ---------------             ----   -------    -------
 Total.....................     (14)   (155)    (169)       (186)      (424)             (610)            (521)   (1,535)    (2,056)
                              -----   -----   ------   ---------   --------   ---------------   --------------   -------   --------

Changes in Net Interest
 Income....................   $ 715   $ 332   $1,047        $332   $    104   $           436   $         (918)  $  (389)   $(1,307)
                              =====   =====   ======        ====   ========   ===============   ==============   =======    =======

      Allowance for Loan Losses

           The purpose of the allowance for loan losses is to provide a reserve sufficient in the view of management to cover loan losses which can reasonably be anticipated. To determine the level of reserves needed, CapitolBank reviews, on a monthly basis, the quality of its loans, the general economic conditions, historical loan loss experience and other pertinent data.

           At September 30, 1994, the allowance for loan losses totaled $1,812,136, or 2.01% of gross loans. This compares to $1,405,784, or 1.83%
      of total loans at December 31, 1993 and $1,170,174, or 1.80% of total loans at December 31, 1992. The activity in the allowance for loan losses is summarized as follows:


                             Nine Months Ended       Year Ended December 31,
                               September 30,   --------------------------------------
                                  1994            1993         1992          1991
                             ----------------  -----------  -----------  ------------

      Balance at beginning
       of period...........  $1,405,784        $1,170,174   $1,122,597   $ 1,161,245
      Provision for loan
       losses..............     285,000           436,000      519,778     1,066,823
      Recoveries...........     135,866           160,959      207,617        44,209
      Loans charged off....     (14,514)         (361,349)    (679,818)   (1,149,680)
                             ----------        ----------   ----------   -----------
      Balance, end of year.  $1,812,136        $1,405,784   $1,170,174   $ 1,122,597
                             ==========        ==========   ==========   ===========

           As of September 30, 1994, nonaccrual loans were $2,164,000. As of December 31, 1993 and 1992, loans totaling approximately $138,000 and $2,151,000, respectively, were on nonaccrual status.

           The aggregate effect of nonaccrual loans was to reduce interest income by approximately $87,000, $159,000, and $248,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Interest income was reduced by $77,000 for nonaccrual loans for the nine months ended September 30, 1994. The increase of interest forgone on nonaccrual loans from December 31, 1993 to September 30, 1994 is primarily due to one real estate loan of approximately $1,000,000. Such real estate loan has a low loan to value ratio and full repayment is expected.

           Management continues to review the adequacy of the allowance for possible loan losses, keeping in mind economic factors, loan portfolio composition, industry strength, the general level of real estate values, the California recession, toxic waste and environmental clean up costs and other factors considered to be relevant by management. At September 30, 1994, management considered CapitolBank's allowance to be adequate as an allowance against foreseeable losses in its portfolio.


      Noninterest Income

           Noninterest income is composed of service charges on deposit accounts, securities gains, real estate joint venture revenue, trust fees and commissions, gains resulting from the disposition of other real estate owned and other income. Noninterest income was $1,213,053 in 1993 compared to $1,290,233 in 1992 and $1,670,837 in 1991. For the nine months ended September 30, 1994 and September 30, 1993, noninterest income was $778,000 and $975,000, respectively.

           Trust services revenue decreased 2.3% during 1993 as compared to 1992 and increased 8.8% during 1992 as compared to 1991. During the first quarter of 1992, a major trust account was terminated. The 2.3% decrease in trust revenue during 1993 as compared to 1992 was principally due to the loss of that account. For the nine months ended September 30, 1994 and September 30, 1993, trust services revenue was $547,000 and $501,000, respectively.

           Service charges on deposit accounts decreased $94,595 (42.4%) during 1993 as compared to 1992. The decrease is attributable to the loss of one account relationship. CapitolBank's direct costs associated with the administration of this account were reduced by approximately $80,000, thereby resulting in an immaterial impact on the overall results of operations. For the nine months ended September 30, 1994 and September 30, 1993, service charges on deposit accounts were equal to $74,000 and $97,000, respectively.

           During 1993, CapitolBank reported gains of $49,197 on the sale of other real estate owned. This was the result of CapitolBank selling other real estate owned with a carrying value of $893,000.

           Consistent with management's commitment to emphasize core banking revenue sources, during 1993, CapitolBank completely divested itself of all real estate joint venture activity. Gross income from real estate development projects totaled $0, $28,000 and $130,797 during the years ended December 31, 1993, 1992 and 1991, respectively.

           The following reflects the components of noninterest income for the periods indicated:


                              Nine Months Ended September 30,                              Year Ended December 31,
                           --------------------------------------     -------------------------------------------------------------
                                 1994                   1993                   1993                  1992                 1991
                           --------------------------------------     -------------------------------------------------------------
                            Amount     %         Amount       %         Amount       %        Amount       %        Amount      %
                           --------  -------   ----------  ------     ----------  -----   -------------  -----   ----------  ------

Noninterest income:
Trust fees and
 commissions.............  $547,000   70.3%    $495,969    51.0%      $  689,221   56.8%   $  705,291     54.7%  $  648,418   38.8%
Gains on securities
 transactions, net.......    82,000   10.5      282,729    29.0          282,729   23.3       268,619     20.8      448,694   26.9
Service charges on
 deposit accounts........    74,000    9.5       96,942    10.0          128,711   10.6       223.306     17.3      227,427   13.6
Gains on sale of other
 real estate.............        --     --       52,817     5.4           49,197    4.1        16,960      1.3      149,195    8.9
Real estate development
 revenue.................        --     --            0     0.0               --     --        28,000      2.2      130,797    7.8
Other income.............    75,000    9.7       45,636     4.6           63,195    5.2        48,057      3.7       66,306    4.0
                           --------  -----     --------   -----       ----------   ----    ----------     ----   ----------   ----

 Total...................  $778,000  100.0%    $974,083   100.0%      $1,213,053  100.0%   $1,290,233    100.0%  $1,670,837  100.0%
                           ========  =====     ========   =====       ==========  =====    ==========    =====   ==========  =====

      Noninterest Expense

           Noninterest expense includes salaries and benefits, occupancy costs, equipment and other expenses. These costs represent not only the cost of on-going operations but, to some extent, an investment toward future growth and profitability. The following table summarizes the significant components of noninterest expense for the periods indicated:


                              Nine Months Ended September 30,                    Year Ended December 31,
                             --------------------------------      -----------------------------------------------
                                 1994              1993                  1993             1992              1991
                             --------------------------------      ----------   ---------------   ----------------

      Salaries and benefits      $2,998,000      $2,560,133        $3,379,284        $3,359,829        $3,186,070
      Occupancy............       1,135,000       1,052,935         1,402,170         1,439,257         1,371,807
      Equipment............         288,000         300,587           396,701           417,270           391,793
      Divestiture of joint
       venture
        investment.........              --              --                --         1,060,000                --
      Provision for loss
       on other real
        estate.............              --              --            61,721           466,000                --
      Special shareholder
       meeting.............              --              --                --                --           712,822
      Professional services         188,000         117,262           148,768           233,619           276,990
      All other
       noninterest expenses       1,180,000       1,003,075         1,274,489         1,502,143         1,533,756
                                 ----------      ----------        ----------        ----------        ----------
        Total..............      $5,789,000      $5,033,992        $6,663,133        $8,478,118        $7,473,238
                                 ==========      ==========        ==========        ==========        ==========

           Noninterest expense decreased $1,814,985 (21.4%) to $6,663,133 in 1993 from $8,478,118 in 1992. Noninterest expense increased $1,004,880 (13.5%) in 1992 as compared to 1991.

           Salaries and benefits increased $19,455 (0.58%) to $3,379,284 during 1993 as compared to $3,359,829 in 1992. Salaries and benefits totaled $3,186,070 during 1991. The nominal increase during 1993 reflects the effects of the 1993 salary and hiring freeze. The increase in 1992 is due, in part, to the hiring of additional senior level personnel.

           Occupancy costs decreased $37,087 (2.6%) to $1,402,170 during 1993 as compared to $1,439,257 in 1992 and $1,371,807 in 1991. The decrease in 1993 is due to a reduction in general operating costs on the CapitolBank building. For the years ended December 31, 1993, 1992 and 1991, CapitolBank collected $190,054, $188,943 and $183,331, respectively, in rental payments pursuant to sublease agreements with unrelated third parties. In accordance with the terms of the lease on the CapitolBank building, the rent increased on April 1, 1994 based upon the three-year increase in the February 1991 Consumer Price Index.

           Occupancy costs on CapitolBank's main banking facility continue to have a negative effect on earnings. The current monthly lease rate of $3.89 per square foot significantly exceeds current market rates. The lease was initiated in 1985 and provides for an additional rent escalation in 1997. To date, CapitolBank's landlord has been unwilling to renegotiate this lease.

           Equipment expense decreased by $20,569 (4.9%) in 1993 as compared to an increase of $25,477 in 1992 from 1991. The increase in 1992 is attributable to an expansion of CapitolBank's computer system, including the addition of "CapitolAccess," a product which enables customers to access their accounts via their own personal computers.

           During 1992, CapitolBank divested itself of a real estate joint venture, resulting in a charge of $1,060,000 against income.

           The provision for loss on other real estate of $61,721 in 1993 and $466,000 in 1992 reflects the decline in the fair market value of real estate acquired through foreclosure. Fair value is generally determined based upon periodic independent third party appraisals.

           During 1993, CapitolBank reduced the level of service provided by outside consultants, resulting in an $84,851 (36.3%) reduction in professional services.

           All other noninterest expenses decreased $227,654 (15.2%) to $1,274,489 during 1993 as compared to $1,502,143 in 1992 and $1,533,756 in
      1991. A portion of the decrease in 1993 as compared to 1992 is attributable to an $80,000 reduction in expenses associated with the administration of one customer account that was terminated during 1992. The balance of the reductions are the result of cost control efforts initiated during mid-1992. For the nine months ended September 30, 1994 and 1993, total noninterest expense was $5,789,000 and $5,034,000, respectively. The net increase in 1994 was due to three factors: one-time payments made to the former president of CapitolBank in April 1994; the rent increase on the CapitolBank building in March 1994; and legal fees associated with the Tyler v. Wickland litigation.

           For the nine months ended September 30, 1994, legal fees associated with the Tyler v. Wickland litigation were $161,000.
      Subsequent to September 30, 1994, an additional $166,000 of legal fees associated with the lawsuit have been incurred for a total of $327,000 for the year.


      Loans

           CapitolBank is not involved in foreign lending. CapitolBank generates loans primarily within the four-county Sacramento Metropolitan Statistical Area. The principal types of loans are commercial loans and lines of credit, real estate construction and commercial real estate mortgage.

           The following table sets forth certain information regarding CapitolBank's loan portfolio.


                              September 30,             December 31,
                                            ------------------------------------
                                  1994         1993         1992         1991
                              ------------- ----------  -----------  -----------
Real estate construction....  $27,872,888  $21,188,594  $12,439,932  $21,404,741
Real estate mortgage........   36,039,508   30,684,510   27,410,064   20,005,968
Commercial and agricultural.   23,008,074   21,637,422   21,437,041   23,069,280
Consumer installment........    2,155,588    2,196,718    2,863,165    4,359,783
Other.......................    1,123,942    1,041,009      688,221      920,915
                              -----------  -----------  -----------  -----------
Total loans.................  $90,200,000  $76,748,253  $64,838,423  $69,760,687
                              ===========  ===========  ===========  ===========

           The following table sets forth cumulative maturity distributions as of the dates indicated for loans with fixed and floating interest rates. CapitolBank is unable to present the information by category of loan without undue burden and expense.


                             December 31, 1993
                                 Maturing
            ----------------------------------------------------------
                            After one
            One Year or   year through    Greater than
                Less        five years     five years         Total
            -----------   ------------    ------------    ------------

Fixed.....  $ 1,556,000    $ 2,060,000     $ 3,041,000     $ 6,657,000
Floating..   33,669,263     28,137,813       8,284,177      70,091,253
            -----------    -----------     -----------     -----------
Total.....  $35,225,263    $30,197,813     $11,325,177     $76,748,253
            ===========    ===========     ===========     ===========
                             September 30, 1994
                                 Maturing
            ----------------------------------------------------------
                            After one
            One Year or   year through    Greater than
                Less        five years     five years         Total
            -----------   ------------    ------------    ------------

Fixed.....  $ 1,369,000    $ 2,863,000     $ 2,432,000     $ 6,664,000
Floating..   40,127,625     34,373,345       9,035,030      83,536,000
            -----------    -----------     -----------     -----------
Total.....  $41,496,625    $37,236,345     $11,467,030     $90,200,000
            ===========    ===========     ===========     ===========

           The performance of loans, other than installment loans, is evaluated primarily on the basis of a review of each customer relationship over a period of time and the judgment of senior lending officers as to the ability of the borrowers to continue in business and to meet the repayment terms of the loans. Installment loans are evaluated on the basis of underlying collateral and the ability of the borrowers to make scheduled payments. The ongoing credit control process includes a risk rating system, combined with the development and monitoring of credit policies and procedures, as well as a loan review process. The loan approval process is tied to the risk rating system and is subject to management's and the Board of Directors' established guidelines on diversification. On a quarterly basis, management employs an independent credit consultant whose sole purpose is to evaluate the loan portfolio with special emphasis on new credits and potentially troubled loans.

           Loans on which the borrowers fail to perform under the original terms of the obligation are considered nonperforming loans. Nonperforming loans fall into two categories: loans past due 90 days or more and still accruing interest and loans on nonaccrual status. Loans on which principal or interest has been in default for a period of 90 days or longer must be well secured and in the process of collection, or they will be placed on nonaccrual status. Loans are placed on nonaccrual status when it has been determined by management that there is reasonable doubt as to the collectibility of interest or principal. When loans are placed on nonaccrual status, accrued and unpaid interest is reversed from earnings.

           The following table presents data regarding CapitolBank's loans more than 90 days past due and still accruing interest, nonaccrual loans, total nonperforming loans and total nonperforming assets, which includes nonperforming loans and other real estate owned ("OREO").


                                                            December 31,
                                     September 30,   --------------------------
                                          1994          1993          1992
                                     --------------  -----------  -------------
      Loans Past Due 90 Days or
       More and Still Accruing
       Interest....................     $        0   $1,151,570     $  160,000
      Nonaccrual Loans.............      2,164,542      138,129      2,151,000
                                        ----------   ----------     ----------
      Total Nonperforming Loans....      2,164,542    1,289,699      2,311,000
      OREO.........................        102,638       70,000        962,862
                                        ----------   ----------     ----------
      Total Nonperforming Assets...     $2,267,180   $1,359,699     $3,273,862
                                        ==========   ==========     ==========
      Nonperforming Assets as a
       Percentage of Loans and OREO           2.51%        1.77%          5.10%
      Nonperforming Assets as a
       Percentage of Total Assets..           1.64         1.10           2.73

           The increase in nonaccrual loans from December 31, 1993 to September 30, 1994 is due largely to one real estate loan of approximately $1,000,000. Such loan has a low loan to value ratio and full repayment is expected.

           Loan reviews are performed using grading criteria similar to those used by bank regulatory agencies. Loans receiving lesser grades are called "classified assets," which include all potential problem loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may become nonperforming assets.

           Other than as disclosed in the table below, at September 30, 1994, management was not aware of any other material credits about which there was serious doubt regarding the ability of the borrower to repay according to the terms of the loan. The following table sets forth data regarding classified loans.

           Total loans classified as loss, doubtful or substandard on the dates indicated were as follows:


                                   September 30,             December 31,
                             ------------------------  ------------------------
                                1994         1993         1993         1992
                             -----------  -----------  -----------  -----------

      Substandard..........  $3,250,976   $3,554,775   $4,115,060   $4,004,599
      Doubtful.............      34,494        --           --            --
      Loss.................        --          --           --            --
                             ----------   ----------   ----------   ----------
      Total Loans
       Classified..........  $3,285,470   $3,554,775   $4,115,060   $4,004,599
                             ==========   ==========   ==========   ==========
      Classified Loans as
       a Percentage
        of Total Loans.....        3.64%        4.63%        6.36%        5.74%

           In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"), which addresses the accounting treatment of certain impaired loans and amends FASB Statements No. 5 and No. 15. SFAS 114 does not address the overall adequacy of the allowance for loan losses. SFAS 114 is effective January 1, 1995, but earlier implementation is encouraged. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under SFAS 114, impairment is measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate. Alternatively, impairment may be measured by using the loan's observable market price or the fair value of the collateral if repayment is expected to be provided solely by the underlying collateral.

           CapitolBank implemented SFAS 114 on January 1, 1995.
      Management of CapitolBank believes that the impact of implementation of SFAS 114 on CapitolBank's financial statements will be insignificant.

           An analysis of the changes in the allowance for loan losses, including chargeoffs and recoveries stated by loan categories, is presented below.


                                              Nine Months
                                                 Ended                  December 31,
                                              September 30,    ---------------------------------
                                              1994     1993     1992     1991      1990    1989
                                             -------  -------  -------  -------  ------   ------
                                                                  (In thousands)
      Balance at beginning of period.......  $1,406   $1,170   $1,123   $1,161   $  801   $ 982
      Chargeoffs:
        Real estate construction...........       0        0        0        0        0       0
        Real estate mortgage...............       3      136        0      388      280     211
        Commercial and agricultural........      12      225      675      761        0     361
        Consumer installment...............       0        0        5        0        0       0
        Other..............................       0        0        0        0        0       0
                                             ------   ------   ------   ------   ------   -----
      Total loans charged off..............  $   15   $  361   $  680   $1,149   $  280   $ 572
                                             ------   ------   ------   ------   ------   -----

      Recoveries:
        Real estate construction...........  $    0   $    0   $    0   $    0   $    0   $   0
        Real estate mortgage...............       3        5        1        4       26     137
        Commercial and agricultural........     133      156      206       40       89       4
        Consumer installment...............       0        0        0        0        0       0
        Other..............................       0        0        0        0        0       0
                                             ------   ------   ------   ------   ------   -----
      Total loan recoveries................  $  136   $  161   $  207   $   44   $  115   $ 141
                                             ------   ------   ------   ------   ------   -----

      Net (recoveries) charge-offs.........  $ (121)  $  200   $  473   $1,105   $  165   $ 431

      Allowance before provision
        for loan losses....................  $1,527   $  970   $  650   $   56   $  636   $ 551
      Provision charged to operations......     285      436      520    1,067      525     250
                                             ------   ------   ------   ------   ------   -----
      Balance end of period................  $1,812   $1,406   $1,170   $1,123   $1,161   $ 801
                                             ======   ======   ======   ======   ======   =====
      Ratio of allowance before provision
        to average loans outstanding.......    1.91%    1.39%    0.98%    0.07%    0.87%   0.85%
      Ratio of net (recoveries) charge-offs
        to average loans outstanding.......   (0.15)    0.29     0.72     1.46     0.23    0.66
      Allowance for possible loan
        losses  to total loans.............    2.01     1.83     1.80     1.61     1.42    1.29

                                              -77-

           The following table sets forth certain information regarding CapitolBank's allocation of the allowance for loan losses.


                                      Nine Months
                                        Ended                                          December 31,
                                     September 30,       ----------------------------------------------------------------------
                                         1994                    1993                     1992                    1991
                                 ----------------------  ----------------------  ----------------------  ----------------------
                                                                         (In thousands)
                                            Percentage              Percentage              Percentage              Percentage
                                              of Loan                 of Loan                 of Loan                 of Loan
                                             Category                Category                Category                Category
                                            Outstanding             Outstanding             Outstanding             Outstanding
                                             to Total                to Total                to Total                to Total
                                 Allowance     Loans     Allowance     Loans     Allowance     Loans     Allowance     Loans
                                 ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Real estate construction.....      $   562      31%        $   394      28%        $   222      19%        $   348      31%
Real estate mortgage.........          725      40             562      40             491      42             326      29
Commercial and
 agricultural................          471      26             394      28             386      33             371      33
Consumer installment.........           36       2              42       3              59       5              67       6
Other........................           18       1              14       1              12       1              11       1
                                   -------     ----        -------     ----        -------     ----        -------     ----
Total Reserves...............      $ 1,812     100%        $ 1,406     100%        $ 1,170     100%        $ 1,123     100%
                                   =======     ====        =======     ====        =======     ====        =======     ====

      Investment in Real Estate Joint Venture

           During 1992, CapitolBank elected to divest itself of a real estate joint venture project initiated in 1990 through its wholly-owned subsidiary, Capitol Commerce Development Company VI. Funding of this development project had been capitalized and included in other assets in prior periods on CapitolBank's Consolidated Balance Sheet. The expense associated with the elimination of this investment was charged to noninterest expense during the year ended December 31, 1992. There is no financial statement impact of this investment in 1993 or 1994.


      Other Real Estate Owned

           Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of CapitolBank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for loan losses. Thereafter, it is carried at the lower of cost or fair value minus estimated selling costs. Fair value is generally determined based upon periodic independent third party appraisals. Subsequent gains or losses on sales or writedowns are recorded in other income or expense as incurred.

           Other real estate owned at September 30, 1994 consisted of three properties foreclosed upon during 1994.


      Commitments and Letters of Credit

           CapitolBank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit, and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

           CapitolBank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. CapitolBank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

           Financial instruments whose contract amounts represent credit risk at September 30, 1994 were as follows:

                                                              Amount
                                                            -----------
      Undisbursed loan commitments........................  $28,558,000
      Reserve lines.......................................    1,060,000
      Letters of credit...................................      767,000
                                                            -----------
       Total..............................................  $30,385,000
                                                            ===========

           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. CapitolBank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by CapitolBank upon extension of credit, is based on management's credit evaluation.

           Standby letters of credit are conditional commitments issued by CapitolBank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.


      Liquidity

           The objective of liquidity management is to maintain sufficient cash flow to satisfy both changes in loan demand and deposit fluctuations while maximizing the yield available from the instruments being used. Liquidity is managed from both the asset and liability sides of the balance sheet. Liquid assets consist of cash and due from banks, interest-bearing deposits in other financial institutions, federal funds sold, securities and maturing loans. On the liability side of the balance sheet, liquidity is provided by core deposits, lines of credit, borrowings in the capital markets and other liabilities.

           CapitolBank's management monitors the liquidity position continuously and projects it based on the trends of loans and deposits. Management attempts to adjust maturity distribution and interest rate sensitivity in response to these changes.

           CapitolBank has available a $3 million short-term Federal funds borrowing line with a major bank to meet short-term liquidity requirements should the need arise.

           Cash and cash equivalents equaled $29,995,000 at September 30, 1994 and $11,276,000 at December 31, 1993. Investment securities equaled $17,605,000 at September 30, 1994 and $34,342,000 at December 31, 1993.
      The net increase at September 30, 1994 of cash, cash equivalents and investment securities was equal to $1,982,000. Deposits increased from $111,063,000 at December 31, 1993 to $126,025,000 at September 30, 1994.
      This funding source has been offset by the increase in outstanding loans from $76,748,000 at December 31, 1993 to $90,200,000 at
      September 30, 1994. Loan fundings increased by $13,452,000 for the nine months ended September 30, 1994.


      Interest Rate Sensitivity

           The operating income and net income of CapitolBank depend to a substantial extent on "rate differentials," i.e., the difference between the income CapitolBank receives from loans, securities and other earning assets, and the interest expense it has on deposits and other liabilities.

           The interest rate sensitivity is measured over time and is based on CapitolBank's ability to reprice its assets and liabilities. The opportunity to reprice assets in the same dollar amounts and at the same time as liabilities tends to minimize interest rate risk in any interest rate environment. The difference between the amount of assets and liabilities repriced at the same time is referred to as the "gap." This represents the risk, or opportunity, in repricing. Fluctuation in interest rates in the market place exposes banks to potential gains and losses. These market fluctuations have a two-fold effect upon banks:
      they influence the direction of future net interest income either upward or downward and they determine the market value of CapitolBank's portfolio of rate sensitive assets and liabilities in a reciprocal direction. Because of the possible influence of unpredictable and uncontrollable external forces, management and the Board of Directors of CapitolBank have established limits of interest rate risk deemed acceptable and measure the current exposure against those limits. At September 30, 1994, management believed that CapitolBank's exposure to interest rate risk was within established limits.

           The asset/liability management process relies upon a periodic, in-depth analysis of balance sheet dynamics. The interest sensitivity analysis shown below provides a simplified representation of the exposure at September 30, 1994.



                                                                      Amounts Repriceable
                                                      ----------------------------------------------------
                                                                1 Day to 3   3 to 12    1 to 5    After 5
                                                       1 Day      Months     Months     Years      Years
                                                      --------   ---------  ---------  --------  ---------
                                                                         (In thousands)

Interest earning assets
 Loans..................................              $ 81,372   $    510   $    859   $  2,863   $  2,432
 Securities.............................                21,500          0      3,510     13,337        985
                                                      --------   --------   --------   --------   --------
Total interest earning assets...........              $102,872   $    510   $  4,369   $ 16,200   $  3,417
                                                      ========   ========   ========   ========   ========
Interest bearing liabilities
 Interest bearing checking accounts.....              $ 74,336   $      0   $      0   $      0   $      0
 Savings accounts.......................                 4,539          0          0          0          0
 Time deposits..........................                     0      8,076      6,366      1,558          3
                                                      --------   --------   --------   --------   --------
Total interest bearing liabilities......              $ 78,875   $  8,076   $  6,366   $  1,558   $      3
                                                      ========   ========   ========   ========   ========
Interest sensitivity gap per period.....              $ 23,997   $ (7,566)  $ (1,997)  $ 14,642   $  3,414
Cumulative interest sensitivity gap.....                23,997     16,431     14,434     29,076     32,490
Cumulative interest sensitivity
 gap as a percentage of total
 interest earning assets................                18.84%      12.90%     11.33%     22.83%     25.51%
Cumulative ratio of interest sensitive
 assets to interest sensitive
 liabilities............................                 1.30        1.19       1.15       1.31       1.34


           Floating rate loans are shown as maturing at the earliest repricing date. Interest bearing checking accounts and savings accounts are shown as maturing immediately. Noninterest bearing checking accounts, which are considered core deposits, tend not to be sensitive to changes in interest rates and are not included. All other categories are repriced by maturity date. Since the majority of CapitolBank's loans are priced on a floating rate basis, the current rising interest rate environment is expected to continue to have a positive effect on interest income.


      Capital

           The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC have adopted guidelines designed to make capital requirements more sensitive to differences in risk among banking organizations, including off-balance-sheet exposures, and to make the definition of bank capital more uniform internationally. Under these risk-based capital guidelines, a financial institution is required to maintain Tier I capital equal to at least 8% of its assets, weighted by risk. Additionally, to be considered well capitalized, a financial institution must maintain total capital equal to at least 10% of risk adjusted assets.


           As of December 31, 1993 and 1992, CapitolBank's Tier 1 total risk-based capital ratio was 11.65% and 13.33%, respectively, and its total risk-based capital ratio was 12.9% and 14.58%, respectively. As of September 30, 1994, CapitolBank's Tier 1 total risk-based capital ratio was 9.78% and its total risk-based capital ratio was 11.04%.

      Investment Securities

           Investment securities available for sale are carried at estimated fair value with unrealized gains and losses reported as a separate component of shareholders' equity. Investment securities held to maturity are carried at cost, adjusted for amortization of premium and accretion of discount. Premiums and discounts are amortized and accreted using the interest method. Gains or losses on the sale of securities are determined on the specific identification method and are shown separately in the consolidated statements of operations. No allowance for market decline, if any, is provided as interest is current on the investment portfolio and management intends and has the ability to hold these investments until maturity. Summary yield and maturity information regarding CapitolBank's investment securities available-for-sale and investment securities held-to-maturity portfolios at September 30, 1994 are set forth in the following table:


                                                                            Maturing
                                 -----------------------------------------------------------------------------------------------
                                                             After 1 Year but       After 5 Years but
                                      Within 1 Year           Within 5 Years         Within 10 Years        After 10  Years
                                 -----------------------  ----------------------  ----------------------  ----------------------
                                   Amount       Yield       Amount      Yield       Amount      Yield      Amount       Yield
                                 ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Securities Available-for-Sale:
  U.S. Government Agencies.....  $2,991,560       5.32%   $8,853,720      5.21%   $        0         0%    $       0           0%
  Repurchase Agreements........           0          0             0         0             0         0             0           0
  Mutual Funds.................           0          0             0         0             0         0             0           0
                                 ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Estimated Fair Value........  $2,991,560       5.32%   $8,853,720      5.21%   $        0         0%            0           0%
                                 ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========

Securities Held-to-Maturity:
  U.S. Treasury................  $        0          0    $  997,638      5.19%   $        0         0    $        0           0%
  U.S. Government Agencies.....     505,513       5.39%    3,022,426      5.78       984,778      5.68%            0           0
  Other........................     250,000       5.50             0         0             0         0             0           0
                                 ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Carrying Value..............     755,513       5.44%    4,020,064      5.63%      984,778      5.68%            0           0%
                                 ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========
   Estimated Fair Value........  $  745,787               $3,687,510              $  895,800              $        0
                                 ==========               ==========              ==========              ==========

    Prior to January 1, 1994, CapitolBank classified securities as securities held for sale or held for investment securities. Investment securities were recorded at amortized cost.

    The following table sets forth the carrying values and fair values of securities at December 31, 1993:


                                    December 31, 1993
                                    -----------------

Securities:
  U.S. Treasury Securities........   $     25,162,828
  U.S. Government Agencies........          3,033,800
  Other Securities................          6,145,668
                                     ----------------
      Carrying Value..............   $     34,342,296
                                     ================
      Fair Value..................   $     35,217,000
                                     ================


     The following table sets forth the carrying values and fair values of securities at December 31, 1992:


                                    December 31, 1992
                                    -----------------

Securities
  U.S. Treasury Securities........  $      27,325,384
  U.S. Government Agencies........          4,031,063
  Other Securities................          2,832,351
                                    -----------------
     Carrying Value...............  $      34,188,798
                                    =================
     Fair Value...................  $      35,146,000
                                    =================

     Gross gains realized on sales of investment securities totaled $283,998, $305,560 and $449,543 in 1993, 1992 and 1991, respectively. Gross losses of $1,269, $36,941 and $849 were realized on sales of investment securities in 1993, 1992 and 1991, respectively.

     The book value of securities pledged to secure public deposits totaled $12,416,000 and $11,438,000 at December 31, 1993 and 1992, respectively.


Deposits

     The following table sets forth, by time remaining to maturity, CapitolBank's domestic time deposits in amounts of $100,000 or more.

                                                       September 30,
                                                          1994
                                                      --------------
                                                      (In thousands)

Time remaining to maturity
 3 months or less...............................       $      5,044
 Over 3 through 12 months.......................              3,247
 Over 12 months.................................                405
                                                       ------------
   Total........................................       $      8,696
                                                       ============

Selected Ratios

     The following table sets forth CapitolBank's return on average assets and average equity, as well as CapitolBank's dividend payout ratio.



                                             Nine Months
                                          Ended September 30,                  Year Ended December 31,
                                          --------------------       ---------------------------------------
                                            1994        1993           1993           1992            1991
                                          --------    --------       --------       --------        --------
Return on average assets..............      0.20%       0.13%           0.26%        (1.50)%           0.16%
Return on average equity..............      3.03        2.11            3.57        (21.65)            1.95
Dividend payout ratio.................        --          --              --            --               --


                 CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

General

     Westamerica is incorporated under and subject to all of the provisions of the GCL. CapitolBank is incorporated under and subject to all of the provisions of the California Financial Code (the "Financial Code") and the GCL.

     Upon consummation of the Merger, except for those persons, if any, who perfect dissenters' rights under the GCL (see "Dissenters' Rights of Appraisal"), the shareholders of CapitolBank will become shareholders of Westamerica.

     Westamerica and Westamerica Bank are California corporations and, accordingly, are governed by the GCL and by their respective Articles of Incorporation (the "Westamerica Articles" and "Westamerica Bank Articles," respectively) and Bylaws (the "Westamerica Bylaws" and "Westamerica Bank Bylaws," respectively). Westamerica has filed a copy of its Articles of Incorporation, as amended, Bylaws, as amended, and Amended and Restated Rights Agreement with the Commission. CapitolBank's Articles of Incorporation (the "CapitolBank Articles") and Bylaws (the "CapitolBank Bylaws") differ in certain material respects from the Westamerica Articles, Westamerica Bylaws, Westamerica Bank Articles and

Westamerica Bank Bylaws. In addition, unlike CapitolBank Common Stock, each outstanding share of Westamerica Common Stock is accompanied by Rights. See "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan."

     The following is a general comparison of certain similarities and material differences between the rights of Westamerica shareholders and the rights of CapitolBank shareholders under their respective Articles of Incorporation and Bylaws. This discussion is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the GCL, the Financial Code, the common law thereunder and the full text of the Westamerica Articles, Westamerica Bylaws, Westamerica Bank Articles, Westamerica Bank Bylaws, CapitolBank Articles and CapitolBank Bylaws.

Certain Anti-Takeover Measures

     Some of the provisions in the Westamerica Articles and the Westamerica Bylaws discussed below may deter efforts to obtain control of Westamerica on a basis which some shareholders might deem favorable. Such provisions are designed to encourage any person attempting a change in control of Westamerica to enter into negotiations with the Westamerica Board of Directors. For example, the Westamerica Articles contain an "interested person" provision, requiring an affirmative vote of more than a majority of shares of Westamerica Common Stock than usual for certain transactions with an "interested person," including a sale of assets, merger or consolidation transaction. See "Westamerica 'Interested Persons' Provisions." In addition, the Westamerica Board of Directors is authorized to issue Preferred Stock or Class B Common Stock which may have the effect of delaying or preventing a change in control of Westamerica. See "Description of Westamerica Capital Stock and Indebtedness - Preferred Stock and Class B Common Stock". In addition, the foregoing anti-takeover measures may decrease the likelihood that a person or group would obtain control of Westamerica or may perpetuate incumbent management.

Quorum Requirements

     The Westamerica Bylaws provide that the presence in person or by proxy of the holders of one-third of the shares entitled to vote at any meeting of the shareholders shall constitute a quorum for the transaction of business. The CapitolBank Bylaws require the presence in person or by proxy of the holders of a majority of the shares entitled to vote for a quorum to exist.


Indemnification of Directors and Executive Officers

     Section 317 of the GCL ("Section 317") expressly grants to each California corporation the power to indemnify its directors, officers and agents against certain liabilities and expenses incurred in the performance of their duties. Rights to indemnification beyond those provided by Section 317 may be valid to the extent that such rights are authorized in the corporation's articles of incorporation. Indemnification may not be made, however, with respect to liability incurred in connection with any of the following acts for which the liability of directors may not be limited under case law interpreting the GCL: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived a personal benefit; (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) acts or omissions arising out of certain interested party transactions; or (vii) acts in connection with illegal distributions, loans or guarantees.

     With respect to all proceedings other than shareholder derivative actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by
Section 317, a
      corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred by him in connection with the proceeding.

                The Westamerica Articles, Westamerica Bank Articles and CapitolBank Articles each eliminate the liability of their directors for monetary damages to the fullest extent permissible under California law and grant to Westamerica, Westamerica Bank and CapitolBank, respectively, the power to indemnify their directors, officers and agents through agreements with such persons or through bylaw provisions, or both, in excess of the indemnification otherwise permitted by Section 317, subject to applicable statutory prohibitions upon indemnification.

                The Westamerica Bylaws obligate Westamerica to indemnify its directors and provide that Westamerica has the right but not the obligation to indemnify its officers and other agents against liabilities and expenses incurred in the performance of their duties, subject to the prohibitions of the GCL. The Westamerica Bank (the principal subsidiary bank of Westamerica) Bylaws and CapitolBank Bylaws obligate Westamerica Bank and CapitolBank, respectively, to indemnify their respective directors, officers and other agents against liabilities and expenses incurred in the performance of their duties, subject to the prohibitions of the GCL.

                Westamerica, Westamerica Bank and CapitolBank each maintain directors' and officers' liability insurance policies that indemnify their respective directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, Westamerica, Westamerica Bank and CapitolBank each have entered into separate indemnification agreements with their respective directors and officers that require Westamerica, Westamerica Bank and CapitolBank, respectively, among other things, (i) to maintain directors' and officers' insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as agents of Westamerica, Westamerica Bank or CapitolBank, as the case may be, to the fullest extent permitted by California law. See "Certain Considerations--Tyler v. Wickland."

                The Westamerica Bylaws, Westamerica Bank Bylaws and Westamerica and Westamerica Bank's respective indemnification agreements with their respective directors entitle the directors of Westamerica and Westamerica Bank to be indemnified against liabilities and reasonable expenses incurred in connection with any claims brought against them by reason of the fact that they are or were directors and are expressly stated to be contract rights. Westamerica and Westamerica Bank directors have been granted the right to be paid by Westamerica and Westamerica Bank, respectively, the expenses incurred in defending the proceedings specified above in advance of their final disposition, but the indemnification agreements require the directors to undertake to return any amounts advanced to the extent that it is ultimately determined that they were not legally entitled to be indemnified by Westamerica and Westamerica Bank in the proceeding. The Westamerica Bylaws, Westamerica Bank Bylaws and Westamerica and Westamerica Bank's respective indemnification agreements grant to the directors the right to bring suit against Westamerica and Westamerica Bank, respectively, to recover unpaid amounts claimed with respect to indemnification and any expenses incurred in bringing such an action. The Westamerica Bylaws, Westamerica Bank Bylaws and Westamerica and Westamerica Bank's respective indemnification agreements provide that, while it is a defense to such a suit that indemnification is prohibited by the GCL, the burden of proving such a defense is on Westamerica and Westamerica Bank, respectively.

                The Westamerica Bylaws, Westamerica Bank Bylaws and Westamerica and Westamerica's respective indemnification agreements obligate Westamerica and Westamerica Bank, respectively, to indemnify their respective directors except (i) where such indemnification is prohibited by law; (ii) with respect to settlements made by the directors without the prior approval of Westamerica and Westamerica Bank; and (iii) for any expenses or liabilities incurred in connection with proceedings brought by the directors against Westamerica and Westamerica Bank, respectively, other than actions brought to enforce their respective indemnification obligations.

                The CapitolBank Bylaws and indemnification agreements with the directors and officers entitle the directors and officers of CapitolBank to be indemnified against liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of a claim brought against the directors or officers by reason of the fact that such person is or was a director or officer or is or was serving at the request of CapitolBank as an agent of another enterprise. CapitolBank directors and officers have the right to be paid the expenses incurred in advance of the final disposition of such claim. The indemnification agreements require, however, that the directors and officers repay any advances if CapitolBank ultimately determines under the terms of the indemnification agreements that the director or officer is not entitled to indemnification. Both the CapitolBank Bylaws and the indemnification agreements permit the directors and officers to bring suit against CapitolBank to recover the unpaid amount of the claim and, if successful, the expenses (including attorneys' fees) of bringing such action against CapitolBank. The CapitolBank Bylaws and the indemnification agreements provide that it shall be a defense to any such action that the director or officer has not met the standards of conduct which make it permissible under applicable law for CapitolBank to indemnify the director or officer for the amount claimed.

           The CapitolBank Bylaws and the indemnification agreements provide, among other things, that no indemnification shall be made to directors or officers (i) if such indemnification is unlawful; (ii) without CapitolBank's approval; (iii) if, in the instance of an action by or in the right of CapitolBank, the action was settled or otherwise disposed of without court approval; and (iv) if expenses and liabilities were incurred in connection with proceedings initiated or brought voluntarily by the directors or officers against CapitolBank, other than actions brought to enforce indemnification obligations.

           Federal law authorizes the FDIC to limit, by regulation or order, the payment of indemnification by insured banks or bank holding companies to their directors and officers. Pursuant to this authority, the FDIC has proposed a regulation that permits the payment of indemnification by banks and bank holding companies to institution-affiliated directors, officers and other parties only if certain requirements are satisfied. If adopted as presently written, this regulation would permit an institution to make an indemnification payment to, or for the benefit of, a director, officer or other party only if the institution's board of directors, in good faith, certifies in writing that the individual has a substantial likelihood of prevailing on the merits and that the payment of indemnification will not adversely affect the institution's safety and soundness. The board of directors is obligated to cease making or authorizing indemnification payments in the event that it believes, or reasonably should believe, that the conditions discussed in the preceding sentence are no longer being met. Further, the board of directors must provide the FDIC and any other appropriate bank regulatory agency with prior written notice of any authorization of indemnification. In addition, indemnification payments related to an administrative proceeding or civil action instituted by appropriate federal bank regulatory agency are limited to the payment or reimbursement of reasonable legal or other professional expenses. Finally, the director, officer or other party must agree in writing to reimburse the institution for any indemnification payments received should the proceeding result in a final order being instituted against the individual assessing a civil money penalty, removing the individual from office, or requiring the individual to cease and desist from certain institutional activity.

           The drafters of the proposed regulation expressly state that the regulation is intended to apply to existing agreements between institutions and institution-affiliated parties to make indemnification payments in the future. If the proposed regulation is placed into effect, therefore, it may be applied retroactively to indemnification agreements presently existing between Westamerica, Westamerica Bank and CapitolBank and their respective directors and officers.


      Shareholder Meetings and Action by Written Consent

           The Westamerica Bylaws and the CapitolBank Bylaws are similar in their requirements for shareholder action by written consent, including the requirement for unanimous written consent for election of directors. The Westamerica Bylaws permit a director to be elected at any time to fill a vacancy on the board of directors that has not been filled by the directors by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors. The CapitolBank Bylaws have a similar provision except that an election by written consent to fill a vacancy created by removal of a director requires the unanimous written consent of the outstanding shares entitled to vote.


      Amendment of Bylaws

           Both the Westamerica Bylaws and the CapitolBank Bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. The Westamerica Bylaws require that if the Westamerica Articles set forth the number of authorized directors of Westamerica, the authorized number of directors may be changed only by an amendment of the articles of incorporation. The CapitolBank Bylaws allow for the change in the number of directors by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote.

           Subject to the rights of shareholders to amend the bylaws, both the Westamerica Bylaws and the CapitolBank Bylaws provide that the bylaws may be adopted, amended or repealed by their respective Boards of Directors.


      Meetings Called by the Superintendent

           The Superintendent may call a meeting of the CapitolBank Board of Directors pursuant to section 684 of the Financial Code. A meeting of the CapitolBank Board of Directors called by the Superintendent shall be held upon four days notice by mail or 24 hours notice delivered personally or by telephone or telegraph. Such notice shall be given by the Superintendent or, if the Superintendent so orders, by an officer of the corporation. A meeting of the CapitolBank Board of Directors called by the Superintendent shall be held at such place within California as may be designated by the Superintendent and specified in the notice of such meeting.

           The expenses of a meeting of the Board of Directors called by the Superintendent shall be paid by CapitolBank.


      Filling Vacancies on the Board of Directors

           The Westamerica Bylaws provide that vacancies occurring on the Westamerica Board of Directors may be filled by a vote of a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the shareholders or by court order may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting or by written consent of a majority of the outstanding shares entitled to vote. The Westamerica Bylaws also provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors, except that any election by written consent, other than to fill a vacancy created by removal of a director, requires the consent of a majority of the outstanding shares entitled to vote. In addition, the GCL provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders constitute less than a majority of the directors then in office, (i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for such directors may call a special meeting of shareholders; or (ii) the California Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders, to be held to elect the entire Board of Directors.

           Except for a vacancy created by the removal of a director which may only be filled by approval of the shareholders, the CapitolBank Bylaws provide that vacancies on the board of directors may be filled by approval of the board of directors or, if the number of directors then in office is less than a quorum, by the unanimous written consent of the directors then in office, the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director. Each director so elected shall hold office until his successor is elected at an annual or special shareholders' meeting. The CapitolBank shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. An election by written consent to fill a vacancy created by removal requires the unanimous consent of all shareholders entitled to vote.


      Notice of Shareholder Business

           Under the Westamerica Bylaws, a shareholder must give 14 to 50 days prior notice to Westamerica's Corporate Secretary of any business the shareholder wishes to bring before an annual meeting of shareholders, except that if less than 21 days notice of the date of the meeting is given to shareholders, a shareholder must provide notice to Westamerica within seven days of the date Westamerica mailed notice of the annual meeting. The notice must contain a brief description of the business that the shareholder wishes to bring before the meeting, the reasons for conducting such business at the meeting, the name and residential address of the proposing shareholder, the number of shares the shareholder owns and any material interest of the shareholder in the business that the shareholder wishes to bring before the meeting.

           No comparable restrictions upon the right of CapitolBank shareholders to bring matters before the annual meeting of shareholders are contained in the CapitolBank Bylaws.


      Notice of Director Nominations

           Under the Westamerica Bylaws, a shareholder must give 14 to 50 days prior notice to Westamerica's Corporate Secretary if the shareholder wishes to nominate any person for election as a Westamerica director at any meeting called for the election of directors, except that if less than 21 days notice of the meeting is given to shareholders, a shareholder must provide notice to Westamerica within seven days of the date Westamerica mailed notice of the meeting. The notice of the shareholder to nominate must contain the following information: the name and address of each proposed nominee; the principal occupation of each proposed nominee; the total number of shares of stock of Westamerica that the shareholder expects will be voted for each proposed nominee; the name and residence address of the shareholder; and the number of shares of stock of Westamerica owned by the shareholder.

           Under the CapitolBank Bylaws, a shareholder must give 21 to 60 days prior written notice delivered or mailed to the President of CapitolBank if the shareholder wishes to nominate any person for election as a CapitolBank director at any shareholders' meeting called for the election of directors, except that if less than 21 days notice of the meeting is given to shareholders, a shareholder must provide notice to CapitolBank's President within ten days of the date CapitolBank mailed the notice of the meeting, and if notice of the meeting is sent to shareholders via third-class mail, no notice of intention to make nominations is required of the shareholders. The notice of the shareholder to nominate must contain the following information: the name and address of each proposed nominee; the principal occupation of each proposed nominee; the number of shares of capital stock of CapitolBank owned by each proposed nominee; the name and residence address of the notifying shareholder; and the number of shares of capital stock of CapitolBank owned by the notifying shareholder.


      Westamerica "Interested Person" Provision

           The Westamerica Articles contain an "interested person" provision which applies to transactions with persons or entities holding 10% or more of the outstanding shares of Westamerica Common Stock (an "Interested Person"). Subject to certain exceptions, the Interested Person provision requires that the affirmative vote of 80% of the outstanding shares of Westamerica Common Stock is required to authorize any of the following transactions with an Interested Person: (i) a merger or consolidation;
      (ii) the sale or disposition of all or a substantial part of Westamerica's assets to an Interested Person; (iii) the purchase or other acquisition by Westamerica of all or a substantial part of the assets of an Interested Person; or (iv) any other transaction with an Interested Person which requires the approval of the Westamerica shareholders pursuant to the GCL.

           The special approval requirements of the Interested Person provision do not apply if the transaction in question was (i) approved by the Westamerica Board of Directors before the other person or entity involved became an Interested Person; or (ii) approved by a majority of the Westamerica Board of Directors while the other person or entity was an Interested Person and the consideration to be received by Westamerica shareholders is not less per share than the highest price per share (including brokerage commissions and/or dealer fees) paid by the Interested Person for any shares of Westamerica stock from the time the Interested Person obtained beneficial ownership in excess of 5% of the outstanding shares of Westamerica Common Stock. This Interested Person provision may have the effect of deterring efforts to change control of Westamerica on a basis which some shareholders may deem favorable.

           The CapitolBank Articles do not contain an "interested person" provision or similar provision restricting the ability of any person to acquire control of CapitolBank.


           DESCRIPTION OF WESTAMERICA CAPITAL STOCK AND INDEBTEDNESS

           The authorized capital stock of Westamerica consists of 20,000,000 shares of Common Stock, without par value, and 1,000,000 shares each of Class B Common Stock and Preferred Stock. As of the Record Date, 8,051,943 shares of Westamerica Common Stock and no shares of either the Class B Common Stock or the Preferred Stock were outstanding and an additional 662,250 shares of the authorized Westamerica Common Stock were available for future grant and reserved for issuance to holders of outstanding stock options, stock appreciation rights and restricted performance shares under Westamerica's stock option plans.


      Common Stock

           Holders of Westamerica Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the Westamerica Bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by Westamerica's Board of Directors. There are legal and regulatory restrictions on the ability of Westamerica to declare and pay dividends. See "Market Price and Dividend Information--Dividends and Dividend Policy." Westamerica is also subject to certain restrictions on its ability to pay dividends and the amount thereof under the terms of certain of its debt agreements. See "--Debt Agreements." In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences for securities with a priority over the Westamerica Common Stock.
      Attached to each outstanding share of Westamerica Common Stock is a Right which entitles the holder to certain rights as set forth in the Amended and Restated Rights Agreement. See "--Shareholder Rights Plan." Shareholders of Westamerica Common Stock have no preemptive or conversion rights. Westamerica Common Stock is not subject to calls or assessments. The transfer agent and registrar for Westamerica Common Stock is Chemical Trust Company of California.


      Preferred Stock and Class B Common Stock

           The Westamerica Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of the Preferred Stock and the Class B Common Stock and may establish series of such stock and determine the variations between series. If and when any Preferred Stock is issued, the holders of Preferred Stock may have a preference over holders of Westamerica Common Stock upon the payment of dividends, upon liquidation of Westamerica, in respect of voting rights and in the redemption of the capital stock of Westamerica. The Westamerica Articles provide that, except as otherwise provided by law or by the Westamerica Board of Directors, shares of Class B Common Stock shall have no voting rights.
      The issuance of any Preferred Stock or Class B Common Stock may have the effect of delaying, deferring or preventing a change in control of Westamerica without further action of its shareholders. The issuance of such stock with voting and conversion rights may adversely affect the voting power of the holders of Westamerica Common Stock. Westamerica has no present plans to issue any shares of Preferred Stock or Class B Common Stock.


      Debt Agreements

           Westamerica is a party to certain debt agreements containing restrictions on the payment of dividends and the amount thereof, as well as financial and other covenants, as described below.

           Westamerica entered into a Consolidated Note Agreement dated May 15, 1984 (the "Consolidated Note Agreement") with certain institutional investors, pursuant to which one promissory note (the "Note") was outstanding with an aggregate principal amount of $1,100,000 as of September 30, 1994, which, among other things, restricted Westamerica's ability to pay cash dividends. In October 1994, the Note was fully paid by Westamerica.

           Westamerica, as successor in interest to Napa Valley Bancorp, is party to that certain Note Purchase Agreement, dated as of May 25, 1988 (the "NVBC Note Purchase Agreement"), with an institutional investor, pursuant to which Napa Valley Bancorp issued $5,000,000 aggregate principal amount of its 10.87% Senior Notes due June 30, 1995 (the "NVBC Notes"). As of September 30, 1994, the entire $5,000,000 aggregate principal amount of the NVBC Notes was outstanding. The NVBC Note Purchase Agreement contains certain restrictions on, among other things, Westamerica's rights to (i) subject its property to liens; (ii) incur indebtedness; (iii) permit certain of its subsidiaries to incur indebtedness; (iv) enter into certain leases for real and personal property; (v) pay cash dividends on Westamerica Common Stock; and (vi) sell, lease, transfer or otherwise dispose of all or any part of its property if such transaction involves a substantial part of its property. In addition, the NVBC Note Purchase Agreement prohibits Westamerica from merging with any person unless the entity into which Westamerica is merged expressly assumes the due and punctual payment of the principal and interest on the NVBC Notes and certain additional conditions are satisfied.

           The Consolidated Note Agreement and the NVBC Note Purchase Agreement do not prohibit Westamerica from executing and delivering the Agreements or consummating the Merger.


      Shareholder Rights Plan

           On December 18, 1986, the Board of Directors of Westamerica adopted a "Shareholder Rights Plan" by declaring a dividend distribution of one Right for each outstanding share of Westamerica Common Stock, payable to shareholders of record on January 20, 1987 and future Westamerica Shares. The terms of the Rights were amended by the Westamerica Board of Directors on September 28, 1989. When exercisable, each Right entitles the holder to purchase from Westamerica one share of Westamerica Common Stock at a price of $65 per share (the "Exercise Price"), subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement. Pursuant to an Appointment and Acceptance Agreement effective May 25, 1992, Chemical Trust Company of California was substituted as the Rights Agent under the Amended and Restated Rights Agreement.

           Until a Distribution Date occurs, as described below, the Rights are not exercisable and remain attached to the shares of Westamerica Common Stock associated therewith. The Rights will become exercisable and trade separately from the Westamerica Common Stock and a Distribution Date will occur on the tenth day (or such later date as a majority of the Westamerica Board of Directors may determine) following the earlier to occur of (i) a public announcement that an Acquiring Person has become the beneficial owner of securities having 15% or more of Westamerica's voting power; or (ii) 10 days (unless such date is extended by the Westamerica Board of Directors) following the commencement of, or a public announcement of an intention to make, a tender or exchange offer which would result in any Acquiring Person having beneficial ownership of securities having 15% or more of such voting power.

           Unless the Rights are earlier redeemed, in the event that a person or group of affiliated or associated persons becomes the beneficial owner of securities having 15% or more of the voting power of all then outstanding voting securities of Westamerica (unless pursuant to a tender or exchange offer for all outstanding shares of Westamerica Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of Westamerica to be in the best interests of Westamerica and its shareholders), then each holder of a Right (other than an Acquiring Person, whose rights will thereupon become null and void) will for at least a 60-day period thereafter have the right to receive upon exercise that number of shares of Westamerica Common Stock having a market value of twice the exercise price of the Right, to the extent available. If a sufficient number of shares are not available, the holder will also receive a common stock equivalent (such as preferred stock or another equity security with at least the same economic value as the Westamerica Common Stock) which, together with the Westamerica Common Stock received, has an aggregate market value of twice the exercise price of the Right (the "Subscription Right").

           Unless the Rights are earlier redeemed, in the event that, after the first date of public announcement by Westamerica or an Acquiring Person that an Acquiring Person exists, (i) Westamerica is acquired in a merger or consolidation; (ii) any bank subsidiary of Westamerica is acquired in a merger or consolidation; or (iii) 50% or more of Westamerica's assets or earnings power are sold, then each holder of a Right (other than such Acquiring Person) will thereafter have the right to receive, upon exercise and payment of the exercise price of the Right, that number of shares of common stock of the surviving entity in the business combination, which at the time of such transaction would have a market value of at least two times the exercise price of the Right.

           At any time prior to a person becoming an Acquiring Person without Westamerica's consent, Westamerica may redeem the Rights in whole, but not in part, at a price of $0.05 per Right (the "Redemption Price"). The Rights may also be redeemed under certain circumstances: (i) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as an Acquiring Person beneficially owns securities having less than 15% of Westamerica's voting power and at the time of redemption there are no other persons who are Acquiring Persons; or (ii) in connection with a business combination involving Westamerica but not involving an Acquiring Person.

           Immediately upon the action of the Westamerica Board of Directors authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Unless earlier redeemed by Westamerica, the Rights will expire at the close of business on December 31, 1999. The foregoing description of the Amended and Restated Rights Agreement and the Rights is qualified in its entirety by reference to the Amended and Restated Rights Agreement and the Appointment and Acceptance
      Agreement.

           The Westamerica Shareholder Rights Plan may discourage or make more difficult or expensive certain mergers, tender offers or other purchases of Westamerica Common Stock. The Westamerica Shareholder Rights Plan therefore may deprive shareholders in certain circumstances of an opportunity to sell some or all of their shares at a premium over then prevailing market prices. Moreover, the Westamerica Shareholder Rights Plan may decrease the likelihood that a person or group would take control of Westamerica through such a tender offer, merger or other purchase of stock and remove incumbent management even if the holders of a majority of Westamerica's voting stock would favor such a change of control. Dilution of stock interests under the Westamerica Shareholder Rights Plan generally would not result from a proxy contest to take control of Westamerica, even if the proxy contest were to be successful. However, the Westamerica Shareholder Rights Plan will effectively limit to less than 15% the percentage of the Westamerica Common Stock outstanding which may be beneficially owned by the person or group soliciting proxies in opposition to the Westamerica Board of Directors. This may discourage a person or group from waging, or decrease its prospects for winning, a proxy contest.

           CapitolBank does not have a plan comparable to the Westamerica Shareholder Rights Plan.


                    DESCRIPTION OF CAPITOLBANK CAPITAL STOCK

           The authorized capital stock of CapitolBank consists of 10,000,000 shares of Common Stock, $1.5625 par value. As of the Record Date, 4,080,302 shares of CapitolBank Common Stock were issued and outstanding, an additional 180,833 shares of the authorized CapitolBank Common Stock were available for future grant, and 319,167 CapitolBank Shares were reserved for issuance to holders of outstanding and unexercised stock options under the CapitolBank Stock Option Plan.


      Common Stock

           Holders of CapitolBank Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the CapitolBank Bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by CapitolBank's Board of Directors. There are regulatory restrictions on the ability of CapitolBank to declare and pay dividends, and CapitolBank is currently prohibited from paying dividends. See
      "Market Price and Dividend Information--Dividends and Dividend Policy."
      In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and securities. CapitolBank Common Stock is subject to assessments in accordance with the Financial Code. The transfer agent and registrar for CapitolBank Common Stock is U.S. Stock Transfer Corporation.


                                    EXPERTS

           The Consolidated Financial Statements of Westamerica as of
      December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG and other auditors, independent certified public accountants, incorported by reference herein, and upon the authority of said firms as experts in accounting and auditing.

           The Consolidated Financial Statements of CapitolBank as of and for the year ended December 31, 1993, included herein and elsewhere in this Proxy Statement/Prospectus have been included herein and in the Registration Statement in reliance upon the report of KPMG, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

           The Consolidated Financial Statements of CapitolBank as of December 31, 1992, and for each of the years in the two-year period ended December 31, 1992, included herein and elsewhere in this Proxy Statement/Prospectus have been included herein and in the Registration Statement in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

           The Consolidated Financial Statements of PV Financial as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Grant Thornton, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

           The Consolidated Financial Statements of North Bay as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

           The validity of the shares of Westamerica Common Stock offered hereby and certain legal matters in connection with the Merger will be passed upon for Westamerica by Pillsbury Madison & Sutro, San Francisco, California.


                            SOLICITATION OF PROXIES

           CapitolBank will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of CapitolBank may solicit proxies from the shareholders by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and CapitolBank will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. CapitolBank has engaged the services of Corporate Investor Communications, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies from its shareholders.


                         PROPOSALS OF SECURITY HOLDERS

           As specified in CapitolBank's Proxy Statement dated May 25, 1994, the deadline for shareholders to submit proposals for inclusion in the proxy statement and form of proxy for the 1995 Annual Meeting of Shareholders of CapitolBank was January 3, 1995. If the Merger is consummated as contemplated by the Agreement,

      CapitolBank will become a subsidiary of Westamerica and there will be no CapitolBank 1995 Annual Meeting of Shareholders.

           Proposals of shareholders of Westamerica to be considered for inclusion in Westamerica's proxy statement for the 1996 annual meeting must be received at Westamerica's executive offices, 1108 Fifth Avenue, San Rafael, California 94901, no later than November 21, 1995.

             INDEX TO CAPITOLBANK SACRAMENTO FINANCIAL STATEMENTS



Independent Auditors' Report (1993)........................................  F-2

Report of Independent Public Accountants (1992)............................  F-3

Consolidated Balance Sheets as of December 31, 1993 and 1992...............  F-4

Consolidated Statements of Operations for the Years Ended December 31,
       1993, 1992 and 1991.................................................  F-5

Consolidated Statements of Shareholders' Equity for the Years Ended
       December 31, 1993, 1992 and 1991....................................  F-6

Consolidated Statements of Cash Flows for the Years Ended December 31,
       1993, 1992 and 1991.................................................  F-7

Notes to Consolidated Financial Statements.................................  F-8

Consolidated Balance Sheets as of September 30, 1994 (Unaudited) and
       December 31, 1993................................................... F-18

Consolidated Statements of Operations for the Nine Months Ended
       September 30, 1994 and 1993 (Unaudited)............................. F-19

Consolidated Statement of Changes in Shareholders' Equity for the Nine
       Months Ended September 30, 1994 and 1993 (Unaudited) and the
       Years Ended December 31, 1993 and 1992.............................. F-20

Consolidated Statements of Cash Flows for the Nine Months Ended
       September 30, 1994 and 1993 (Unaudited)............................. F-21

Notes to Unaudited Consolidated Financial Statements....................... F-22

                          INDEPENDENT AUDITORS' REPORT


      To the Shareholders and Board of Directors of CapitolBank Sacramento:


      We have audited the accompanying consolidated balance sheet of CapitolBank Sacramento and Subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of CapitolBank Sacramento and Subsidiaries as of and for the years ended December 31, 1992 and 1991, were audited by other auditors whose report thereon dated February 19, 1993, expressed an unqualified opinion on those consolidated statements.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 1993 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CapitolBank Sacramento and Subsidiaries as of December 31, 1993 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

      As discussed in Notes 1 and 7 to the consolidated financial statements, the Bank changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.



                                          KPMG PEAT MARWICK LLP

      Sacramento, California
      February 25, 1994

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


      To the Shareholders and Board of Directors of CapitolBank Sacramento:


      We have audited the accompanying consolidated balance sheet of CAPITOLBANK SACRAMENTO (a California state-chartered bank) AND SUBSIDIARIES as of December 31, 1992, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1992. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CapitolBank Sacramento and Subsidiaries as of December 31, 1992, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.



                                          ARTHUR ANDERSEN LLP

      Sacramento, California
      February 19, 1993

                             CAPITOLBANK SACRAMENTO
                          Consolidated Balance Sheets


                                                           December 31,
                                                   ---------------------------
                                                       1993           1992
                                                   -------------  ------------
      Assets
      Cash and due from banks....................  $  6,456,108   $  5,942,738
      Federal funds sold.........................     4,820,000      7,600,000
                                                   ------------   ------------
      Cash and cash equivalents..................    11,276,108     13,542,738
      Interest-bearing deposits with other banks.       398,000      4,470,000
      Investment securities at cost:
       Market values - $35,217,000 for 1993 and
        $35,146,000 for 1992.....................    34,342,296     34,188,798
      Loans, net of deferred fees and allowance
       for loan losses of $1,405,784 for 1993
       and $1,170,174 for 1992...................    74,502,992     63,227,571
      Bank premises, leasehold improvements and
       equipment, net............................     1,484,333      1,784,846
      Other real estate owned....................        70,000        962,862
      Interest receivable and other assets.......     1,319,380      1,768,818
                                                   ------------   ------------
        Total assets.............................  $123,393,109   $119,945,633
                                                   ============   ============

      Liabilities and Shareholders' Equity
      Deposits:
       Noninterest bearing.......................  $ 28,439,209   $ 25,198,108
       Interest bearing..........................    82,624,062     82,990,062
                                                   ------------   ------------
        Total deposits...........................   111,063,271    108,188,170
                                                   ------------   ------------
      Short-term borrowings......................     2,734,047      2,520,728
      Interest payable and other liabilities.....       378,305        334,370
                                                   ------------   ------------
        Total liabilities........................  $114,175,623   $111,043,268

      Commitments and contingent liabilities
       (Note 8)

      Shareholders' Equity
      Common stock-Par value $1.5625 per share;
       authorized 10,000,000 shares, issued
       and outstanding 4,080,302 shares in
       1993 and 1992.............................  $  6,375,472   $  6,375,472
      Paid in surplus............................     5,744,748      5,744,748
      Deficit....................................    (2,902,734)    (3,217,855)
                                                   ------------   ------------
        Total shareholders' equity...............     9,217,486      8,902,365
                                                   ------------   ------------
      Total Liabilities and Shareholders' Equity.  $123,393,109   $119,945,633
                                                   ============   ============

      The accompanying notes are an integral part of these consolidated statements.

                             CAPITOLBANK SACRAMENTO
                     Consolidated Statements of Operations

                                                  Years ended December 31,
                                           --------------------------------------
                                              1993         1992          1991
                                           ----------  -------------  -----------
      Interest income:
       Interest and fees on loans and
        leases...........................  $6,679,645    $6,333,944   $ 8,881,555
       Interest on federal funds sold....     162,284       146,688       247,673
       Interest on investment securities.   1,987,764     2,267,673     2,738,701
       Interest on deposits with other
        banks............................     121,149       376,801       620,120
                                           ----------    ----------   -----------

        Total interest income............   8,950,842     9,125,106    12,488,049
                                           ----------    ----------   -----------

      Interest expense:
       Interest on deposits..............   2,631,160     3,239,865     5,249,696
       Interest on short-term borrowings.      39,981        41,147        87,316
                                           ----------    ----------   -----------

        Total interest expense...........   2,671,141     3,281,012     5,337,012
                                           ----------    ----------   -----------

        Net interest income..............   6,279,701     5,844,094     7,151,037
      Provision for loan losses..........     436,000       519,778     1,066,823
                                           ----------    ----------   -----------

        Net interest income after
         provision for loan losses.......   5,843,701     5,324,316     6,084,214
                                           ----------    ----------   -----------

      Noninterest income:
       Service charges on deposit
        accounts.........................     128,711       223,306       227,427
       Trust fees and commissions........     689,221       705,291       648,418
       Gains on sale of other real
        estate owned.....................      49,197        16,960       149,195
       Gains on securities transactions,
        net..............................     282,729       268,619       448,694
       Real estate development revenue...          --        28,000       130,797
       Other income......................      63,195        48,057        66,306
                                           ----------    ----------   -----------

        Total noninterest income.........   1,213,053     1,290,233     1,670,837
                                           ----------    ----------   -----------

      Noninterest expense:
       Salaries and employee benefits....   3,379,284     3,359,829     3,186,070
       Net occupancy expense.............   1,402,170     1,439,257     1,371,807
       Equipment expense.................     396,701       417,270       391,793
       Divestiture of joint venture
        investment.......................          --     1,060,000            --
       Other operating expenses..........   1,484,978     2,201,762     2,523,568
                                           ----------    ----------   -----------

        Total noninterest expense........   6,663,133     8,478,118     7,473,238
                                           ----------    ----------   -----------

        Income (loss) before provision
         for income taxes
         and extraordinary item..........     393,621    (1,863,569)      281,813
      Provision for income taxes.........      78,500            --       114,453
                                           ----------    ----------   -----------

        Income (loss) before
         extraordinary item..............     315,121    (1,863,569)      167,360

      Extraordinary item, tax benefit of
       net operating loss carryforward...          --            --        44,000
                                           ----------    ----------   -----------

       Net income (loss).................  $  315,121   $(1,863,569)  $   211,360
                                           ==========    ==========   ===========

      Per share amounts:
       Income (loss) before
        extraordinary item...............  $     0.08    $    (0.46)  $      0.04
       Extraordinary item................          --            --          0.01
                                           ----------    ----------   -----------
        Net income (loss)................  $     0.08    $    (0.46)  $      0.05
                                           ==========    ==========   ===========

      The accompanying notes are an integral part of these consolidated statements.

                             CAPITOLBANK SACRAMENTO
                Consolidated Statements of Shareholders' Equity


                                        Common Stock
                                    ---------------------
                                    Number of               Paid in
                                     Shares      Amount     Surplus       Deficit         Total
                                    ---------  ----------  ----------  -------------  -------------
      Balance, December 31, 1990..  4,080,302  $6,375,472  $5,744,748   $(1,565,646)   $10,554,574

      Net income..................         --          --          --       211,360        211,360
                                    ---------  ----------  ----------    -----------   -----------

      Balance, December 31, 1991..  4,080,302   6,375,472   5,744,748    (1,354,286)    10,765,934

      Net loss....................         --          --          --    (1,863,569)    (1,863,569)
                                    ---------  ----------  ----------    -----------   -----------

      Balance, December 31, 1992..  4,080,302   6,375,472   5,744,748    (3,217,855)     8,902,365

      Net income..................         --          --          --       315,121        315,121
                                    ---------  ----------  ----------    -----------   -----------

      Balance, December 31, 1993..  4,080,302  $6,375,472  $5,744,748   $(2,902,734)   $ 9,217,486
                                    =========  ==========  ==========  ============    ===========

      The accompanying notes are an integral part of these consolidated statements.

                             CAPITOLBANK SACRAMENTO
                     Consolidated Statements of Cash Flows

                                                                              Years ended December 31,
                                                                  -----------------------------------------------
                                                                      1993             1992              1991
                                                                  -----------      ------------      ------------

Cash Flows from Operating Activities:

Net income (loss)......................................           $   315,121      $ (1,863,569)     $    211,360
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
   Gain on sale on investment securities...............              (282,729)         (268,619)         (448,694)
   Amortization of discounts and premiums, net.........               148,845           128,049           (14,048)
   Provision for loan losses...........................               436,000           519,778         1,066,823
   Increase (decrease) in deferred loan fees, net......               401,536           116,662          (135,234)
   Depreciation and amortization.......................               375,045           408,732           420,949
   Provision for other real estate owned...............                61,721           466,000                --
   Gain on sale of other real estate owned.............               (49,197)          (16,960)         (149,195)
   Deferred taxes......................................                78,500                --                --
Net change in operating assets & liabilities:
   Interest receivable & other assets..................               370,938           954,321           545,687
   Interest payable & other liabilities................                43,935           188,613          (429,070)
                                                                  -----------      ------------      ------------
Net cash provided by operating activities..............             1,899,715           633,007         1,068,578
                                                                  -----------      ------------      ------------

Cash Flows from Investing Activities:

Purchase of certificates of deposit....................            (2,876,000)       (5,265,000)       (9,043,000)
Purchase of investment securities......................           (16,315,143)      (15,345,755)      (40,532,870)
Proceeds from maturity of certificates of deposit......             6,948,000         9,640,000         8,078,000
Proceeds from maturity of investment securities........             3,706,092        14,725,020        10,723,711
Proceeds from sale of investment securities............            12,589,437        13,569,444        17,890,737
Loans originated and principal collected, net..........           (13,386,732)        2,501,799         9,253,921
Additions to bank premises and equipment...............               (74,532)          (91,963)         (300,831)
Proceeds from sale of other real estate owned..........             2,154,113         1,305,958         1,138,068
                                                                  -----------      ------------      ------------
Net cash (used for) provided by investing activities...            (7,254,765)       21,039,503        (2,792,264)
                                                                  -----------      ------------      ------------

Cash Flows from Financing Activities:

Net increase (decrease) in deposits....................             2,875,101       (25,432,336)       (1,783,935)
Net increase (decrease) in short term borrowings.......               213,319        (1,284,746)          315,667
                                                                  -----------      ------------      ------------
Net cash provided by (used for) financing activities...             3,088,420       (26,717,082)       (1,468,268)
                                                                  -----------      ------------      ------------
Decrease in cash and cash equivalents..................            (2,266,630)       (5,044,572)       (3,191,954)
Cash and cash equivalents, at beginning of year........            13,542,738        18,587,310        21,779,264
                                                                  -----------      ------------      ------------

Cash and cash equivalents, at end of year..............           $11,276,108      $ 13,542,738      $ 18,587,310
                                                                  ===========      ============      ============

Supplemental Disclosures:
 Cash paid for interest................................           $ 2,642,819      $  3,385,533      $  5,493,347
 Cash paid for taxes...................................                21,500             8,000           271,651
 Total gross additions to other real estate............             1,273,775         1,827,860         1,878,873

 The accompanying notes are an integral part of these consolidated statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      1.   Summary of Significant Accounting Policies

      The accounting and reporting policies of CapitolBank Sacramento and Subsidiaries conform with generally accepted accounting principles and prevailing practices within the banking industry. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

      Principles of Consolidation
      ---------------------------

      The consolidated financial statements include the accounts of CapitolBank Sacramento (the Bank) and its wholly-owned subsidiaries, Capitol Commerce Development Corporations VI and VII and Commerce Corporation. All material intercompany accounts and transactions have been eliminated in consolidation.

      Cash and Cash Equivalents
      -------------------------

      For the purpose of the statement of cash flows, the Bank considers cash and amounts due from banks and Federal funds sold to be cash and cash equivalents.

      Investment Securities
      ---------------------

      Investment securities are carried at cost, adjusted for amortization of premium and accretion of discount. Premiums and discounts are amortized and accreted using the interest method. Gains or losses on the sale of securities are determined on the specific identification method and are shown separately in the consolidated statements of operations. No allowance for market decline, if any, is provided as interest is current on the investment portfolio and management intends and has the ability to hold these investments until maturity.

      Allowance for Loan Losses
      -------------------------

      The allowance for loan losses is maintained at a level considered adequate to provide for losses that can reasonably be expected to occur. Bank management makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience and other factors in determining the adequacy of this allowance. The evaluation process requires the use of current estimates which may vary from the ultimate losses. As adjustments to these estimates become necessary, they are charged to operations in the periods when they become known.

      Material estimates relating to the determination of the allowance for loan losses are particularly susceptible to significant change in the near term. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the Federal Deposit Insurance Corporation (the FDIC), as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses. The FDIC may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

      Bank Premises, Leasehold Improvements and Equipment
      ---------------------------------------------------

      Bank premises, leasehold improvements and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives of the premises and equipment are from three to ten years. Leasehold improvements at the Bank's main office are amortized over twenty years, representing the term of the lease of fifteen years and one of three five-year renewal options. Leasehold improvements at the Bank's auxiliary office are amortized over five years in accordance with the term of the lease.

      When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals or betterments are capitalized.

      Real Estate Joint Venture Divestiture
      -------------------------------------

      During 1992, the Bank elected to divest itself of a real estate joint venture project initiated in 1990 through its wholly-owned subsidiary, Capitol Commerce Development Company VI. Funding of this development project had been capitalized and included in Other Assets in prior periods on the Bank's Consolidated Balance Sheet. The expense associated with the elimination of this investment was charged to Non-Interest Expense during the year ended December 31, 1992.

      Other Real Estate
      -----------------

      Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for loan losses. Thereafter, it is carried at the lower of cost or fair value minus estimated selling costs. Fair value is generally determined based upon periodic independent third party appraisals. Subsequent gains or losses on sales or writedowns are recorded in other income or expense as incurred.

      Interest and Fees on Loans
      --------------------------

      Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding. However, when, in the opinion of management, the future collectibility of interest and principal is in serious doubt, a loan is placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

      Substantially all loan origination fees, commitment fees, direct loan origination costs and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

      Income Taxes
      ------------

      Effective January 1, 1993 the Bank adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS
                                                                          -----
      109).  The cumulative effect of that change in the method of accounting
      ---
      for income taxes was not material. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the
         --------
      future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the
                                                                  --------
      effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

      In the financial statements, deferred tax assets, net of deferred tax liabilities are included in interest receivable and other assets.

      Reclassifications
      -----------------

      Certain reclassifications have been made to prior years' balances to conform with classifications used in 1993.

      2.    Investment Securities

      The amortized cost and estimated market values of investment securities are as follows at December 31, 1993:

                                            Gross        Gross       Estimated
                              Amortized   Unrealized   Unrealized      Market
                                Cost        Gains        Losses        Value
                             -----------  ----------  ------------  ------------

U.S. Treasury..............  $25,162,828    $845,298       $14,126   $25,994,000
U.S. Agency................    3,033,800     100,200            --     3,134,000
Mortgage-backed............    5,643,687      19,229        76,916     5,586,000
Obligations of State and
 Political Subdivisions....      251,981       1,019            --       253,000
Other......................      250,000          --            --       250,000
                             -----------    --------       -------   -----------
                             $34,342,296    $965,746       $91,042   $35,217,000
                             ===========    ========       =======   ===========

      The amortized cost and estimated market values of investment securities are as follows at December 31, 1992:

                                             Gross       Gross       Estimated
                              Amortized    Unrealized  Unrealized      Market
                                Cost         Gains       Losses        Value
                             -----------   ----------  -----------  ------------

U.S. Treasury..............  $27,325,384   $  827,914      $54,298   $28,099,000
U.S. Agency................    4,031,063      108,778        2,421     4,137,000
Mortgage-backed............    2,327,394       79,606           --     2,407,000
Obligations of State and
 Political Subdivisions....      254,957           --        2,377       253,000
Other......................      250,000           --           --       250,000
                             -----------   ----------      -------   -----------
                             $34,188,798   $1,016,298      $59,096   $35,146,000
                             ===========   ==========      =======   ===========

      The amortized cost and estimated market value of investment securities at December 31, 1993 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Estimated
                                           Amortized     Market
                                             Cost         Value
                                          -----------  -----------

Due in one year or less.................  $ 3,256,415  $ 3,342,000
Due after one year through five years...   23,431,980   24,195,000
Due after five years through ten years..    2,010,214    2,094,000
                                          -----------  -----------

                                           28,698,609   29,631,000

Mortgage-backed.........................    5,643,687    5,586,000
                                          -----------  -----------

                                          $34,342,296  $35,217,000
                                          ===========  ===========

      Gross gains realized on sales of investment securities totaled $283,998, $305,560 and $449,543 in 1993, 1992 and 1991, respectively. Gross losses of $1,269, $36,941 and $849 were realized on sales of investment securities in 1993, 1992 and 1991, respectively.

      The book value of securities pledged to secure public deposits totaled $12,416,000 and $11,438,000 at December 31, 1993 and 1992, respectively.

      3.   Loans and Allowance for Loan Losses

      Outstanding loans are summarized as follows:

                                            December 31,
                                     --------------------------
                                         1993          1992
                                     ------------  ------------

      Real estate construction.....  $21,188,594   $12,439,932
      Real estate mortgage.........   30,684,510    27,410,064
      Commercial and agricultural..   21,637,422    21,437,041
      Consumer installment.........    2,196,718     2,863,165
      Other........................    1,041,009       688,221
                                     -----------   -----------
                                      76,748,253    64,838,423

      Unearned discount............      (13,274)      (16,011)
      Allowance for loan losses....   (1,405,784)   (1,170,174)
      Deferred loan fees...........     (826,203)     (424,667)
                                     -----------   -----------
                                     $74,502,992   $63,227,571
                                     ===========   ===========

      Real estate loans totaling $0 and $490,000 were pledged to secure public deposits at December 31, 1993 and 1992, respectively. Activity in the allowance for loan losses is summarized as follows:

                                       1993         1992          1991
                                    -----------  -----------  ------------

      Balance, beginning of year..  $1,170,174   $1,122,597   $ 1,161,245
      Provision for loan losses...     436,000      519,778     1,066,823
      Recoveries..................     160,959      207,617        44,209
      Loans charged off...........    (361,349)    (679,818)   (1,149,680)
                                    ----------   ----------   -----------
      Balance, end of year........  $1,405,784   $1,170,174   $ 1,122,597
                                    ==========   ==========   ===========

      At December 31, 1993 and 1992, loans totaling approximately $138,000 and $2,151,000 respectively were on non-accrual status.

      The aggregate effect of non-accrual loans was to reduce interest income by approximately $87,000, $159,000 and $248,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

      4.  Bank Premises, Leasehold Improvements and Equipment

      A summary of Bank premises, leasehold improvements and equipment is as follows:

                                                      December 31,
                                           -----------------------------------
                                              1993                    1992
                                           -----------             -----------

      Bank premises and equipment.....     $ 2,054,105             $ 1,991,426
      Leasehold Improvements..........       1,955,240               1,955,967
                                           -----------             -----------
                                             4,009,345               3,947,393
      Less accumulated depreciation...      (2,525,012)             (2,162,547)
                                           -----------             -----------
                                           $ 1,484,333             $ 1,784,846
                                           ===========             ===========

      Depreciation charged to expense amounted to $375,045, $408,732 and $420,949 in 1993, 1992 and 1991, respectively.

      5.  Interest-Bearing Deposits

      Interest-bearing deposits consisted of the following:

                                                       December 31,
                                           -----------------------------------
                                              1993                    1992
                                           -----------             -----------

      Savings.....................         $ 4,017,207             $ 6,127,289
      Money Market................          46,618,981              42,168,853
      NOW Accounts................          16,600,870              17,095,435
      Time, $100,000 or More......           8,323,775               9,632,686
      Other Time..................           7,063,229               7,965,799
                                           -----------             -----------
                                           $82,624,062             $82,990,062
                                           ===========             -----------

      Interest expense recognized on time deposits of $100,000 or more during the years ended December 31, 1993, 1992 and 1991 totaled $349,000, $540,000 and $1,259,000, respectively.

      6.   Short-Term Borrowings

      Short-term borrowings consist of treasury tax and loan deposits and generally mature within one to 120 days from the transaction date.

      The Bank has a $3 million unsecured Federal funds purchase agreement with one of its correspondent banks. There were no borrowings outstanding under this agreement at December 31, 1993 and 1992.

      7.   Income Taxes

      As discussed in Note 1, the Bank adopted SFAS 109 as of January 1, 1993.
                                               --------
      The cumulative effect of that change in the method of accounting for income taxes was not material. Prior years' consolidated financial statements have not been restated to apply the provisions of SFAS 109.
                                                                   --------

      The provision for income taxes for the years ended December 31, 1993, 1992 and 1991 consists of the following:

                              1993          1992          1991
                            --------      --------      --------

Current
 Federal............        $     --      $     --      $ 84,453
 State..............              --            --        30,000
                            --------      --------      --------
                            $     --      $     --      $114,453

Deferred
 Federal............        $ 50,500      $     --      $     --
 State..............          28,000            --            --
                            --------      --------      --------
                            $ 78,500      $     --      $114,453
                            ========      ========      ========

      Significant temporary differences and carryforwards that give rise to the deferred tax assets and liabilities as of December 31, 1993 are as follows:

      Deferred tax assets:
       Allowance for loan losses...............           $   291,700
       Net operating loss carryforwards........             1,600,200
       General tax credit carryforwards........               226,800
       Other                                                   16,500
                                                          -----------
         Total gross deferred tax assets.......             2,135,200
         Less valuation reserve................            (1,827,000)
                                                          -----------
         Net deferred tax assets...............               308,200
                                                          -----------

      Deferred tax liabilities:
       Bank premises, leasehold improvements
        and equipment..........................              (104,100)
                                                          -----------
         Total gross deferred tax liabilities..              (104,100)
                                                          -----------
         Net deferred taxes....................           $   204,100
                                                          ===========

      A valuation allowance has been provided for net operating loss carryforwards and the general tax credit carryforwards because of the uncertainty surrounding their realization.

      The provision for income taxes differs from the amounts computed by applying the statutory federal tax rates to income before taxes. The reasons for the differences are as follows:

                                             1993                 1992                1991
                                      -----------------     ----------------    ----------------
                                       Amount      Rate      Amount     Rate     Amount     Rate
                                      --------    -----     --------   -----    --------   -----

Federal income tax expense at
 statutory rates....................  $133,800     34.0%     (30,213)  (34.0%)  $ 95,816    34.0%

State franchise taxes, net of
 Federal income tax benefit.........    28,000      7.1     (131,400)   (7.1)     19,605     7.0

Tax benefit of loss carry-forwards..   (63,900)   (16.2)     761,613    41.1

Other, net..........................   (19,400)    (5.0)                            (968)   (0.3)
                                      --------    -----     --------   -----    --------   -----
                                      $ 78,500     19.9%    $     --      --%   $114,453    40.7%
                                      ========    =====     ========   =====    ========   =====

      At December 31, 1993, the Bank has the following net operating loss (NOL) and tax credit carryforwards for tax return purposes:

                                   Federal
    Expires                    Operating Loss   Tax Credit
 December 31,                   Carryforward   Carryforward
- ---------------                --------------  ------------

     2001                                       $  227,000
     2002                          $  744,000
     2003                             390,000
     2005                              40,000
     2007                           4,465,000
     2008                              26,000
                                   ----------   ----------
                                   $5,665,000   $  227,000
                                   ==========   ==========

      The Bank also has alternative minimum tax net operating loss carryforwards for tax purposes of approximately $6 million, which are available to reduce future alternative minimum taxable income. These carryforwards expire in various years through December 31, 2007.

      The Internal Revenue Code imposes restrictions on a bank's ability to utilize net operating loss ("NOL") and tax credit carryforwards if a 50 percent change in ownership occurs within a three-year period. Changes in ownership are defined to include, among other things, ownership changes involving owners of 5 percent or more of a bank's common stock and public stock offerings.

      Certain events in the future, including the issuance of additional shares of the Bank's common stock or activities involving persons owning 5 percent or more of the Bank's common stock, could occur that would trigger such a change in control. This may result in the loss of some or all of the Bank's NOL or tax credit carryforwards.

      8.   Commitments and Contingent Liabilities

      Financial Instruments with Off-Balance Sheet Risk
      -------------------------------------------------

      The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

      The Bank is exposed to credit loss, in the event of nonperformance by the borrower, in the contract amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, accounts receivable, inventory, equipment and real estate property.

      The Bank also issues standby letters of credit which are unconditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements and similar transactions. Most of these guarantees are short-term commitments expiring in decreasing amounts through 1994 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral as deemed necessary, as described above.

      The contract amount of commitments not reflected on the balance sheet at December 31, 1993 and 1992 is as follows:

                                           1993         1992
                                        -----------  -----------
      Loan Commitments................  $25,488,000  $13,459,000
      Standby Letters of Credit.......      974,000    2,609,000

      Significant Concentration of Credit Risk
      ----------------------------------------

      The Bank accepts deposits and grants credit primarily within its local service area which the Bank has identified as the Greater Sacramento Area. That comprises the four counties of Sacramento, El Dorado, Placer and Yolo. At year-end, the Bank had construction loans comprising 27.61% of the loan portfolio. This comprises 17.2% of total assets at December 31, 1993.

      Although the Bank has a diversified loan portfolio, a substantial portion of its portfolio is secured by commercial and residential real estate.

      Federal Reserve Requirements
      ----------------------------

      Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. The reserve balances held with the Federal Reserve Bank totaled $1,013,000 and $901,000 as of December 31, 1993 and 1992, respectively.

      Operating Leases
      ----------------

      The Bank has executed a non-cancelable operating lease for its main office space. The lease provides for an initial term of 15 years, three five-year renewal options, and a market value adjustment at the end of 10 years. In addition, the Bank has executed a non-cancelable operating lease for its auxiliary office space. The lease provides for a term of five years. Both operating leases are included in the following schedule of future minimum lease payments as of December 31, 1993:


      Year Ending
      December 31,
      ------------
          1994              $1,377,000
          1995               1,408,000
          1996               1,386,000
          1997               1,339,000
          1998               1,339,000
        1999-2000            1,674,000
                            ----------
                            $8,523,000
                            ==========

      Rental expense under operating leases totaled $1,239,000, $1,230,000 and $1,165,000 in 1993, 1992 and 1991, respectively.

      Legal Actions
      -------------

      The Bank is involved in litigation of a routine nature which is being defended in the ordinary course of the Bank's business. In the opinion of management, the resolution of this litigation will have no material impact on the Bank's financial position.

      9.   Shareholders' Equity

      Capital Adequacy
      ----------------

      The Federal Deposit Insurance Corporation has specified guidelines for purposes of evaluating a Bank's capital adequacy. Banks are required to satisfy two separate capital requirements.

      First, banks must meet a minimum leverage capital ratio ranging from three to five percent based upon the bank's CAMEL (capital adequacy, asset quality, management, earnings and liquidity) rating. At December 31, 1993, the Bank's leverage capital ratio was 7.54%.

      Second, banks must meet a minimum risk-based capital ratio of 8.0%. Risk-based capital guidelines vary from leverage capital guidelines by redefining the components of capital, categorizing assets into different risk classes, and including certain off-balance sheet items in the calculation of the capital ratio. The effect of the risk-based capital guidelines is that banks with high risk exposure will be required to raise additional capital while institutions with low risk exposure could, with the concurrence of regulatory authorities, be permitted to operate with lower capital ratios. The Bank's risk-based capital ratio at December 31, 1993 was 12.90%.

      Earnings Per Share
      ------------------

      Earnings per share amounts were computed on the basis of the weighted average number of shares of common stock outstanding during the year. There were no dilutive common stock equivalents outstanding during 1993, 1992 or 1991. The number of shares used for the computations was 4,080,302 in all three years.

      Dividend Restrictions
      ---------------------

      Under California banking laws, the Bank may not pay cash dividends without prior approval until such time as the deficit in undivided profits is restored and there are sufficient earnings to cover the dividends.

      Stock Options
      -------------

      During June 1992, the Board of Directors adopted an incentive stock option plan (the Plan). Final approval of the Plan was subject to the Bank obtaining the approval of the State Banking Department and the stockholders. The State Banking Department approved the Plan in July 1992 and the stockholders approved the Plan at the 1993 annual stockholders' meeting.

      Under the terms of the Plan, 306,023 shares of common stock have been reserved for issuance to employees of the Bank. The Plan requires that the option price of all options granted may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid for in full at the time the option is exercised. All options expire on a date determined by the Board of Directors, but not later than 10 years from the date of the grant.

      The following summarizes the activity under the Plan:


      Balance January 1, 1992.............        --
        Options Granted...................   141,608
                                             -------
      Balance December 31, 1992...........   141,608
        Options Canceled..................   (26,400)
                                             -------
      Balance December 31, 1993...........   115,208
                                             =======

      Stock options granted during 1992 were not exercisable until the Plan was approved by the stockholders. At December 31, 1993, stock options for 24,801 shares were exercisable at a price of $2.00 per share.

      10.  Other Expenses

      Other expenses consisted of the following:

                                                 1993        1992        1991
                                              ----------  ----------  ----------

      FDIC Assessment.......................  $  279,721  $  258,058  $  257,779
      Legal fees............................     211,117     226,312     192,184
      Professional services.................     148,768     233,619     276,990
      Stationery, printing and supplies.....     101,210     100,895     114,744
      Data processing.......................      76,300      78,699     156,891
      Provision for loss on other real
       estate...............................      61,721     466,000          --
      Client data processing................      18,477      97,909     145,236
      Special stockholder meeting...........          --          --     712,822
      Other.................................     587,664     740,270     666,922
                                              ----------  ----------  ----------
                                              $1,484,978  $2,201,762  $2,523,568
                                              ==========  ==========  ==========

      11.  Related Party Transactions

      In the normal course of business, the Bank enters into transactions with related parties, including directors, principal shareholders and their affiliates. The transactions are on substantially the same terms and conditions as those prevailing for comparable transactions with unrelated parties. It is the Bank's policy not to make loans to Directors; and accordingly, no loans were outstanding to Directors at December 31, 1993 and 1992, respectively.

      12.  Tax Deferred Investment Plan

      The Bank established a trusteed tax deferred investment plan (the "Plan") for all eligible employees during 1988. The Plan permits each employee to contribute up to 15% of compensation on a pre-tax basis up to a specified maximum, which for calendar year 1993, was $8,994. The Bank provides a matching contribution of $1.00 for every $1.00 of compensation deferred by the employee with a maximum matching contribution of 3% of the employee's annual compensation. The Bank's Plan expense totaled $54,000, $54,400 and $56,900 for the years ending December 31, 1993, 1992 and 1991, respectively.

      13.  Regulatory Agreements

      On February 24, 1993, the Bank entered into a Memorandum of Understanding (the "Memorandum") with the Federal Deposit Insurance Corporation (the "FDIC") and the California State Banking Department (the "State") as a result of a joint examination of the Bank by the FDIC and the State.

      The FDIC performed a subsequent examination of the Bank as of November 15, 1993. Based upon the results of the examination, on February 7, 1994, the FDIC, along with the State, terminated the existing Memorandum.

      14.  Prospective Accounting Pronouncements

      Impairment of Loans
      -------------------

      In May of 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. This statement applies to financial statements for fiscal years beginning after December 15, 1994. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Initial adoption of this statement is required to be reflected prospectively. The Bank has not completed the analysis necessary to determine the impact, if any, of this statement on its financial position or results of operations.

      Investments
      -----------

      In May of 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement applies to financial statements for fiscal years beginning after December 15, 1993 and is to be applied as of the beginning of an enterprise's fiscal year. Initial adoption of this statement is required to be reflected prospectively. The statement requires that investments of equity securities that have readily determinable fair values and all investments in debt securities be classified in these categories and accounted for as follows:

           . Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

           . Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

           . Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity net of tax.


      The Bank adopted this statement as of January 1, 1994. If the provisions of the statement would have been applied as of December 31, 1993, stockholders' equity would have been increased by approximately $220,000.

      Fair Value Disclosures
      ----------------------

      In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments." The provisions of Statement 107 are effective for financial statements issued for years ending after December 15, 1992 for entities whose total assets exceed $150 million. For those entities whose total assets are less than $150 million at December 15, 1992, the provisions of Statement 107 are effective for years ended after December 15, 1995. Statement 107 requires the disclosure of the fair value of financial instruments for which it is practicable to estimate that value. Most loan and deposit instruments issued by financial institutions will be subject to Statement 107. These disclosures apply to off-balance sheet financial instruments as well as those recorded on the balance sheet.

                             CAPITOLBANK SACRAMENTO
                          Consolidated Balance Sheets

                                                   September 30,
                                                       1994       December 31,
                                                    (unaudited)       1993
                                                    -----------  --------------
                                                          (In thousands)
      Assets:
      Cash and due from banks.....................    $  8,495        $  6,456
      Interest-bearing deposits in banks..........           0             398
      Investment securities.......................      17,606          34,342
      Federal funds sold..........................      21,500           4,820
      Loans, net of reserve for loan losses.......      87,511          74,503
      Premises and equipment, net.................       1,294           1,484
      Interest receivable and other assets........       1,563           1,390
                                                      --------        --------
        Total assets..............................    $137,969        $123,393
                                                      ========        ========

      Liabilities:
      Deposits:
       Demand accounts............................    $ 32,868        $ 28,439
       Money market accounts......................      72,616          63,219
       Time and savings accounts..................      20,542          19,405
                                                      --------        --------
        Total deposits............................     126,026         111,063

      Short-term borrowings.......................       1,719           2,734
      Other liabilities...........................         952             378
                                                      --------        --------
        Total liabilities.........................     128,697         114,175

      Shareholders' Equity:
      Common stock, par value $1.5625
       Authorized - 10,000,000 shares
       Issued and outstanding - 4,080,302 shares
        in 1994 and 4,080,302 in 1993.............       6,375           6,375
      Paid in surplus.............................       5,745           5,745
      Securities valuation adjustment.............        (227)              0
      Undivided profits...........................      (2,621)         (2,902)
                                                      --------        --------
        Total shareholder's equity................       9,272           9,218
                                                      --------        --------

      Total Liabilities and Shareholders' Equity..    $137,969        $123,393
                                                      ========        ========

                             CAPITOLBANK SACRAMENTO
                     Consolidated Statements of Operations
                                  (Unaudited)

                                             Nine months ended September 30,
                                             -------------------------------
                                              1994                     1993
                                             ------                   ------
                                         (In thousands except per share amounts)

Interest income:
Interest and fees on loans.............      $6,032                   $4,866
Interest on federal funds sold.........         193                      124
Interest on investment securities......       1,275                    1,632
                                             ------                   ------
  Total interest income................       7,500                    6,622
                                             ------                   ------

Interest expense:
Interest on deposits...................       1,827                    2,005
Interest on short-term borrowings......          41                       32
                                             ------                   ------
  Total interest expense...............       1,868                    2,037
                                             ------                   ------

Net interest income....................       5,632                    4,585
Provision for loan losses..............         285                      336
                                             ------                   ------

 Net interest income after provision
  for loan losses......................       5,347                    4,249
                                             ------                   ------

Noninterest income:
Income from fiduciary activity.........         547                      496
Service charges on deposit accounts....          74                       97
Other revenue..........................          75                       99
                                             ------                   ------
  Total noninterest income.............         696                      692
                                             ------                   ------

Gains on securities transactions.......          82                      283

Noninterest expense:
Salaries and related expenses..........       2,998                    2,560
Net occupancy..........................       1,135                    1,053
Other expense..........................       1,656                    1,421
                                             ------                   ------
  Total noninterest expense............       5,789                    5,034
                                             ------                   ------

Income before income taxes.............         336                      190

Income tax expense.....................          55                       26
                                             ------                   ------

Net income.............................      $  281                   $  164
                                             ======                   ======

Net income per share...................      $ 0.07                   $ 0.04
                                             ======                   ======

                             CAPITOLBANK SACRAMENTO
           Consolidated Statement of Changes in Shareholders' Equity
                                  (Unaudited)

                            Common Stock
                        --------------------                   Securities
                        Number of                Paid-in       Valuation     Undivided
                         Shares     Amount       Surplus       Adjustment     Profits     Total
                        ---------  ---------  --------------  -------------  ---------  -----------
                                                      (In thousands)

Balance,
 December 31, 1992....      4,080  $   6,375  $        5,745  $           0  $  (3,218) $     8,902
Net Income............         --         --              --             --        164          164
Securities Valuation
 Adjustment...........         --         --              --             --         --            0
                        ---------  ---------  --------------  -------------  ---------  -----------
Balance,
 September 30, 1993...      4,080  $   6,375  $        5,745  $           0  $  (3,054) $     9,066
                        =========  =========  ==============  =============  =========  ===========
                            Common Stock
                        --------------------                   Securities
                        Number of                Paid-in       Valuation     Undivided
                         Shares     Amount       Surplus       Adjustment     Profits     Total
                        ---------  ---------  --------------  -------------  ---------  -----------
                                                      (In thousands)

Balance,
 December 31, 1993....      4,080  $   6,375  $        5,745  $           0  $  (2,902) $     9,218
Net Income............         --         --              --             --        281          281
Securities Valuation
 Adjustment...........         --         --              --           (227)        --         (227)
                        ---------  ---------  --------------  -------------  ---------  -----------
Balance,
 September 30, 1994...      4,080  $   6,375  $        5,745  $        (227) $  (2,621) $     9,272
                        =========  =========  ==============  =============  =========  ===========

                             CAPITOLBANK SACRAMENTO
                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                      Nine months ended September 30,
                                                                      -------------------------------
                                                                          1994               1993
                                                                        --------           --------

      Cash Flows from Operating Activities:

      Reconciliation of net income to net cash provided by operating activities:

      Net income..................................................       $   281           $    164
      Adjustments to reconcile net income to net cash provided
       by operating activities:
        Provision for possible loan losses........................           285                336
        Depreciation and amortization.............................           302                284
        Net change in operating assets and liabilities:
         Interest receivable and other assets.....................          (141)               301
         Interest payable and other liabilities...................           574                106
                                                                        --------           --------
      Total adjustments...........................................         1,020              1,027

      Net cash provided by operating activities...................         1,301              1,191

      Cash Flows from Investing Activities:

      Maturity (purchase) of investment securities................        16,509            (12,226)
      Proceeds from sale or maturity of investment securities.....           398             20,103
      Loans originated and principal collected, net...............       (13,293)           (12,473)
      Additions to premises and equipment.........................          (111)               (58)
      Net change in other real estate owned.......................           (33)               324
                                                                        --------           --------
      Net cash provided by investing activities...................         3,470             (4,330)

      Cash Flows from Financing Activities:

      Net increase in deposits....................................        14,963              2,564
      Net (decrease) in short-term borrowings.....................        (1,015)              (182)
                                                                        --------           --------
      Net cash provided by financing activities...................        13,948              2,382
                                                                        --------           --------

      Increase (decrease) in cash and cash equivalents............        18,719               (757)
      Cash and cash equivalents, at beginning of period...........        11,276             13,542
                                                                        --------           --------

      Cash and cash equivalents, at end of period.................      $ 29,995           $ 12,785
                                                                        ========           ========

      Supplemental Disclosures:
       Cash paid for interest.....................................      $  1,868           $  2,012
       Cash paid for taxes........................................            55                  8
       Total gross additions to other real estate.................            63              1,359
       Securities valuation adjustment............................          (227)                 0

                        NOTES TO UNAUDITED CONSOLIDATED
                             FINANCIAL STATEMENTS

1.  Prospective Accounting Pronouncements

Impairment of Loans
- -------------------

In May of 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. This statement applies to financial statements for fiscal years beginning after December 15, 1994. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Initial adoption of this statement is required to be reflected prospectively. Novato National Bank has not completed the analysis necessary to determine the impact, if any, of this statement on its financial position or results of operations.

Investments
- -----------

In May of 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115. Accounting for Certain Investments in Debt and Equity Securities. This statement applies to financial statements for fiscal years beginning after December 15, 1993 and is to be applied as of the beginning of an enterprise's fiscal year. Initial adoption of this statement is required to be reflected prospectively. The statement requires that investments of equity securities that have readily determinable fair values and all investments in debt securities be classified in these categories and accounted for as follows:

  . Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

  . Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

  . Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity net of tax for the 1994 interim period.

Novato National Bank adopted this statement as of January 1, 1994. If the provisions of the statement would have been applied as of December 31, 1993, shareholders' equity would have been increased by approximately $220,000. As of September 30, 1994, the application of the provisions of this statement resulted in a decrease to shareholders' equity of approximately $227,000.

Fair Value Disclosures
- ----------------------

In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value Of Financial Instruments" ("Statement 107"). The provisions of Statement 107 are effective for financial statements issued for years ending after December 15, 1992 for entities whose total assets exceed $150 million. For those entities whose total assets are less than $150 million at December 15, 1992, the provisions of Statement 107 are effective for years ended after December 15, 1995. Statement 107 requires the disclosure of the fair value of financial instruments for which it is practicable to estimate that value. Most loan and deposit instruments issued by financial institutions will be subject to Statement 107.

2.  Accounting Policies

The unaudited consolidated financial statements reflect all adjustments which in management's opinion provide a fair presentation of results of operation for the interim periods presented. Results of operation for the 1994 interim period are not necessarily indicative of results of operation for the entire fiscal year.

                                                                         ANNEX A


================================================================================



                      AGREEMENT AND PLAN OF REORGANIZATION


                                    between


                           WESTAMERICA BANCORPORATION


                                      and



                             CAPITOLBANK SACRAMENTO



                         DATED AS OF NOVEMBER 17, 1994



================================================================================


                                              TABLE OF CONTENTS
                                              -----------------

                                                                                                           Page
1.   THE MERGER............................................................................................  1
     1.1    Effective Time.................................................................................  1
     1.2    Effect of the Merger...........................................................................  1

2.   CONVERSION AND CANCELLATION OF SHARES.................................................................  2
     2.1    Conversion of Common Stock of Capitol..........................................................  2
     2.2    Fractional Shares..............................................................................  4
     2.3    Surrender of Capitol Shares....................................................................  4
     2.4    No Further Transfers of Capitol Shares.........................................................  5
     2.5    Adjustments....................................................................................  5
     2.6    Treatment of Stock Options.....................................................................  5

3.   COVENANTS OF THE PARTIES..............................................................................  5
     3.1    Covenants of Westamerica.......................................................................  5
            (a)    Reservation, Issuance and Registration of Westamerica Common Stock......................  5
            (b)    Government Approvals....................................................................  6
            (c)    Notification of Breach of Representations, Warranties and Covenants.....................  6
            (d)    Financial Statements....................................................................  6
            (e)    Press Releases..........................................................................  7
            (f)    Business Combinations...................................................................  7
            (g)    Director & Officer Liability............................................................  7
            (h)    Extraordinary Dividends.................................................................  7
     3.2    Covenants of Capitol...........................................................................  8
            (a)    Approval by Capitol Shareholders........................................................  8
            (b)    Shareholder Lists and Other Information.................................................  8
            (c)    Government Approvals....................................................................  8
            (d)    Capital Commitments and Expenditures....................................................  8
            (e)    Notification of Breach of Representations, Warranties and Covenants.....................  8
            (f)    Financial Statements....................................................................  8
            (g)    Compensation............................................................................  9
            (h)    Conduct of Business in the Ordinary Course..............................................  9
            (i)    Press Releases.......................................................................... 12
            (j)    No Merger or Solicitation............................................................... 12
            (k)    Capitol 401(k) Plan..................................................................... 13
            (l)    Outsourcing to Westamerica.............................................................. 13
            (m)    Changes in Capital Stock................................................................ 13
            (n)    Dividends............................................................................... 13
            (o)    Accounting Methods...................................................................... 13
            (p)    Affiliates.............................................................................. 13
            (q)    Additional Agreements................................................................... 13
            (r)    Access to Properties, Books and Records; Confidentiality................................ 13
            (s)    Employee Welfare Benefit Plans.......................................................... 14
            (t)    Execution and Delivery of Stock Option Agreement........................................ 14
            (u)    Noncompetition Agreements............................................................... 14
            (v)    Litigation Developments................................................................. 14
            (w)    Net Operating Loss Carryforward......................................................... 14
     3.3    Covenants of the Parties....................................................................... 14

4.   REPRESENTATIONS AND WARRANTIES OF CAPITOL............................................................. 14
            (a)    Corporate Status and Power to Enter Into Agreements..................................... 15



          (b)    Articles, Bylaws, Books and Records......................................................  15
          (c)    Compliance With Laws, Regulations and Decrees............................................  15
          (d)    Capitalization...........................................................................  15
          (e)    Equity Interests.........................................................................  16
          (f)    Financial Statements, Regulatory Reports.................................................  16
          (g)    Tax Returns..............................................................................  16
          (h)    Material Adverse Change..................................................................  17
          (i)    No Undisclosed Liabilities...............................................................  17
          (j)    Properties and Leases....................................................................  17
          (k)    Material Contracts.......................................................................  18
          (l)    Classified Loans.........................................................................  18
          (m)    Restrictions on Investments..............................................................  19
          (n)    Employment Contracts and Benefits........................................................  19
          (o)    Compliance With ERISA....................................................................  20
          (p)    Collective Bargaining and Employment Agreements..........................................  21
          (q)    Compensation of Officers and Employees...................................................  21
          (r)    Legal Actions and Proceedings............................................................  21
          (s)    Execution and Delivery of the Agreement..................................................  21
          (t)    Retention of Broker or Consultant........................................................  22
          (u)    Insurance................................................................................  22
          (v)    Loan Loss Reserves.......................................................................  22
          (w)    Transactions With Affiliates.............................................................  22
          (x)    Information in Westamerica Registration Statement........................................  23
          (y)    Accuracy of Representations and Warranties...............................................  23
          (z)    No Brokered Deposits.....................................................................  23

5.   REPRESENTATIONS AND WARRANTIES OF WESTAMERICA........................................................  23
          (a)    Corporate Status and Power to Enter Into Agreement.......................................  23
          (b)    Corporate Status and Power of Westamerica................................................  23
          (c)    Certificate, Bylaws, Books and Records...................................................  23
          (d)    Compliance With Laws, Regulations and Decrees............................................  24
          (e)    Financial Statements.....................................................................  24
          (f)    Material Adverse Change..................................................................  25
          (g)    Execution and Delivery of the Agreement..................................................  25
          (h)    Information in Westamerica Registration Statement........................................  25
          (i)    Accuracy of Representations and Warranties...............................................  25
          (j)    Capitalization...........................................................................  26
          (k)    Tax Returns..............................................................................  26

6.   SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934..............................................  26
          (a)    Preparation and Filing of Registration Statement.........................................  26
          (b)    Effectiveness of Registration Statement..................................................  26
          (c)    Sales and Resales of Common Stock........................................................  27
          (d)    Rule 145.................................................................................  27

7.   CONDITIONS TO THE OBLIGATIONS OF WESTAMERICA.........................................................  27
          (a)    Representations and Warranties...........................................................  27
          (b)    Compliance and Performance Under Agreement...............................................  27
          (c)    Material Adverse Change..................................................................  27
          (d)    Approval of Agreement....................................................................  28
          (e)    Officer's Certificate....................................................................  28
          (f)    Opinion of Counsel.......................................................................  28
          (g)    Absence of Legal Impediment..............................................................  28
          (h)    Effectiveness of Registration Statement..................................................  28


         (i)    Government Approvals......................................................................  28
         (j)    Tax Opinion or Ruling.....................................................................  28
         (k)    Accountant's Letter.......................................................................  29
         (l)    Dissenting Shares.........................................................................  29
         (m)    Unaudited Financials......................................................................  29
         (n)    Letter Regarding Insurance Coverage.......................................................  29
         (o)    Closing Documents.........................................................................  29
         (p)    Consents..................................................................................  29
         (q)    Fairness Opinions.........................................................................  30
         (r)    Losses in Investment and Loan Portfolios..................................................  30
         (s)    Satisfaction of Spending or Other Commitments.............................................  30
         (t)    Pooling-of-Interests Accounting Treatment; Dissenters' Rights.............................  30
         (u)    Compliance Examinations...................................................................  30
         (v)    Opinion of Loan Review Examiner...........................................................  30
         (w)    Regulatory Examination....................................................................  30
         (x)    Stock Option Agreement....................................................................  30
         (y)    Classified Loans..........................................................................  30
         (z)    Noncompetition Agreements and Certificate.................................................  31
         (aa)   Resignation of Directors and Certain Executive Officers...................................  31

8.   CONDITIONS TO THE OBLIGATIONS OF CAPITOL.............................................................  31
         (a)    Representations and Warranties............................................................  31
         (b)    Compliance and Performance Under Agreement................................................  31
         (c)    Material Adverse Change...................................................................  31
         (d)    Officer's Certificate.....................................................................  31
         (e)    Approval of Agreement.....................................................................  31
         (f)    Opinion of Counsel........................................................................  31
         (g)    Effectiveness of Registration Statement...................................................  32
         (h)    Government Approvals......................................................................  32
         (i)    Tax Opinion or Ruling.....................................................................  32
         (j)    Closing Documents.........................................................................  32
         (k)    Absence of Legal Impediment...............................................................  32
         (l)    Fairness Opinions.........................................................................  32
         (m)    Pooling-of-Interests Accounting Treatment.................................................  32

9.   CLOSING..............................................................................................  32
         (a)    Closing Date..............................................................................  32
         (b)    Delivery of Documents.....................................................................  32
         (c)    Filings...................................................................................  32

10.  POST-CLOSING MATTERS.................................................................................  32

11.  EXPENSES.............................................................................................  33

12.  AMENDMENT; TERMINATION...............................................................................  33
         (a)    Amendment.................................................................................  33
         (b)    Termination...............................................................................  33
         (c)    Notice....................................................................................  34
         (d)    Breach of Obligations.....................................................................  34
         (e)    Termination and Expenses..................................................................  34
         (f)    Special Westamerica Rights of Termination.................................................  35

13.  MISCELLANEOUS........................................................................................  35
         (a)    Notices...................................................................................  35



          (b)    Binding Agreement........................................................................  36
          (c)    No Survival of Representations and Warranties............................................  36
          (d)    Governing Law............................................................................  36
          (e)    Attorneys' Fees..........................................................................  36
          (f)    Entire Agreement; Severability...........................................................  36
          (g)    Counterparts.............................................................................  36
          (h)    Waivers..................................................................................  37


SCHEDULE OF EXHIBITS
- --------------------

Exhibit A-1   -  Merger Sub Merger Agreement
Exhibit A-2   -  Westamerica Bank Merger Agreement
Exhibit B     -  Noncompetition Agreement for Capitol Nonemployee
                 Directors (Wickland)
Exhibit B-1   -  Noncompetition Agreement for Capitol Nonemployee
                 Directors
Exhibit C     -  Certificate and Agreement of Capitol Directors
Exhibit D     -  Opinion of Capitol Counsel
Exhibit E     -  Certificate of Affiliates
Exhibit F     -  Schedule of Noncompetition Agreement Signatories
Exhibit G     -  Letter Regarding Insurance Coverage
Exhibit H     -  Opinion of Westamerica Counsel


                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 17, 1994 ("Agreement"), is between WESTAMERICA BANCORPORATION, a California corporation
                          --------------------------
("Westamerica"), and CAPITOLBANK SACRAMENTO, a California banking corporation
                     ----------------------
("Capitol").

                             W I T N E S S E T H:

     A. The Boards of Directors of Westamerica and Capitol deem it advisable and in the best interests of Westamerica, Capitol and their respective shareholders to consummate the business combination provided for herein whereby Westamerica would acquire Capitol and the goodwill associated therewith through the merger of Capitol with a Westamerica subsidiary (the "Merger") such that on the effective date of the Merger, Capitol will either be a wholly-owned subsidiary of Westamerica or merged into Westamerica's Westamerica Bank subsidiary (it being the intent of the parties that in any event Capitol will ultimately be merged into Westamerica Bank).

     B. This Agreement and the Merger Agreement, as defined herein, have been approved by the Boards of Directors of Westamerica and Capitol, and will be submitted for approval of the shareholders of Capitol at a special meeting of its shareholders.

     C. The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "IRC").

     D. Pursuant to the Merger and subject to the terms and conditions herein, each holder of common stock of Capitol will receive, in exchange for common stock of Capitol, Westamerica common stock in the ratio of .0938 of a share of Westamerica common stock for each share of Capitol common stock, subject to adjustment as more fully set forth in this Agreement.

     E. As a condition and inducement to Westamerica's willingness to enter into this Agreement, Westamerica and Capitol are entering into immediately after the execution and delivery hereof a Stock Option Agreement dated as of the date hereof (the "Stock Option Agreement") pursuant to which Capitol shall grant Westamerica an option to purchase shares of the common stock of Capitol.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements provided for or contained herein, the parties hereto agree as follows:


     1.   THE MERGER.
          ----------

     1.1   Effective Time.  Subject to the terms and conditions of this
           --------------
Agreement, upon the filing with the California Secretary of State of a duly executed Merger Agreement substantially in the form attached hereto as Exhibit A-1 (the "Merger Agreement") and officers' certificates prescribed by Section 1103 of the California General Corporation Law ("GCL") or at such time thereafter as is provided in the Merger Agreement (the "Effective Time") the Merger shall become effective. The date on which the merger is effective as specified in the Merger Agreement shall be referred to herein as the "Effective Date."

     1.2   Effect of the Merger.
           --------------------

     (a) Subject to the terms and conditions of this Agreement and the Merger Agreement, at the Effective Time on the Effective Date, Capitol shall be merged with a wholly-owned subsidiary of Westamerica (the "Merger Sub") and Capitol shall be the surviving corporation (the "Surviving Corporation") in the Merger. All assets, rights, goodwill, privileges, immunities, powers, franchises and interests of Capitol and the Merger Sub in and to every type of property (real, personal and mixed) and chooses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Surviving Corporation by virtue of the Merger at the Effective Time without any deed, conveyance or other transfer; the separate existence of the Merger Sub shall cease and the corporate existence of Capitol as the Surviving Corporation shall continue unaffected and unimpaired by the Merger; and the Surviving Corporation shall be deemed to be the same entity as each of Capitol and the Merger Sub and shall be subject to all of their duties and liabilities of every kind and description. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Capitol and the Merger Sub; and any claim existing or action or proceeding pending by or against Capitol may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Capitol or the Merger Sub shall be impaired by reason of the Merger.

     (b) Westamerica agrees to cause Westamerica Bank to merge with the Surviving Corporation as soon as practicable following the Effective Date pursuant to a duly executed agreement of merger substantially in the form attached hereto as Exhibit A-2 whereby Westamerica Bank will be the surviving corporation succeeding to all the rights and liabilities set forth in Section 1.2(a) above pursuant to applicable law, and the Surviving Corporation will be the disappearing corporation (the "WAB Merger Agreement").

     (c) Notwithstanding anything in this Agreement to the contrary, the parties understand and agree that the final form of the transaction contemplated herein will depend upon Westamerica's further investigation of the tax and other circumstances pertaining to Capitol. Accordingly, Capitol agrees that should Westamerica determine in its sole discretion that Capitol should be merged with and into Westamerica Bank on and as of the Effective Date nothing in this Agreement shall preclude Westamerica from accomplishing such a result provided that the condition in section 7(j) herein is satisfied. In the event Westamerica exercises its right to merge Capitol into Westamerica Bank on and as of the Effective Date pursuant to this section 1.2(c), all references in this Agreement to the Merger Agreement shall be deemed to refer to the WAB Merger Agreement and Westamerica Bank shall succeed to all of the rights and liabilities of the Surviving Corporation set forth in Section 1.2(a) above pursuant to applicable law. The parties acknowledge that appropriate modifications to Exhibit A-2 would be required.


     2.    CONVERSION AND CANCELLATION OF SHARES.
           -------------------------------------

     2.1   Conversion of Common Stock of Capitol.  At the Effective Time, by
           -------------------------------------
virtue of the Merger and without any action on the part of the holder of any common stock of Capitol (a "Capitol Share" or "Capitol Shares"):

     (a) Each issued and outstanding Capitol Share (other than fractional shares or any shares as to which dissenters' rights have been perfected) shall be converted into .0938 of a fully paid and nonassessable share of the registered common stock, without par value, of Westamerica (the "Westamerica Common Stock" or "Westamerica Shares"), subject to adjustment as specified in subsections (b) and (c) herein (the "Exchange Ratio"). All such Capitol Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the Westamerica Shares into which such Capitol Shares have been converted. Certificates previously representing Capitol Shares shall be exchanged for certificates representing whole shares of Westamerica Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3.

     (b) The Exchange Ratio shall be adjusted downward for any Significant Liabilities (as defined below) if in the aggregate these Significant Liabilities total more than $150,000. "Significant Liabilities", as used in this Agreement, shall mean those liabilities or expenses (whether operating or capital in nature) relating to those categories and events described in the next sentence which have not been reflected as reductions to Capitol's consolidated book value pursuant to generally accepted accounting principles as of

September 30, 1994, provided, however, that any individual component of said
                    -----------------
aggregate amount must reasonably be estimated to exceed $25,000. Significant Liabilities shall consist of the following categories or events, provided that Significant Liabilities shall not include any of the following to which Westamerica has consented in writing: (i) new or extended contractual obligations; (ii) new or extended leases of real or personal property; (iii) acquisition of capital assets (or commitments to do so); (iv) new or expanded contingent liabilities based upon threatened or pending litigation or other proceedings or hazardous or toxic substances and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business as defined in Section 3.2(h)(i); (vi) any new, expanded or accelerated pension or other benefits including employment contracts and severance payments, whether or not vested; and (vii) the aggregate amount of the difference between the exercise price of any stock options or stock appreciation rights granted after June 30, 1994, by Capitol and $3.00 per share.

     The amount of the Significant Liabilities in the case of the arrangements described in (i), (ii), and (vi) above, shall equal (a) any payment that could be made as of the Effective Date that would terminate the arrangement without further liability or expense to Capitol or Westamerica or (b) if the arrangement does not provide for such a payment, the present value of the amount of the remaining payments payable pursuant to the arrangement after the Effective Date using a discount rate equivalent to Westamerica's then current cost of funds. The amount of Significant Liabilities in the case of (iii) above shall equal the amount expended or required to be expended under binding commitments for a capital asset, minus the amount for which the capital asset could actually be sold on a liquidation basis. Significant Liabilities shall not include fees of Capitol's financial advisors or Capitol's legal fees directly attributable to this Merger. Significant Liabilities shall not include approximately $200,000 already accrued for Capitol's 1994 bonus pool, approximately $140,000 for Capitol's employee retention contracts and all amounts payable to Thayer T. Prentice and William J. Martin pursuant to Sections 3.4 and 3.5 of each of the aforementioned's employment agreement with Capitol dated as of March 30, 1994 and April 2, 1994, respectively. As a result of any Significant Liabilities totaling more than $150,000 in the aggregate through the close of business on the day preceding the Effective Date, the Exchange Ratio shall be reduced by an amount calculated as follows, provided that not more than $1,000,000 of such Significant Liabilities shall be taken into account:

                       .0938 - (Significant Liabilities)
                               -------------------------
                                      $130 Million

     (c) If, as of two business days preceding the Effective Date, the average of the closing price of Westamerica Common Stock quoted on the Nasdaq National Market ("Nasdaq") (calculated by taking an average of the closing prices quoted on Nasdaq as reported in The Wall Street Journal on each of the twenty
                         -----------------------
consecutive trading days prior to two business days prior to the Effective Date, rounded to 4 decimal places, whether or not trades occurred on those days (the "Average Price")) is above $33.00 or below $30.20 (with no adjustment if the Average Price is between $30.20 and $33.00), the Exchange Ratio will be adjusted as follows, rounded to 4 decimal places:

          (1) If the Average Price is below $30.20, Capitol may accept the Exchange Ratio calculated solely in accordance with Sections 2.1(a) and (b) hereof or Westamerica and Capitol shall have the right, but not the obligation, to renegotiate the Exchange Ratio. Should Capitol fail to accept the Exchange Ratio as described in the preceding sentence or should the parties fail to renegotiate the Exchange Ratio, Capitol may terminate this Agreement pursuant to the provisions of Section 12(b).

          (2) If the Average Price is above $33.00, the Exchange Ratio as adjusted pursuant to Section 2.1(b), will be adjusted downward by one half of the amount by which the Average Price is above $33.00, according to the following formula:

                              (Average Price + $33.00)/2
                     .0938 x  --------------------------
                                     Average Price

     (d) From and after the Effective Time, the holders of certificates formerly representing Capitol Shares shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the GCL.

     2.2   Fractional Shares.  Notwithstanding any other provision hereof, no
           -----------------
fractional shares of Westamerica Common Stock shall be issued to holders of Capitol Shares. In lieu thereof, each such holder entitled to a fraction of a share of Westamerica Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder's Capitol Shares, an amount in cash equal to the Average Price (defined in Section 2.1(c)) multiplied by the fraction of a share of Westamerica Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

     2.3   Surrender of Capitol Shares.
           ---------------------------

     (a) Prior to the Effective Date, Westamerica shall appoint Chemical Trust Company of California or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to Capitol and Westamerica, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Westamerica Shares and at and after the Effective Date, Westamerica shall issue and deliver to the Exchange Agent certificates representing the Westamerica Shares, as shall be required to be delivered to holders of Capitol Shares pursuant to Section 2.1 of this Agreement. As soon as practicable after the Effective Date, each holder of Capitol Shares converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such Capitol Shares for cancellation, will be entitled to receive a certificate representing the number of Westamerica Shares determined in accordance with Section 2.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.2. Each certificate representing Westamerica Shares will bear a notation incorporating the Amended Rights Agreement (as that term is defined in Section 5(j) herein), by reference and certificates representing the Westamerica Shares will evidence and entitle the holders thereof to certain rights as set forth in and subject to the terms of the Amended Rights Agreement ("Rights"). Certificates issued for the Westamerica Shares shall be deemed to be certificates for said Rights.

     (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the Westamerica Shares after the Effective Date will be paid to persons entitled to receive such certificates for Westamerica Shares until such persons surrender their certificates representing Capitol Shares. Upon surrender of such certificate representing Capitol Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Westamerica Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

     (c) If any certificate for Westamerica Shares is to be issued in a name other than that in which the certificate for Capitol Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Westamerica Shares in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Westamerica and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

     (d)   All dividends or distributions, and any cash to be paid pursuant to
Section 2.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Capitol Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Westamerica, and after such time any holder of a certificate representing Capitol Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Westamerica for payment or delivery of such dividends or distributions or cash, as the case may be.

     2.4   No Further Transfers of Capitol Shares.  At the Effective Date, the
           --------------------------------------
stock transfer books of Capitol shall be closed and no transfer of Capitol Shares theretofore outstanding shall thereafter be made.

     2.5   Adjustments.  If, between the date of this Agreement and the
           -----------
Effective Date, the outstanding shares of Westamerica common stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of Westamerica Shares to be issued and delivered in the Merger in exchange for each outstanding Capitol Share shall be correspondingly adjusted with the result that the holders of Capitol Shares shall receive the same economic benefit set forth in Section 2.1 above.

     2.6   Treatment of Stock Options.  Each person holding one or more options
           --------------------------
to purchase Capitol Shares pursuant to the 1992 Stock Option Plan (the "Option Plan"), shall have the right, in his or her discretion, to:

     (a) Exercise any vested options granted under the Option Plan to acquire Capitol Shares prior to the Effective Date and Capitol will facilitate the exercise of those options by allowing the options to be exercised and taxes paid by Capitol withholding the appropriate number of shares from the shares subject to the options or by any other method permitted by applicable law; and/or

     (b) Have any options whether or not vested that are not exercised converted into options to purchase shares of Westamerica common stock.

     Following the Effective Date, shares of Westamerica common stock shall be substituted under the options for Capitol Shares based on the Exchange Ratio in a form acceptable to Westamerica. Specifically, each option shall be deemed to continue as an option to purchase the number of shares of Westamerica common stock equal to the Exchange Ratio multiplied by the number of Capitol Shares previously covered by such option at an option exercise price for each such share of Westamerica common stock equal to the previous option exercise price for each Capitol Share divided by the Exchange Ratio. Each Capitol stock option shall otherwise continue on terms and conditions that are consistent with those that were applicable immediately before the Effective Date.


     3.    COVENANTS OF THE PARTIES.
           ------------------------

     3.1   Covenants of Westamerica.
           ------------------------

     (a)   Reservation, Issuance and Registration of Westamerica Common Stock.
           ------------------------------------------------------------------
Westamerica shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) the Westamerica Shares; and (ii) the maximum number of shares of common stock of Westamerica to which the option holders of Capitol may be entitled pursuant to Section 2.6 above at or after the Effective Date. All Westamerica Shares will, when issued and delivered pursuant to and in accordance with the terms of this Agreement be duly authorized, validly issued, fully paid and nonassessable. Westamerica shall file and cause to be declared effective pursuant to the Securities Act of 1933, as amended (the "1933 Act") one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the 1933 Act and in compliance with all applicable state securities laws and regulations.

     (b)   Government Approvals.  Prior to the Effective Date, Westamerica, with
           --------------------
the cooperation of Capitol, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and (ii) all other consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts deemed by Westamerica to be necessary or appropriate in order to cause the

Merger to be consummated on the terms provided in this Agreement as promptly as practicable. All approvals referred to in clauses (i) and (ii) of this Section 3.1(b) are hereinafter referred to as the "Government Approvals." Subject to Capitol's compliance with its obligations under Section 3.2(c) herein, in the event this Agreement is terminated by either party pursuant to Section 12(b) because the FRB or other government agency whose consent or approval is required by law in order to consummate the Merger disapproves or otherwise informs Westamerica that it will not approve the Merger or imposes conditions that cause Westamerica not to proceed with the Merger, upon demand, Westamerica shall pay Capitol $1,200,000. In the event this Agreement is terminated by either party pursuant to the preceding sentence and Section 12(b) herein, upon payment of $1,200,000 to Capitol neither Westamerica nor any agent thereof shall have any further liability to Capitol.

     (c)   Notification of Breach of Representations, Warranties and Covenants.
           -------------------------------------------------------------------
Westamerica shall promptly give written notice to Capitol upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Westamerica contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

     (d)   Financial Statements.
           --------------------

          (i) Westamerica has delivered or shall deliver to Capitol prior to the Effective Date true and correct copies of consolidated statements of income, changes in shareholders' equity and statements of cash flows for the three (3) months ended March 31, 1994, June 30, 1994, September 30, 1994, any subsequent quarter ends, and for the years ended December 31, 1993, 1992, 1991, 1990 and 1989, and consolidated balance sheets at March 31, 1994, June 30, 1994, September 30, 1994, any subsequent quarter ends, December 31, 1993, 1992, 1991 and 1990. Such consolidated financial statements at and for the years ended December 31, 1993, 1992, 1991, 1990 and 1989 have been audited by KPMG Peat Marwick ("KPMG") and include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") and present fairly, in all material respects, the consolidated financial position, results of operations and cash flow of Westamerica at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.

          (ii) Westamerica has provided or shall provide to Capitol at or prior to the Effective Date copies of all financial statements and proxy statements, issued or to be issued to Westamerica's shareholders and/or directors after December 31, 1993 and at or prior to the Effective Date.

          (iii) Westamerica has provided or shall provide to Capitol prior to the Effective Date copies of (a) its Annual Report on Form 10-K for the years ended December 31, 1993 and 1992 as filed with the Securities and Exchange Commission (the "Commission"); (b) all periodic reports required to be filed by it pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") since December 31, 1991; and (c) all proxy statements, annual reports and other written materials furnished to Westamerica shareholders since December 31, 1991, all other material reports relating to Westamerica filed by Westamerica or any of its subsidiaries with the California Superintendent of Banks ("Superintendent"), the FRB or the Commission during 1992, 1993, 1994 and in 1995 prior to the Effective Date. As of their respective dates, each of the documents provided hereunder complied or will comply in all material respects with all legal and regulatory requirements applicable thereto.

     (e)   Press Releases.  Westamerica shall not issue any press release or
           --------------
written statement for general circulation to the public relating to the Merger, this Agreement or the Merger Agreement unless previously provided to Capitol for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Capitol in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that Westamerica may, without the consent of Capitol, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation and shall provide a copy thereof to Capitol.

     (f)   Business Combinations.  Westamerica shall not make any offer to any
           ---------------------
third party or accept any offer from any third party regarding a Business Combination of Westamerica with any other entity unless such offer is expressly conditioned upon the performance by Westamerica or its successor in interest of all Westamerica's obligations under this Agreement. In the event Westamerica fails to comply with the provisions of this Section 3.1(f), Capitol shall be entitled to terminate this Agreement without any liability to Westamerica or any agent thereof pursuant to Section 12(b), provided, however, that the obligations and liabilities of Westamerica set forth in Section 12(e) hereof shall continue in full force and effect. As used in this Agreement, "Business Combination" shall mean any tender or exchange offer, proposal for a merger, consolidation, or other takeover proposal involving any party hereto (except as explicitly contemplated in this Agreement) or any offer or proposal to acquire in any manner a 10% or greater equity interest in, or a substantial portion of any party hereto other than transactions contemplated hereunder.

     (g)   Director & Officer Liability.  Upon the Effective Date, any Capitol
           ----------------------------
executive officer who becomes an officer of Westamerica (including any subsidiaries thereof) shall be included in Westamerica's Director & Officer insurance policy. Prior to the Effective Date, Capitol may purchase tail insurance coverage under its current policies of directors' and officers' liability insurance with respect to claims arising from facts or events which occurred prior to the Effective Date, excluding Tyler v. Wickland and any
                                                -----------------
related litigation; provided, however, that the total premium payment for such insurance shall not exceed an amount which is reasonably acceptable to Westamerica. Upon the merger of Capitol into Westamerica Bank, Westamerica Bank shall be deemed to assume the liabilities of Capitol under its director and officer indemnification agreements.

     (h)   Extraordinary Dividends.  Prior to the Effective Date, Westamerica
           -----------------------
shall not declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution) other than regular quarterly dividends on its common stock in amounts substantially equivalent to dividends paid in the pattern of declarations and payments established in the 18 months prior to the date hereof (it being understood that declaration of a quarterly dividend up to 2 cents per share per quarter higher (on a cumulative basis) than the most recent previous quarterly dividend will be deemed to meet this standard). Nothing herein shall prohibit the issuance of shares pursuant to Westamerica's Dividend Reinvestment Plan or Amended Rights Agreement (as defined in Section 5(j) herein).

     3.2   Covenants of Capitol.
           --------------------

     (a)   Approval by Capitol Shareholders. Capitol shall cause the Merger,
           --------------------------------
this Agreement and the Merger Agreement to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws. Subject to its continuing fiduciary duties to the shareholders of Capitol, the Board of Directors of Capitol, in authorizing the execution and delivery of this Agreement by Capitol, shall recommend that this Agreement and the Merger be approved. Capitol shall use its best efforts to cause such meeting of its shareholders to take place not later than March 1, 1995, subject to effectiveness of the Westamerica Registration Statement (as defined in Section 6(a)(i)). In connection with the call of such meeting, Capitol shall cause such proxy materials, with any amendments thereto that may in the judgment of its counsel be necessary or desirable, to be mailed to its shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the "Proxy Statement"). Subject to its continuing fiduciary duties to the shareholders of Capitol, the Board of Directors of Capitol shall at all times prior to and during such meeting of Capitol shareholders recommend that the transactions contemplated hereby be adopted and approved, and, subject to such fiduciary duties, use its best efforts to cause such adoption and approval. Within 15 business days after the time of execution and delivery of this Agreement, members of the Board of Directors of Capitol shall deliver to Westamerica undertakings in the form attached hereto as Exhibit C confirming such directors' approval of the transactions contemplated hereby, setting forth such directors' commitment to vote his shares of Capitol stock in favor of the transactions contemplated hereby, setting forth such director's agreement pursuant to Section 3.1(g) herein and setting forth such directors' commitment to use his best efforts to cause the shareholders of Capitol to adopt and approve the transactions contemplated hereby, subject to their above-mentioned continuing fiduciary duties to the shareholders of Capitol. Except with the prior approval of Westamerica, neither Capitol nor any member of its Board of Directors shall, at the Capitol shareholders' meeting, submit any other matters for approval of its shareholders, other than matters incidental to the conduct of such meeting.

     (b)   Shareholder Lists and Other Information.  After execution hereof,
           ---------------------------------------
Capitol shall from time to time make available to Westamerica, upon request, a list of its shareholders and their addresses, a list showing all transfers of the Capitol common stock and such other information as Westamerica shall reasonably request regarding both the ownership and prior transfers of the Capitol common stock.

     (c)   Government Approvals.  Capitol shall cooperate in all reasonable
           --------------------
respects with Westamerica in its undertaking pursuant to Section 3.1(b) to obtain the Government Approvals and Capitol further agrees, subject to the continuing fiduciary duties of the Board of Directors of Capitol to the shareholders of Capitol, to take such actions as may be reasonably requested by Westamerica to cause the Merger to be consummated on the terms provided in the Merger Agreement and this Agreement as promptly as is practicable.

     (d)   Capital Commitments and Expenditures.  After the execution of this
           ------------------------------------
Agreement, no new capital commitments in excess of $25,000 shall be entered into, and no capital expenditures in excess of $25,000 shall be made by Capitol. Capitol shall not create any new branches or, except as permitted pursuant to
Section 3.2(h), enter into any acquisitions or leases of real property, including both new leases and lease extensions without the prior approval of Westamerica.

     (e)   Notification of Breach of Representations, Warranties and Covenants.
           -------------------------------------------------------------------
Capitol shall promptly give written notice to Westamerica upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Capitol contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

     (f)   Financial Statements.
           --------------------

          (i) Capitol has delivered or shall deliver to Westamerica prior to the Effective Date true and correct copies of consolidated statements of income, changes in shareholders' equity and statements of cash flows for the three months ended March 31, 1994, June 30, 1994, September 30, 1994, any subsequent quarter ends, and for the fiscal years ended December 31, 1993, 1992, 1991, 1990 and 1989 and consolidated balance sheets at March 31, 1994, June 30, 1994,
     September 30, 1994 and any subsequent quarter ends, December 31, 1993, 1992, 1991, 1990 and 1989. Such consolidated financial statements at December 31, 1993, 1992, 1991, 1990 and 1989 and for the fiscal years ended December 31, 1993, 1992, 1991, 1990, and 1989 (and for the
     fiscal year ending December 31, 1994) have been or shall be audited by KPMG or Arthur Andersen in each case as independent public accountants for Capitol during the relevant periods, and include or shall include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Capitol at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.

          (ii) Capitol shall provide to Westamerica, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to Capitol's shareholders and/or directors after December 31, 1993, and at or prior to the Effective Date.

          (iii) Capitol has delivered or shall deliver, to Westamerica true and complete copies of Capitol's Annual Report to Shareholders for the years ended December 31, 1989, 1990, 1991, 1992, 1993 and 1994, all periodic reports required to be filed by it pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 1988, all proxy statements and other written material furnished to Capitol's shareholders since December 31, 1988, and all other material reports, including call reports, relating to Capitol filed by Capitol with the Federal Deposit Insurance Corporation ("FDIC") or the Superintendent during 1990 through 1993 and in 1994 and 1995 prior to the Effective Date. As of their respective dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

          (iv) Capitol shall cause to be delivered to Westamerica letters of KPMG, Capitol's independent auditors, dated a date no more than two business days prior to the date on which the Westamerica Registration Statement shall become effective and two business days before the Closing and addressed to Westamerica, in form and substance reasonably satisfactory to Westamerica, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Westamerica Registration Statement.

   (g)    Compensation.  Capitol shall not make or approve any increase in the
          ------------
compensation payable or to become payable by Capitol to any of their directors, officers, employees or agents with annual salaries in excess of $40,000 at the date hereof (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made (except with Westamerica's prior approval which shall not be unreasonably withheld), nor shall any stock option, warrant or other right to acquire capital stock be granted, or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by Capitol with any such directors, officers, employees or agents unless Westamerica has given its prior written consent. Nothing herein shall prevent the payment to Capitol employees (with salaries of $40,000 or less at the date hereof) of regular salary increases, consistent with past practices in connection with regular salary reviews consistent with past practices, as heretofore disclosed to Westamerica. Without the prior consent of Westamerica, Capitol shall not hire any new employee at an annual rate in excess of current customary practice or, in any event, in excess of $40,000 per year, except with the prior written consent of Westamerica.

   (h)    Conduct of Business in the Ordinary Course.  Prior to the Effective
          ------------------------------------------
          Time:

          (i) Capitol shall conduct its businesses in the ordinary course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course of Business" shall consist of the banking and related businesses as presently conducted by Capitol and permitted under the California Financial Code, the Federal Deposit Insurance Act and other applicable laws. Unless Westamerica has given its previous written consent to any act or omission to the contrary, Capitol shall, through the Effective Date, cause their respective officers to:

          A. use their best efforts to preserve its business and business organizations intact;

          B. use their best efforts to preserve the goodwill of customers and others having business relations with it and take no action that would materially impair the benefit to Westamerica of the goodwill of Capitol, or the other benefits of the Merger;

          C. consult with Westamerica as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

           D. maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

           E. comply in all material respects with all laws, regulations and decrees applicable to the conduct of its business;

           F. keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

           G. use its best efforts, subject to Section 3.2(g), to keep available to Westamerica the services of its present officers and employees (it being understood that Capitol shall have the right to terminate the employment of any officer or employee in accordance with its established employment procedures);

           H. comply with all orders, agreements and memoranda of understanding made by or with the FDIC, the State Banking Department ("SBD"), or any other regulatory authority of competent jurisdiction, and promptly forward to Westamerica all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform Westamerica of any material restrictions imposed by any governmental authority on the business of Capitol;

           I. file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

           J. conduct a phase I environmental audit prior to foreclosure on any real property concerning which Capitol has knowledge that asbestos or asbestos-containing materials, PCB's or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of such audit to and consult with Westamerica regarding the significance of the audit prior to the foreclosure on any such property;

           K. not sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;

           L. with respect to any extension of credit in excess of $10,000, not waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

           M. not make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with its established loan procedures and in compliance with FRB Regulation O;

           N. not take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity;

           O. not settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than $10,000 in which it is a party;

           P. consult with Westamerica on problem loan workout strategies, and obtain Westamerica's concurrence on any loan loss in excess of $25,000 or any writedown of other real estate owned.

           (ii) Capitol shall not, without first having obtained the written consent of Westamerica, cause the officers of Capitol to:

           A. commit to any loan with a principal amount in excess of $50,000 provided that Westamerica's consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within two business days after receipt of written notice directed to authorized Westamerica personnel, together with sufficient supporting information to allow Westamerica to make an informed judgment, and Westamerica shall not unreasonably withhold its consent; provided, further, that any consent given by Westamerica shall be binding only if given by Westamerica personnel identified on a list signed by Westamerica's President;

           B. purchase any investment security with a maturity in excess of two years, or sell any investment security in which a gain is recognized;

           C. issue any certificate of deposit with a rate of interest in excess of 6%;

           D. commit to new capital commitments or expenditures in excess of $25,000;

           E. commit to any new contract or extend any existing contract that would obligate Capitol for an aggregate amount over time in excess of $25,000 except pursuant to Section 3.2(l), (including data processing, servicing or any other agreement or contract);

           F.    accelerate the vesting of pension or other benefits;

           G. grant any new stock options or accelerate the vesting of any existing stock options; or

           H. Fail to promptly notify Westamerica in writing upon becoming aware of the occurrence of any of the following:

                 (1) the classification of any loan as substandard, doubtful or loss;

                 (2) the filing or commencement of any legal action or other proceeding or investigation against Capitol (or any director or executive officer); or

                 (3) the monthly pretax earnings of Capitol are less than $50,000.

     (i)   Press Releases.  Capitol shall not issue any press release or written
           --------------
statement for general circulation relating to this Agreement or the Merger unless previously provided to Westamerica for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Westamerica in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that Capitol may, without the consent of Westamerica, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation and shall provide a copy thereof to Westamerica.

     (j)  No Merger or Solicitation.
          -------------------------

          (i) Subject to the continuing fiduciary duties of the Board of Directors of Capitol to the shareholders of Capitol, prior to the Effective Time, Capitol shall not effect or agree to effect any Business Combination (as defined in Section 3.1(f)), acquire or agree to acquire any of its own capital stock or the capital stock (except in a fiduciary capacity) or assets (except in the Ordinary Course of Business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them.

          (ii) Subject to the continuing fiduciary duties of the Board of Directors of Capitol to the shareholders of Capitol, prior to the Effective Date, neither Capitol, nor any officer, director or affiliate of Capitol, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by Capitol shall (A) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination; or (B) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning the business and properties of Capitol or afford any such party access to the properties, books or records of Capitol or otherwise assist or encourage any such party in connection with the foregoing, or (C) furnish or cause to be furnished any information concerning the business, financial condition, operations, properties or prospects of Capitol to another person, having any actual or prospective role with respect to any such transaction; provided, however, that with respect to any investment banker, Capitol shall use its best efforts to ensure that said investment banker complies with the foregoing.

          (iii) Capitol shall notify Westamerica of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in Capitol or engage in any Business Combination with Capitol within two business days of any such indication of interest.

          (iv) In the event the Board of Directors of Capitol receives a bona fide offer for a Business Combination with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the shareholders of Capitol, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, provided, however, that any such failure to act or refrain from doing any act shall entitle Westamerica to terminate this Agreement pursuant to Section 12(b) and provided further, that the obligations and liabilities of Capitol set forth in Section 12(e) hereof shall continue in full force and effect but neither Capitol nor its officers, directors or agents shall have any further liability with regard thereto for any failure to act or omission of any act pursuant to this subsection (iv).

     (k)  Capitol 401(k) Plan.  Capitol agrees the Capitol 401(k) Plan (the
          -------------------
"Plan") may be terminated, frozen, modified or merged into the Westamerica 401(k) Plan immediately before, on or after the Effective Date, as determined by Westamerica in its sole discretion, subject to compliance with applicable law.

     (l)  Outsourcing to Westamerica.  Capitol shall endeavor to, and cooperate
          --------------------------
with Westamerica to, outsource various Capitol banking functions to Westamerica, provided that such outsourcing does not impair the independence of Capitol. These functions include, but are not limited to, item processing, data processing, loan documentation, facilities management, investment portfolio management, loan review, internal audit and account servicing. Arm's-length contracts between Capitol and Westamerica to document these outsourcing arrangements shall include appropriate compensation for services provided, as well as provisions to terminate the contracts as appropriate, for example, if this Agreement is terminated. In the event of termination,

Westernamercia agrees to cooperate in an orderly transition back to a satisfactory operating condition of these functions by Capitol.

     (m)   Changes in Capital Stock.  At or after the date hereof and at or
           ------------------------
prior to the Effective Time, except with the prior written consent of Westamerica, Capitol shall not amend its Articles of Incorporation or Bylaws; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to, right to acquire, or security convertible into, shares of its capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, its capital stock or other equity securities, or agree to do any of the foregoing, except that nothing herein shall prohibit the execution of the Stock Option Agreement or issuance of shares pursuant to the Option Plan with respect to options outstanding at the date of this Agreement (except as limited in Section 2.6).

     (n)   Dividends. Capitol shall not declare, set aside or pay any dividend
           ---------
or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution).

     (o)   Accounting Methods. Capitol shall not change its methods of
           ------------------
accounting in effect at December 31, 1993, except as required by changes in GAAP as concurred in by its independent auditors.

     (p)   Affiliates.  On the date hereof and at least 40 days prior to the
           ----------
Closing, Capitol shall deliver to Westamerica a letter identifying all persons who are "affiliates" of Capitol for purposes of Rule 145 under the 1933 Act. Capitol shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to Westamerica prior to the Closing a written "affiliates" agreement, in substantially the form attached hereto as Exhibit E, providing that such person shall dispose of the Westamerica Common Stock to be received by such person in the Merger only in accordance with applicable law and, in addition, in such agreement, such affiliate shall represent that they have no present plan or intention to dispose of any such shares of Westamerica Common Stock.

     (q)   Additional Agreements.  In case at any time after the Effective Time
           ---------------------
any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Capitol, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

     (r)   Access to Properties, Books and Records; Confidentiality. Prior
           --------------------------------------------------------
to the Effective Time, Capitol shall give Westamerica and its counsel and accounts full access, during normal business hours and upon reasonable request, accounts its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow Westamerica to make copies of such materials (to the extent not legally prohibited) and shall furnish Westamerica with all such information concerning its affairs as Westamerica may reasonably request. Capitol shall also use its best efforts to cause KPMG to make available to Westamerica, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, KPMG's work papers and documentation relating to its work papers and its audits of the books and records of Capitol.

     (s)   Employee Welfare Benefit Plans. Capitol agrees that Capitol's
           ------------------------------
employee welfare benefit plans, as defined in Section 3(1) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), may be terminated, modified or merged into Westamerica's welfare benefit plans before, on or after the Effective Date, as determined by Westamerica in its sole discretion, subject to compliance with applicable law.

    (t)   Execution and Delivery of Stock Option Agreement.  The parties agree
          ------------------------------------------------
that the Stock Option Agreement shall be executed and delivered immediately following the execution and delivery of this Agreement.

    (u)   Noncompetition Agreements.  Capitol shall use its best efforts to have
          -------------------------
each nonofficer director listed on Exhibit F hereto execute a noncompetition agreement substantially in the form attached hereto as Exhibits B or B-1.

    (v)   Litigation Developments. Capitol agrees to promptly advise Westamerica
          -----------------------
with respect to any and all material legal actions or other proceedings or investigations and to promptly advise Westamerica with respect to any significant developments arising in connection with said actions, proceedings or investigations including but not limited to information concerning the matter known as Tyler v. Wickland.
         -----------------

    (w)   Net Operating Loss Carryforward.  Capitol shall cooperate with
          -------------------------------
Westamerica and use its reasonable efforts to cause Capitol's independent auditor to cooperate with Westamerica in order to allow Westamerica to obtain, to the extent possible, any of Capitol's net operating loss carryforwards and tax credit carryforwards.

    3.3   Covenants of the Parties.  Each party shall use its best efforts to
          ------------------------
cause its officers, directors, employees, auditors, agents, and attorneys to cooperate with the other in the reasonable requests for information by the other parties hereto. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by the other party as the other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any governmental agency or authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted.


    4.    REPRESENTATIONS AND WARRANTIES OF CAPITOL.
          -----------------------------------------

     Capitol represents and warrants to Westamerica, except with respect to subsections (c), (d), (f), (g), (i), (j), (k), (l), (m), (n), (o), (p), (q), (u)
and (w) of this Section 4 if disclosed to Westamerica in writing within 10 days after the date hereof (the "Capitol Disclosure Statement"), that:

    (a)   Corporate Status and Power to Enter Into Agreements.  Capitol (i) is a
          ---------------------------------------------------
state chartered bank duly incorporated, validly existing and in good standing under the laws of California, (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Capitol, the SBD and the FDIC, it has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) holds a currently valid license issued by the SBD to engage in the commercial banking business in California at its banking offices, and (iv) is not subject to any directive, order (formal or informal) or agreement, of the FDIC, the SBD or any other regulatory authority having jurisdiction over its business or any of its assets or properties, and (iv) is in full compliance with any agreements, understandings or orders of the SBD, the FDIC, or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of Capitol nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California.

    (b)   Articles, Bylaws, Books and Records.  The copies of the Articles of
          -----------------------------------
Incorporation and Bylaws of Capitol to be delivered to Westamerica prior to the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of Capitol made available to Westamerica contain a complete and accurate record of all meetings of the Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Capitol fairly reflect the material transactions to which Capitol is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.
The Articles of Incorporation and Bylaws of Capitol and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law.

    (c)   Compliance With Laws, Regulations and Decrees.  Capitol (i) has the
          ---------------------------------------------
corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on Capitol taken as a whole (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of Capitol as now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof
(A) asserting that Capitol is not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any licenses, franchise, permit or governmental authorization of Capitol.

    (d)   Capitalization.  The authorized capital stock of Capitol consists of
          --------------
10,000,000 shares of Capitol common stock, no par value, of which 4,080,302 are duly authorized, validly issued, fully paid and nonassessable and currently outstanding. Said stock has been issued in compliance with all applicable registration or qualification provisions of state and federal securities laws. No other equity securities of Capitol have been issued or are outstanding.
There are currently outstanding options to purchase 319,467 shares of Capitol common stock, at a weighted average exercise price of $1.58 per share, issued pursuant to the Option Plan. Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. Other than the Stock Option Agreement contemplated hereby there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate Capitol to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any Capitol common stock or any other equity security of Capitol, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of Capitol common stock or any other equity security of Capitol. Attached to the Capitol Disclosure Statement is a list of all option holders and the number of vested and unvested options as of September 30, 1994. The outstanding common stock of Capitol has been duly and validly registered with the Commission pursuant to the 1934 Act, to the extent required thereunder.

    (e)   Equity Interests.  Except as listed below or as collateral for
          ----------------
outstanding loans held in its loan portfolio, Capitol does not own, directly or indirectly, any equity interest in any bank, corporation, or other entity.


             -None-


    (f)   Financial Statements, Regulatory Reports.  No financial statement or
          ----------------------------------------
other document provided or to be provided to Westamerica as required by Section 3.2(f) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. Capitol has filed all material documents and reports relating to

Capitol required to be filed by it with the SBD, the Commission, the FDIC, or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to Capitol required by governmental authorities and regulatory agencies having jurisdiction over Capitol have been taken. Capitol has not received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that Capitol is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of Capitol. Capitol is not subject to any order, agreement or written directive with any regulatory authority with respect to its assets or business except for matters of general application. Capitol has paid all assessments made or imposed by any governmental agency. Capitol shall deliver to Westamerica copies of all annual management letters and opinions, and shall make available to Westamerica for inspection all reviews, correspondence and other documents in the files of Capitol prepared by KPMG or any other certified public accountant engaged by Capitol and delivered to Capitol since January 1, 1988. The consolidated financial records of Capitol have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Capitol in the operation of its business to generate and retrieve its financial records are adequate for the current needs of Capitol.

     (g)  Tax Returns.
          -----------

          (i) Capitol has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. Capitol has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters have been disclosed in writing to Westamerica. Capitol has not requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by either of them for any period. There are no claims pending against Capitol for any alleged deficiency in the payment of any taxes, and no pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Articles XIII.A of the California Constitution, of any real property owned in whole or in part by Capitol or to the best of Capitol's knowledge, of any real property leased by Capitol.

          (ii) Capitol shall deliver to Westamerica when available, copies of all its and its subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1994, 1993, 1992, 1991 and 1990.

          (iii)  No consent has been filed relating to Capitol pursuant to
     Section 341(f) of the IRC.

     (h)  Material Adverse Change.  Except as reflected on Capitol's financial
          -----------------------
statements issued prior to the date hereof and delivered to Westamerica or as otherwise disclosed in writing by Capitol to Westamerica prior to the date hereof, since December 31, 1993, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of Capitol taken as a whole (whether or not in the ordinary course of business), (ii) no change in any of the assets, licenses, permits or franchises of Capitol or that has had or, to Capitol's knowledge, can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of Capitol taken as a whole, except in the Ordinary Course of Business; (v) no disposition by Capitol of one or more assets that, individually or in the aggregate, are material to Capitol taken as a whole, except sales of assets in the Ordinary Course of Business.

     (i)   No Undisclosed Liabilities.  Except for items for which reserves have
           --------------------------
been established in the unaudited consolidated balance sheets of Capitol as of September 30, 1994, since such date Capitol has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business. No agreement pursuant to which any loans or other assets have been or will be sold by Capitol entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Capitol, to cause Capitol to repurchase such loan or other asset or to pursue any other form of recourse against Capitol. Capitol has not knowingly made nor shall make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of Capitol has been declared, set aside or paid, nor have any shares of the stock of Capitol been purchased, redeemed or otherwise acquired, directly or indirectly, by Capitol since September 30, 1994.

     (j)   Properties and Leases.
           ---------------------

            (i) Capitol has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the Capitol consolidated balance sheet as of September 30, 1994 (except property held as lessee under leases entered into since September 30, 1994 and disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since September 30, 1994 in the Ordinary Course of Business), except (a) liens for taxes or assessments not delinquent, (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the Capitol consolidated balance sheet as of September 30, 1994, or as currently shown on the books and records of Capitol and which do not interfere with or impair the present and continued use, or (c) immaterial exceptions disclosed in title reports and preliminary title reports, copies of which shall be provided to Westamerica. All tangible properties of Capitol conform in all material respects with all applicable ordinances, regulations and zoning laws. All material tangible properties of Capitol are in a good state of maintenance and repair and are adequate for the current business of Capitol. No properties of Capitol and, to the best of Capitol's knowledge, no properties in which it holds a collateral or contingent interest or purchase option, are the subject of any pending or to the best of Capitol's knowledge, threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To Capitol's knowledge, Capitol does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by Capitol, to the best of Capitol's knowledge, Capitol has not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws.

          (ii) All properties held by Capitol under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of Capitol, and Capitol enjoys quiet and peaceful possession of such leased property. Capitol is not in default in any material respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

          (iii) Except as disclosed to Westamerica in the Capitol Disclosure Statement, all of Capitol's rights and obligations under the leases referred to in Section 4(j)(ii) above do not require the consent of any other party to the transaction contemplated by this Agreement. Where required, Capitol shall use its best efforts to obtain, prior to the Effective Date, the consent of all parties to any such transactions.

     (k)  Material Contracts.  Except as disclosed to Westamerica in the Capitol
          ------------------
Disclosure Statement and excluding loans, lines of credit, loan commitments or letters of credit to which Capitol is a party, Capitol is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to it of more than $50,000 and which is made for a fixed period expiring more than one year from the date hereof, and Capitol is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to Westamerica pursuant to this Section 4(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no material breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by Capitol is currently outstanding.

     (l)  Classified Loans.  Except as disclosed to Westamerica in the Capitol
          ----------------
Disclosure Statement, there are no loans presently owned by Capitol that have been classified by any bank examiner, outside loan reviewer, accountant or the management of Capitol as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import and all loans or portions thereof classified "Loss" have been charged off. Notwithstanding the above, Capitol shall be under no obligation to disclose to Westamerica any such classification by any bank examiner where such disclosure would violate any obligation of confidentiality of Capitol imposed by the SBD, the FDIC, or any other bank regulator. Capitol regularly reviews and appropriately classifies loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of Capitol are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to Westamerica in the Capitol Disclosure Statement or reserved for in the unaudited consolidated balance sheet of Capitol as of September 30, 1994, and were duly authorized under and made in material compliance with applicable federal and state laws and regulations. Capitol does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Capitol.

     (m)  Restrictions on Investments.  Except for pledges to secure public and
          ---------------------------
trust deposits and repurchase agreements in the Ordinary Course of Business, none of the investments reflected in the Capitol consolidated balance sheet as of September 30, 1994, and none of the investments made by Capitol since September 30, 1994, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Capitol freely to dispose of such investment at any time.

     (n)  Employment Contracts and Benefits.
          ---------------------------------

          (i) Capitol has delivered to Westamerica an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of Capitol (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any, together with copies of all such plans, agreements, arrangements and commitments that are documented, any and all contracts of employment and has made available to Westamerica any Board of Directors' minutes (or committee minutes) from meetings held within the five-year period ending as of the Closing authorizing, approving or guaranteeing such plans and contracts.

          (ii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in Subsection (n) and which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis.

          (iii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in Subsection (n) and which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

          (1)     Any act or omission constituting a material violation of
     Section 402 of ERISA;

          (2) Any act or omission constituting a violation of Section 403 of ERISA;

          (3) Any act or omission by Capitol or any of its subsidiaries, or by any director, officer or employee thereof, constituting a violation of Sections 404 and 405 of ERISA;

          (4) To the best of Capitol's knowledge, any act or omission by any other person constituting a violation of Sections 404 or 405 of ERISA;

          (5) Any act or omission which constitutes a material violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

          (6) Any act or omission constituting a violation of Sections 503, 510 or 511 of ERISA.

          (iv) All contributions, premiums or other payments due from Capitol and its subsidiaries to (or under) any plan listed in subsection (n) have been fully paid or adequately provided for on the Audited Financials for the year ended December 31, 1993 and period ended June 30, 1994. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with GAAP consistently applied on a reasonable basis.

          (v) Each plan listed in subsection (n) complies in all material respects with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

          (vi) Each plan listed in subsection (n) complies in all material respects with all applicable requirements of (A) the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

          (vii) Capitol shall disclose in writing to Westamerica the names of each director, officer and employee of Capitol and the Bank.

     (o)     Compliance With ERISA.  Capitol has not, since its inception,
             ---------------------
either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multiemployer plans, other than the Plan and a true and accurate copy of which has been provided to Westamerica. With respect to the Plan and its related trust (the "Trust"), as of the Effective Time, (i) the Plan will in all material respects be (and currently is) in compliance with all the applicable requirements of Section 401(a) of the IRC, and the Trust will be exempt from income tax under Section 501(a) of the IRC; (ii) the Plan represents the adoption of a standardized prototype plan that received a favorable opinion letter ("Opinion Letter") from the Internal Revenue Service ("IRS") as to its form dated April 1, 1992; (iii) Capitol relies on such Opinion Letter as authorized under IRS Revenue Procedure 89-9 as support for the fact that the Plan is qualified under section 401(a) of the IRC; (iv) no contributions have exceeded the limitations set forth in Section 415 of the IRC;
(v) all required and necessary filings with the IRS, Department of Labor and any other governmental agencies with respect to the Plan and the Trust for all periods ending at or prior to the Effective Time will have been made on a timely basis by Capitol and the plan administrator; (vi) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of
Section 4975 of the IRC; and (vii) there shall have been no action, claim or demand of any kind known to Capitol brought or threatened by any potential claimant or representative of such claimant under the Plan or Trust where Capitol may be either (A) liable directly on such action, claim or demand, or
(B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in Capitol's June 30, 1994 financial statements or an insurer of Capitol has agreed to defend against and pay the amount of any resulting liability without reservation.

     (p)     Collective Bargaining and Employment Agreements. Except as
             -----------------------------------------------
provided in this Agreement or as disclosed to Westamerica in the Capitol Disclosure Statement, Capitol does not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by Capitol without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between Capitol and any current or former employees, and to the best of their knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

     (q)     Compensation of Officers and Employees.  Except as disclosed to
            --------------------------------------
Westamerica in the Capitol Disclosure Statement and except as otherwise provided in this Agreement, (i) no officer or employee of Capitol is receiving aggregate direct remuneration at a rate exceeding $40,000 per annum, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Capitol, or Westamerica to any employee of Capitol.

     (r)     Legal Actions and Proceedings.  Except as disclosed to Westamerica
             -----------------------------
in writing prior to the date hereof, Capitol is not a party to, nor threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and to the best of Capitol's knowledge, Capitol is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Capitol of any amount in excess of $50,000, unless an insurer of Capitol has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Capitol of a monetary amount, which could materially adversely affect Capitol or its business or property or the transactions contemplated hereby. Capitol has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of Capitol, threatened against Capitol.

     (s)     Execution and Delivery of the Agreement.
             ---------------------------------------

             (i) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Capitol and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Capitol common stock at a meeting of shareholders duly called and held, this Agreement and the Merger will be duly and validly authorized by all necessary corporate action on the part of Capitol.

             (ii) This Agreement has been duly executed and delivered by Capitol and (assuming due execution and delivery by and enforceability against Westamerica) constitutes the legal and binding obligations of Capitol.

             (iii) The execution and delivery by Capitol of this Agreement and the consummation of the transactions herein (A) do not violate any provision of the Articles of Incorporation or Bylaws of Capitol, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite Capitol shareholder approval referred to in Section 4(s)(i) hereof, (3) due registration of the Westamerica Shares under the 1933 Act,
     (4) receipt of appropriate permits or approvals under applicable state securities laws, and (5) accuracy of the representations of Westamerica set forth herein), and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Capitol is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Capitol is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or similar right of any third party upon any of the properties or assets of Capitol.

     (t)     Retention of Broker or Consultant.  No broker, agent, finder,
             ---------------------------------
consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by Capitol or is entitled to be paid based upon any agreements, arrangements or understandings made by Capitol in connection with any of the transactions contemplated by this Agreement, except that Capitol has engaged the firms of Hoefer & Arnett, Incorporated and Smith & Crowley to act as its financial advisors and to render opinions regarding the fairness of the Merger and Financial Institutions Analysts & Consultants, Inc. ("FIAC") to perform limited due diligence services. Capitol shall provide Westamerica with true and accurate copies of its agreements with Hoefer & Arnett, Incorporated, Smith & Crowley and FIAC.

     (u)     Insurance.  Capitol is and continuously since its inception has
             ---------
been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by Capitol are in full force and effect, Capitol is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of Capitol, such insurance coverage is adequate for Capitol. Since December 31, 1990, there has not been any damage to, destruction of, or loss of any assets of Capitol not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of Capitol.

     (v)     Loan Loss Reserves.  The reserve for loan losses in the Capitol
             ------------------
consolidated balance sheets dated December 31, 1993, March 31, 1994, June 30, 1994 and September 30, 1994, each subsequent period end prior to the Effective Date and as of the Effective Date are or will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries, but in no event will be less than sufficient to reserve for Nonperforming Loans outstanding. For purposes of this Agreement, Nonperforming Loans means the sum of all accruing loans over 90 days past due in the payment of principal or interest plus any loans no longer accruing interest. Nonperforming Loans does not include Other Real Estate Owned or Loan Collateral Substantively Repossessed. Capitol has disclosed to Westamerica in writing prior to the date hereof, and will promptly inform Westamerica of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Capitol, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans). Notwithstanding the above, Capitol shall be under no obligation to disclose to Westamerica any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of Capitol imposed by such bank regulatory agency. Capitol has furnished and will continue to furnish to Westamerica true and accurate information concerning the loan portfolio of Capitol, and no material information with respect to the loan portfolio has been or will be withheld from Westamerica.

     (w)     Transactions With Affiliates.  Except as may arise in the Ordinary
             ----------------------------
Course of Business, Capitol has not extended credit, committed to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of Capitol, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under Regulation C of the 1933 Act. Capitol has not entered into any other transactions with the employees or directors of Capitol or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to Westamerica in the Capitol Disclosure Statement. Any such transactions have been on terms no less favorable than those which would prevail in an arm's-length transaction with an independent third party.

     (x)     Information in Westamerica Registration Statement.  The information
             -------------------------------------------------
pertaining to Capitol which will be furnished to Westamerica for or on behalf of Capitol for inclusion in the Westamerica Registration Statement, the Prospectus or the Proxy Statement (each as hereinafter defined), or in the applications to be filed to obtain the Government Approvals (the "Applications"), will not contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of Capitol included in the Prospectus and Proxy Statement will present fairly the financial condition and results of operations of Capitol at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. Capitol shall promptly advise Westamerica in writing if prior to the Effective Time Capitol shall obtain knowledge of any facts that would make it necessary to amend the Westamerica Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

     (y)     Accuracy of Representations and Warranties.  No representation or
             ------------------------------------------
warranty by Capitol, and no statement by Capitol in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Westamerica; provided, however, that information as of a later date shall automatically modify information as of an earlier date.

     (z)     No Brokered Deposits.  Capitol does not now have and shall not
             --------------------
accept prior to or have on the Effective Date any "brokered deposits" as such deposits are defined by the FDIC.

     5.      REPRESENTATIONS AND WARRANTIES OF WESTAMERICA.
             ---------------------------------------------

     Westamerica represents and warrants to Capitol that:

     (a)     Corporate Status and Power to Enter Into Agreement. Westamerica
             --------------------------------------------------
(i) is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the BHC Act
(ii) subject to the approval of this Agreement and the transactions contemplated hereby by the FRB, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) Westamerica Bank holds a currently valid license issued by the Superintendent to engage in the commercial banking business in California at the offices in which such business is conducted (iv) neither Westamerica nor any of its subsidiaries is subject to any directive or order (formal or informal) of the FRB or FRBSF, the Superintendent or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties.

     (b)     Corporate Status and Power of Westamerica.  Prior to and as of the
             -----------------------------------------
Effective Time, Westamerica will be a corporation duly incorporated, validly existing and in good standing under California law and will have the corporate power to enter into the Merger Agreement and to carry out all of the terms and provisions thereof to be carried out by it.

     (c)     Certificate, Bylaws, Books and Records.  The copies of the Articles
             --------------------------------------
of Incorporation and Bylaws of Westamerica to be delivered to Capitol promptly after the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of Westamerica made available to Capitol contain a complete and accurate record of all meetings of Westamerica's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Westamerica fairly reflect the material transactions to which Westamerica or any of its subsidiaries is a party or by which any of their properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of Westamerica and all amendments thereto have been duly approved by all requisite corporate action and said Certificate of Incorporation and all amendments thereto have been duly filed with the California Secretary of State.

     (d)     Compliance With Laws, Regulations and Decrees. Westamerica and
             ---------------------------------------------
each of its subsidiaries each (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of its subsidiary commercial banks, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of Westamerica or its subsidiaries taken as a whole or is not likely to otherwise have a material adverse effect on Westamerica and its subsidiaries taken as a whole,
(iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary in all material respects to the respective businesses and operations of Westamerica and its subsidiaries (taken as a whole) as they are now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof
(A) asserting that Westamerica and its subsidiaries (taken as a whole) are not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or

(B) threatening to revoke any material licenses, franchise, permit or governmental authorization of Westamerica and its subsidiaries (taken as a whole).

     (e)     Financial Statements.  No financial statement or other document
             --------------------
provided or to be provided to Capitol as required by Section 3.1(d) hereof, as of the date of such document, contained, or as to documents delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. Westamerica has filed all material documents and reports relating to Westamerica or its subsidiaries required to be filed by it with the FDIC, the FRB, the SBD or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to Westamerica or its subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over Westamerica or its subsidiaries has been taken. Except as disclosed in writing to Capitol, Westamerica and its subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof
(A) asserting that Westamerica or its subsidiaries are not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of Westamerica or its subsidiaries. Except as disclosed in writing to Capitol, neither Westamerica nor any of its subsidiaries is subject to any order, agreement, or written directive with any regulatory authority with respect to its assets or business except for matters of general application. Westamerica and its subsidiaries have paid all assessments made or imposed by any governmental agency. Westamerica shall deliver to Capitol copies of all annual management letters and opinions, and shall make available to Capitol for inspection all reviews, correspondence and other documents in the files of Westamerica prepared by KPMG, or any other certified public accountant engaged by Westamerica, and delivered to Westamerica since January 1, 1990. The financial records of Westamerica have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP at the time in effect.

     (f)     Material Adverse Change.  There has been no material adverse
             -----------------------
change in the financial condition, results of operation or assets of Westamerica from the financial condition, results of operation or assets indicated in the financial statements of Westamerica at September 30, 1994, which financial statements have been heretofore provided to Capitol.

     (g)     Execution and Delivery of the Agreement.
             ---------------------------------------

             (i) The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors of Westamerica and this Agreement will be duly and validly authorized by all necessary corporate action on the part of Westamerica.

             (ii) This Agreement has been duly executed and delivered by Westamerica and (assuming due execution and delivery by and enforceability against Capitol) constitutes a legal and binding obligation of Westamerica.

             (iii) The execution and delivery by Westamerica of this Agreement and the consummation of the transactions herein contemplated (A) do not and will not violate any provision of the Articles of Incorporation or Bylaws of Westamerica, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) due registration of the Westamerica Shares under the 1933 Act, (3) receipt of appropriate permits or approvals under applicable state securities laws, and (4) accuracy of the representations of Capitol set forth herein, and
     (B) do not require any
     consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Westamerica is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Westamerica is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Westamerica.

     (h)     Information in Westamerica Registration Statement.  The information
             -------------------------------------------------
pertaining to Westamerica and each of its subsidiaries which will appear in the Westamerica Registration Statement, the Prospectus or the Proxy Statement, in the form filed with the Commission, or in the Applications, will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the information as of a later date shall be deemed to modify information as of an earlier date. All financial statements of Westamerica included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Westamerica and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. Westamerica shall promptly advise Capitol in writing if prior to the Effective Time Westamerica shall obtain knowledge of any facts that would make it necessary to amend the Westamerica Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

     (i)     Accuracy of Representations and Warranties.  No representation or
             ------------------------------------------
warranty by Westamerica and no statement by Westamerica in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Capitol; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

     (j)     Capitalization. As of September 30, 1994, the authorized capital
             --------------
stock of Westamerica consisted of 1,000,000 shares of Class B Common Stock and 1,000,000 shares of preferred stock, without par value, of which no Class B or preferred shares were issued or outstanding, and 20,000,000 shares of common stock, without par value, of which 8,074,851 shares were duly authorized, fully paid, validly issued, nonassessable and are currently outstanding. Attached to each outstanding share of Common Stock is a Common Stock Purchase Right which entitles the holder of each Westamerica Share to certain Rights as set forth in the Amended Rights Agreement between Westamerica and Chemical Trust Company of California, dated September 28, 1989 ("Amended Rights Agreement").

     (k)     Tax Returns.  Westamerica has timely filed all federal and state
             -----------
returns required to be filed by it or its subsidiaries, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. Westamerica and each of its subsidiaries has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters shall be disclosed to Capitol. Except as disclosed in writing to Capitol, neither Westamerica nor any of its subsidiaries has been requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by any of them for any period. Except as disclosed in writing to Capitol, there are no material claims pending against Westamerica or any of its subsidiaries for any alleged deficiency in the payment of any taxes, and neither Westamerica nor any of its subsidiaries knows of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. Westamerica shall make available to Capitol, when available, copies of all of its and its subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1992, 1993 and 1994.


     6.      SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934.
             -------------------------------------------------------

     (a)     Preparation and Filing of Registration Statement.  Westamerica
             ------------------------------------------------
shall promptly prepare and file with the Commission (i) a registration statement on the appropriate form (the "Westamerica Registration Statement") under and pursuant to the provisions of the 1933 Act for the purpose of registering the Westamerica Shares and, (ii) shall prepare and file, as soon as practicable, one or more registration statements or amendments to existing registration statements under the 1933 Act for the purpose of registering the maximum number of shares of common stock of Westamerica to which the option holders of Capitol may be entitled pursuant to Section 2.6 above at or after the Effective Date. Westamerica and Capitol shall promptly prepare a proxy statement (the "Proxy Statement") for the purpose of submitting this Agreement and the Merger to the shareholders of Capitol for approval. Capitol shall cooperate in all reasonable respects with regard to the preparation of the Proxy Statement. The Proxy Statement in definitive form is expected to serve as the prospectus (the "Prospectus") to be included in the Westamerica Registration Statement. Westamerica and Capitol shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Westamerica Registration Statement, the Prospectus or the Proxy Statement, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Westamerica Registration Statement, the Prospectus and the Proxy Statement.

     (b)     Effectiveness of Registration Statement. Westamerica and Capitol
             ---------------------------------------
shall use their best efforts to have the Westamerica Registration Statement and any amendments or supplements thereto declared effective under the 1933 Act as soon as practicable, and thereafter Capitol shall distribute at its cost the Proxy Statement to holders of its common stock in accordance with applicable laws and its Articles of Incorporation and Bylaws. Capitol shall not mail or otherwise furnish the Proxy Statement to its shareholders unless and until Westamerica shall have received a letter from KPMG dated no more than two business days prior to the effective date of the Westamerica Registration Statement, as provided in Section 3.2(f)(iv) hereof.

     (c)     Sales and Resales of Common Stock.  Westamerica shall not be
             ---------------------------------
required to maintain the effectiveness of the Westamerica Registration Statement for the purpose of sale or resale of the Westamerica Shares by any person.

     (d)     Rule 145.  Securities representing Westamerica Shares issued to
             --------
affiliates of Capitol (as determined by counsel to Westamerica) under Rule 145 of the Rules and Regulations under the 1933 Act pursuant to the Merger Agreement may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

     The security represented by this instrument has been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the 1933 Act applies. The security represented by this instrument may not be sold, hypothecated, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration under the 1933 Act, or (ii) in a transaction which, in the opinion of counsel satisfactory to the issuer is not required to be registered under the 1933 Act.

Should any opinion of counsel described in clause (ii) of the foregoing legend indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, Westamerica will upon request substitute unlegended securities and remove any stop transfer orders. Westamerica shall timely file annual and quarterly reports pursuant to all applicable securities laws.

     7.      CONDITIONS TO THE OBLIGATIONS OF WESTAMERICA.
             --------------------------------------------

     The obligations of Westamerica under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Date of each of the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of Westamerica at any time at or prior to the Effective Time:

     (a)     Representations and Warranties.  The representations and
             ------------------------------
warranties in Section 4 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and not contain any material inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on Capitol.

     (b)     Compliance and Performance Under Agreement.  Capitol  shall have
             ------------------------------------------
performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it at or prior to the Effective Date. Each of the directors of Capitol also shall have performed and complied in all material respects with all of the terms and conditions of the undertaking referred to in Section 3.2(a) above. Capitol acknowledges that its failure to obtain Westamerica's prior written approval for any material transaction pursuant to this Agreement and not in the Ordinary Course of Business shall be within the scope of this paragraph.

     (c)     Material Adverse Change. Except as disclosed to Westamerica in
             -----------------------
writing prior to the date hereof, no materially adverse change shall have occurred since December 31, 1993, in the business, financial condition or results of operations of Capitol and Capitol shall not be a party to or, so far as Capitol is aware, threatened with, and to Capitol's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Westamerica, such legal action or proceeding could materially adversely affect Capitol, or its business, financial condition, results of operations or prospects taken as a whole.

     (d)     Approval of Agreement.  This Agreement and the Merger shall have
             ---------------------
been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Capitol common stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 6 hereof.

     (e)     Officer's Certificate.  Westamerica shall have received a
             ---------------------
certificate, dated the Effective Date, signed on behalf of Capitol by its Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions in Sections 7(a)-(d) have been satisfied.

     (f)     Opinion of Counsel.  Capitol shall have delivered to Westamerica
             ------------------
such documents as may reasonably be requested by Westamerica to evidence compliance by Capitol with the provisions of this Agreement including an opinion or opinions of counsel which opinion or opinions shall in the aggregate cover all of the opinions contained in and be substantially in the form attached hereto as Exhibit D.

     (g)     Absence of Legal Impediment.  No significant legal impediment to
             ---------------------------
the Merger shall have arisen and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement.

     (h)     Effectiveness of Registration Statement.  The Westamerica
             ---------------------------------------
Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

     (i)     Government Approvals. All Government Approvals shall be in effect,
             --------------------
and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement Westamerica in its reasonable judgment shall deem to be materially burdensome (in which case Westamerica shall promptly notify Capitol); and provided further, however, that the failure to obtain all Government Approvals for whatever reason shall entitle Capitol to the termination payment specified in Section 12(e). For purposes of this Agreement no condition shall be deemed to be "materially burdensome" if such condition does not materially differ from conditions regularly imposed by the FRB in orders approving transactions of the type contemplated by this Agreement and compliance with such condition would not (A) require the taking of any action materially inconsistent with the manner in which Westamerica or Capitol has conducted its business previously, (B) have a material adverse effect upon the business, financial condition or results of operations of Westamerica or Capitol, or (C) preclude satisfaction of any of the material conditions to consummation of the transactions contemplated by this Agreement.

     (j)     Tax Opinion or Ruling.  Westamerica and Capitol shall have received
             ---------------------
either a ruling from the IRS under federal income tax law and an equivalent ruling from the California Franchise Tax board, or, to the extent such rulings have not been sought or received on or before the Effective Date, an opinion of Westamerica's counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to Westamerica and its counsel, substantially to the effect that under federal income tax law and California income and franchise tax law:

             (i) The Merger will not result in any recognized gain or loss to Westamerica or Capitol;

             (ii) Except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Capitol Shares who receive Westamerica Shares in exchange for the Capitol Shares which they hold;

             (iii) The holding period of Westamerica Shares exchanged for Capitol Shares will include the holding period of the Capitol Shares for which it is exchanged, assuming the shares of Capitol Shares are capital assets in the hands of the holder thereof at the Effective Date; and

             (iv) The basis of the Westamerica Shares received in the exchange will be the same as the basis of the Capitol Shares for which it was exchanged, less any basis attributable to fractional shares for which cash is received.

     (k)     Accountant's Letter. Westamerica shall have received letters
             -------------------
addressed to Westamerica from KPMG prepared pursuant to the provisions of
Section 3.2(f)(iv).

     (l)     Dissenting Shares.  The aggregate number of shares of Capitol
             -----------------
common stock held by persons who have taken all of the steps required at or prior to the shareholders' meeting referenced in Section 3.2(a) to perfect their right (if any) to be paid the value of such shares under the GCL ("Dissenting Shares") shall not exceed 9% of the outstanding shares of Capitol common stock.

     (m)     Unaudited Financials.  Not later than three business days prior
             --------------------
to the Effective Date, Capitol shall have furnished Westamerica a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income and statement of cash flows of Capitol, each prepared in accordance with GAAP. At least five business days prior to the Effective

Time, all attorneys, accountants, investment bankers and other advisors and agents for Capitol shall have submitted to Capitol (with a copy to Westamerica) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, Capitol shall have prepared and submitted to Westamerica a summary of such fees and expenses for the transaction which shall be reflected in the foregoing financial statement. At the Effective Time, (i) such advisors shall have submitted their final bills for such fees and expenses to Capitol for services rendered, with a copy to be delivered to Westamerica, and based on such summary, Capitol shall have prepared and submitted to Westamerica a final calculation of such fees and expenses, (ii) Capitol shall have accrued and paid the amount of such fees and expenses as calculated above after Westamerica has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released Westamerica from liability for any fees and expenses.

     (n)     Letter Regarding Insurance Coverage.  Thirty (30) days prior to
             -----------------------------------
Closing, a law firm reasonably acceptable to Westamerica shall have delivered a letter dated as of a date no more than 30 days before the Closing addressed to Westamerica, which letter shall be in substantially the form attached hereto as Exhibit G. Such law firm shall also deliver to Westamerica two business days prior to the Closing a letter dated as of a date no more than two business days before the Closing, which is in substantially the form attached hereto as Exhibit G, or otherwise confirms that the views expressed in its earlier letter are unchanged.

     (o)     Closing Documents.  Westamerica shall have received such
             -----------------
certificates and other closing documents as counsel for Westamerica shall reasonably request.

     (p)     Consents.  Capitol shall have received, or Westamerica shall have
             --------
satisfied itself that Capitol will receive, all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to Capitol, in each case in form and substance reasonably satisfactory to Westamerica, and no such consent or license or permit shall have been withdrawn or suspended.

     (q)     Fairness Opinions.  The Board of Directors of Capitol shall have
             -----------------
received an opinion of each of Hoefer & Arnett, Incorporated and Smith & Crowley, each dated within three business days of the effective date of the Westamerica Registration Statement to the effect that the terms of the Merger are fair, from a financial point of view, to Capitol and its shareholders.

     (r)     Losses in Investment and Loan Portfolios.  At and as of the
             ----------------------------------------
Effective Date, losses actually realized by Capitol from the sale of securities held in Capitol's investment portfolios after September 30, 1994 and prior to the Effective Date shall be reflected in the financial statements of Capitol as of the last day of the calendar month preceding the calendar month in which the Effective Date occurs. Additionally, the aggregate amount of loans on the books of Capitol which are classified by any bank examiner, Capitol or Westamerica or any loan review consultant engaged by Capitol or Westamerica for the purpose of examining loans (using standard banking practice) as "Loss" shall have been charged off. Capitol shall also have an allowance for loan losses that is satisfactory to reserve for all nonperforming loans, as reflected in the financial statements of Capitol as of the last day of the calendar month and the last day of the calendar quarter preceding the calendar month in which the Effective Date occurs and, within 30 days of the Effective Date, Capitol shall have recognized any credit losses that Westamerica reasonably determines are appropriate in the Bank's loan and asset portfolios, and utilized Westamerica's standards, methodology and system in determining the adequacy of Capitol's loan loss reserves as of and for the month end preceding the Effective Date.

     (s)     Satisfaction of Spending or Other Commitments.  There shall have
             ---------------------------------------------
been no failure by Capitol to perform the obligations or satisfy the conditions set forth in Sections 2.6, 3.2(d) and 3.2(h)(ii) of this Agreement and the undertakings required from each Capitol director pursuant to section 3.2(a) shall have been delivered within 15 business days after the execution and delivery of this Agreement.

     (t)     Pooling-of-Interests Accounting Treatment; Dissenters' Rights.
             -------------------------------------------------------------
Westamerica shall have received a letter from KPMG to the effect that the Merger shall qualify for the pooling-of-interests method of accounting in accordance with GAAP and all applicable rules, regulations and policies of the Commission. In addition, there shall have been no determination by any court, tribunal, regulatory agency or other governmental entity, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment and no more than nine (9%) percent of Capitol's Shares shall have the right to dissent under the GCL.

     (u)     Compliance Examinations.  Prior to the Effective Date, Capitol
             -----------------------
shall have taken all corrective action recommended by or resulting from its most recent compliance examinations and any significant regulatory compliance violations shall have been corrected by Capitol prior to the Effective Date.

     (v)     Opinion of Loan Review Examiner.  Capitol shall have delivered to
             -------------------------------
Westamerica an opinion of its loan review examiner, which opinion shall be acceptable to Westamerica, to the effect that all loan losses in excess of $25,000 have been identified with respect to loans and related assets on the books of Capitol and its subsidiaries as of a date no earlier than four months preceding the Effective Date.

     (w)     Regulatory Examination.  Prior to the Effective Date, Capitol
             ----------------------
shall be in compliance with all requirements arising from its most recent safety and soundness regulatory examination.

     (x)     Stock Option Agreement.  Immediately following the execution and
             ----------------------
delivery of this Agreement, Capitol and Westamerica shall have executed and delivered the Stock Option Agreement.

     (y)     Classified Loans.  The percentage determined by dividing Classified
             ----------------
Loans by the sum of equity capital (excluding adjustments required by FASB 115) plus reserves for loan losses as of December 31, 1994, the month end immediately preceding the Effective Date and two business days prior to the Effective Date shall be no greater than 42%. For purposes of this section, Classified Loans is the sum of all loans classified according to current regulatory standards as "Substandard", "Doubtful", or "Loss", but excludes real estate owned.

     (z)     Noncompetition Agreements and Certificate.  Within 15 business
             -----------------------------------------
days of the execution of this Agreement, Westamerica shall have received executed noncompetition agreements substantially in the form attached hereto as Exhibit B or B-1 from each nonofficer director of Capitol listed on Exhibit F hereto.

     (aa)    Resignation of Directors and Certain Executive Officers.  At least
             -------------------------------------------------------
three days prior to Closing, Westamerica shall have received a letter from (i) each director of Capitol tendering his or her resignation from the Board of Directors effective at the Effective Time and (ii) from each of Thayer T. Prentice and William J. Martin tendering his resignation as Vice Chairman and Chief Executive Officer and President, respectively, of Capitol effective at the time Capitol is merged into Westamerica Bank.

     8.      CONDITIONS TO THE OBLIGATIONS OF CAPITOL.
             ----------------------------------------

     The obligations of Capitol under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of Capitol at any time at or prior to the Effective Time:

     (a)     Representations and Warranties.  The representations and
             ------------------------------
warranties of Westamerica in Section 5 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and does not contain any inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on Westamerica.

     (b)     Compliance and Performance Under Agreement.  Westamerica and its
             ------------------------------------------
subsidiaries shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by them at or prior to the Effective Time.

     (c)     Material Adverse Change.  No materially adverse change shall have
             -----------------------
occurred since December 31, 1993, in the business, financial condition, results of operations or properties of Westamerica and its subsidiaries taken as a whole, and Westamerica shall not be engaged in, or a party to or so far as Westamerica is aware, threatened with, and to Westamerica's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency which, in the reasonable judgment of Capitol, could materially adversely affect Westamerica or its business, financial condition, results of operations or assets.

     (d)     Officer's Certificate.  Capitol shall have received a certificate,
             ---------------------
dated the Effective Date, signed on behalf of Westamerica by its President and Chief Executive Officer and Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 8(a)-(c) hereof.

     (e)     Approval of Agreement.  This Agreement and the Merger shall have
             ---------------------
been duly approved by the affirmative vote of a majority of the outstanding shares of Capitol common stock at a meeting of shareholders duly called and held.

     (f)     Opinion of Counsel.  Westamerica shall have delivered to Capitol
             ------------------
such documents as may reasonably be requested by Capitol to evidence compliance by Westamerica with the provisions of this Agreement including an opinion of its counsel in substantially the form attached hereto as Exhibit H.

     (g)     Effectiveness of Registration Statement.  The Westamerica
             ---------------------------------------
Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act. No stop order suspending the effectiveness of the Westamerica Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities and "blue sky" permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received and remain in effect.

     (h)     Government Approvals.  The Government Approvals shall have been
             --------------------
received and shall be in effect, and all conditions or requirements prescribed by law or by any such approval shall have been satisfied.

     (i)     Tax Opinion or Ruling. Westamerica and Capitol shall have received
             ---------------------
the opinions or tax rulings referred to in Section 7(j) hereof which opinions or rulings shall meet the requirements of such Section.

     (j)     Closing Documents.  Capitol shall have received such certificates
             -----------------
and other closing documents as counsel for Capitol shall reasonably request.

     (k)     Absence of Legal Impediment.  No significant legal impediment to
             ---------------------------
the Merger shall have arisen and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement.

     (l)     Fairness Opinions.  The Board of Directors of Capitol shall have
             -----------------
received an opinion of each of Hoefer & Arnett, Incorporated and Smith & Crowley, each dated within three business days of the effective date of the Westamerica Registration Statement to the effect that the terms of the Merger are financially fair, from a financial point of view, to Capitol and its shareholders.

     (m)     Pooling-of-Interests Accounting Treatment.  Westamerica shall have
             -----------------------------------------
received a letter from KPMG to the effect that the Merger shall qualify for the pooling-of-interests method of accounting in accordance with GAAP and all applicable rules, regulations and policies of the Commission. In addition, there shall have been no determination by any court, tribunal, regulatory agency or other governmental entity, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment.


     9.      CLOSING.
             -------

     (a)     Closing Date.  The closing (the "Closing") shall, unless another
             ------------
date, time or place is agreed to in writing by Westamerica and Capitol, be held at the offices of Pillsbury Madison & Sutro, 235 Montgomery Street, San Francisco, California on the Effective Date.

     (b)     Delivery of Documents.  At the Closing, the opinions, certificates
             ---------------------
and other documents required to be delivered by this Agreement shall be delivered.

     (c)     Filings.  At the Closing, Westamerica and Capitol shall instruct
             -------
their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to Westamerica and Capitol to give effect to the Merger.


     10.     POST-CLOSING MATTERS.
             --------------------

     Westamerica will cause Westamerica Bank and Capitol to merge (with Westamerica Bank being the surviving corporation) as soon as practicable following the Effective Date. Westamerica will prepare and file with the Commission on the appropriate form as soon as practicable the results of combined operations of Westamerica and Capitol for the first full calendar month after the Effective Date as contemplated in Exhibit E.


     11.     EXPENSES.
             --------

     Westamerica and Capitol hereto agree to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, the costs incurred by each such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of this Agreement, the Westamerica Registration Statement, Prospectus and the Proxy Statement (including the audited financial statements of the parties contained therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Notwithstanding the foregoing, Westamerica shall be solely responsible for all fees payable pursuant to state securities laws, fees related to obtaining a revenue ruling or tax opinion and the fee required to be paid to the Commission to register the Westamerica Shares.

     Capitol shall bear its own costs of printing and distributing (including postage) the Proxy Statement to its shareholders and other information relating to these transactions.


     12.     AMENDMENT; TERMINATION.
             ----------------------

     (a)     Amendment.  This Agreement and the Merger Agreement may be amended
             ---------
by Westamerica and Capitol at any time prior to the Effective Time without the approval of the shareholders of Westamerica and shareholders of Capitol with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to the Capitol shareholders in the Merger.

     (b)     Termination. This Agreement and the Merger Agreement may be
             -----------
terminated as follows:

          (i) By the mutual consent of the Boards of Directors of both Westamerica and Capitol at any time prior to the consummation of the Merger.

          (ii) By the Board of Directors of Westamerica on or after July 31, 1995, if (A) any of the conditions in Section 7 to which the obligations of Westamerica are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived by Westamerica and Capitol shall have failed to complete the Merger.

          (iii) By the Board of Directors of Westamerica if (A) after the date of Capitol's Disclosure Statement Westamerica has become aware of any facts or circumstances of which it was not previously aware and which materially adversely affect Capitol or its respective properties, operations, financial condition or prospects, (B) a materially adverse change shall have occurred since December 31, 1993, in the business, financial condition, results of operations or properties of Capitol, (C) there has been failure (including any anticipatory breach) on the part of Capitol to comply with its obligations under this Agreement, or any failure (including any anticipatory breach) to comply with any of the conditions set forth in
     Section 7 hereof, or (D) the provisions of Section 3.2(j)(iv) become operable.

          (iv) By Westamerica if, after the date hereof, any person (other than Westamerica or any subsidiary thereof) shall become the beneficial owner of 20% or more of the then outstanding shares of Capitol Shares or any person (other than Westamerica or a subsidiary thereof) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of Capitol.

          (v) By the Board of Directors of Westamerica if it determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement, by reason of any significant legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding, including, but not limited to any of the preceding that relate to the transactions contemplated by this Agreement which affords a material basis for such determination.

          (vi) By the Board of Directors of Capitol on or after July 31, 1995, if (A) any of the conditions contained in Section 8 to which the obligations of Capitol are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived but Westamerica shall have failed to complete the Merger; provided, however, that if Westamerica is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental Approvals or if Westamerica shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated hereby, such nonfulfillment shall not give Capitol the right to terminate this Agreement until the earlier of (A) twelve (12) months after the date of this Agreement and (B) sixty (60) days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto, including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto.

          (vii) By the Board of Directors of Capitol if (A) it has become aware of any facts or circumstances of which it was not aware on the date hereof and which can or do materially adversely affect Westamerica and its subsidiaries (taken as a whole) or their properties, operations, financial condition or prospects (taken as a whole), (B) a materially adverse change shall have occurred since December 31, 1993 in the business, financial condition, results of operations or assets (of Westamerica and its subsidiaries taken as a whole), (C) there has been failure (including any anticipatory breach) on the part of Westamerica to comply with its obligations under this Agreement or any failure (including any anticipatory breach) to comply with any condition set forth in Section 8, (D) the Average Price of Westamerica Common Stock pursuant to Section 2.1(c) is less than $30.20, or (E) Westamerica fails to comply with the provisions of Section 3.1(f).

     (c)     Notice.  The power of termination hereunder may be exercised by
             ------
Westamerica or Capitol, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

     (d)     Breach of Obligations.  If there has been a material breach by
             ---------------------
either party in the performance of any of the obligations herein which shall not have been cured within ten business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

     (e)     Termination and Expenses.  Termination of this Agreement shall not
             ------------------------
terminate or affect the obligations of the parties to pay expenses as provided in Section 11, to maintain the confidentiality of the other party's information pursuant to Section 3.3, or the provisions of this Section 12(e) or of Sections 13(a), (d) or (e) or the second sentence of Section 13(b) below and shall not affect any agreement after such termination. If this Agreement shall be terminated by Westamerica pursuant to Section 12(b)(iii)(D) or Section 12(b)(iv), or if any of the events specified in Section 12(b)(iv) occurs within twelve (12) months following termination of this Agreement pursuant to Section 12(b) as a result of the interference of a third party or group who thereafter attempts to acquire Capitol, Capitol shall pay to Westamerica, on demand, the sum of $600,000. If this Agreement shall be terminated by Capitol pursuant to
Section 12(b)(vii)(E) by reason of a Business Combination, Westamerica shall pay to Capitol, on demand, the sum of $600,000. If this Agreement shall be terminated by Westamerica pursuant to Section 12(b)(ii) or Capitol pursuant to
Section 12(b)(vi) because of a failure to satisfy the conditions set forth in Sections 7(i) or 8(h), upon demand and subject to Capitol's compliance with
Section 3.2(c), Westamerica shall pay Capitol $1,200,000. Any payment required pursuant to the preceding three sentences shall be paid no more than two business days after demand by the party entitled to make such demand by wire transfer of immediately available federal funds. Except as provided in Section 3.1(b), Section 3.1(f) or Section 3.2(j)(iv), Capitol and Westamerica agree that any termination of this Agreement shall not in any manner release or be construed as so releasing the nonterminating party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties' failure in performance of any of its covenants or agreements hereunder.

     (f)     Special Westamerica Rights of Termination.  Capitol shall deliver
             -----------------------------------------
to Westamerica all remaining portions of the Capitol Disclosure Statement not heretofore delivered to Westamerica as promptly as practicable after the date hereof and in no event more than 10 days after the date hereof. Notwithstanding any investigation made by or information known to Westamerica prior to the date hereof and notwithstanding anything to the contrary herein, and in recognition of the fact that Westamerica, as of the date hereof, has not had an opportunity to complete its due diligence review of Capitol and that Capitol may not have, as of the date hereof, delivered to Westamerica all portions of the Capitol Disclosure Statement, in addition to the termination rights set forth above and notwithstanding the provisions of Section 12(b)(iii), Westamerica shall have the following rights (the "Special Termination Rights"): at any time after the date of this Agreement through and including the date that is 30 days after the date Capitol delivers to Westamerica all remaining portions of the Capitol Disclosure Statement in form and detail of presentation reasonably satisfactory to Westamerica, to terminate this Agreement if Westamerica shall identify any circumstance which, in the reasonable business judgment of the Board of Directors (which includes a committee thereof) of Westamerica, acting in good faith and with due regard for principles of fair dealing, could (w) materially and adversely impact the reasonably expected financial or business benefits to Westamerica of the transactions contemplated by this Agreement, (x) be inconsistent in any material and adverse respect with any of the representations and warranties of Capitol contained in this Agreement, (y) materially and adversely affect the business, operations, properties, financial condition, results of operations or prospects of Capitol or (z) deviate materially and adversely from Capitol's financial statements for the year or the quarter ended December 31, 1993. Westamerica may exercise the Special Termination Rights by written notice to Capitol.


     13.     MISCELLANEOUS.
             -------------

     (a)     Notices. Any notice or other communication required or permitted
             -------
under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

     To WESTAMERICA:                              To CAPITOL:

     David L. Payne, President &                  J. Al Wickland
      Chief Executive Officer                       Chairman of the Board
     Westamerica Bancorporation                   CapitolBank Sacramento
     1108 Fifth Avenue                            300 Capitol Mall
     San Rafael, CA 94901                         Sacramento, CA 95814

     With a copy to:                              With a copy to:

     Jonathan D. Joseph, Esq.                     James E. Topinka, Esq.
     Pillsbury Madison & Sutro                    Pettit & Martin
     P.O. Box 7880                                101 California Street
     San Francisco, CA 94120                      San Francisco, CA 94111

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

     (b)     Binding Agreement.  This Agreement is binding upon and is for the
             -----------------
benefit of Westamerica and Capitol and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto (except as provided in Section 3.1(g)), and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement.

     (c)     No Survival of Representations and Warranties.  No investigation by
             ---------------------------------------------
Westamerica or Capitol made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that, except with respect to covenants and agreements to be performed in whole or in part subsequent to the Effective Date (as to which the related representations and warranties shall survive until their performance) which covenants and agreements shall survive the Closing, the representations, warranties, covenants and agreements of Westamerica and Capitol contained in this Agreement shall not survive the Closing.

     (d)     Governing Law.  This Agreement shall be governed by and construed
             -------------
in accordance with the substantive laws of the State of California.

     (e)     Attorneys' Fees. In any action at law or suit in equity in
             ---------------
relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     (f)     Entire Agreement; Severability.  This Agreement and the documents,
             ------------------------------
certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling. KPMG shall be the sole arbiter of any disagreement about the application of GAAP pursuant to this Agreement.

     (g)     Counterparts.  This Agreement may be executed in several
             ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (h)     Waivers.  Prior to or at the Effective Time, each of Westamerica
             -------
and Capitol shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any requests for waivers or waivers granted pursuant to this Section 13(i) shall be in accordance with the provisions of
Section 13(a) hereof.

     IN WITNESS WHEREOF, Westamerica and Capitol have each caused this Agreement and Plan of Reorganization to be signed by its Chairman of the Board and its corporate seal to be hereunto affixed and attested by the signature of its Secretary all as of the day and year first above written.

ATTEST:                                  WESTAMERICA BANCORPORATION



/s/M. Kitty Jones                        /s/David L. Payne
- ------------------------------           -----------------------------------
Secretary                                Chairman, President and Chief
                                         Executive Officer

ATTEST:                                  CAPITOLBANK SACRAMENTO



/s/Lawrence D. McGovern                  /s/Thayer T. Prentice
- ------------------------------           -----------------------------------
Secretary                                Vice Chairman and Chief Executive
                                         Officer

                                                                     Exhibit A-1

                          Form of Agreement of Merger


          THIS AGREEMENT OF MERGER, dated as of             , 1995 (this "Merger
                                                ------------
Agreement"), is made and entered into by and between CAPITOLBANK SACRAMENTO, a
                                                     ----------------------
California banking corporation ("Capitol"), WESTAMERICA BANCORPORATION, a
                                            --------------------------
California corporation ("Westamerica"), and WESTAMERICA MERGER SUBSIDIARY, a
                                            -----------------------------
California corporation ("Merger Sub").

                              W I T N E S S E T H:

          A. The Boards of Directors of Westamerica and Capitol have approved, and deem it advisable and in the best interests of Westamerica, Capitol and their respective shareholders, that Westamerica and Capitol consummate the business transaction provided for herein in which Merger Sub, a wholly-owned subsidiary of Westamerica, would merge with and into Capitol (the "Merger").

          B. Westamerica and Capitol have entered into an Agreement and Plan of Reorganization, dated as of November 17, 1994 (the "Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the consummation of the Merger.

          NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement and in the Agreement, the parties to this Merger Agreement hereby agree that Merger Sub shall be merged with and into Capitol in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:


          1.     The Merger.
                 ----------

          1.1 The Merger shall be pursuant to the provisions of, and with the effect provided in, the Federal Deposit Insurance Act, the Federal Reserve Act and the California Financial Code, and the Merger shall become effective on the date (the "Effective Date") a copy of this Agreement certified by the Secretary of the State of California is filed with the Superintendent of Banks of the State of California (the "Superintendent").

          1.2 On the Effective Date, Merger Sub shall be merged with and into Capitol and Capitol shall be the surviving corporation (the "Surviving Corporation") in the Merger in accordance with the terms and provisions of this Agreement. Capitol shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, Merger Sub and the separate existence of Capitol as a California corporation, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises shall continue unaffected and unimpaired by the Merger.

          2.     Corporate Governance Matters.
                 ----------------------------

          2.1 From and after the Effective Date and until thereafter amended as provided by law: (a) the Articles of Incorporation of Capitol as in effect immediately prior to the Effective Date shall be and continue to be the Articles of Incorporation of the Surviving Corporation; and (b) the Bylaws of Capitol as in effect immediately prior to the Effective Date shall be and continue to be the Bylaws of the Surviving Corporation.

          2.2 On the Effective Date: (a) the directors of the Surviving Corporation shall be [name between 7 to 13 directors]; and (b) the officers of the Surviving Corporation shall be those persons who are the officers of Capitol at the Effective Date. Additional members of the Board of Directors and officers of the Surviving Corporation may be elected or appointed subsequent to the Effective Date pursuant to the terms of the Agreement and in accordance with the Bylaws of the Surviving Corporation. Such directors and officers shall continue to hold office from and after the Effective Date until they shall have resigned or shall have been legally removed or until their respective successors shall have been elected and qualified. Removal and replacement of such directors and officers, subject to any contractual rights they may have, shall be governed by the Bylaws of the Surviving Corporation and the General Corporation Law of the State of California. If, at the Effective Date, a vacancy shall exist on the Board of Directors or in the officers of Capitol, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

          3.     Effect of Conversion of Shares.
                 ------------------------------

          3.1 Conversion of Shares of Constituent Corporations. As of the
              ------------------------------------------------
Effective Date, by virtue of the Merger and without any action on the part of the holder of any common stock of Capitol (a "Capitol Share" or "Capitol Common Stock") or common stock of Merger Sub:

                 (a) Each issued and outstanding Capitol Share (other than fractional shares, or any shares as to which dissenters' rights have been perfected) shall be converted into [.0938] shares of the common stock, without par value, of Westamerica ("Westamerica Common Stock" or a "Westamerica Share").

                 (b) Each issued and outstanding share of common stock of Merger Sub shall at the time of the Merger be converted into and become one share of the common stock of the Surviving Corporation.

                 (c) From and after the Effective Date, the holders of certificates formerly representing Capitol Shares shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the California General Corporation Law.

          3.2    Fractional Shares. Notwithstanding any other provision hereof,
                 -----------------
no fractional shares of Westamerica Common Stock shall be issued to holders of Capitol Shares. In lieu thereof, each such holder entitled to a fraction of a share of Westamerica Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder's Capitol Shares, an amount in cash equal to the market value per share of the Common Stock of Westamerica, calculated by taking the average of the closing price quoted on the Nasdaq, as reported in The Wall Street Journal, for each of the twenty consecutive trading days prior to two business days prior to the Effective Date, rounded to 4 decimal places, (whether or not there were any trades in Westamerica Common Stock on such days), multiplied by the fraction of a share of Westamerica Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of, a fractional share.

          3.3    Surrender of Capitol Shares.
                 ---------------------------

          (a) Prior to the Effective Date, Westamerica shall appoint Chemical Trust Company of California or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to Capitol and Westamerica, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Westamerica Common Stock and at and after the Effective Date, Westamerica shall issue and deliver to the Exchange Agent certificates representing the Westamerica Common Stock, as shall be required to be delivered to holders of Capitol Shares pursuant to Section 3.1 of this Merger Agreement. As soon as practicable after the Effective Date, each holder of Capitol Shares converted pursuant to Section 3.1, upon surrender to the Exchange Agent of one or more certificates for such Capitol Shares for cancellation, will be entitled to receive a certificate representing the number of shares of Westamerica Common Stock determined in accordance with Section 3.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 3.2. Each certificate representing Westamerica Common Stock will bear a notation incorporating the Amended Rights Agreement (as that term is defined in Section 5(j) of the Agreement) by reference and certificates representing the Westamerica Common Stock will evidence and entitle the holders thereof to certain rights as set forth in and subject to the terms of the

Amended Rights Agreement ("Rights"). Certificates issued for the Westamerica Common Stock shall be deemed to be certificates for said Rights.

          (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the Westamerica Common Stock after the Effective Date will be paid to persons entitled to receive such certificates for Westamerica Common Stock until such persons surrender their certificates representing Capitol Shares. Upon surrender of such certificates representing Capitol Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Westamerica Common Stock as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

          (c) If any certificate for a Westamerica Share is to be issued in a name other than that in which the certificate for a Capitol Share surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Westamerica Share in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Westamerica and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

          (d) All dividends or distributions, and any cash to be paid pursuant to Section 3.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Capitol Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Westamerica, and after such time any holder of a certificate representing a Capitol Share who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Westamerica for payment or delivery of such dividends or distributions or cash, as the case may be. Westamerica shall not be liable to any holder of a share of Capitol Common Stock for such share (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          4.     Termination and Amendment.
                 -------------------------

          4.1 The obligations of the parties to effect the Merger shall be subject to all the terms and conditions contained in the Agreement. Notwithstanding the approval of this Merger Agreement by the shareholders of Capitol, this Merger Agreement shall terminate forthwith in the event that the Agreement shall be terminated as therein provided.

          4.2 This Merger Agreement may be amended by Westamerica and Capitol at any time prior to the Effective Date without the approval of the shareholders of Capitol with respect to any of its terms except the terms relating to the form or amount of consideration to be delivered to the Capitol shareholders in the Merger. This Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

          4.3 This Merger Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

          IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

                                       WESTAMERICA BANCORPORATION



                                       By
                                          ----------------------------
                                          DAVID L. PAYNE, President



                                       By
                                          ----------------------------
                                          M. KITTY JONES, Secretary



                                       WESTAMERICA MERGER SUBSIDIARY



                                       By
                                          ----------------------------
                                          DAVID L. PAYNE, President


                                       By
                                          ----------------------------
                                          M. KITTY JONES, Secretary



                                       CAPITOLBANK SACRAMENTO



                                       By
                                          ----------------------------
                                          THAYER PRENTICE, Vice-Chairman and
                                          Chief Executive Officer



                                       By
                                          ----------------------------
                                          LAWRENCE D. McGOVERN, Secretary

                             OFFICERS' CERTIFICATE


          Thayer Prentice and Lawrence D. McGovern, hereby certify that:

          1. They are the President and Secretary, respectively, of CapitolBank Sacramento, a corporation organized under the laws of the State of California.

          2. The Merger Agreement in the form attached was duly approved by the Board of Directors and shareholders of the corporation.

          3. The shareholder approval was by the holders of a number of outstanding shares which equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

          4.     There is only one class of shares and the number of shares
outstanding is                 .
               ----------------

                                       ---------------------------
                                       THAYER PRENTICE, Vice-Chairman and
                                       Chief Executive Officer



                                       ----------------------------
                                       LAWRENCE D. MCGOVERN, Secretary


          The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge. Executed at
Sacramento, Sacramento County, California on                   , 1995.
                                             --------------- --

                                       ----------------------------
                                       THAYER PRENTICE, Vice-Chairman and
                                       Chief Executive Officer



                                       ----------------------------
                                       LAWRENCE D. McGOVERN, Secretary

                             OFFICERS' CERTIFICATE


          David L. Payne and M. Kitty Jones hereby certify that:

          1. They are the President and Secretary, respectively, of Westamerica Merger Subsidiary, a corporation organized under the laws of the State of California.

          2. The Merger Agreement in the form attached was duly approved by the Board of Directors of the corporation.

          3. The Merger Agreement was entitled to be and was approved by the Board of Directors alone under the provisions of Section 1201 of the California General Corporation Law.

          4. No vote of the shareholders of Westamerica Bancorporation, the parent of Westamerica Merger Subsidiary, was required.


                                       ---------------------------
                                       DAVID L. PAYNE, President



                                       ----------------------------
                                       M. KITTY JONES, Secretary


          The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge. Executed at
San Rafael, Marin County, California on                  , 1995.
                                        ------------ ----


                                       ----------------------------
                                       DAVID L. PAYNE



                                       ----------------------------
                                       M. KITTY JONES

                                                                     Exhibit A-2



                          Form of Agreement of Merger


          THIS AGREEMENT OF MERGER dated as of        , 1995, between
                                               -------
CAPITOLBANK SACRAMENTO, a California state-chartered banking corporation (hereinafter referred to as "Disappearing Corporation"), and WESTAMERICA BANK, a California state-chartered banking corporation (hereinafter referred to as "Surviving Corporation").

                              W I T N E S S E T H:

          WHEREAS, Westamerica Bancorporation, Surviving Corporation and Disappearing Corporation are parties to an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of November 17, 1994 providing for the merger (the "Merger") of Disappearing Corporation with and into Surviving Corporation, which is a wholly-owned subsidiary of Westamerica Bancorporation, in the manner and with the effect set forth in the Federal Deposit Insurance Act, the Federal Reserve Act, the California Financial Code and this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Reorganization Agreement, the parties hereto agree as follows:

          1.    The Merger.  On the Effective Date (as hereinafter defined)
                ----------
Disappearing Corporation shall be merged with and into Surviving Corporation in accordance with the terms and provisions of this Agreement. The Merger shall be pursuant to the provisions of, and with the effect provided in, the Federal Deposit Insurance Act, the Federal Reserve Act and the California Financial Code, and the Merger shall become effective on the date (the "Effective Date") a copy of this Agreement certified by the Secretary of State of California is filed with the Superintendent of Banks of the State of California (the "Superintendent").

          2.    Articles of Incorporation and By-laws.  The Articles of
                -------------------------------------
Incorporation and By-laws, respectively, of Surviving Corporation in effect immediately prior to the Effective Date shall be and remain the Articles of Incorporation and By-laws, respectively, of the Surviving Corporation until amended as provided by law.

          3.    Officers and Directors. From and after the Effective Date of the
                ----------------------
Merger, the directors and officers of Surviving Corporation shall be those persons who are the directors and officers of Surviving Corporation at the Effective Date of the Merger, and they shall continue to hold office from and after the Effective Date of the Merger until they shall have resigned or shall have been legally removed or until their respective successors shall have been elected and qualified.

          4.    Effect of the Merger.  (a) All assets, rights, privileges,
                --------------------
immunities, powers, franchises and interests of Disappearing Corporation and Surviving Corporation in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in Surviving Corporation by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of Disappearing Corporation shall cease and the corporate existence of Surviving Corporation as a state-chartered banking corporation shall continue unaffected and unimpaired by the Merger; and Surviving Corporation shall be deemed to be the same entity as each of Disappearing Corporation and Surviving Corporation and shall be subject to all of their obligations and liabilities of every kind and description.

          (b) The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Surviving Corporation and Disappearing Corporation; and any claim existing or action or proceeding pending by or against Surviving Corporation or Disappearing Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Surviving Corporation or Disappearing Corporation shall be impaired by reason of the Merger.

          5.    Effect of Merger on Outstanding Shares.
                --------------------------------------

          (a) Surviving Corporation.  Each share of the common and preferred
              ---------------------
stock of Surviving Corporation issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding after the Effective Date.

          (b) Disappearing Corporation.  On the Effective Date, by virtue of
              ------------------------
the Merger and without any action on the part of the holder of any capital stock of Disappearing Corporation, each issued and outstanding share of the common stock of Disappearing Corporation shall be cancelled without consideration.

          6.      Conditions. The obligations of the parties to effect the
                  ----------
Merger shall be subject to all of the terms and conditions contained in the Reorganization Agreement.

          7.      Termination.  This Agreement may be terminated by the mutual
                  -----------
consent of the Boards of Directors of Disappearing Corporation, Westamerica Bancorporation and Surviving Corporation, and may be amended by the mutual consent of Disappearing Corporation, Westamerica Bancorporation and Surviving Corporation at any time prior to the Effective Date without the approval of the shareholders of Disappearing Corporation or Surviving Corporation with respect to any of its terms. This Agreement shall terminate automatically upon the termination of the Reorganization Agreement.

          8.      Further Assurances.  From time to time as and when requested
                  ------------------
by the Surviving Corporation and to the extent permitted by law, the officers and directors of Disappearing Corporation and Surviving Corporation last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Surviving Corporation title to, and possession of, all of the assets, rights, franchises and interests of Disappearing Corporation and Surviving Corporation in and to every type of property (real, personal and mixed) and chooses in action, and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Corporation are fully authorized to take any and all such action in the name of Disappearing Corporation or Surviving Corporation or otherwise.

          9.      Counterparts.  This Agreement may be executed in several
                  ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have duly executed this Merger
          ------------------
Agreement as of the date first written above.


ATTEST:
                                   WESTAMERICA BANK


                                   By
- ------------------------------        ------------------------------------------
                                       David L. Payne
          Secretary                    President




ATTEST:                            CAPITOLBANK SACRAMENTO




                                   By
- ------------------------------        ------------------------------------------
          Secretary                   Thayer Prentice
                                      Vice-Chairman and Chief Executive Officer

                             OFFICERS' CERTIFICATE


          Thayer Prentice and                hereby certify that:
                             ---------------
          1. They are the President and Secretary, respectively, of CAPITOLBANK SACRAMENTO, a banking corporation organized under the laws of the United States.

          2. The Merger Agreement in the form attached was duly approved by the Board of Directors of the corporation.

          3. The Merger Agreement in the form attached was duly approved by the holder of all of the outstanding shares of the corporation.



                                       -------------------------
                                       THAYER PRENTICE, Vice-Chairman and Chief
                                       Executive Officer


                                       -------------------------
                                       LAWRENCE D.MCGOVERN, Secretary


          The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge. Executed at
Sacramento, Sacramento County, California on                 , 1995.
                                            ------------ ----


                                       -------------------------
                                       THAYER PRENTICE,Vice Chairman and Chief
                                       Executive Officer



                                       -------------------------

                                       -----------------

                             OFFICERS' CERTIFICATE


          David L. Payne and M. Kitty Jones hereby certify that:

          1. They are the President and Secretary, respectively, of WESTAMERICA BANK, a banking corporation organized under the laws of the State of California.

          2. The Merger Agreement in the form attached was duly approved by the Board of Directors of the corporation.

          3. The Merger Agreement was entitled to be and was approved by the Board of Directors alone under the provisions of Section 1201 of the California General Corporation Law.

                                      -----------------------------
                                      DAVID L. PAYNE, President


                                      ------------------------------
                                      M. KITTY JONES, Secretary

The undresigned declare under penalty of purjury under the laws of the state of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge. Executed at San
Rafael, Marin County, California on                , 1995.
                                    ------------ --


                                      ----------------------------
                                      DAVID L. PAYNE



                                      ----------------------------
                                      M. KITTY JONES

                                                                         ANNEX B

November 17, 1994

Members of the Board of Directors
CapitolBank Sacramento
300 Capitol Mall
Sacramento, CA 95814

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of CapitolBank Sacramento of the Exchange Ratio, as defined in the Agreement and Plan of Reorganization, dated as of November 17, 1994 (the "Agreement"), in the proposed merger (the "Merger") of CapitolBank with and into Westamerica Bancorporation, pursuant to the Agreement and subject to the terms and conditions therein, each holder of common stock of CapitolBank will receive, in exchange for common stock of CapitolBank, Westamerica common stock in the ratio of .0938 of a share of Westamerica common stock for each share of CapitolBank common stock, subject to adjustment as more fully set forth in the Agreement, including adjustment for Significant Liabilities as defined in Section 2.1(b) of the agreement.

We have acted for CapitolBank and for the Board of Directors as financial advisor in connection with this transaction and will receive a fee for our services. We have not previously provided investment banking and financial advisory services to CapitolBank. We currently are a market maker in CapitolBank's Common Shares and have been since 1990. We are currently a market maker in Westamerica Bancorporation's Common Stock and have been since 1994.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement and the Amendments; (ii) Annual Reports to Shareholders of CapitolBank and Westamerica Bancorporation and Annual Reports on Form 10-K of Westamerica Bancorporation for the three years ended December 31, 1991, 1992 and 1993; (iii) Quarterly Reports on Form 10-Q of Westamerica Bancorporation and quarterly FDIC Call reports for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; (iv) certain other publicly available financial and other information concerning CapitolBank and Westamerica Bancorporation and the trading markets for the publicly traded securities of CapitolBank and Westamerica Bancorporation; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of CapitolBank or a committee thereof in connection with this business combination with Westamerica Bancorporation. We have held discussions with senior management of CapitolBank and of Westamerica Bancorporation concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

We have reviewed with senior management of CapitolBank earnings projections for 1995 through 1998 for CapitolBank as a stand-alone entity, assuming the Merger does not occur, prepared by CapitolBank. We reviewed with the senior management of Westamerica Bancorporation earnings projections for 1995 through 1998 for Westamerica Bancorporation as a stand-alone entity, assuming the Merger does not occur, as well as projected operating cost savings expected to be achieved in each such years resulting from the Merger. Such projections were prepared by Westamerica Bancorporation senior management. Certain pro forma financial projections for the years 1995 through 1998 for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by us partially based upon the projections discussed above to be realizable in the Merger.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted independently to verify the same. We have relied upon the managements of CapitolBank and Westamerica Bancorporation as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without independent verification, that the aggregate allowances for loan losses for CapitolBank and Westamerica Bancorporation are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of CapitolBank or Westamerica Bancorporation, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interest) described in the Agreement and the Amendments and assumed the accuracy of the disclosures set forth in the Agreement and the Amendments. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Shares of CapitolBank of the Exchange Ratio in the Merger and does not address CapitolBank's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of CapitolBank and Westamerica Bancorporation, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for CapitolBank and for Westamerica Bancorporation; (ii) the assets and liabilities of CapitolBank and Westamerica Bancorporation, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

It is understood that this letter is for the information of the Board of Directors of CapitolBank only and may not be relied upon by any other person or used for any other purpose without our prior written consent. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of CapitolBank with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Common Shares of CapitolBank.

Very truly yours,

/s/ Hoefer & Arnett Incorporated

HOEFER & ARNETT INCORPORATED

                                                                         ANNEX C

                 [LETTERHEAD OF SMITH & CROWLEY APPEARS HERE]


CAPITOLBANK SACRAMENTO
- ----------------------


Page 1

November 16, 1994

Board of Directors
CapitolBank Sacramento
300 Capitol Mall
Sacramento, California 95814


Members of the Board:

     We understand that CapitolBank Sacramento, a California banking corporation ("CapitolBank"), and Westamerica Bancorporation, a California corporation ("Westamerica"), have entered into an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which Westamerica will acquire CapitolBank and the goodwill associated therewith through the merger of CapitolBank with a Westamerica subsidiary (the "Merger"). Pursuant to the Merger and subject to the terms and conditions more fully described in the Agreement, we understand that each holder of common stock, $1.5625 par value, of CapitolBank will receive, in exchange for common stock of CapitolBank, Westamerica common stock in the ratio of .0938 of a share of Westamerica common stock for each share of CapitolBank common stock, subject to adjustment as more fully set forth in the Agreement (the "Consideration").

     Smith & Crowley Inc. ("SCI") is an investment banking firm specializing in commercial banks, savings and loan associations, savings banks, and other financial intermediaries, and, as part of its investment banking activities, is called upon to advise clients in mergers, acquisitions, valuations, and business activities involving financial institutions. SCI has had no prior business relationships with either party to this transaction; however, certain principals of SCI, in former positions as senior officers of investment banking and commercial banking companies, did, in the course of their activities in past years, have direct contact with Westamerica, its management, and banks that were owned or were subsequently acquired by Westamerica. SCI will receive a fee from CapitolBank for rendering this opinion.

     You have asked for our opinion as to whether the Consideration to be received by the stockholders of CapitolBank pursuant to the Merger is fair to such stockholders of CapitolBank from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things:

     (i) reviewed certain publicly available financial and other data with respect to CapitolBank and Westamerica, including the annual audited consolidated financial statements for 1989 through 1993, unaudited interim periods to September 30, 1994, and certain other relevant financial and operating data relating to CapitolBank and Westamerica made available to us from published sources and from the internal records of CapitolBank and Westamerica;

     (ii) reviewed the form of the Merger Agreement and made inquiries regarding and discussed the Merger, the Merger Agreement and other matters related thereto with

CAPITOLBANK SACRAMENTO
- ----------------------
NOVEMBER 16, 1994

PAGE 2



             CapitolBank's management and counsel; we also analyzed the effect of adjustments in the Merger Exchange Ratio potentially attributable to Significant Liabilities as defined in the Agreement, including the effect of the maximum Significant Liabilities adjustment, which would reduce the Exchange Ratio to .0861;

     (iii) compared CapitolBank and Westamerica from a financial point of view with certain other companies and groups of companies in the banking industry that we deemed to be relevant;

     (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry, which we deemed to be comparable, in whole or in part, to the Merger;

     (v) reviewed and discussed with representatives of the management of CapitolBank certain information of a business and financial nature regarding CapitolBank, furnished to us by them, including legal matters, lease agreements, credit quality data, financial forecasts and related assumptions of CapitolBank;

     (vi) reviewed and discussed with representatives of the management of Westamerica certain information of a business and financial nature regarding Westamerica, furnished to us by them concerning the holding company and its principal subsidiaries, including current financial condition, credit quality data, other pending transactions, and general business plans;

     (vii) reviewed the price history, trading volume and valuation of Westamerica common stock and, subject to more limited availability of information, that of CapitolBank as well;

     (viii) met with various officers and other members of management of CapitolBank and Westamerica to discuss the foregoing, as well as other matters we believe relevant to our analysis; and

     (ix) considered such other information, financial data and analyses, and economic and market criteria and performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on all such information and assumed that all such information provided by CapitolBank and Westamerica is complete and accurate in all material respects. With respect to the financial forecasts of CapitolBank provided to us by CapitolBank's management, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of CapitolBank's management at the time of preparation as to the future financial performance of CapitolBank, and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in CapitolBank's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us, including without limitation those arising out of any claims that may

CAPITOLBANK SACRAMENTO
- ----------------------
November 16, 1994

Page 3


be made or are pending or threatened by, against or for the benefit of CapitolBank. We have relied on advice of counsels to CapitolBank as to all legal matters with respect to CapitolBank, the Merger and the Agreement. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed, with your consent, that such allowances for CapitolBank and Westamerica are in the aggregate adequate to cover such losses. In addition, we have not assumed any responsibility for reviewing any individual credit files or making an independent evaluation, appraisal or physical inspection of the assets or individual properties of CapitolBank or Westamerica. Finally, our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms described in the form of the Agreement provided to us, without any amendments thereto and without waiver by CapitolBank of any of the conditions to its obligations thereunder.

     Based on the foregoing and in reliance thereon, it is our opinion that the Consideration to be received by the stockholders of CapitolBank pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.


       This opinion is furnished pursuant to our engagement letter dated November 10, 1994. Except as provided in such engagement letter, this opinion may not be used or referred to by CapitolBank, or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and shall not be deemed to be a recommendation to any stockholder of CapitolBank as to how such stockholder should vote in respect to the Merger.


Respectfully submitted,



SMITH & CROWLEY INC.


By: /s/ Donald K. Crowley
    ----------------------
    Donald K. Crowley
    Managing Director

                                                                         ANNEX D

                            STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT, dated as of November 17, 1994, between WESTAMERICA BANCORPORATION, a California corporation ("Grantee"), and CAPITOLBANK SACRAMENTO, a California corporation ("Issuer").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Reorganization Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

     1.     (a)     Issuer hereby grants to Grantee an unconditional,
irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 403,949 fully paid and nonassessable shares of Issuer's Common Stock, no par value per share ("Common Stock"), at a price of $2.27 per share; provided,
                                                                 ---------
however, that in the event Issuer issues or agrees to issue any shares of
- --------
Common Stock (other than as permitted under the Reorganization Agreement) at a price less than $2.27 per share (as adjusted pursuant to subsection (b) of
Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in no event
                                             ----------------
shall the number of shares for which this Option is exercisable exceed 9.9% of the Issuer's issued and outstanding common shares. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date hereof (or any treasury shares held by Issuer have been or are sold after November 17, 1994) (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 9.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Reorganization Agreement.

     2.     (a)     The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have
                                            --------
sent the written notice of such exercise (as provided in subsection (e) of this
Section 2) within 30 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Reorganization Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of 12 months after termination of the Reorganization Agreement if such termination follows the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues
                          --------
or occurs beyond such termination, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:


             (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities and Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Reorganization Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") of Issuer, (y) a purchase, lease or other acquisition representing 15% or more of the consolidated assets of Issuer and its Subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of any class of securities of Issuer or any Significant Subsidiary of Issuer;

             (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Reorganization Agreement;

             (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

             (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

             (v) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Reorganization Agreement and such breach (x) would entitle Grantee to terminate the Reorganization Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

             (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Superintendent of Banks of the State of California (the "Superintendent") or the Federal Deposit Insurance Corporation (the "FDIC"), or any other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the
                                                       --------
closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without
                                                 ----------------
limiting the foregoing, that if prior notification to or approval of the Superintendent and the FDIC or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. In the event (i) Grantee receives official notice that an approval of the Superintendent or the FDIC or any other regulatory authority required for the purchase of Option Shares (as hereinafter defined) would not be issued or granted, or (ii) Holder (or Substitute Holder) shall have the right pursuant to the last sentence of Section 7 (or Section 9) to exercise the Option (or Substitute Option), Grantee shall nevertheless be entitled to exercise its right as set forth in Section 7 and Grantee or Holder (or Substitute Holder) shall be entitled to exercise the Option (or Substitute Option) in connection with the resale of Issuer's Common Stock or other securities pursuant to a registration statement as provided in Section 6.

     (f) At the Closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that
                                                               --------
failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "Securities Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5(a)) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended ("BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Superintendent or the FDIC or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Superintendent or the FDIC or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

            (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

            (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event (or as otherwise provided in the last sentence of Section 2(e)), Issuer shall, at the request of Grantee delivered within 30 days after such Subsequent Triggering Event (or such trigger date as is provided in the last sentence of Section 2(e)) (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current with the Superintendent the equivalent of a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee for a period of 18 months following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such
                                        -----------------
required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided
                                                                    --------
further, however, that if such reduction occurs, then the Issuer shall file a
- -------
registration statement for the balance as promptly as practical and no reduction shall thereafter occur (and such registration shall not be charged against the Holder). Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7.     (a)     Upon the occurrence of a Subsequent Triggering Event that
occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered within 30 days after such occurrence (or such later period as provided in Section 10 or the last sentence of Section 2(e)), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (as defined below) (to the extent said Expenses exceed $600,000 and were not previou sly reimbursed) and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days after such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by the number of Option Shares so designated plus
(y) Grantee's Out-of-Pocket Expenses (to the extent said Expenses exceed $600,000 and were not previously reimbursed). The term "Out-of-Pocket Expenses" shall mean Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Reorganization Agreement, including, without limitation, legal, accounting and investment banking fees. The term "market/offer price" shall mean the highest of (i) the highest price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation Systems ("Nasdaq"), (or, if the shares of Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of assets representing 15% or more of the consolidated assets of Issuer and its Subsidiaries, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if
                                                     -----------------
Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30 day period.

     8.     (a)     In the event that prior to an Exercise Termination Event,
Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b)    The following terms have the meanings indicated:

            (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

            (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

            (3) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

            (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is
                                                   --------
     the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons,
- --------
be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

     (f)     Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9.      (a)     At the request of the holder of the Substitute Option (the
Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent said Expenses exceed $600,000 and were not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to
(x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent said expenses exceed $600,000 and were not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provision of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the

Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the
                                          -----------------
Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30 day period.

     10. The 30-day period for exercise of certain rights under Sections 2, 6, 7, 9 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

     11.     Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Except as disclosed pursuant to the Reorganization Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Articles of Incorporation or by-laws of Issuer or any Subsidiary of Issuer or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Subsidiary of Issuer or their respective properties or assets which violation would have a material adverse effect on Issuer.

     12. Grantee hereby represents and warrants that it is acquiring the Option for its own account and not with a view to or for sale in connection with any distribution.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 30 days
                         -----------------
following the date on which the Superintendent or the FDIC approve an application by Grantee under the BHCA or any change in bank control laws to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Superintendent or the FDIC.

     14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on Nasdaq upon official notice of issuance and applying to the Superintendent or the FDIC under the BHCA or any change in bank control laws for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof is a person making without the prior written consent of Issuer an offer or proposal to engage in an Acquisition Transaction (other than the transaction contemplated by the Reorganization Agreement), then (i) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (ii) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall be immediately repurchasable by Issuer at the Option Price. A Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the Exchange Act) of the Holder or Owner and any person that is the beneficial owner of 20% or more of the voting power of the Holder or Owner, as the case may be.

     16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder or Substitute Option Holder is not permitted to acquire, or Issuer or Substitute Option Issuer is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Reorganization Agreement.

     19. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Except as otherwise expressly provided herein or in the Reorganization Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     22. Except as otherwise expressly provided herein or in the Reorganization Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     23. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Reorganization Agreement.

         IN WITNESS WHEREOF, Grantee and Issuer have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       WESTAMERICA BANCORPORATION



                                       By: /s/David L. Payne
                                           -------------------------------------

                                       Name:  David L. Payne
                                              ---------------------------------

Attest: /s/M. Kitty Jones              Title: Chairman, President & CEO
        ----------------------------          ----------------------------------

Name:   M. Kitty Jones
        ---------------------------

Title:  Secretary
        -----------------------


                                       CAPITOLBANK SACRAMENTO



                                       By: /s/Thayer T. Prentice
                                           -------------------------------------

                                       Name:  Thayer T. Prentice
                                              ---------------------------------

Attest: /s/Lawrence D. McGovern        Title: Vice-Chairman & CEO
        ----------------------------          ----------------------------------

Name:   Lawrence D. McGovern
        ----------------------

Title: Senior Vice President/CFO/Secretary
       -----------------------------------

                                                                         ANNEX E


                       CALIFORNIA GENERAL CORPORATION LAW


(S) 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATION PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

          (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

          (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has determined that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS.

          (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections

1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

          (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause [(A)] or [(B)] of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

          Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

          (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

          (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

          (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court consideres equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

(S) 1306.  PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

          To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307.  DIVIDENDS ON DISSENTING SHARES

          Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

          Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309.  TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

          Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for enforcement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

          If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311.  EXEMPT SHARES

          This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

          (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

          (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

      Item 20. Indemnification of Directors and Officers.

           Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation ("Agents") in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

           Article VII of the Registrant's Restated Articles of Incorporation, as amended, authorizes the Registrant to indemnify its Agents, through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Registrant and its shareholders. Article VII also authorizes the Registrant to provide insurance for Agents provided that, in cases where the Registrant owns all or a portion of the shares of the company issuing the insurance policy, such company and/or the policy must meet certain conditions set forth in Section 317. Article V of the Registrant's Bylaws provides for mandatory indemnification of each director of the Registrant except as prohibited by law.

           The Registrant maintains a directors' and officers' liability insurance policy that indemnifies the Registrant's directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers that require the Registrant, among other things, (i) to maintain directors' and officers' insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as Agents of the Registrant to the fullest extent permitted by California law.

      Item 21.  Exhibits and Financial Statement Schedules.

           Note: Exhibits marked with a + are incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-52146). Each such Exhibit had the number in parentheses immediately following the description of the Exhibit herein. Exhibits marked with a * have been previously filed.

           (A)  Exhibits.

          Exhibit
          Number
          -------

           2.1 Agreement and Plan of Reorganization among the Registrant and CapitolBank, dated as of November 17, 1994 (included as Annex A to the Proxy Statement/Prospectus (without certain exhibits)).

           3(i)    Restated Articles of Incorporation of Registrant.

           3(ii)   Composite By-laws of Registrant.

           4.1+ Specimen of the Registrant's Common Stock certificate with Rights Legend. (4.1)

           4.2+ Amended and Restated Rights Agreement, dated as of September 28, 1989, between the Registrant and Bank of America, NT&SA, as amended by the Appointment and Acceptance Agreement, dated as of May 25, 1992, between the Registrant and Chemical Trust Company of California. (4.2)

           4.3 The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the SEC upon request.

           5.1*    Opinion of Pillsbury Madison & Sutro.

        Exhibit
        Number
        -------

         10.1 Stock Option Agreement, dated as of November 17, 1994, between the Registrant and CapitolBank (included as Annex D to the Proxy Statement/Prospectus).

         23.1    Consent of KPMG Peat Marwick LLP (Westamerica) (see Page II-6).

         23.2    Consent of KPMG Peat Marwick LLP (CapitolBank) (see Page II-7).

         23.3    Consent of Arthur Andersen LLP (CapitolBank) (see Page II-8).


         23.4*   Consent of Pillsbury Madison & Sutro (included in Exhibit
                 5.1).

         23.5*   Consent of Hoefer & Arnett Incorporated.

         23.6*   Consent of Smith & Crowley Inc.

         23.7    Consent of Grant Thornton (PV Financial).

         23.8    Consent of Arthur Andersen LLP (North Bay Bancorp).

         99.1 Form of proxy to be used in soliciting shareholders of CapitolBank for its Special Meeting.

         (B)  Financial Statement Schedules:  Not applicable.

    Item 22.  Undertakings.

         (1) The undersigned Registrant hereby undertakes: (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (4) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (6) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                (7) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on the 30th day of January, 1995.

                                     WESTAMERICA BANCORPORATION



                                     By         /s/ David L. Payne
                                        -------------------------------------
                                                    David L. Payne
                                               Chairman, President and
                                               Chief Executive Officer

                               POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints David L. Payne his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Amendment to Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirement of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                   Title                          Date
         -----------                  -----                          ----


      /s/ Etta Allen              Director                     January 30, 1995
- --------------------------------
          Etta Allen



     /s/ James M. Barnes          Executive Vice President     January 30, 1995
- --------------------------------  and Chief Financial
         James M. Barnes          Officer (Principal
                                  Financial Officer)



   /s/ Louis  E. Bartolini        Director                     January 30, 1995
- --------------------------------
       Louis E. Bartolini



 /s/ Charles I. Daniels, Jr.      Director                     January 30, 1995
- --------------------------------
     Charles I. Daniels, Jr.



                                  Director                     January 30, 1995
- --------------------------------
           Don Emerson



   /s/ Dennis R. Hansen           Senior Vice President and    January 30, 1995
- --------------------------------  Controller (Principal
       Dennis R. Hansen           Accounting Officer)




    /s/ Arthur C. Latno           Director                     January 30, 1995
- --------------------------------
        Arthur C. Latno



                                  Director                     January 30, 1995
- --------------------------------
        Patrick D. Lynch



          Signature                   Title                          Date
         -----------                  -----                          ----

                                  Director                     January 30, 1995
- --------------------------------
      Catherine Cope MacMillan



                                  Director                     January 30, 1995
- --------------------------------
       James A. Maggetti



                                  Director                     January 30, 1995
- --------------------------------
   Dwight H. Murray, Jr., M.D.



    /s/ Ronald A. Nelson          Director                     January 30, 1995
- --------------------------------
        Ronald A. Nelson



                                  Director                     January 30, 1995
- --------------------------------
          Carl R. Otto



     /s/ David L. Payne           Chairman of the Board,       January 30, 1995
- --------------------------------  President and Chief
         David L. Payne           Executive Officer




  /s/ Edward B. Sylvester         Director                     January 30, 1995
- --------------------------------
      Edward B. Sylvester


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Westamerica Bancorporation:

We consent to incorporation by reference in Amendment No. 1 to the Registration Statement (No. 33-57033) on Form S-4 of Westamerica Bancorporation (the Company) of our report dated January 25, 1994 relating to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993, annual report on Form 10-K of Westamerica Bancorporation. On April 15, 1993, the Company acquired Napa Valley Bancorp on a pooling-of-interests basis. We did not audit the financial statements of Napa Valley Bancorp as of December 31, 1992 and for the two year period ended December 31, 1992. Those statements, which are included in the 1992 and 1991 restated consolidated totals, were audited by other auditors. Our report, insofar as it relates to the amounts included for Napa Valley Bancorp, is based solely on the report of the other auditors.

In addition, we consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus which is included in the Registration Statement on Form S-4.

/s/ KPMG Peat Marwick LLP

San Francisco, California
January 31, 1995

              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]





To the Board of Directors
of CapitolBank Sacramento:


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                 /s/ KPMG Peat Marwick LLP


Sacramento, California

January 30, 1995

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]




                   Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) included in or made a part of Amendment No. 1 to this Form S-4 registration statement (File No. 33-57033).

                                /s/ Arthur Andersen LLP


Sacramento, California

January 30, 1995

                                 EXHIBIT INDEX

      Note: Exhibits marked with a + are incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-52146). Each such Exhibit had the number in parentheses immediately following the description of the Exhibit herein. Exhibits marked with a * have been previously filed.


       Exhibit
       Number    Document Description                                      Page
       -------   --------------------                                      ----

        2.1 Agreement and Plan of Reorganization among the Registrant and CapitolBank, dated as of November 17, 1994 (included as Annex A to the Proxy
                 Statement/Prospectus (without certain exhibits)).

       3(i)      Restated Articles of Incorporation of Registrant

       3(ii)     Composite By-Laws of Registrant

       4.1+ Specimen of the Registrant's Common Stock certificate with Rights Legend. (4.1)

       4.2+ Amended and Restated Rights Agreement, dated as of September 28, 1989, between the Registrant and Bank of America, NT&SA, as amended by the Appointment and Acceptance Agreement, dated as of May 25, 1992, between the Registrant and Chemical Trust Company of California. (4.2)

        4.3 The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the SEC upon request.

       5.1*      Opinion of Pillsbury Madison & Sutro.

       10.1 Stock Option Agreement, dated as of November 17, 1994, between the Registrant and CapitolBank (included as Annex D to the Proxy Statement/Prospectus).

       23.1      Consent of KPMG Peat Marwick LLP (Westamerica) (see Page II-6).

       23.2      Consent of KPMG Peat Marwick LLP (CapitolBank) (see Page II-7).

       23.3      Consent of Arthur Andersen LLP (CapitolBank) (see Page
                 II-8).

       23.4*     Consent of Pillsbury Madison & Sutro (included in
                 Exhibit 5.1).

       23.5*     Consent of Hoefer & Arnett Incorporated.

       23.6*     Consent of Smith & Crowley Inc.

       23.7      Consent of Grant Thornton (PV Financial).

       23.8      Consent of Arthur Andersen LLP (North Bay Bancorp).

       99.1 Form of proxy to be used in soliciting shareholders of CapitolBank for its Special Meeting.